    As filed with the Securities and Exchange Commission on August 24, 2000
                                                   Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                               APPLIED POWER INC.
             (Exact name of registrant as specified in its charter)

                               ----------------

          Wisconsin                         3444                       39-0168610
 (State or other jurisdiction   (Primary Standard Industrial        (I.R.S. Employer
     of incorporation or        Classification Code Number)      Identification Number)
        organization)

                        AND ITS GUARANTOR SUBSIDIARIES:

            Nevada                       APW Investments, Inc.              39-1941968
          Wisconsin                APW Tools and Supplies, Inc.             39-0964876
          California                   Ancor Products, Inc.                 95-3334841
            Nevada              Applied Power Investments II, Inc.          36-3673537
            Nevada                     Calterm Taiwan, Inc.                 88-0367929
          Wisconsin                Columbus Manufacturing, LLC              39-1836092
           Oklahoma                     DCW Holding, Inc.                   73-1531 939
           Oklahoma                  Del City Wire Co., Inc.                73-0666761
          Wisconsin                       Mox-Med, Inc.                     39-0883029
         Connecticut                New England Controls, Inc.              06-0924417
         Connecticut               Nielsen Hardware Corporation             06-1281549
           Delaware                  Versa Technologies, Inc.               39-1143618

 (State or other jurisdiction        (Exact name of Guarantor            (I.R.S. Employer
     of incorporation or
        organization)              as specified in its Charter)       Identification Number)

                               ----------------

            6100 North Baker Road                             ANDREW LAMPEREUR
         Milwaukee, Wisconsin 53209                          Applied Power Inc.
               (414) 352-4160                              6100 North Baker Road
 (Address, including zip code, and telephone             Milwaukee, Wisconsin 53209
number, including area code, of registrant's                   (414) 247-5307
        principal executive offices)                (Name, address, including zip code,
                                                    and telephone number including area
                                                        code, of agent for service)

  Copies of all communications, including all communications sent to the agent should be sent to:

                           JOSEPH D. MASTERSON, ESQ.
                              Quarles & Brady LLP
                           411 East Wisconsin Avenue
                        Milwaukee, Wisconsin 53202-4497

                               ----------------

   Approximate date of commencement of proposed to the public: As soon as practicable after this Registration Staement becomes effective.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
                                  (Calculation of Registration Fee on Next Page)

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                       Proposed
                                                         Proposed      Maximum
                                          Amount         Maximum      Aggregate    Amount of
     Title of Each Class of               to be       Offering Price   Offering   Registration
   Securities to be Registered       Registered(1)(4)    Per Unit       Price       Fee (1)
----------------------------------------------------------------------------------------------
Series B 13% Senior Subordinated       $200,000,000
 Notes Due 2009....................  principal amount     $1,000     $200,000,000   $52,800
----------------------------------------------------------------------------------------------
Guarantees of each of the Guarantor
 Subsidiaries......................        (2)             (3)           (3)        None (3)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Fee based upon $264 per $1 million of the aggregate offering amount.
(2) The Series B 13% Senior Subordinated Notes Due 2009 (the "Exchange Notes") will be guaranteed by each of the Guarantor Subsidiaries.
(3) No additional consideration will be paid by the recipients of the Exchange Notes for the Guarantees. Pursuant to Rule 457 (n), no separate fee is payable for the Guarantees.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION DATED AUGUST   , 2000.


  Offer to Exchange up to $200 Million in Principal Amount of its Series B 13%
   Senior Subordinated Notes due 2009 for any and all of its Outstanding $200
     Million in Principal Amount of 13% Senior Subordinated Notes Due 2009

The Exchange Offer will Expire at 5:00 P.M. New York City Time on             ,
                             2000, Unless Extended

   Applied Power Inc. (which intends to change its name to Actuant Corporation) ("Actuant" or the "Company") is offering the Series B 13% Senior Subordinated Notes due 2009 (the "Exchange Notes"). We are offering to exchange (the "Exchange Offer") up to $200 million in aggregate principal amount of Exchange Notes for $200 million aggregate principal amount of our outstanding 13% Senior Subordinated Notes due 2009 (the "Original Notes"). We sometimes refer to the Original Notes and the Exchange Notes collectively as the "Notes."

   The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes will be freely transferable to holders thereof (other than as described herein), are issued free of any covenant restricting transfer absent registration and will not have the right to earn additional interest in the event of a failure to register the Exchange Notes. The Exchange Notes will evidence the same debt as the Original Notes and contain terms that are substantially identical as the terms of the Original Notes. For a description of the terms of the Notes, see "Description of the Notes." There will be no cash proceeds to the Company from the Exchange Offer.

   The Exchange Notes will bear interest from the most recent date to which interest has been paid on the Original Notes, or if no interest has been paid on the Original Notes, from August 1, 2000. Holders whose Original Notes are accepted for exchange will not receive any payment in respect of interest on the Original Notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the Exchange Offer. See "The Exchange Offer--Terms of the Exchange Offer."

   The Notes mature on May 1, 2009, unless previously redeemed. We will pay interest on the Notes each May 1 and November 1. The first interest payment will be made on November 1, 2000. We may redeem the Notes on and after May 1, 2007. There is no sinking fund on the Notes. Certain of the Company's current and future subsidiaries unconditionally guarantee the Notes.

   The Original Notes were sold on August 1, 2000, in a transaction not registered under the Securities Act. Accordingly, the Original Notes may not be offered or sold within the United States or to U.S. persons, except to qualified institutional buyers in reliance on the exemption from registration provided by Rule 144A and to certain persons in offshore transactions in reliance on Regulation S. We are offering the Exchange Notes to satisfy our obligations under a Registration Rights Agreement relating to the Original Notes. See "The Exchange Offer--Purposes and Effects of the Exchange Offer."

   Investing in the Notes involves risks. See "Risk Factors" on page   .

   The Notes have not been recommended by the SEC or any state or foreign securities commission or any regulatory authority. The foregoing authorities have not confirmed the accuracy or determined the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

               The date of this prospectus is             , 2000.

                               ----------------

                               TABLE OF CONTENTS

                                      Page
                                      ----
Forward-Looking Statements..........  iii
Where You Can Find More
 Information........................   iv
Prospectus Summary..................    1
Risk Factors........................   19
The Exchange Offer..................   25
Use of Proceeds.....................   33
Capitalization......................   34
Unaudited Pro Forma Consolidated
 Financial Statements...............   35
Selected Consolidated Financial
 Data...............................   44
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   46
The Transactions....................   65

                                     Page
                                     ----
Business...........................   69
Management and Principal
 Shareholders......................   80
Description of the Actuant Credit
 Facility..........................   89
Description of the Notes...........   91
Certain U.S. Federal Income Tax
 Considerations....................  130
Plan of Distribution...............  133
Legal Matters......................  134
Experts............................  134
Index to Consolidated Financial
 Statements and Financial Statement
 Schedule..........................  F-1

   The Notes will be available in book-entry form only. We expect that the Exchange Notes issued pursuant to this prospectus will be issued in the form of one or more global securities, which will be deposited with, or on behalf of, The Depository Trust Company (the "Depository" or "DTC") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in the global securities will be shown on, and transfers thereof will be effected only through, records maintained by the Depository and its participants. After the initial issuance of the global securities, the Notes in certificated form will be issued in exchange for the global securities only as set forth in the indenture governing the Notes. For more details, see "Description of the Notes--Book-Entry, Delivery and Form."

   This prospectus contains summaries, believed to be accurate in all material respects, of certain terms of certain agreements, but reference is made to the actual agreements, copies of which will be made available to you upon request as indicated under "Where You Can Find More Information," for complete information with respect to this offering, and all such summaries are qualified in their entirety by this reference.

   In making an investment decision, you must rely on your own review of our business and related matters and the terms of this offering, including the merits and risks involved. You should not construe the contents of this prospectus as legal, business or tax advice. You should consult your attorney, business advisor or tax advisor as to legal, business or tax advice.

   The information in this prospectus concerning market positions of certain of our products is based on management's estimates for fiscal 1999 dollar volumes for the markets and geographic region or regions to which we refer. These estimates are prepared in accordance with what we believe to be standard industry practice and are based on internal records, our knowledge of our relative position in each market and, in some cases, industry sources. Other market data included in this prospectus is based on independent industry publications or other publicly available information. Although we believe that these independent sources are generally reliable, the accuracy and completeness of this information is not guaranteed and has not been independently verified.

                           FORWARD-LOOKING STATEMENTS

   Some of the statements under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" included or incorporated by reference in this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause Actuant or its industry's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition to the assumptions and other factors referred to specifically in connection with such statements, factors that may cause actual results or events to differ materially from those contemplated by such forward-looking statements include, without limitation, general economic conditions and market conditions in the industrial production, trucking, construction, automotive, and RV industries in North America and, to a lesser extent, Europe and Asia, market acceptance of existing and new products, successful integration of acquisitions, competitive pricing, foreign currency risk, interest rate risk, environmental matters, unforeseen costs and other factors that may be referred to in our filings with the Securities and Exchange Commission from time to time.

                      WHERE YOU CAN FIND MORE INFORMATION

   The following documents filed by us with the SEC (File No. 1-11288) are "incorporated by reference" in this prospectus, which means we can disclose important information to you by referring you to these documents and they are considered to be a part of this prospectus:

  . Our Annual Report on Form 10-K for the fiscal year ended August 31, 1999 and our Amendment to Annual Report on Form 10-K/A filed on December 8, 1999.

  . Our Quarterly Reports on Form 10-Q for the quarters ended November 30, 1999, February 29, 2000 and May 31, 2000 (as amended).

  . Our Current Reports on Form 8-K filed on October 1, 1999, February 9, 2000, May 11, 2000, June 8, 2000, July 5, 2000, July 7, 2000, July 21,
     2000 and August 14, 2000.

  .  Our proxy statement filed on December 6, 1999.

   All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of the Exchange Offer made by this prospectus are deemed to be incorporated by reference in, and to be a part of, this prospectus from the date of filing of those documents. Any statement contained in a document incorporated by reference in this prospectus is modified or superseded to the extent a statement in this prospectus or any subsequently filed document which is also incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded is not deemed to constitute a part of this prospectus except as so modified or superseded.

   Applied Power is subject to the information requirements of the Securities Exchange Act and therefore files reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at the SEC's public reference facilities maintained at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., or at its regional offices. Copies can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C.20549 at prescribed rates. The SEC maintains an Internet "website" that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC at http://www.sec.gov. These reports and other materials should be used with care, however, because the Distribution and related transactions have just recently been completed and may not be reflected in the earlier filings.

                               PROSPECTUS SUMMARY

   This summary contains basic information about Actuant, Applied Power and this Exchange Offer and likely does not contain all of the information that is important to you. To understand all of the terms of this Exchange Offer and for a more complete understanding of the business of Actuant, you should read this entire prospectus and the documents incorporated by reference in this prospectus.

   In this prospectus, (1) "Actuant," "we," "us" and "our" refer to Actuant Corporation (Applied Power Inc.'s name after approval of the name change by its shareholders) and its subsidiaries, which since the Distribution (as defined below) owns and conducts the Industrial Business (as defined below); (2) "APW" refers to APW Ltd. and its subsidiaries, which since the Distribution has owned and conducted the Electronics Business (as defined below); (3) "Applied Power" refers to Applied Power Inc. and its subsidiaries before the Distribution; (4) "Industrial Business" refers to Applied Power's branded electrical and industrial tools and supplies businesses and motion control systems businesses;
(5) "Electronics Business" refers to the integrated electronics enclosures business that is now owned and operated by APW; (6) "Distribution" refers to the spin-off by Applied Power of the Electronics Business and the related debt realignment, which occurred as of July 31, 2000; (7) "Divestitures" refers to the recently completed sales by Applied Power of its vibration isolation business, known as Barry Controls, and its aerospace cargo products business, known as Air Cargo; (8) "Non-continuing Businesses" refers to units that have been sold or are not a part of Actuant after the Distribution, consisting of Barry Controls, Air Cargo, Samuel Groves, Moxness, GB Everest and Magnets; (9) "Transactions" refers to the Distribution, the related corporate restructuring transactions and the Divestitures; and (10) "pro forma" means after giving effect to the Transactions as if they had occurred on the day immediately prior to the first day of the financial period being referenced, in the case of the statement of earnings data, or as of the referenced date, in the case of balance sheet data (except for Transactions occurring prior to that date).

   Applied Power's financial statements presented in this prospectus reflect the Electronics Business as discontinued operations. The continuing operations consist of the Industrial Business and, for purposes of historical financial data only, the Non-continuing Businesses. See Note B--"Discontinued Operations" in Notes to Consolidated Financial Statements contained in this prospectus.

                              Actuant Corporation

   We are a leading global manufacturer and marketer of a broad range of industrial products and systems, organized into two business segments, Tools & Supplies and Engineered Solutions. Tools & Supplies sells branded, specialized electrical and industrial tools to hydraulic and electrical wholesale distributors, to catalog houses and through various retail distribution channels. Engineered Solutions designs and markets customized motion control systems for original equipment manufacturers ("OEMs") in diversified niche markets. Based on internal estimates, we believe that approximately 65% of our pro forma net sales for fiscal 1999 were derived from products holding number one market positions. We believe that our strength in each product category is the result of a combination of our brand recognition, proprietary engineering and design competencies, dedicated service philosophy and global manufacturing and distribution capabilities. For the twelve months ended May 31, 2000, we generated pro forma net sales and pro forma EBITDA (as defined below) of $538.2 million and $112.4 million, respectively. Our pro forma EBITDA margin for this period was 20.9%.

   Tools & Supplies. Tools & Supplies generated 57% of our pro forma net sales and 54% of our pro forma EBITDA (before corporate and group expenses) for the twelve months ended May 31, 2000. Our products include high-force hydraulic tools, electrical tools and consumables, which are sold to end-user markets including general industrial, construction, production automation, retail do-it-yourself ("DIY"), retail marine and retail automotive aftermarket. Tools & Supplies provides over 14,000 stock keeping units ("SKUs"), most of which are designed and manufactured by us in North America. In addition, we manage a global sourcing operation which supplements our manufactured product offerings. For the twelve months ended May 31, 2000, Tools & Supplies generated pro forma net sales and pro forma EBITDA of $304.9 million and $64.3 million, respectively.

   We believe we hold leading positions in the global high-force hydraulic industrial tools market and the North American retail DIY electrical channel. These market positions have been achieved through a combination of logistics expertise, global capabilities, commitment to service and the ability to consistently deliver high quality, low-cost products. For example, GB, a supplier of electrical tools and supplies, was named the electrical vendor of the year for both the Ace Hardware and TruServe hardware cooperatives within the past three years. The following table illustrates our brands, products and key end customers in our Tools & Supplies segment:

 Operations Brands         Products       Key End Customers
 ---------- ------         --------       -----------------
 Enerpac    Enerpac        High-force     Snap-on, W.W. Grainger and approximately 1,200
                           hydraulic      distributors
                           tools
 GB         Gardner Bender Electrical     Ace Hardware, The Home Depot, Kmart, Lowe's,
                           tools and      Menards, Sears, TruServe, Wal-Mart and over
                           supplies to    2,500 distributors
                           the retail
                           DIY channel
                           and
                           wholesale
                           electrical
                           distributors
 GB         Ancor          Electrical     American Marine, Boat USA, West Marine
                           tools and
                           supplies for
                           the marine
                           industry
 GB         CalTerm        Electrical     CSK Automotive, Discount Auto Parts, Kmart and
                           tools and      over 500 distributors
                           supplies for
                           the
                           automotive
                           aftermarket
 GB         Del City       Electrical     Over 10,000 small OEM customers
                           tools and
                           supplies
                           sold through
                           catalogs and
                           the Internet

   Engineered Solutions. Engineered Solutions generated 43% of our pro forma net sales and 46% of our pro forma EBITDA (before corporate and group expenses) for the twelve months ended May 31, 2000. We work with our customers to provide customized solutions in the recreational vehicle ("RV"), truck, automotive, medical, housewares and other markets. Products include RV slide-out and leveling systems, hydraulic cab-tilt systems for heavy-duty trucks primarily sold in Europe and Asia, electro-hydraulic automotive convertible top actuation systems and extruded and molded silicone products for the medical and housewares markets. We believe that our principal brands in the Engineered Solutions segment are recognized for their engineering quality, integrated custom design and geographic reach. As a result of our design and engineering quality, we have earned numerous customer awards within the past five years, including the Circle of Excellence vendor award from Fleetwood. We have also received quality and performance certifications from such OEM customers as Ford, Freightliner, Oshkosh Truck and Peterbilt. For the twelve months ended May 31, 2000, Engineered Solutions generated pro forma net sales and pro forma EBITDA of $233.4 million and $54.2 million, respectively.

   We believe we hold leading global positions for several of our Engineered Solutions products, including hydraulic cab-tilt systems for heavy-duty trucks and electro-hydraulic automotive convertible top actuation systems. We also believe we hold a leading position in North America for RV slide-out and leveling systems. We believe we have achieved these leading positions by developing highly engineered products and systems, by establishing long-standing relationships with key OEM customers and by supporting our customers on a global basis. The following table illustrates our brands, products and systems and key end customers in our Engineered Solutions segment:

Brands              Products and Systems                      Key End Customers
------              --------------------                      -----------------
Power Gear          RV slide-out and leveling systems         Fleetwood, Holiday Rambler, Jayco
Power-Packer        Hydraulic cab-tilt systems for heavy-duty DAF/Leyland, Ford, Freightliner,
                    cab-over-engine trucks                    Iveco, Oshkosh Truck, Peterbilt,
                                                              Renault, Scania, Volvo
Power-Packer        Electro-hydraulic automotive convertible  Audi, Jaguar, Mercedes-Benz, Renault,
                    top actuation systems                     Saab, Volkswagen
Mox-Med             Molded and extruded silicone products for Bausch & Lomb, Baxter Healthcare,
                    the medical and housewares markets        Williams Sonoma
Milwaukee Cylinder  Hydraulic and pneumatic tie-rod cylinders Tower Automotive
Nielsen Sessions    Hardware for metal cases and containers   OEM manufacturers of metal cases
                                                              and containers

   Actuant is a global business. For fiscal 1999, we derived approximately 62% of our pro forma net sales from the United States, 29% from Europe, 5% from Asia, 2% from South and Latin America and 2% from Canada. As our customers increasingly demand suppliers with global capabilities in manufacturing and distribution, we intend to continue our global expansion in order to support them. For example, our Power-Packer business is establishing an assembly operation in Brazil to supply Mercedes' local truck plants with hydraulic cab-tilt systems, and our Power Gear business recently established regional production capabilities in Salem, Oregon to better support expansion by domestic RV manufacturers. Through a series of strategic acquisitions over the last five years, we have expanded and diversified our product lines, distribution capabilities and global reach. We believe that we have achieved a degree of product breadth and end-market and geographic diversity that differentiates us from our competitors, as illustrated by the following charts:

                             Pro Forma Fiscal 1999


   Since 1996, we have undertaken a series of efforts to streamline costs and have rationalized unprofitable and low-margin SKUs, product lines and customers. These initiatives have resulted in substantial cost reductions, improvements in asset utilization and EBITDA margins, greater manufacturing efficiencies and improved quality. This is illustrated by our reduction in primary working capital (defined as accounts receivable plus inventory less accounts payable) as a percentage of net sales, as adjusted to exclude the Non-continuing Businesses, from 41.9% for fiscal 1997 to 26.2% for fiscal 1999.

Our Competitive Strengths


  . Market Leadership. We believe that the strength of our established brands and our leading market positions provide us with a significant competitive advantage. Based on internal estimates, we believe that approximately 65% of our pro forma net sales are from products holding number one market positions. The following table sets forth our major product categories that we believe hold leading market positions:

   Product Category                              Region        Market Position
   ----------------                              ------        ---------------
   High-force hydraulic industrial tools........ Global                     #1
   Electrical tools and supplies to the retail
    DIY channel................................. North America              #1
   Hydraulic cab-tilt systems for heavy-duty
    trucks...................................... Global                     #1
   RV slide-out and leveling systems............ North America              #1
   Electro-hydraulic convertible top actuation
    systems..................................... Global                     #1

  . Leading Design and Engineering Capabilities. We design innovative, highly-engineered products that reinforce and strengthen our product leadership positions, and have earned a reputation for design and engineering leadership in key technologies such as hydraulic and mechanical positioning and electronic closed-loop systems. Through our proprietary processes and over 500 patents, we leverage these competencies to provide innovative solutions to satisfy specific customer needs and strive to create products that make jobs easier for our customers. Recent examples include GB's patented Stud SeekerTM for construction remodeling and Enerpac's new line of hydraulic torque wrenches for various maintenance and repair applications.

  . Diverse and Stable Customer Base. We have more than 20,000 customers in a wide array of industries, including many with whom we have developed long-standing and close relationships. We have sales relationships with leading distributors, home centers and mass merchandisers, including Ace Hardware, The Home Depot, Lowe's, Snap-on, TruServe and W.W. Grainger. We also have long-standing relationships with leading OEMs in our key Engineered Solutions markets, many of which we have served for over 20 years. These close customer relationships help us to provide innovative and customized solutions, which we believe differentiate us from our competitors. Our largest customer accounted for approximately 6.1% of our pro forma net sales for fiscal 1999. We believe our customer and end-market diversity help mitigate the effect of regional or industry downturns.

  . Strong Established Global Infrastructure. We have operated on a global basis for over 30 years. We have developed an internationally-focused operating culture with the people and logistical capabilities to do business around the world and have established a powerful network to source and distribute products and components effectively on a global basis. We have major distribution warehouses located in North America, Europe and Asia, serving over 5,000 industrial and electrical distributor locations. We believe that our global infrastructure provides us with a competitive advantage and serves as a foundation to facilitate further global expansion initiatives.

  . Demonstrated Operational Improvements. We have dramatically improved our cost structure, operating performance and EBITDA margins over recent years. Over the past few years we have eliminated over 5,000 SKUs, and have also improved our inventory turns, as adjusted to exclude the Non-continuing Businesses, from 2.8x in fiscal 1997 to 5.2x in fiscal 1999. These achievements are the direct result of our cumulative manufacturing experience and our World Class Performance program ("WCP Program"). This program focuses on return on assets and operational improvement initiatives, including the implementation of Kanban, lean manufacturing and Kaizen philosophies. Our continuous improvement culture provides a framework for additional cost improvements.

Our Business Strategy

  . Pursue Internal Growth Opportunities. We plan to leverage the strength of our brands and our long-standing relationships with key customers to build upon our leading market positions. We believe that the Enerpac, Gardner Bender, CalTerm and Ancor brands in our Tools & Supplies segment are widely recognized in their respective market niches and present opportunities for new product introductions, line extensions and cross-selling. In addition, our long-standing relationships with key DIY customers provide us with opportunities to grow with them both domestically and internationally. In our Engineered Solutions segment, we have cultivated long-standing relationships with leading global OEMs who have selected us as a vendor based on our proprietary designs, engineering expertise and ability to support them in multiple locations around the world. We believe that these strong relationships provide us with opportunities to increase our component and system content on OEM platforms.

  . Capitalize on Design and Engineering Expertise. We design highly-engineered products, and we believe we have earned a reputation for engineering excellence in key technologies such as hydraulic and mechanical positioning and electronic closed-loop systems. We update our product portfolios, which are designed in close coordination with our customers, with high value-added products. We also seek patent and other protections to reinforce and strengthen our product leadership positions and strive to leverage our existing competencies in new areas. For example, we successfully applied our hydraulic cab-tilt system technology in our electro-hydraulic convertible top actuation systems. We are now applying the same technology in the marine market.

  . Leverage Global Scale. We have operated on a global basis for over 30 years and have the infrastructure in place to market additional products through our global physical distribution and sales network. For example, while substantially all sales within the GB and Power Gear businesses currently are generated in North America, we intend to use our existing global infrastructure to expand those businesses internationally. Our long-standing relationships with OEMs and our ability to support them in multiple locations around the world have positioned us to grow with them as they expand into new geographic markets. In addition, we intend to expand our global sourcing operations to broaden our product portfolio and seek to further reduce costs.

  . Continuously Improve our Operations. Through our WCP Program, we target operational excellence through continuous cost reduction and asset efficiency initiatives. Broad initiatives to adopt Kanban, lean manufacturing and Kaizen philosophies have generated significant cost reductions and asset efficiency improvements. Kanban is a visual system for inventory replenishment based on actual demand for an item. A Kaizen event is one of the key tools employed to assist team members to identify and effect improvements in the way they work. These events generally result in reductions in waste and working capital and improve floor-space utilization. With numerous successful Kaizen events completed to date and over 100 scheduled for the next 12 months, we have firmly embedded the philosophy of continuous improvement into our operating practices and believe that opportunities exist to further improve operations. All of our manufacturing and distribution locations execute these continuous improvement programs.

  . Grow through Selected Acquisitions. Part of our growth strategy has been, and will continue to be, to make small, "bolt-on" acquisitions that complement our existing businesses. Our strategy is to acquire new product lines that can be sold through existing distribution channels and to acquire companies with leading market positions in niche market channels that we do not serve. For example, our acquisition of Ancor in 1998 provided GB with a leading share in the marine electrical market serving OEMs, marine distributors and retail marine specialty stores. We successfully introduced Gardner Bender electrical test instruments to the marine electrical market and Ancor electrical products for harsh environments to GB customers in the retail DIY and automotive aftermarket channels.

  . Cultivate Performance-Based Culture. Our culture is based on the belief that people are the key ingredients in the successful execution of business strategies and the drivers of financial performance. Our decentralized and entrepreneurial approach to management is based on high quality, team-oriented people who share a strong sense of responsibility and accountability. This foundation enables us to remain flexible and effective in the integration of acquisitions and enhances our ability to respond to rapidly changing industry dynamics.

    To align our employees' interests with those of our shareholders, we use stock based incentives. Substantially all U.S. based employees participate in a structured incentive compensation system based on achievement of both definitive business unit performance targets and overall company results. Executive compensation is heavily weighted toward stock ownership, thereby aligning management's interests with investors' interests in achieving our strategic goals. Management, director and employee stock ownership (including outstanding stock options) represents more than 10% of diluted common shares outstanding immediately after the Transactions.

                                The Transactions

   Effective July 31, 2000, Applied Power spun off the Electronics Business as a separate, publicly-traded company in the Distribution. We continue to operate the Industrial Business following the Distribution. The Electronics Business and the Industrial Business are distinct operations with different opportunities, challenges, strategies and means of doing business. The Distribution will permit the management of each company to focus on the opportunities specific to the business of that particular enterprise.

   The following describes the principal transactions that Actuant and APW undertook in conjunction with the Distribution:

  . Corporate Restructuring Transactions. Applied Power restructured the ownership of its existing businesses in connection with the Distribution so that the assets, liabilities and operations of (1) the Electronics Business are owned and operated by APW and (2) the Industrial Business are owned and operated by Actuant.

  . Debt Realignment. In connection with the Distribution, Applied Power retired substantially all of its existing debt. This included a tender offer pursuant to which it purchased all of its 8.75% Senior Subordinated Notes due 2009 (the "1999 Notes") for cash (the "Tender Offer"). Applied Power also repaid its other non-public debt including its existing credit facility and an accounts receivable financing facility.

  . Financing. To finance the Tender Offer and other cash payments, we issued $200.0 million aggregate principal amount of Original Notes and we entered into a new senior secured credit facility (the "Actuant Credit Facility"). In addition, APW entered into a separate credit facility, a portion of which was used to fund the debt realignment.

  . Distribution. Applied Power effected the Distribution by distributing all APW Ltd. common shares to Applied Power Inc.'s shareholders. In connection with the Distribution, Applied Power Inc. intends to change its name to Actuant Corporation upon approval by its shareholders. Applied Power Inc. has changed its NYSE ticker symbol to ATU.

   Additionally, Applied Power recently sold its vibration isolation business, known as Barry Controls, and its aerospace cargo products business, known as Air Cargo, in the Divestitures. The Air Cargo transaction closed on May 26, 2000, and the Barry Controls transaction closed on June 30, 2000. Proceeds from the sales of Air Cargo and Barry Controls were used to repay existing debt.

   The following table illustrates the estimated sources and uses of funds in the Transactions, other than the sales of Air Cargo and Barry Controls (in millions):

Sources
-------
Initial borrowings under the
 Actuant Credit Facility(1).... $252.6
The Notes (net of offering
 discount).....................  197.4
APW new credit facility(2).....  257.1
                                ------
    Total sources.............. $707.1
                                ======

Uses
----
Repayment of existing debt(3)..  $659.1
Payment of estimated fees and
 expenses(4)...................    48.0
                                 ------
    Total uses.................  $707.1
                                 ======

--------
(1) The Actuant Credit Facility consists of $240.0 million in term loans that were borrowed upon the consummation of the Distribution and a $100.0 million revolving credit facility, approximately $12.6 million of which was drawn upon consummation of the Distribution. See "Description of the Actuant Credit Facility."
(2) This credit facility is not an obligation of Actuant.
(3) Includes $209.1 million of debt allocated to the Electronics Business and $450.0 million of debt allocated to the Industrial Business, of which $200.0 million is comprised of the 1999 Notes that were purchased in the Tender Offer. Actuant does not currently have an accounts receivable financing program.
(4) Consists of estimated investment banking, legal, accounting and other fees and expenses incurred by Actuant and APW, and includes the premium paid on the 1999 Notes in the Tender Offer.

                               The Exchange Offer

Purpose of Exchange......  We sold the Original Notes in a private offering to certain accredited institutions through
                           Credit Suisse First Boston and Goldman Sachs & Co. (the "Initial Purchasers"). In connection with that offering, we executed and delivered for the benefit of holders of the Original Notes a Registration Rights Agreement, which is an exhibit to the registration statement of which this prospectus is a part, providing for, among other things, the Exchange Offer so that the Exchange Notes will be freely transferable by the holders thereof without registration or any prospectus delivery requirements under the Securities Act, except that a "dealer" or any "affiliate" of a "dealer" (as those terms are defined under the Securities Act) who exchanges Original Notes held for its own account (a "Restricted Holder") will be required to deliver copies of this prospectus in connection with any resale of the Exchange Notes issued in exchange for those Original Notes. See "Risk Factors-- Consequences of Failure to Exchange," "The Exchange Offer--Purposes and Effects of the Exchange Offer" and "Plan of Distribution."

The Exchange Offer.......  We are offering to exchange pursuant to the
                           Exchange Offer up to $200 million aggregate principal amount of our new Series B 13%
                           Senior Subordinated Notes Due 2009 (the
                           "Exchange Notes") for $200 million aggregate principal amount of our outstanding 13% Senior Subordinated Notes Due 2009 (the "Original Notes"). We sometimes refer to the Original Notes and the Exchange Notes collectively as the "Notes." The terms of the Exchange Notes are substantially identical in all respects (including principal amount, interest rate and maturity) to the terms of the Original Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes are freely transferable by the holders thereof (other than as provided herein), and are not subject to any covenant regarding registration under the Securities Act. See "The Exchange Offer--Terms of the Exchange Offer" and "The Exchange Offer--Procedures for Tendering." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

Expiration Date..........  The Exchange Offer will expire at 5:00 p.m., New
                           York City time on         , 2000, unless
                           extended to a date not later than 60 days from the effective date of the registration statement of which this prospectus is a part (the "Expiration Date").

Conditions of the          Our obligation to consummate the Exchange Offer
 Exchange Offer..........  will be subject to certain conditions. We will not be required to accept for exchange any Original Notes tendered and may terminate the Exchange Offer before acceptance of any Original
                           Notes if, among other things, legal actions or proceedings are instituted that challenge or seek to prohibit the exchange or there shall have been proposed, adopted or enacted any law, statute or regulation materially affecting the benefits of the Exchange Offer. See "The
                           Exchange Offer--Conditions of the

                           Exchange Offer." We reserve the right to terminate or amend the Exchange Offer at any time prior to the Expiration Date upon the occurrence of any of the conditions.

Procedures for Tendering
 Original Notes .........
                           Each holder of Original Notes wishing to accept the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile of it, in accordance with the instructions herein and therein, and mail or otherwise deliver the Letter of Transmittal or facsimile, together with the Original Notes and any other required documentation to the exchange agent (the "Exchange Agent") at the address set forth herein. Physical delivery of Original Notes is not required if a confirmation of a book-entry transfer of the Original Notes to the Exchange Agent's account at The Depository Trust Company ("DTC" or the "Depository") is delivered timely. By executing the Letter of Transmittal, each holder will represent to us (1) that the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving them, whether or not that person is the holder, (2) that neither the holder nor the person receiving the Exchange Notes is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of the Exchange Notes, and (3) that neither the holder nor the person receiving the Exchange Notes is an "affiliate" of Applied Power Inc. as defined under the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. Each broker or dealer that receives Exchange Notes for its own account in exchange for Original Notes that were acquired by the broker or dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See "The Exchange Offer-- Procedures for Tendering" and "Plan of Distribution."

Special Procedures for
 Beneficial Owners ......
                           Any beneficial owner whose Original Notes are registered in the name of a nominee and who wishes to tender should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the Original Notes are in certificated form and the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the Original Notes, either make appropriate arrangements to register ownership of the Original Notes in the beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer--Procedures for Tendering."

Guaranteed Delivery        If the Original Notes are in certificated form,
 Procedures..............  holders who wish to tender their Original Notes and whose Original Notes are not entirely available or who cannot deliver their Original
                           Notes must complete, sign and deliver the Letter of Transmittal and any other documents required by the Letter of Transmittal to the Exchange agent prior to the Expiration Date and must tender their Original Notes according to the guaranteed delivery procedures set forth in "The
                           Exchange Offer--Guaranteed Delivery Procedures."

Withdrawal Rights........  Tenders may be withdrawn at any time prior to
                           5:00 p.m. New York City time on the Expiration Date. See "The Exchange Offer--Withdrawal of Tenders."

Acceptance of Original
 Notes and Delivery of
 Exchange Notes..........
                           We will accept for exchange any and all Original Notes that are properly tendered to the Exchange Agent prior to 5:00 p.m. New York City time on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

Exchange Agent ..........  Bank One Trust Company, N.A., Chicago, Illinois,
                           is serving as Exchange Agent in connection with the Exchange Offer. See "The Exchange Offer-- Exchange Agent."

Effect on Holders of the
 Original Notes .........
                           As a result of making this Exchange Offer, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, we will have fulfilled one of our obligations contained in the Registration Rights Agreement and, accordingly, there will be no increase in the interest rate on the Original Notes pursuant to the Registration Rights Agreement. Holders of Original Notes who do not tender their Original Notes will continue to be entitled to all the rights and limitations applicable thereto under the Indenture dated as of August 1, 2000, among Applied Power, Inc., the Guarantors, and Bank One Trust Company, N.A., as trustee (the "Trustee") relating to the Original Notes and the Exchange Notes (the "Indenture"), except for any rights under the Indenture or the Registration Rights Agreement which by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Original Notes pursuant to, the Exchange Offer. All Original Notes that remain outstanding will continue to be subject to the restrictions on transfer provided for in the Original Notes and the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for Original Notes could be adversely affected.

Use of Proceeds .........  There will be no cash proceeds to Applied Power
                           Inc. from the exchange pursuant to the Exchange
                           Offer.

                               Terms of the Notes

   The Exchange Offer applies to the entire outstanding $200 million principal amount of Original Notes. The terms of the Exchange Notes are identical in all material respects to the Original Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Original Notes for Exchange Notes. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture under which both the Original Notes were, and the Exchange Notes will be, issued. See "Description of the Notes."

Securities Offered.......  $200.0 million aggregate principal amount of 13%
                           Senior Subordinated Notes Due 2009.

Maturity.................  May 1, 2009.

Interest Rate............  13% per year.

Interest Payment Dates...  On May 1 and November 1 of each year, commencing
                           November 1, 2000.

Ranking..................  The Notes are senior subordinated obligations and rank junior to our existing and future
                           Senior Indebtedness. The Notes rank equally with our existing and future Senior Subordinated Indebtedness and rank senior to any future subordinated indebtedness. The Notes are effectively subordinated to all our existing and future secured indebtedness to the extent of the assets securing that indebtedness. The terms "Senior Indebtedness" and "Senior Subordinated Indebtedness" are defined under the heading "Description of the Notes--Certain Definitions" in this prospectus. As of August 1, 2000, after giving effect to the Transactions, including the initial funding under the Actuant Credit Facility, we had outstanding approximately $252.6 million of Senior Indebtedness and approximately $87.4 million of availability under the revolving credit portion of the Actuant Credit Facility, subject to compliance with covenants.

Guarantees...............  All of our existing and future subsidiaries who are guarantors under the Actuant Credit Facility have or will unconditionally guarantee the Notes on an unsecured senior subordinated basis. The guarantees rank junior to existing and future Senior Indebtedness of the guarantors, are effectively subordinated to all of the guarantors' existing and future secured indebtedness to the extent of the assets securing that indebtedness and will be released if the subsidiary should cease to be a guarantor under the Actuant Credit Facility.

Optional Redemption......  We cannot redeem the Notes until May 1, 2007, except as described below. Thereafter, we can redeem some or all of the Notes at the redemption prices listed under the heading "Description of the Notes--Optional Redemption" in this prospectus, plus accrued interest.

Optional Redemption
 After Public Equity
 Offerings...............
                           At any time (which may be more than once) before May 1, 2003, we can choose to redeem up to 35% of the original principal amount of the

                           Notes with money that we raise in certain equity offerings, as long as:

                           . we pay to holders of the Notes a redemption price of 113% of the face amount of the Notes we redeem, plus accrued interest;

                           . we redeem the Notes within 75 days of completing such equity offering; and

                           . at least 65% of the original principal amount of Notes issued remains outstanding afterward.

Excess Cash Flow
 Repurchase Offer........
                           If we have Excess Cash Flow for any fiscal year commencing with fiscal 2001, we will be required, subject to certain exceptions and limitations, to make an offer to purchase Notes with 50% of such Excess Cash Flow (reduced by the amount of any similar payments to our senior lenders) at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The term "Excess Cash Flow" is defined under the heading "Description of the Notes--Certain Definitions" in this prospectus.

Change of Control          If we go through a Change of Control, we must
 Offer...................  give holders of the Notes the opportunity to sell to us their Notes at a purchase price of 101% of their face amount, plus accrued interest. The term "Change of Control" is defined under the heading "Description of the Notes--Change of Control" in this prospectus.

Certain Covenants........  The indenture governing the Notes contains covenants that limit our ability and that of our subsidiaries to:

                           .  incur additional indebtedness;

                           .  pay dividends and make distributions;

                           .  make investments and other restricted payments;

                           .  issue or sell capital stock of subsidiaries;

                           .  engage in transactions with affiliates;

                           .  create liens;

                           .  transfer or sell assets;

                           .  guarantee indebtedness;

                           .  restrict dividend or other payments; and

                           .  consolidate, merge or transfer all or
                              substantially all of our assets and the assets of our subsidiaries.

                           These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the Notes--Certain Covenants."

Exchange Offer;
 Registration Rights.....
                           Under the Registration Rights Agreement executed as part of the offering of the Original Notes, we have agreed to:

                           . file a registration statement within 90 days after the issue date of the Original Notes enabling the holders to exchange the Original Notes for publicly registered Exchange Notes with identical terms;

                           . use our best efforts to cause the registration statement to become effective within 180 days after the issue date of the Original Notes;

                           . consummate the exchange offer within 40 days after the effective date of our registration statement; and

                           . file a shelf registration statement for the resale of the Original Notes if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

                           We will pay additional interest on the Original Notes if we do not comply with our obligations under the Registration Rights Agreement, but this provision does not apply to the Exchange Notes. The registration statement of which this prospectus is a part has been filed to satisfy the requirements of the Registration Rights Agreement. See "Description of the Notes-- Registered Exchange Offer; Registration Rights."

                                  Risk Factors

   Investing in the Notes involves substantial risks. See the "Risk Factors" section of this prospectus for a description of certain of the risks you should carefully consider before investing in the Notes.

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The following summary consolidated financial data have been derived from the consolidated financial statements of Applied Power. The data should be read in conjunction with these financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of earnings data for each of the three fiscal years ended August 31, 1999 and the balance sheet data as of August 31, 1998 and 1999 have been derived from the audited Consolidated Financial Statements included elsewhere in this prospectus. The balance sheet data as of August 31, 1997 has been derived from unaudited consolidated financial statements of Applied Power not included in this prospectus. The statement of earnings data for the nine months ended May 31, 1999 and May 31, 2000 and the balance sheet data as of those dates have been derived from unaudited consolidated financial statements of Applied Power included elsewhere in this prospectus. Operating results for the nine months ended May 31, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year ending August 31, 2000. Certain of the financial data included in this prospectus may appear to not add or subtract properly due to rounding.

   The financial data presented in the following table reflect all business units other than the Electronics Business, which was spun off to shareholders in the Distribution. Financial data presented in the table include the Non-continuing Businesses. As a result, the selected financial data in the following table are not fully representative of the group of business units that comprise Actuant after the Distribution. We have included a separate financial data table in footnote 9 below and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" that includes only those units of Applied Power that comprise Actuant after the Distribution.

                                                             Nine Months Ended
                                     Year Ended August 31,        May 31,
                                    ------------------------ -----------------
                                    1997(2) 1998(2)   1999     1999     2000
                                    ------- ------- -------- -------- --------
                                       (in millions, except per share data)
Statement of Earnings Data(1):
Net sales.......................... $522.4  $637.5  $  695.7 $  524.4 $  535.7
Gross profit.......................  180.5   200.9     252.7    190.3    193.8
Operating expenses(3)(4)(5)........  139.8   179.0     144.5    113.4    106.3
Operating earnings.................   35.8     9.3      99.4     70.2     81.6
Earnings from continuing
 operations........................   22.6     0.1      34.6     24.7     35.0
Diluted earnings per share from
 continuing operations.............   0.57    0.00      0.86     0.62     0.87
Cash dividends per share(6)........   0.06    0.06      0.06     0.03     0.03

Balance Sheet Data (at end of
 period)(1):
Total assets(7).................... $486.4  $711.5  $1,059.9 $1,074.0 $1,035.5
Total debt(8)......................   54.8   225.2     521.2    558.9    456.9

--------
(1) We completed various acquisitions and divestitures that impact the comparability of the selected financial data presented in the table. For additional information, see Note D--"Merger, Acquisitions and Divestitures" in Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions and Divestitures."
(2) Operating results for fiscal 1997 and 1998 include merger, restructuring and other non-recurring charges that were recognized in cost of sales and operating expenses. Such expenses totaled $6.2 million and $56.9 million on a pre-tax basis in fiscal 1997 and 1998, respectively. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note H--"Merger, Restructuring and Other Non-recurring Items" in Notes to Consolidated Financial Statements.

                                               Footnotes continued on next page.

Footnotes continued from previous page.
(3) Operating expenses in fiscal 1999 include a $7.8 million pre-tax charge due to the cancellation of a contract. For the nine months ended May 31, 2000, we recorded a $1.4 million pre-tax gain when we recovered costs in excess of what we anticipated when the loss was initially recorded. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note H--"Merger, Restructuring and Other Non-recurring Items" in Notes to Consolidated Financial Statements.
(4) Operating expenses for the nine months ended May 31, 2000 include a $4.4 million pre-tax charge for investment banking, legal, accounting and other fees and expenses associated with the Distribution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note H--"Merger, Restructuring and Other Non-recurring Items" in Notes to Consolidated Financial Statements.
(5) Operating expenses include engineering, selling and administrative expenses, contract termination costs (recovery), corporate reorganization charges, merger related expenses, and all of Applied Power's general corporate expenses (which include expenditures on resources and services that supported the Electronics Business). Total general corporate expenses were as follows:

      Fiscal Period                                                  Amount
      -------------                                               -------------
                                                                  (in millions)
      1997......................................................      $15.2
      1998 (excluding expenses in Note 2 above).................       17.5
      1999......................................................       12.1
      Nine months ended May 31, 1999............................        9.1
      Nine months ended May 31, 2000 (excluding expenses in Note
       4 above).................................................        9.2

  Such amounts include the general corporate expenses for Zero Corporation ("ZERO") for periods both prior to and after its merger with Applied Power in fiscal 1998. The merger was accounted for using the pooling of interests method of accounting, with all of Applied Power's historical results restated to include the historical results of ZERO. The majority of ZERO's general corporate expenses was eliminated shortly after its acquisition, as its corporate support functions were provided by existing Applied Power corporate personnel. We expect general corporate expenses to decrease following the Distribution due to the need for fewer employees performing such functions and a reduction in the size of the organization being supported by such corporate personnel. We believe that the expenses required to support such general corporate functions in fiscal 1999 and the nine months ended May 31, 2000, had the Distribution been completed prior to the beginning of the period, would have been approximately $4.7 million and $3.9 million, respectively. For further information, see "Unaudited Pro Forma Consolidated Financial Statements" and Note A--"Summary of
  Significant Accounting Policies" in Notes to Consolidated Financial
  Statements.
(6) Applied Power split its stock two-for-one in fiscal 1998. All dividend and per share data have been adjusted for this stock split. Actuant does not intend to pay dividends following the Distribution.
(7) Includes net assets of discontinued operations as follows:

      Balance Sheet Date                                              Balance
      ------------------                                           -------------
                                                                   (in millions)
      August 31, 1997.............................................     $86.2
      August 31, 1998.............................................     249.7
      August 31, 1999.............................................     598.5
      May 31, 1999................................................     604.1
      May 31, 2000................................................     597.5

(8) Historically, Applied Power incurred indebtedness at the parent company level or at a limited number of subsidiaries, rather than at the operating unit or segment level. Debt in the table reflects our debt balance after an allocation was made to the Electronics Business, which is reported in discontinued operations. The

                                               Footnotes continued on next page.

Footnotes continued from previous page.
   debt allocated to the Electronics Business was based on the estimated debt assigned to APW in the debt realignment related to the Distribution. Historical net financing costs were allocated based on the debt allocation using the historical weighted-average rate. Our debt and capitalization will change as a result of the Distribution. See "Unaudited Pro Forma Consolidated Financial Statements" and Note I--"Debt" in Notes to Consolidated Financial Statements.
(9) The following summary consolidated financial data are derived from the audited consolidated financial statements of Applied Power for each of the three years ended August 31, 1999 and the unaudited consolidated financial statements of Applied Power for the nine months ended May 31, 1999 and May 31, 2000. The adjusted historical financial data in the following table differs from the consolidated financial information in the Consolidated Financial Statements because we excluded the financial data of the Non-continuing Businesses. The unaudited pro forma consolidated statement of earnings data give effect to the Transactions as if they had occurred on August 31, 1999 and the unaudited pro forma consolidated balance sheet data give effect to the Transactions as if they had occurred on May 31, 2000 except for the sale of Air Cargo, which occurred on May 26, 2000.

   In the opinion of management, the following data include all necessary adjustments for the fair presentation of the information set forth. Results for interim periods are not necessarily indicative of the results for the full year. The information in the table should be read together with the other information contained in this prospectus under the captions "Capitalization," "Selected Consolidated Financial Data," "Unaudited Pro Forma Consolidated Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and the related Notes thereto.

                                                                         Pro
                                                                Twelve  Forma
                                                                Months  Twelve
                             Year Ended August     Nine Months  Ended   Months
                                    31,           Ended May 31,  May    Ended
                            --------------------- -------------  31,   May 31,
                             1997   1998    1999   1999   2000   2000   2000(b)
                            ------ ------  ------ ------ ------ ------ --------
                                       (in millions, except ratios)
Statement of Earnings
 Data(a):
Net sales.................                                             $538.2(c)
Adjusted net sales........  $381.8 $482.1  $527.5 $398.3 $406.1 $535.2
Adjusted gross profit(d)..   132.3  151.0   189.5  143.9  147.7  193.3
Adjusted operating
 expenses excluding
 general corporate
 expenses(e)..............    93.3  126.0    99.7   79.7   69.1   89.1
General corporate
 expenses(f)..............    15.2   17.5    12.1    9.1    9.2   12.2      5.0
Adjusted operating
 earnings(e)..............    20.3   (3.5)   71.5   50.4   64.7   85.8
Cash interest expense.....                                                 52.5

Other Financial Data(a):
Adjusted depreciation.....  $  8.9 $ 10.8  $ 10.4 $  8.4 $  8.3 $ 10.3
Adjusted amortization of
 intangible assets........     3.4   11.1     6.2    4.7    4.7    6.1
Adjusted capital
 expenditures.............    10.2   15.4    13.7   12.4    6.0    7.3
Total debt................                                             $  450.0

--------
(a) Adjusted items exclude results of the Non-continuing Businesses.
(b) Includes the reported operating results, until the date of its disposition, of Samuel Groves, a business unit sold by Applied Power on November 23, 1999. For the twelve months ended May 31, 2000, Samuel Groves had net sales of $3.0 million and EBITDA of $0.1 million. All adjusted operating data exclude the results of Samuel Groves.

(c) Pro forma net sales of $538.2 million differs from the $535.2 million of adjusted net sales for the twelve months ended May 31, 2000 by $3.0 million of net sales attributable to the divested Samuel Groves business unit.
(d) Includes $3.3 million and $17.7 million in fiscal 1997 and 1998, respectively, for non-recurring restructuring charges.
(e) Includes $2.9 million and $34.2 million of restructuring charges in fiscal 1997 and 1998, respectively; $7.8 million of contract termination costs in fiscal 1999 and the nine months ended May 31, 1999; $1.4 million of contract termination recovery in the nine months ended May 31, 2000; and $4.4 million of corporate reorganization expenses in the nine months ended May 31, 2000. For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(f) General corporate expenses include all general corporate expenses related to Applied Power, including costs incurred to support both the Industrial Business and the Electronics Business. In accordance with generally accepted accounting principles, none of these expenses has been allocated to discontinued operations. We expect general corporate expenses to decrease following the Distribution due to the need for fewer corporate employees and a reduction in the size of the organization being supported. We believe that the expenses required to support general corporate functions in the nine months ended May 31, 2000, fiscal 1999 and the twelve months ended May 31, 2000, had the Distribution been completed prior to the beginning of the periods, would have been approximately $3.9 million, $4.7 million and $5.0 million, respectively.
(g) "EBITDA" is defined as operating earnings before depreciation, amortization and certain restructuring and other non-recurring items. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and our calculation thereof may not be comparable to that reported by other companies. We believe that EBITDA provides useful information regarding our ability to service and/or incur indebtedness. EBITDA does not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use. Pro forma twelve months ended May 31, 2000 EBITDA was $112.4 million. "Adjusted

   EBITDA" is defined as EBITDA excluding results of the Non-continuing Businesses. Pro forma adjusted EBITDA of $112.4 million differs from the $105.2 million of adjusted EBITDA for the twelve months ended May 31, 2000 by $7.2 million of excess historical general corporate expenses over $5.0 million, the amount management believes would have been incurred by Actuant had the Distribution occurred on the day immediately prior to the first day of such period. Adjusted EBITDA includes all general corporate expenses of Applied Power, including costs incurred to support both the Industrial Business and the Electronics Business. Accordingly, we believe that, had we been a stand-alone entity during the periods presented, our EBITDA would have been higher than the EBITDA presented in the table below. The following is a reconciliation of operating earnings as reported in the Consolidated Financial Statements to the adjusted EBITDA as displayed in the table below:

                                             Nine Months                   Pro Forma
                              Year Ended        Ended      Twelve Months Twelve Months
                              August 31,       May 31,     Ended May 31, Ended May 31,
                          ------------------ ------------  ------------- -------------
                          1997  1998   1999  1999   2000       2000          2000
                          ----- ----- ------ ----- ------  ------------- -------------
                                                 (in millions)
Operating earnings......  $35.8 $ 9.3 $ 99.4 $70.2 $ 81.6     $110.8        $ 97.7
Depreciation............   14.8  17.0   17.3  13.8   12.3       15.8          10.1
Amortization of
 intangible assets......    5.0  12.6    8.7   6.7    5.9        7.9           6.1
Contract termination
 costs (recovery).......    --    --     7.8   7.8   (1.4)      (1.4)         (1.4)
Corporate reorganization
 expenses...............    --    --     --    --     4.4        4.4           --
Restructuring charges...    6.2  38.0    --    --     --         --            --
Merger related
 expenses...............    --    9.3    --    --     --         --            --
Provision for loss on
 sale of subsidiary.....    --    4.5    --    --     --         --            --
                          ----- ----- ------ ----- ------     ------        ------
EBITDA..................  $61.8 $90.7 $133.2 $98.5 $102.8     $137.5        $112.4
Less: operating earnings
 from Non-continuing
 Businesses.............   15.4  12.7   27.9  19.8   16.9       25.0
Less: depreciation and
 amortization of
 intangible assets of
 Non-continuing
 Businesses.............    7.4   7.7    9.5   7.4    5.3        7.3
                          ----- ----- ------ ----- ------     ------
Adjusted EBITDA.........  $38.9 $70.3 $ 95.8 $71.3 $ 80.7     $105.2
                          ===== ===== ====== ===== ======     ======

                                  RISK FACTORS

   You should carefully consider the following factors in addition to the other information in this prospectus before investing in the Notes.

Risk Factors Related to the Exchange Offer

   You must carefully follow the required procedures in order to exchange your Original Notes.

   The Exchange Notes will be issued in exchange for Original Notes only after timely receipt by the Exchange Agent of a duly executed Letter of Transmittal and all other required documents. Therefore, if you wish to tender your Original Notes, you must allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor we have any duty to notify you of defects or irregularities with respect to tenders of Original Notes for exchange. Any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker or dealer that receives Exchange Notes for its own account in exchange for Original Notes that were acquired in market-making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See "Plan of Distribution."

   If you do not exchange Original Notes for Exchange Notes, transfer restrictions will continue and trading of the Original Notes may be adversely affected.

   The Original Notes have not been registered under the Securities Act and are subject to substantial restrictions on transfer. Original Notes that are not tendered for exchange for Exchange Notes or are tendered but are not accepted will, following completion of the Exchange Offer, continue to be subject to existing restrictions upon transfers. We do not currently expect to register the Original Notes under the Securities Act. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for Original Notes could be adversely affected. See "The Exchange Offer-- Consequences of Failure to Exchange."

Risk Factors Related to Investment in the Notes

   We have substantial other debt that could prevent us from fulfilling our obligations under the Notes. This debt could adversely affect our operating flexibility and put us at a competitive disadvantage.

   We have a significant amount of debt which will require significant interest payments. As of August 1, 2000 after the Distribution we had total consolidated debt of approximately $450.0 million We and our subsidiaries may incur additional indebtedness in the future.

   In connection with the Distribution, we entered into the Actuant Credit Facility. The Actuant Credit Facility provides us up to $340.0 million in senior secured loans consisting of a $115.0 million six-year term loan, a $125.0 million eight-year term loan and a $100.0 million six-year revolving credit facility, approximately $12.6 million of which was drawn immediately after the Distribution.

   Our level of debt and the limitations imposed on us by our debt agreements could have other important consequences to you, including the following:

  . we will have to use a substantial portion of our cash flow from operations for debt service rather than for our operations;

  . we may not be able to obtain additional debt financing for future working capital, capital expenditures or other corporate purposes or may have to pay more for such financing;

  . some or all of the debt under the Actuant Credit Facility may be at a variable interest rate, making us vulnerable to increases in interest rates;

  . we could be less able to take advantage of significant business opportunities, such as acquisition opportunities, and react to changes in market or industry conditions;

  . we will be more vulnerable to general adverse economic and industry conditions; and

  .  we may be disadvantaged compared to competitors with less leverage.

For more details, see the sections "Description of the Actuant Credit Facility" and "Description of the Notes."

   Following the Distribution, we are substantially restricted by the terms of our debt, which could adversely affect us and increase your credit risk.

   The indenture relating to the Notes and the Actuant Credit Facility include a number of significant financial and other restrictive covenants. These covenants could adversely affect us, and adversely affect investors, by limiting our ability to plan for or react to market conditions or to meet our capital needs. These covenants will include, among other things, restrictions on our ability to:

  .  dispose of assets;

  .  make investments or acquisitions;

  .  engage in mergers or consolidations;

  .  incur liens, guarantees or additional debt;

  .  engage in sale-leaseback transactions;

  .  repurchase or redeem capital stock;

  .  engage in transactions with affiliates; and

  .  pay dividends or make distributions.

   Restrictive covenants under the Actuant Credit Facility and the indenture may trigger prepayment obligations.

   The Actuant Credit Facility and the indenture contain a number of restrictive covenants. Our failure to comply with these covenants could result in an event of default, which, if not cured or waived, could result in us being required to repay these borrowings before their due date. If we are unable to make this repayment or otherwise refinance these borrowings, the lenders under the Actuant Credit Facility could foreclose on our assets. If we are able to refinance these borrowings on less favorable terms, our results of operations and financial condition could be adversely harmed by increased costs and rates.

   We have substantial debt following the Distribution, but we may still be able to incur significantly more debt.

   We may be able to incur substantial additional debt in the future. The terms of the indenture do not fully prohibit us from doing so, and the Actuant Credit Facility permits additional borrowings, subject to certain conditions. In particular, as of August 1, 2000, we had approximately $87.4 million of available capacity under our revolving credit facility, subject to compliance with covenants. If new debt is added to our current debt levels, the related risks we now face could intensify.

   The Notes are subordinated to Actuant's senior debt and secured debt, and the guarantees of the Notes are subordinated to the senior debt and secured debt of the guarantors.

   The Notes are subordinated to Actuant's current and future senior debt including debt under the Actuant Credit Facility. The guarantees of the Notes are subordinated to the senior debt and secured debt of the guarantor subsidiaries. Upon any distribution to creditors of Actuant or a guarantor subsidiary in a liquidation, dissolution, bankruptcy or similar proceeding, the holders of senior debt will be entitled to be paid in full before any payment may be made to the holders of the Notes. In addition, all payments on the Notes will be blocked if a payment default on senior debt occurs and may be blocked for up to 179 days if certain non-payment defaults on senior debt occur. In any of these events, Actuant cannot guarantee that it will have sufficient assets to pay the amounts due on the Notes. As a result, holders of the Notes may receive less, proportionately, than the holders of senior debt.

   In addition to the subordination provisions described above, the Notes and the guarantees are not be secured by any assets of Actuant or its subsidiaries. As a result, the Notes and guarantees are effectively subordinated to the secured debt of Actuant and its subsidiaries to the extent of the value of the assets securing such debt. Substantially all of the assets of Actuant and its domestic subsidiaries, together with the stock of the domestic subsidiaries and most of the stock of the foreign subsidiaries, are pledged to secure borrowings under the Actuant Credit Facility. In any liquidation, dissolution, bankruptcy or other similar proceeding, the holders of secured debt of Actuant or its subsidiaries may assert rights against the secured assets in order to receive full payment of their debt before the assets may be used to pay the holders of the Notes.

   As of August 1, 2000, we had approximately $252.6 million of consolidated senior debt outstanding and approximately $87.4 million of available capacity under our new revolving credit facility, subject to compliance with covenants. In addition, subject to the terms of the indenture, we are permitted to borrow substantial additional indebtedness, including senior debt, in the future.

   We rely in part on our non-guarantor subsidiaries to fund our business, so we may have difficulty paying our parent level debt.

   Although Actuant Corporation has substantial operations and certain of our subsidiaries have guaranteed the Notes, our non-guarantor subsidiaries, including foreign subsidiaries, own a significant portion of our consolidated assets and are a significant part of our operations. Approximately 36.6% of our pro forma net sales and approximately 34.7% of our pro forma EBITDA for fiscal 1999 were from non-guarantor subsidiaries. Consequently, our operating cash flow and ability to service indebtedness, including the Notes, depend in part upon the operating cash flow of our non-guarantor subsidiaries and the payment of funds by them to Actuant in the form of loans, dividends or otherwise. These subsidiaries are separate legal entities that have no obligations to pay any amounts due pursuant to the Notes or to make any funds available for that purpose, whether by dividends, interest, loans, advances and other payments. In addition, their ability to pay dividends and make loans, advances and other payments to Actuant Corporation depends on any statutory or other contractual restrictions, which may include requirements to maintain minimum levels of working capital and other assets.

   The Notes are effectively junior or subordinate to all liabilities of our non-guarantor subsidiaries. No payments are required to be made from assets of subsidiaries that do not guarantee the Notes unless those assets are transferred, by dividend or otherwise, to Actuant Corporation or a subsidiary guarantor. In the event of a bankruptcy, liquidation or dissolution of such a subsidiary and following payment of these liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a shareholder or otherwise. The indenture governing the Notes permits both Actuant Corporation and its subsidiaries to incur additional indebtedness, including secured indebtedness.

   The subsidiary guarantees raise fraudulent transfer issues, which could impair the enforceability of the subsidiary guarantees.

   Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, a court could subordinate or void any guarantee if it found that the guarantee was incurred with actual intent to hinder, delay or defraud creditors or the guarantor did not receive fair consideration or reasonably equivalent value for the guarantee and the guarantor was any of the following:

  .  insolvent or was rendered insolvent because of the guarantee;

  . engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

  . intended to incur, or believed that it would incur, debts beyond its ability to pay at maturity.

   If a court voided a guarantee as a result of fraudulent conveyance, or held it unenforceable for any other reason, noteholders would cease to have a claim against the guarantor and would be solely creditors of Actuant Corporation and any other guarantors.

   We may not have sufficient funds or be permitted by our senior debt to purchase Notes upon a change of control.

   If there is a change of control under the terms of the indenture governing the Notes, each holder of Notes may require us to purchase all or a portion of its Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to purchase the Notes upon a change of control event will be limited to the terms of our other debt agreements. Upon a change of control, we may be required to repay immediately the outstanding principal, any accrued interest on and any other amounts owed by us under the Actuant Credit Facility. We cannot assure you that we would be able to repay amounts outstanding under Actuant Credit Facility or obtain necessary consents under such facility to purchase the Notes. In order to purchase any outstanding Notes, we may have to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance such indebtedness, such financing may be on terms unfavorable to us. The term "change of control" is defined in the "Description of the Notes--Certain Definitions" section of this prospectus.

   Investors may find it difficult to trade the Notes.

   There is currently no public market for the Original Notes and we do not intend to apply for listing of the Original Notes or the Exchange Notes on any securities exchange. Although the initial purchasers have informed us that they intend to make a market in the Notes, they are under no obligation to do so and may discontinue any market-making activities at any time without notice. Any such market-making will be subject to the limitations imposed by the Securities Act and the Securities Exchange Act and may be limited during the Exchange Offer for the Original Notes. We expect that the Original Notes will be eligible for trading in The PortalSM Market, a subsidiary of The Nasdaq Stock Market, Inc. The Original Notes have not been registered under the Securities Act or any state securities laws and, unless registered, may not be sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The exchange of the Exchange Notes for Original Notes has been registered under the Securities Act.

Risks Relating to Our Business

   Our international operations pose currency and other risks.

   We have significant international operations. We derived 29% of our pro forma net sales for fiscal 1999 from Europe, 5% from Asia, 2% from South and Latin America and 2% from Canada. Our international operations present special risks, primarily from currency exchange rate fluctuations, exposure to local economic conditions, export and import restrictions, controls on repatriation of cash and exposure to local political conditions. As we expand our international presence in response to customer requirements, these risks may increase.

   Future acquisitions may not be available or may create transitional challenges.

   Our business strategy includes growth through small strategic acquisitions, which depends upon the availability of suitable acquisition candidates at reasonable prices and our ability to quickly resolve transitional challenges. These challenges include integration of product lines, sales forces and manufacturing facilities and decisions regarding divestitures, inventory write-offs and other charges, as well as risks of employee turnover, disruption in product cycles and the loss of sales momentum. We have experience in making acquisitions, but we cannot be certain that we will find suitable acquisition candidates or that we will consistently meet these transitional challenges.

   Market demand for our products may suffer cyclical declines.

   The level of market demand for our products depends upon the general economic conditions of the markets in which we compete. Portions of our revenues are derived from industries or geographic areas where downward economic cycles could result in lower demand for the products of the affected business segment, which could reduce our ability to make payments on the Notes. For example, we derive significant revenues from sales to OEMs in the heavy-duty truck, automotive and RV industries and from sales to the construction industry. Our business could also be adversely affected by any of the risks to which our customers' businesses are subject.

   Our businesses are in highly competitive industries, so we may be forced to cut prices or incur additional costs.

   We compete on the basis of product design, quality, availability, performance, customer service and price. Our businesses face competition to varying degrees in each of their markets. In general, each product line competes with a small group of different competitors. No one company competes directly with us across all of our businesses, but present or future competitors may have greater financial or technical resources which could put us at a competitive disadvantage in the affected business or businesses.

   Environmental laws and regulations may result in additional costs.

   We and our subsidiaries have been identified by environmental regulators as potentially responsible parties regarding remediation of several multi-party waste sites and are subject to other environmental requirements. We also provided environmental indemnities in connection with the Divestitures, so we retain responsibility for certain of their actual or potential environmental liabilities. Liability as a responsible party is strict and under certain circumstances the party could be held liable for all clean-up costs at a contaminated site. We believe that we are at most a de minimis (very minor) participant in multi-party sites, and that any environmental liability which we may incur for known matters and environmental compliance will not have a material effect on our financial position. Nevertheless, we cannot guarantee that our costs relating to such matters will not be greater than we currently expect or that additional remediation and compliance obligations will not arise which require us to make material expenditures.

Risk Factors Relating to the Distribution

   We may not successfully transition to an independent company, and our past results as a portion of the combined company may not be indicative of our future performance.

   Following the Distribution, Actuant is smaller and less diversified than Applied Power had been. Our ability to satisfy our obligations and maintain profitability will be solely dependent upon our own future performance; we will not be able to rely upon the capital resources or cash flows of APW. The separation of the Electronics Business and the Industrial Business may result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure, of Actuant and will also result in duplication of certain personnel, administrative and other expenses required for operation as an independent company. Accordingly, the pro forma consolidated financial statements of Actuant included in this prospectus may not necessarily reflect the results of operations and financial condition that would have been achieved if the Industrial Business had operated independently during the periods presented.

   We might not be able to collect on indemnification rights from APW. We also have significant indemnification obligations, including those in connection with the Divestitures.

   Under the terms of the Distribution agreements and as is customary in transactions of this kind, Actuant and APW have each agreed to indemnify the other (and its related parties) with respect to past and future liabilities and obligations of the businesses it now operates. In addition, APW has indemnified Actuant from tax liabilities associated with the pre-Distribution corporate restructuring transactions, the transactions that made APW Ltd. a Bermuda corporation and the Distribution. These indemnification obligations could be significant. The availability of these indemnities will depend upon the future financial strength of each of the companies. We cannot be certain that APW will have the financial strength to satisfy its obligations.

   In addition to our indemnities to APW, we have also made and expect to make representations and warranties and have given and expect to give indemnities and lease guaranties in connection with business transactions such as sales of businesses by us from time to time, including the Divestitures. The representations, warranties and indemnities that we have made to date are generally of the type typical in business sale transactions and have included environmental and employee benefit matters, among others.

   We could be adversely affected if the Distribution, the corporate restructuring transactions or the debt realignment are not valid under fraudulent transfer or legal dividend statutes.

   In connection with the Distribution, Applied Power has undertaken numerous corporate restructuring transactions and realignment of its debt. These transactions, along with the Distribution, are subject to federal and state fraudulent conveyance laws. Under these laws, if a court determines that one of the parties to these transactions did not receive fair consideration and, at the time, was insolvent, had unreasonably small capital or was unable to pay its debts as they come due, the court could reverse the transactions or the Distribution or impose liability on the parties. The resulting complications and costs could have a material adverse effect on us and our business.

   In addition, the Distribution, including the related debt realignment and the related corporate restructuring transactions are subject to state corporate distribution statutes. If these statutes were violated, a court could reverse the transactions. The resulting complications and costs could have a material adverse effect on us and our business.

                               THE EXCHANGE OFFER

Purposes and Effects of the Exchange Offer

   We sold the Original Notes on August 1, 2000 to the initial purchasers, who resold the Original Notes to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) and other institutional "accredited investors" (as defined in Rule 501(a) under the Securities Act) in a private offering. In connection with the sale of the Original Notes, we and the initial purchasers entered into a Registration Rights Agreement dated as of August 1, 2000 (the "Registration Rights Agreement") pursuant to which we agreed to file with the SEC a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Original Notes for Exchange Notes within 90 days following the issuance of the Original Notes (the "Issue Date"). In addition, we agreed to use our best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act within 180 days after the Issue Date and to offer the Exchange Notes pursuant to the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

   This prospectus is a part of the Exchange Offer Registration Statement that we have filed with the SEC as provided above. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy our obligations thereunder. The term "holder," with respect to the Exchange Offer, means any person in whose name Original Notes are registered on Actuant's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Original Notes are held of record by the Depository. Upon completion of the Exchange Offer we generally will not be required to file any registration statement to register any outstanding Original Notes. Holders of Original Notes who do not tender their Original Notes or whose Original Notes are tendered but not accepted generally will have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Original Notes.

   Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties unrelated to Actuant, we believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold and otherwise transferred by any holder of Exchange Notes (other than a person that is an "affiliate" of Actuant within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holder's business and the holder is not engaged, does not intend to engage, and has no arrangement or understanding with any person to engage, in the distribution of the Exchange Notes.

   If any person were to be participating in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the SEC's interpretation (a) the position of the staff of the SEC enunciated in the interpretive letters would be inapplicable to that person and (b) that person would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See "Plan of Distribution."

   The Exchange Offer is not being made to, nor will we accept surrenders for exchange from, holders of Original Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities laws of that jurisdiction. Prior to the Exchange Offer, however, we will use our best efforts to register or qualify the Exchange Notes for offer and sale under the securities or laws of any jurisdictions necessary to permit completion of the Exchange Offer and do any and all other acts or things necessary or advisable to enable the offer and sale of the Exchange Notes in those jurisdictions.

Terms of the Exchange Offer

   Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal, we will accept any and all Original Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date (as defined). We will issue up to $200 million aggregate principal amount of Exchange Notes in exchange for a like principal amount of outstanding Original Notes that are validly tendered and accepted in the Exchange Offer. Subject to the conditions of the Exchange Offer described below, we will accept any and all Original Notes that are so tendered. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer.

   The Exchange Offer is not conditioned upon any number of Original Notes being tendered.

   The form and terms of the Exchange Notes will be the same in all material respects as the form and terms of Original Notes, except that the Exchange Notes will be registered under the Securities Act and hence will not bear legends restricting their transfer. The Exchange Notes will not represent additional indebtedness of Actuant and will be entitled to the benefits of the Indenture, which is the same Indenture as the one under which the Original Notes were issued.

   Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid on the Original Notes or, if no interest has been paid, from August 1, 2000. Accordingly, registered holders of Exchange Notes on the relevant record date for the first interest payment date following the consummation of the Exchange Offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid, from August 1, 2000. Original Notes accepted for exchange will cease to accrue interest from and after the date the Exchange Offer closes. Holders whose Original Notes are accepted for exchange will not receive any payment in respect of interest on the Original Notes otherwise payable on any interest payment date the record date for which occurs on or after completion of the Exchange Offer.

   Holders of Original Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. We intend to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement. Original Notes which are not tendered for exchange or are tendered but not accepted in the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but generally will not be entitled to any registration rights under the Registration Rights Agreement.

   We will be deemed to have accepted validly tendered Original Notes when, as and if we have given oral or written notice of acceptance to the Exchange Agent for the Exchange Offer. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from Actuant.

   If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates (if any) for the unaccepted Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

   Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letters of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. Actuant will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

Conditions of the Exchange Offer

   Notwithstanding any other term of the Exchange Offer, Actuant will not be required to accept for exchange any Original Notes for any Exchange Notes tendered and may terminate or amend the Exchange

Offer as provided herein before the acceptance of such Original Notes, if any of the following conditions exist:

     (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the Exchange Offer which, in Actuant's judgment, could reasonably be expected to materially impair our ability to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer; or

     (b) there shall have been proposed, adopted or enacted any law, statute, rule, regulation or order which, in Actuant's judgment, could reasonably be expected to materially impair our ability to proceed with the Exchange Offer or have a materially adverse effect on the contemplated benefits of the Exchange Offer.

   The foregoing conditions are for Actuant's sole benefit and may be asserted regardless of the circumstances giving rise to the conditions or may be waived by us in whole or in part at any time and from time to time in our sole discretion. If we waive or amend the foregoing conditions, we will, if required by applicable law, extend the Exchange Offer for a minimum of five business days from the date that we first give notice, by public announcement or otherwise, of such waiver of amendment, if the Exchange Offer would otherwise expire within that five business-day period. Any determination by Actuant concerning the events described above will be final and binding upon all parties.

Expiration Date; Extension; Termination; Amendments

   The Exchange Offer will expire at 5:00 p.m., New York City time, on
          , 2000, subject to extension by Actuant by notice to the Exchange Agent (the "Expiration Date"). We reserve the right to extend the Exchange Offer at our discretion, in which event the term "Expiration Date" shall mean the time and date on which the Exchange Offer as so extended shall expire. We will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

   We reserve the right (a) to delay accepting for exchange any Original Notes for any Exchange Notes or to extend or terminate the Exchange Offer and not accept for exchange any Original Notes for any Exchange Notes if any of the events set forth under the caption "Conditions of the Exchange Offer" shall have occurred and shall not have been waived by giving oral or written notice of the delay or termination to the Exchange Agent, or (b) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by a public announcement thereof. If we amend the Exchange Offer in a manner we determine constitutes a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of Exchange Notes of the amendment and we will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the holders of the Exchange Notes, if the Exchange Offer would otherwise expire during that five to ten business-day period. The rights we have reserved in this paragraph are in addition to our rights set forth under the caption "Conditions of the Exchange Offer."

Procedures For Tendering

   Only a holder of Original Notes may tender them in the Exchange Offer. To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile of it, must have the signatures thereon guaranteed if required by the Letter of Transmittal, and must mail or otherwise deliver the Letter of Transmittal or the facsimile, together with the Original Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

   Any financial institution that is a participant in the Book-Entry Transfer Facility system established by The Depositary Trust Company ("DTC") may make book-entry delivery of the Original Notes by causing DTC to transfer the Original Notes into the Exchange Agent's account in accordance with DTC's procedure for transfer.

Although delivery of Original Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its address set forth in "Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Exchange Agent.

   The tender by a holder of Original Notes will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

   The method of delivery of Original Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Original Note should be sent to Actuant; they should be sent to the Exchange Agent instead. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for them.

   Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes are being tendered (a) by a registered holder who has not completed the box entitled "Special Issuance/Delivery Instructions" in the Letter of Transmittal, or (b) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

   If the Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing, and unless waived by Actuant, evidence satisfactory to Actuant of their authority to act must be submitted with the Letter of Transmittal.

   All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Original Notes will be determined by Actuant in its sole discretion. Actuant's determination will be final and binding. We reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. Actuant's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such times as Actuant determines. Although we intend to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Original Notes, neither Actuant, the Exchange Agent nor any other person will incur any liability for failure to give any notification. Tenders of Original Notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

   In addition, we reserve the right in our sole discretion (subject to the limitations contained in the Indenture) (a) to purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date and
(b) to the extent permitted by applicable law, to purchase Original Notes in the open market, in privately negotiated transactions or otherwise. The terms of any purchases or offers could differ from the terms of the Exchange Offer.

   By tendering, each holder will represent to Actuant, among other things, (1) that the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the Exchange Notes, whether or not that person is the holder, (2) that neither the holder nor the other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes and (3) that neither the holder nor the other person is an "affiliate," as defined in Rule 405 under the Securities Act, of Actuant or, if the person is an affiliate of Actuant, that the person will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable. If the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes that were acquired as a result of market-making activities or other trading activities, the holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes.

Guaranteed Delivery Procedures

   Holders who wish to tender their Original Notes and (1) whose Original Notes are not immediately available, or (2) who cannot deliver their Original Notes and other required documents to the Exchange Agent, or cannot complete the procedure for book-entry transfer prior to the Expiration Date, may effect a tender if:

     (a) The tender is made through an Eligible Institution;

     (b) Prior to the Expiration Date, the Exchange Agent receives from the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of the Original Notes (if available) and the principal amount of Original Notes tendered together with a duly executed Letter of Transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the certificate(s) representing the Original Notes to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Original Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) The certificate(s) representing all tendered Original Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Original Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

   Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Original Notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

   Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

   To withdraw a tender of Original Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date, and prior to acceptance for exchange thereof by Actuant. Any notice of withdrawal must (1) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (2) identify the Original Notes to be withdrawn (including the certificate number or numbers, if applicable, and principal amount of the Original Notes), (3) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which the Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Original Notes register the transfer of the Original Notes into the name of the person withdrawing the tender, and (4) specify the name in which any Original Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of withdrawal notices will be determined by Actuant, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect to them unless the Original Notes so withdrawn are validly re-tendered. Any Original Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder thereof without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Notes may be re-tendered by following one of the procedures described above under "Procedures for Tender" at any time prior to the Expiration Date.

Fees and Expenses

   The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by Actuant. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of Actuant and its affiliates.

   Actuant has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. However, Actuant will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. Actuant may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, Letters of Transmittal and related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for exchange. Actuant will pay the other expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Trustee, accounting and legal fees and printing costs.

   Actuant will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer, then the amount of any transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of any taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of any transfer taxes will be billed directly to the tendering holder.

Resale of Exchange Notes

   Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange Original Notes may be offered for resale, resold and otherwise transferred by any holder of Exchange Notes (other than broker-dealers, as set forth below, and other than any holder which is an "affiliate" of Actuant within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holder's business and the holder does not intend to participate and has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes. Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13, 1988) and Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters, but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. See "Plan of Distribution."

   By tendering in the Exchange Offer, each holder will represent to Actuant that, among other things, (1) the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving the Exchange Notes, whether or not the person is a holder, (2) neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of the Exchange Notes and (3) the holder and such other person acknowledge that if they participate in the Exchange Offer for the purpose of distributing the Exchange Notes, (a) they must, in the absence of an exemption therefrom, comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes and cannot rely on the no-action letters referenced above and (b) failure to comply with those requirements could result in the holder incurring liability under the Securities Act for which the holder is not indemnified by Actuant. Further, by tendering in the Exchange Offer, each holder that may be deemed an "affiliate" (as defined under Rule 405 of the Securities Act) of Actuant will represent to Actuant that the holder understands and acknowledges that the Exchange Notes may not be offered for resale, resold or otherwise transferred by that holder without registration under the Securities Act or an exemption therefrom.

   As set forth above, affiliates of Actuant are not entitled to rely on the foregoing interpretations of the staff of the SEC with respect to resales of the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act.

Consequences of Failure to Exchange

   As a result of making this Exchange Offer, Actuant will have fulfilled one of its obligations under the Registration Rights Agreement and holders of Original Notes who do not tender their Original Notes generally will not have any further registration rights under the Registration Rights Agreement or otherwise. Accordingly, any holder of Original Notes that does not exchange that holder's Original Notes for Exchange Notes will continue to hold the untendered Original Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except to the extent of those rights or limitations that, by their terms, terminate or cease to have further effectiveness as a result of the Exchange Offer (including the right to receive additional interest, under certain circumstances, as Liquidated Damages).

   The Original Notes that are not exchanged for Exchange Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, the Original Notes may be resold only (a) to Actuant (upon redemption thereof or otherwise),
(b) pursuant to an effective registration statement under the Securities Act,
(c) so long as the Original Notes are eligible for resale pursuant to Rule 144A, to a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of 144A, (d) outside the United States to a foreign person pursuant to the exemption from the registration requirements of the Securities Act provided by Regulation S thereunder, (e) to an institutional accredited investor that, prior to such transfer, furnishes to the Trustee a signed letter containing certain representations and agreements relating to the restrictions on transfer of the Original Notes evidenced thereby (the form of which letter can be obtained from the Trustee) or (f) pursuant to another available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

   Accordingly, if any Original Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered Original Notes could be adversely affected. See "Risk Factors--You must carefully follow the required procedures in order to exchange your Original Notes" and "Risk Factors--If you do not exchange Original Notes for Exchange Notes, transfer restrictions will continue and trading of the Original Notes may be adversely affected." Also see "-- Termination of Certain Rights."

Termination of Certain Rights

   Holders of the Notes will not be entitled to certain rights under the Registration Rights Agreement following the completion of the Exchange Offer. The rights that generally will terminate are the rights (a) to have Actuant file with the SEC and use its best efforts to have declared effective a shelf registration statement to cover resales of the Original Notes by the holders thereof and (b) to receive additional interest as Liquidated Damages if the registration statement of which this prospectus is a part or the shelf registration statement are not filed with, or declared effective by, the SEC with certain specified time periods or the Exchange Offer is not consummated within a specified time period.

Other

   Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

   No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this prospectus. If given or made, that information or those representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made hereunder will, under any circumstances, create any implication that there has been no change in the affairs of Actuant or its subsidiaries since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tender be accepted from or on behalf of) holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Actuant intends to take any action it deems necessary to make the Exchange Offer in any jurisdiction and to extend the Exchange Offer to holders of Original Notes in that jurisdiction.

   Actuant may in the future seek to acquire Original Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Original Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Original Notes except to the extent that we may be required to do so under the Registration Rights Agreement.

Accounting Treatment

   The Exchange Notes will be recorded at the same carrying value as the Original Notes, as reflected in our accounting records on the date of the exchange. Accordingly, Actuant will recognize no gain or loss for accounting purposes upon the completion of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the Exchange Notes under generally accepted accounting principles.

Exchange Agent

   Bank One Trust Company, National Association, Columbus, Ohio has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:

   By Hand or Overnight Courier/Mail:           Facsimile Transmission:


      Bank One Trust Company, N.A.                   (312) 407-8853
            Attn: Exchanges                 (For Eligible Institutions Only)
   One North State Street, 9th Floor

           Chicago, IL 60602                     Confirm by Telephone:
                                                     (800) 524-9472

   Requests for additional copies of this prospectus or the Letter of Transmittal should be directed to the Exchange Agent.

                                USE OF PROCEEDS

   The Exchange Offer is intended to satisfy certain of our obligations under the Purchase Agreement and the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. In consideration for issuing the Exchange Notes contemplated by this prospectus, we will receive the Original Notes in like principal amount, the form and terms of which are the same as the form and terms of the Exchange Notes (which replace the Original Notes, except as otherwise described herein, and which represent the same indebtedness). The Original Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase or decrease in our indebtedness.

   We received approximately $190.4 million of net proceeds from the offering of the Original Notes (after deducting the offering discount, the initial purchasers' discount and the estimated offering expenses). We used the net proceeds from the offering, together with a portion of the initial borrowings under the Actuant Credit Facility, borrowings under the new credit facility entered into by APW and proceeds from the sale of Barry Controls, to fund the purchase of the 1999 Notes, which bore interest at the rate of 8.75% per annum and matured in 2009, and for repayment of other debt in connection with the Distribution. For the terms of our other debt, see Note I--"Debt" in Notes to Consolidated Financial Statements included herein.

   For further discussion of the sources and uses of funds related to the Distribution, see "The Transactions."

                                 CAPITALIZATION

   The following table sets forth the unaudited historical capitalization of Applied Power as of May 31, 2000, and the unaudited pro forma capitalization of Actuant as of May 31, 2000 after giving effect to the Transactions including the issuance of debt under the Actuant Credit Facility, the issuance of the Notes and the estimated fees and expenses related thereto, each as if they had occurred on that date. The table should be read in conjunction with the "Unaudited Pro Forma Consolidated Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements appearing elsewhere in this prospectus.

                                                              May 31, 2000
                                                         -----------------------
                                                         Historical Pro Forma(1)
                                                         ---------- ------------
                                                              (in millions)
Cash and cash equivalents...............................   $  6.8     $   6.8
                                                           ======     =======
Existing long-term debt(2)..............................   $456.9     $   --
The Actuant Credit Facility(3)..........................      --        252.6
The Notes, net of discount..............................      --        197.4
                                                           ------     -------
    Total debt(4).......................................    456.9       450.0
                                                           ------     -------
Shareholders' equity(5).................................    462.8      (146.8)
                                                           ------     -------
    Total capitalization................................   $919.7     $ 303.2
                                                           ======     =======

--------
(1) Gives effect to the Transactions, including the issuance of debt under the Actuant Credit Facility, the issuance of the Notes and the estimated fees and expenses related thereto. See "The Transactions."
(2) Historical long-term debt excludes $43.8 million of an off-balance sheet accounts receivable financing facility that was retired upon the consummation of the Distribution. Immediately following the Distribution, Actuant does not have an accounts receivable financing program. The existing long-term debt balance excludes $287.4 million of debt allocated to the Electronics Business, which is included in net assets of discontinued operations on the consolidated balance sheet.
(3) The Actuant Credit Facility consists of $240.0 million in term loans which were borrowed upon the consummation of the Distribution and a $100.0 million revolving credit facility, approximately $12.6 million of which were drawn upon consummation of the Distribution. See "Description of the Actuant Credit Facility."
(4) Prior to the Distribution, most of Applied Power's debt instruments were held at the corporate level. Applied Power's historical debt has been allocated in the historical financial statements between the Industrial Business and the Electronics Business based on the amount of debt then anticipated to be assumed by the Electronics Business in the Distribution. The amount of debt allocated to the Industrial Business approximated four times EBITDA of Actuant pro forma for the Transactions for the four fiscal quarters preceding the date of the Distribution and is reflected in an agreement between APW and Actuant. See Note I--"Debt" in Notes to Consolidated Financial Statements.
(5) The reduction in shareholders' equity reflects the following items, net of tax effect:

                                                                   May 31, 2000
                                                                   ------------
                                                                       (in
                                                                    millions)
   The Distribution...............................................   $(597.5)
   Estimated final allocation of debt to APW......................     (85.9)
   Write-off of unamortized historical debt issuance costs........      (0.4)
   Estimated transaction costs, including Tender Offer premium....     (16.7)
   Estimated gain on the Divestitures.............................      90.9
                                                                     -------
                                                                     $(609.6)
                                                                     =======

   In accordance with generally accepted accounting principles, the Distribution results in a net reduction in Applied Power's historical shareholders' equity as the total assets being distributed to APW in the Distribution exceed the total liabilities being distributed. The excess of total assets over total liabilities requires a corresponding reduction in shareholders' equity. See "Unaudited Pro Forma Consolidated Financial Statements."

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   The following unaudited pro forma consolidated statements of earnings and unaudited pro forma consolidated balance sheet present the consolidated results of Applied Power and its financial position, adjusted to give effect to the Transactions, including the issuance of the Notes, the issuance of debt under the Actuant Credit Facility and the estimated fees and expenses related thereto. The unaudited pro forma consolidated statements of earnings for the nine and twelve months ended May 31, 2000 and the fiscal year ended August 31, 1999 give effect to the Transactions as if they had occurred on the day prior to the beginning of the period being referenced. The unaudited pro forma consolidated balance sheet data give effect to the Transactions as if they had occurred on May 31, 2000 except for the sale of Air Cargo, which occurred on May 26, 2000.

   The unaudited pro forma consolidated financial statements have been derived from the historical consolidated financial statements of Applied Power. The pro forma adjustments, as described in the notes that follow, are based upon available information and upon certain assumptions that management believes are reasonable. You should read this information in conjunction with the Consolidated Financial Statements included elsewhere in this prospectus. The unaudited pro forma consolidated financial statements are included for comparative purposes only and do not purport to be indicative of the results of Actuant in the future or what the financial position and results of operations would have been had Actuant been a separate, stand-alone entity during the periods shown.

             Unaudited Pro Forma Consolidated Statement of Earnings
                     (in thousands, except per share data)

                                     Nine Months Ended May 31, 2000
                              ------------------------------------------------
                                           Excluded       Other         Pro
                              Historical Businesses(1) Adjustments    Forma(2)
                              ---------- ------------- -----------    --------
Net sales...................   $535,655    $(128,261)   $    --       $407,394
Cost of products sold.......    341,816      (82,447)        --        259,369
                               --------    ---------    --------      --------
Gross profit................    193,839      (45,814)        --        148,025
Engineering, selling and
 administrative expenses....    103,329      (27,625)     (5,281)(3)    70,423
Amortization of intangible
 assets.....................      5,902       (1,208)        --          4,694
Contract termination
 recovery...................     (1,446)         --          --         (1,446)
Corporate reorganization
 expenses...................      4,449          --       (4,449)(4)       --
                               --------    ---------    --------      --------
Operating earnings..........     81,605      (16,981)      9,730        74,354
Other expense (income):
Net financing costs.........     27,892          --       13,008 (5)    40,900
Other income--net...........       (823)         146         --           (677)
                               --------    ---------    --------      --------
Earnings from continuing
 operations before income
 tax expense................     54,536      (17,127)     (3,278)       34,131
Income tax expense..........     19,584          --       (5,590)(6)    13,994
                               --------    ---------    --------      --------
Net earnings from continuing
 operations.................     34,952      (17,127)      2,312        20,137
Earnings from discontinued
 operations.................     34,232          --      (34,232)(7)       --
                               --------    ---------    --------      --------
Earnings before
 extraordinary item.........     69,184      (17,127)    (31,920)       20,137
Extraordinary loss..........    (12,186)         --          --        (12,186)
                               --------    ---------    --------      --------
Net earnings................   $ 56,998    $ (17,127)   $(31,920)     $  7,951
                               ========    =========    ========      ========
Basic earnings per share:
Earnings from continuing
 operations per share.......   $   0.89                               $   0.51
Discontinued operations per
 share......................       0.88                                    --
Extraordinary loss per
 share......................      (0.31)                                 (0.31)
                               --------                               --------
Net earnings per share......   $   1.46                               $   0.20
                               ========                               ========
Weighted average common
 shares outstanding.........     39,045                                 39,045
                               ========                               ========
Diluted earnings per share:
Earnings from continuing
 operations per share.......   $   0.87                               $   0.50
Discontinued operations per
 share......................       0.85                                    --
Extraordinary loss per
 share......................      (0.30)                                 (0.30)
                               --------                               --------
Net earnings per share......   $   1.42                               $   0.20
                               ========                               ========
Weighted average common and
 equivalent shares
 outstanding                     40,302                                 40,302
                               ========                               ========
Other Data:
Depreciation and
 amortization...............   $ 18,224    $  (5,204)   $    --       $ 13,020
Capital expenditures........      9,170       (3,223)        --          5,947

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

             Unaudited Pro Forma Consolidated Statement of Earnings
                     (in thousands, except per share data)

                                        Year Ended August 31, 1999
                               ------------------------------------------------
                                            Excluded       Other         Pro
                               Historical Businesses(1) Adjustments    Forma(2)
                               ---------- ------------- -----------    --------
Net sales....................   $695,704    $(158,867)   $    --       $536,837
Cost of products sold........    443,020      (98,092)        --        344,928
                                --------    ---------    --------      --------
Gross profit.................    252,684      (60,775)        --        191,909
Engineering, selling and
 administrative expenses.....    136,671      (30,530)     (7,399)(3)    98,742
Amortization of intangible
 assets......................      8,748       (2,589)        --          6,159
Contract termination costs...      7,824          --          --          7,824
Corporate reorganization
 expenses....................        --           --          --            --
                                --------    ---------    --------      --------
Operating earnings...........     99,441      (27,656)      7,399        79,184
Other expense (income):
Net financing costs..........     41,181          --       13,353(5)     54,534
Other expense (income)--net..        850         (143)        --            707
                                --------    ---------    --------      --------
Earnings from continuing
 operations before income tax
 expense.....................     57,410      (27,513)     (5,954)       23,943
Income tax expense...........     22,830          --      (13,013)(6)     9,817
                                --------    ---------    --------      --------
Net earnings from continuing
 operations..................     34,580      (27,513)      7,059        14,126
Earnings from discontinued
 operations..................     44,817          --      (44,817)(7)       --
                                --------    ---------    --------      --------
Net earnings.................   $ 79,397    $ (27,513)   $(37,758)     $ 14,126
                                ========    =========    ========      ========
Basic earnings per share:
Earnings from continuing
 operations per share........   $   0.89                               $   0.36
Discontinued operations per
 share.......................       1.15                                    --
                                --------                               --------
Net earnings per share.......   $   2.04                               $   0.36
                                ========                               ========
Weighted average common
 shares outstanding..........     38,825                                 38,825
                                ========                               ========
Diluted earnings per share:
Earnings from continuing
 operations per share........   $   0.86                               $   0.35
Discontinued operations per
 share.......................       1.12                                    --
                                --------                               --------
Net earnings per share.......   $   1.98                               $   0.35
                                ========                               ========
Weighted average common and
 equivalent shares
 outstanding.................     40,200                                 40,200
                                ========                               ========
Other Data:
Depreciation and
 amortization................   $ 26,056    $  (9,197)   $    --       $ 16,859
Capital expenditures.........     22,885       (9,062)        --         13,823

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

             Unaudited Pro Forma Consolidated Statement of Earnings
                     (in thousands, except per share data)

                                    Twelve Months Ended May 31, 2000
                              ------------------------------------------------
                                           Excluded       Other         Pro
                              Historical Businesses(1) Adjustments    Forma(2)
                              ---------- ------------- -----------    --------
Net sales...................   $707,003    $(168,796)   $    --       $538,207
Cost of products sold.......    450,732     (106,479)        --        344,253
                               --------    ---------    --------      --------
Gross profit................    256,271      (62,317)        --        193,954
Engineering, selling and
 administrative expenses....    134,442      (35,314)     (7,204)(3)    91,924
Amortization of intangible
 assets.....................      7,994       (1,879)        --          6,115
Contract termination
 recovery...................     (1,446)         --          --         (1,446)
Corporate reorganization
 expenses...................      4,449          --       (4,449)(4)       --
                               --------    ---------    --------      --------
Operating earnings..........    110,832      (25,124)     11,653        97,361
Other expense (income):
Net financing costs.........     38,435          --       16,099 (5)    54,534
Other income--net...........       (152)        (352)        --           (504)
                               --------    ---------    --------      --------
Earnings from continuing
 operations before income
 tax expense................     72,549      (24,772)     (4,446)       43,331
Income tax expense..........     27,751          --       (9,985)(6)    17,766
                               --------    ---------    --------      --------
Net earnings from continuing
 operations.................     44,798      (24,772)      5,539        25,565
Earnings from discontinued
 operations.................     47,568          --      (47,568)(7)       --
                               --------    ---------    --------      --------
Earnings before
 extraordinary item.........     92,366      (24,772)    (42,029)       25,565
Extraordinary loss..........    (12,186)         --          --        (12,186)
                               --------    ---------    --------      --------
Net earnings................   $ 80,180    $ (24,772)   $(42,029)     $ 13,379
                               ========    =========    ========      ========
Basic earnings per share:
Earnings from continuing
 operations per share.......   $   1.14                               $   0.65
Discontinued operations per
 share......................       1.22                                    --
Extraordinary loss per
 share......................      (0.31)                                 (0.31)
                               --------                               --------
Net earnings per share......   $   2.05                               $   0.34
                               ========                               ========
Weighted average common
 shares outstanding.........     39,024                                 39,024
                               ========                               ========
Diluted earnings per share:
Earnings from continuing
 operations per share.......   $   1.11                               $   0.63
Discontinued operations per
 share......................       1.18                                    --
Extraordinary loss per
 share......................      (0.30)                                 (0.30)
                               --------                               --------
Net earnings per share......   $   1.99                               $   0.33
                               ========                               ========
Weighted average common and
 equivalent shares
 outstanding                     40,275                                 40,275
                               ========                               ========
Other Data:
Depreciation and
 amortization...............   $ 23,823    $  (7,309)   $    --       $ 16,514
Capital expenditures........     10,793       (3,490)        --          7,303

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

        Notes to Unaudited Pro Forma Consolidated Statements of Earnings

(1) Reflects the elimination of historical operating results for the Air Cargo and Barry Controls businesses, which were sold in May 2000 and June 2000, respectively, and the Magnets business, which became part of APW in connection with the Distribution.

(2) Includes the operating results, until the date of its disposition, of Samuel Groves, a business unit sold by Applied Power on November 23, 1999. Operating results of this divested business for the pro forma periods presented were as follows:

                                             Nine Months
                                                Ended    Year Ended    Twelve
                                               May 31,   August 31, Months Ended
                                                2000        1999    May 31, 2000
                                             ----------- ---------- ------------
                                                       (in thousands)
   Net sales................................   $1,340      $9,385      $3,032
   Gross profit.............................      348       2,466         723
   Operating earnings.......................      (58)        290        (101)
   EBITDA...................................        4         631          52
   Capital expenditures.....................      --           75          17

(3) Engineering, selling and administrative expenses include all general corporate expenses related to Applied Power, including costs incurred to support both the Industrial Business and the Electronics Business. In accordance with generally accepted accounting principles, none of these expenses has been allocated to discontinued operations. The adjustment reflects the elimination of the excess of historical general corporate expenses over the amounts management believes would have been incurred by Actuant had the Distribution taken place at the beginning of such periods. The remainder represents salaries and benefits for positions in corporate finance, treasury, tax, human resource and general management as well as certain outside service fees expected to continue, including audit, insurance and legal costs. For the nine and twelve month periods ended May 31, 2000 and fiscal 1999, pro forma general corporate expenses were $3.9 million, $5.0 million and $4.7 million, respectively.

(4) Reflects the adjustment to exclude investment banking, legal, accounting and other fees and expenses associated with the Distribution.

(5) Reflects the elimination of historical net financing costs and the inclusion of estimated pro forma net financing costs based on the debt realignment related to the Distribution as follows:

                                           Nine Months               Twelve
                                              Ended    Year Ended Months Ended
                                             May 31,   August 31,   May 31,
                                              2000        1999        2000
                                           ----------- ---------- ------------
                                                     (in thousands)
   The Actuant Credit Facility--Revolver
    and Tranche A term
    Loan at 9.47%.........................   $ 9,063    $12,084     $12,084
   The Actuant Credit Facility--Tranche B
    Term Loan at 10.47%...................     9,816     13,088      13,088
   The Notes at 13.0%.....................    19,500     26,000      26,000
   Non-cash amortization of the discount
    on Notes..............................       227        303         303
   Non-cash amortization of debt issuance
    costs.................................     1,314      1,752       1,752
   Other financing costs..................       980      1,307       1,307
                                             -------    -------     -------

   Estimated pro forma net financing
    costs.................................    40,900     54,534      54,534
   Less: historical net financing costs...    27,892     41,181      38,435
                                             -------    -------     -------
   Pro forma adjustment...................   $13,008    $13,353     $16,099
                                             =======    =======     =======

  LIBOR assumed in the above calculations is 6.72%. A 0.25% change in LIBOR for the Actuant Credit Facility would result in an approximate $0.6 million change in annual pro forma net financing costs.

(6) Represents the adjustment required to arrive at an estimated income tax expense after the Distribution. The increase in the effective pro forma tax rate results from lower utilization of foreign tax credits.

(7) Reflects elimination of the net operating results of the Electronics
    Business.

(8) "EBITDA" is defined as operating earnings before depreciation, amortization and certain restructuring and other non-recurring items. Restructuring and other non-recurring items included in the pro forma consolidated statement of earnings are contract termination costs, contract termination recovery and corporate reorganization expenses. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and our calculation thereof may not be comparable to that reported by other companies. We believe that EBITDA provides useful information regarding our ability to service and/or incur indebtedness. EBITDA does not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use.

                                           Excluded       Other
                              Historical Businesses(1) Adjustments Pro Forma(2)
   EBITDA:                    ---------- ------------- ----------- ------------
   Nine Months Ended May 31,
    2000....................   $102,832    $(22,185)     $5,281      $ 85,928
                               ========    ========      ======      ========
   Year Ended August 31,
    1999....................   $133,321    $(36,853)     $7,399      $103,867
                               ========    ========      ======      ========
   Twelve Months Ended May
    31, 2000................   $137,658    $(32,433)     $7,204      $112,429
                               ========    ========      ======      ========

                 Unaudited Pro Forma Consolidated Balance Sheet
                                 (in thousands)

                                            May 31, 2000
                           ---------------------------------------------------
                                         Excluded       Other
                           Historical  Businesses(1) Adjustments     Pro Forma
                           ----------  ------------- -----------     ---------
ASSETS
Current assets:
Cash and cash
 equivalents.............  $    6,808    $     --     $     --       $   6,808
Accounts receivable,
 net.....................      79,732      (25,975)      43,803 (2)     97,560
Inventories, net.........      93,276      (24,280)         --          68,996
Prepaid expenses.........       7,122       (1,167)      40,000 (3)     45,955
Deferred income taxes....       8,599       (2,705)         --           5,894
                           ----------    ---------    ---------      ---------
Total current assets.....     195,537      (54,127)      83,803        225,213
Property, plant and
 equipment...............     176,862      (44,592)         --         132,270
Less: accumulated
 depreciation............    (106,183)      24,167          --         (82,016)
                           ----------    ---------    ---------      ---------
Net property, plant and
 equipment...............      70,679      (20,425)         --          50,254
Goodwill, net of
 accumulated
 amortization............     140,696      (27,678)         --         113,018
Other intangibles, net of
 accumulated
 amortization............      28,750       (4,812)         --          23,938
Net assets of
 discontinued
 operations..............     597,489          --      (597,489)(4)        --
Other assets.............       2,385          --        14,320 (5)     16,705
                           ----------    ---------    ---------      ---------
Total assets.............  $1,035,536    $(107,042)   $(499,366)     $ 429,128
                           ==========    =========    =========      =========
LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings....  $      --     $     --     $     --       $     --
Trade accounts payable...      55,730      (11,224)         --          44,506
Accrued compensation and
 benefits................      16,448       (2,494)         --          13,954
Income taxes payable.....       1,118       (6,744)      28,448 (6)     22,822
Other current
 liabilities.............      18,464        2,049       10,000 (7)     30,513
                           ----------    ---------    ---------      ---------
Total current
 liabilities.............      91,760      (18,413)      38,448        111,795
Long-term debt...........     456,907     (157,500)     150,593 (8)    450,000
Deferred income taxes....       8,485       (9,163)         --            (678)
Other deferred
 liabilities.............      15,620         (862)         --          14,758
Shareholders' equity
Common stock.............       7,822          --           --           7,822
Additional paid-in
 capital.................      14,255          --      (648,583)(9)   (634,328)
Retained earnings........     468,104       78,896      (57,128)(10)   489,872
Accumulated other
 comprehensive income....     (27,417)         --        17,304 (11)   (10,113)
                           ----------    ---------    ---------      ---------
Total shareholders'
 equity..................     462,764       78,896     (688,407)      (146,747)
                           ----------    ---------    ---------      ---------
Total liabilities and
 shareholders' equity....  $1,035,536    $(107,042)   $(499,366)     $ 429,128
                           ==========    =========    =========      =========

  The accompanying notes are an integral part of these pro forma consolidated financial statements.

            Notes to Unaudited Pro Forma Consolidated Balance Sheet

 (1) Reflects the historical financial position as of May 31, 2000 of the Barry Controls business, which was sold in June 2000, and the Magnets business, which became part of APW in connection with the Distribution.

 (2) Historically, Applied Power, through a wholly-owned limited purpose subsidiary, sold participating interests in a pool of its trade accounts receivable to financial institutions. Immediately following the Distribution, we do not have an accounts receivable financing program. The adjustment represents the amount of accounts receivable relating to the Industrial Business sold as of May 31, 2000.

 (3) Reflects APW's agreement to reimburse Applied Power for the estimated tax liability created by the corporate restructuring transactions related to the Distribution, including the transactions that made APW Ltd. a Bermuda corporation. A corresponding liability is reflected in income taxes payable.

 (4) Reflects the transfer of the net assets of the Electronics Business in the Distribution.

 (5) Reflects estimated new debt issuance costs of approximately $15.0 million that were incurred as a result of the debt realignment related to the Distribution, net of a write-off of $0.7 million of unamortized costs related to former debt agreements.

 (6) Represents the estimated tax liability increase (decrease) due to certain other pro forma adjustments as follows:

                                                                 May 31, 2000
                                                                --------------
                                                                (in thousands)
    Estimated taxes on corporate restructuring transactions
     (see Note 3 above)........................................    $ 40,000
    Write-off of unamortized historical debt issuance costs
     (see Note 5 above)........................................        (272)
    Estimated costs associated with effecting the Transactions including Tender Offer premium (see Notes 7 and 8 below)
     ..........................................................     (11,280)
                                                                   --------
    Pro forma adjustment.......................................    $ 28,448
                                                                   ========

 (7) Represents the accrual of the estimated investment banking, legal, accounting and other fees and expenses associated with the Transactions.

 (8) A reconciliation of the pro forma adjustments to long-term debt is as follows:

                               May 31, 2000
                              --------------
                              (in thousands)
    Accounts receivable
     financing facility (see
     Note 2 above)..........     $ 43,803
    Estimated debt issuance
     costs (see Note 5
     above).................       15,000
    Final allocation per
     debt realignment and
     other..................       91,790
                                 --------
    Pro forma adjustment....     $150,593
                                 ========

 (9) Reflects changes to additional paid-in capital account impacted by pro forma adjustments as follows:

                                                                 May 31, 2000
                                                                --------------
                                                                (in thousands)
    The Distribution (see Note 4 above)........................   $(597,489)
    Estimated taxes on corporate restructuring transactions
     (see Note 3 above)........................................      40,000
    Estimated final allocation of debt.........................     (73,790)
    Cumulative translation adjustment (see Note 11 below)......     (17,304)
                                                                  ---------
    Pro forma adjustment.......................................   $(648,583)
                                                                  =========

(10)Reflects changes to retained earnings generated by pro forma adjustments, net of tax effect, as follows:

                                                                May 31, 2000
                                                               --------------
                                                               (in thousands)
    Estimated taxes on corporate restructuring transactions
     (see Note 3 above).......................................    $(40,000)
    Write-off of unamortized historical debt issuance costs
     (see Note 5 above).......................................        (408)
    Estimated transaction costs and other.....................     (16,720)
                                                                  --------
    Pro forma adjustment......................................    $(57,128)
                                                                  ========

(11) Reflects elimination of the portion of the cumulative translation account attributable to the Electronics Business.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected historical financial data have been derived from the consolidated financial statements of Applied Power. The data should be read in conjunction with these financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of earnings data for each of the three fiscal years ended August 31, 1999 and the balance sheet data as of August 31, 1998 and 1999 have been derived from the audited Consolidated Financial Statements included elsewhere in this prospectus. The statement of earnings data for each of the fiscal years ended August 31, 1995 and 1996 and the balance sheet data as of August 31, 1995, 1996 and 1997 have been derived from unaudited consolidated financial statements of Applied Power not included in this prospectus. The statement of earnings data for the nine months ended May 31, 1999 and May 31, 2000 and the balance sheet data as of those dates have been derived from unaudited consolidated financial statements of Applied Power included elsewhere in this prospectus. Operating results for the nine months ended May 31, 2000 are not necessarily indicative of the results that may be expected for the entire fiscal year ending August 31, 2000. Certain of the financial data included in this prospectus may appear to not add or subtract properly due to rounding.

   The financial data presented in the following table reflect all business units other than the Electronics Business, which was spun off to shareholders in the Distribution. Financial data presented in the table include the Non-continuing Businesses. As a result, the selected financial data in the following table are not fully representative of the group of business units that comprise Actuant after the Distribution. We have included a separate financial data table in "Management's Discussion and Analysis of Financial Condition and Results of Operations" that includes only those units of Applied Power that comprise Actuant after the Distribution.

                                                                                    Nine Months Ended
                                                  Year Ended August 31,                  May 31,
                                           ---------------------------------------- -----------------
                                            1995   1996   1997(2)  1998(2)   1999     1999     2000
                                           ------ ------ ------   ------   -------- -------- --------
                                                    (in millions, except per share data)
Statement of Earnings Data(1):
Net sales................................  $493.9 $514.5 $522.4   $637.5   $  695.7 $  524.4 $  535.7
Gross profit.............................   175.9  180.8  180.5    200.9      252.7    190.3    193.8
Operating expenses(3)(4)(5)..............   136.8  138.5  139.8    179.0      144.5    113.4    106.3
Operating earnings.......................    36.0   38.2   35.8      9.3       99.4     70.2     81.6
Earnings from continuing operations......    16.9   23.8   22.6      0.1       34.6     24.7     35.0
Diluted earnings per share from
 continuing operations...................    0.41   0.57   0.57     0.00       0.86     0.62     0.87
Cash dividends per share(6)..............    0.06   0.06   0.06     0.06       0.06     0.03     0.03

Balance Sheet Data (at end of period)(1):
Total assets(7)..........................  $466.5 $448.4 $486.4   $711.5   $1,059.9 $1,074.0 $1,035.5
Total debt(8)............................    87.0   94.2   54.8    225.2      521.2    558.9    456.9

--------
(1) We completed various acquisitions and divestitures that impact the comparability of the selected financial data presented in the table. For additional information, see Note D--"Merger, Acquisitions and Divestitures" in Notes to Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Acquisitions and Divestitures."
(2) Operating results for fiscal 1997 and 1998 include merger, restructuring and other non-recurring charges that were recognized in cost of sales and operating expenses. Such expenses totaled $6.2 million and $56.9 million on a pre-tax basis in fiscal 1997 and 1998, respectively. For additional information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note H--"Merger, Restructuring and Other Non-recurring Items" in Notes to Consolidated Financial Statements.
(3) Operating expenses in fiscal 1999 include a $7.8 million pre-tax charge due to the cancellation of a contract. For the nine months ended May 31, 2000, we recorded a $1.4 million pre-tax gain when we recovered costs in excess of what we anticipated when the loss was initially recorded. See "Management's

                                               Footnotes continued on next page.

Footnotes continued from previous page.
   Discussion and Analysis of Financial Condition and Results of Operations" and Note H--"Merger, Restructuring and Other Non-recurring Items" in Notes to Consolidated Financial Statements.
(4) Operating expenses for the nine months ended May 31, 2000 include a $4.4 million pre-tax charge for investment banking, legal, accounting and other fees and expenses associated with the Distribution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note H--"Merger, Restructuring and Other Non-recurring Items" in Notes to Consolidated Financial Statements.
(5) Operating expenses include engineering, selling and administrative expenses, contract termination costs (recovery), corporate reorganization charges, merger related expenses, and all of Applied Power's general corporate expenses (which include expenditures on resources and services that supported the Electronics Business). Total general corporate expenses were as follows:

      Fiscal Period                                                  Amount
      -------------                                               -------------
                                                                  (in millions)
      1995......................................................      $17.2
      1996......................................................       13.8
      1997......................................................       15.2
      1998 (excluding expenses in Note 2 above).................       17.5
      1999......................................................       12.1
      Nine months ended May 31, 1999............................        9.1
      Nine months ended May 31, 2000 (excluding expenses in Note
       4 above).................................................        9.2

  Such amounts include the general corporate expenses for Zero Corporation ("ZERO") for periods both prior to and after its merger with Applied Power in fiscal 1998. The merger was accounted for using the pooling of interests method of accounting, with all of Applied Power's historical results restated to include the historical results of ZERO. The majority of ZERO's general corporate expenses was eliminated shortly after its acquisition, as its corporate support functions were provided by existing Applied Power corporate personnel. We expect general corporate expenses to decrease following the Distribution due to the need for fewer employees performing such functions and a reduction in the size of the organization being supported by such corporate personnel. We believe that the expenses required to support such general corporate functions in fiscal 1999 and the nine months ended May 31, 2000, had the Distribution been completed prior to the beginning of the period, would have been approximately $4.7 million and $3.9 million, respectively. For further information, see "Unaudited Pro Forma Consolidated Financial Statements" and Note A--"Summary of
  Significant Accounting Policies" in Notes to Consolidated Financial
  Statements.
(6) Applied Power split its stock two-for-one in fiscal 1998. All dividend and per share data have been adjusted for this stock split. Actuant does not intend to pay dividends following the Distribution.
(7) Includes net assets of discontinued operations as follows:

      Balance Sheet Date                                              Balance
      ------------------                                           -------------
                                                                   (in millions)
      August 31, 1995.............................................    $ 83.9
      August 31, 1996.............................................      49.0
      August 31, 1997.............................................      86.2
      August 31, 1998.............................................     249.7
      August 31, 1999.............................................     598.5
      May 31, 1999................................................     604.1
      May 31, 2000................................................     597.5

(8) Historically, Applied Power incurred indebtedness at the parent company level or at a limited number of subsidiaries, rather than at the operating unit or segment level. Debt in the table reflects our debt balance after an allocation was made to the Electronics Business, which is reported in discontinued operations. The debt allocated to the Electronics Business was based on the estimated debt expected to be assigned to APW in the debt realignment related to the Distribution. Historical net financing costs were allocated based on the debt allocation using the historical weighted-average rate. Our debt and capitalization will change as a result of the Distribution. See "Unaudited Pro Forma Consolidated Financial Statements" and Note I--"Debt" in Notes to Consolidated Financial Statements.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

   The following discussion and analysis of financial condition and results of operations should be read in conjunction with the Consolidated Financial Statements and financial information appearing elsewhere in this prospectus. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See "Risk Factors" and "Forward-Looking Statements."

Historical Financial Data

   The financial data presented in the following table reflect all business units other than the Electronics Business, which was spun off to shareholders in the Distribution. Financial data presented in the table include the Non-continuing Businesses. As a result, the selected financial data in the following table are not fully representative of the group of business units that comprise Actuant after the Distribution. We have included a separate financial data table in "Unaudited Adjusted Historical Financial Data" below that includes only those units of Applied Power that comprise Actuant after the Distribution.

                                                               Nine Months Ended
                                        Year Ended August 31,       May 31,
                                        ---------------------- -----------------
                                         1997   1998    1999     1999     2000
                                        ------ ------ -------- -------- --------
                                              (in millions, except per share data)
Statement of Earnings Data:
Net sales.............................  $522.4 $637.5 $  695.7 $  524.4 $  535.7
Gross profit..........................   180.5  200.9    252.7    190.3    193.8
Operating expenses....................   139.8  179.0    144.5    113.4    106.3
Operating earnings....................    35.8    9.3     99.4     70.2     81.6
Earnings from continuing operations...    22.6    0.1     34.6     24.7     35.0
Diluted earnings per share from
 continuing operations................    0.57   0.00     0.86     0.62     0.87
Cash dividends per share..............    0.06   0.06     0.06     0.03     0.03

Balance Sheet Data (at end of period):
Total assets..........................  $486.4 $711.5 $1,059.9 $1,074.0 $1,035.5
Total debt............................    54.8  225.2    521.2    558.9    456.9

Unaudited Adjusted Historical Financial Data

   The financial information included in "Selected Consolidated Financial Data" and in "Historical Financial Data" above includes financial information for the Non-continuing Businesses and as a result is not fully representative of the group of business units that will comprise Actuant after the Distribution. We have included in the following table certain adjusted financial information for only those business units that will be included in Actuant following the Distribution. Historical net financing costs and income taxes, as well as balance sheet data, have not been adjusted and are therefore not presented in the following table.

                                            Year Ended August     Nine Months
                                                   31,           Ended May 31,
                                           --------------------- -------------
                                            1997   1998    1999   1999   2000
                                           ------ ------  ------ ------ ------
                                                     (in millions)
Statement of Earnings Data(1):
Adjusted net sales........................ $381.8 $482.1  $527.5 $398.3 $406.1
Adjusted gross profit(2)..................  132.3  151.0   189.5  143.9  147.7
Adjusted operating expenses excluding
 general corporate expense(2)(3)(4).......   93.3  126.0    99.7   79.7   69.1
General corporate expenses(5).............   15.2   17.5    12.1    9.1    9.2
Adjusted operating earnings(2)(3)(4)(5)...   20.3   (3.5)   71.5   50.4   64.7

                                                                    Nine Months
                                                  Year Ended August  Ended May
                                                         31,            31,
                                                  ----------------- -----------
                                                  1997  1998  1999  1999  2000
                                                  ----- ----- ----- ----- -----
                                                          (in millions)
Other Financial Data(1):
Adjusted EBITDA(6)............................... $38.9 $70.3 $95.8 $71.3 $80.7
Adjusted depreciation............................   8.9  10.8  10.4   8.4   8.3
Adjusted amortization of intangible assets.......   3.4  11.1   6.2   4.7   4.7
Adjusted capital expenditures....................  10.2  15.4  13.7  12.4   6.0

--------

(1) We have excluded the operating results of the Non-continuing Businesses from the financial data presented in this table. However, we completed various acquisitions that impact the comparability of the adjusted financial data presented in the table above. For additional information, see Note D--"Merger, Acquisitions and Divestitures" in Notes to Consolidated Financial Statements as well as "--Acquisitions and Divestitures."

(2) Operating results for fiscal 1997 and 1998 include merger, restructuring and other non-recurring charges that were recognized in cost of products sold and operating expenses. Such expenses totaled $6.2 million and $56.9 million in fiscal 1997 and 1998, respectively. Of such charges, $3.3 million and $17.7 million in fiscal 1997 and 1998, respectively, were recorded in cost of products sold, with the balance recorded in operating expenses. For additional information, see "--Restructuring, Merger Costs and Debt Realignment" and Note H--"Merger, Restructuring and Other Non-recurring Items" in Notes to Consolidated Financial Statements.

(3) Fiscal 1999 and the nine months ended May 31, 1999 include a $7.8 million charge relating to the cancellation of a contract. For the nine months ended May 31, 2000, we recorded a $1.4 million gain when we recovered costs in excess of what we anticipated when the loss was initially recorded. See Note H--"Merger, Restructuring and Other Non-recurring Items" in Notes to Consolidated Financial Statements.

(4) The nine months ended May 31, 2000 include a $4.4 million charge for investment banking, legal, accounting and other fees and expenses associated with the Distribution. See Note H--"Merger, Restructuring and Other Non-recurring Items" in Notes to Consolidated Financial Statements.

(5) General corporate expenses consist of all of Applied Power's general corporate expenses, including expenditures on resources and services that support the Electronics Business. Such amounts include the general corporate expenses for ZERO for periods both prior to and after its merger with Applied Power in fiscal 1998. The merger was accounted for using the pooling of interests method of accounting, with all of Applied Power's historical results restated to include the historical results of ZERO. The majority of ZERO's general corporate expenses was eliminated shortly after its acquisition, as its corporate support functions were provided by existing Applied Power corporate personnel. We expect general corporate expenses to decrease following the Distribution due to the need for fewer employees and a reduction in the size of the organization being supported. We believe that the expenses required to support such general corporate functions in fiscal 1999 and the nine months ended May 31, 2000, had the Distribution been completed prior to the beginning of such periods, would have been approximately $4.7 million and $3.9 million, respectively. For further information, see "Unaudited Pro Forma Consolidated Financial Statements" and Note A--"Summary of Significant Accounting Policies" in Notes to Consolidated Financial Statements.

(6) Adjusted EBITDA excludes certain restructuring and other non-recurring items (described in Notes 2, 3, and 4 above). Adjusted EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles, and our calculation thereof may not be comparable to that reported by other companies. We believe that adjusted EBITDA provides useful information regarding our ability to service and/or incur indebtedness. Adjusted EBITDA does not take into account our working capital requirements, debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary use. We calculated adjusted EBITDA as follows:

                                                                  Nine Months
                                               Year Ended August   Ended May
                                                      31,             31,
                                               ------------------ -----------
                                               1997  1998   1999  1999  2000
                                               ----- -----  ----- ----- -----
                                                       (in millions)
   Adjusted operating earnings................ $20.3 $(3.5) $71.5 $50.4 $64.7
   Adjusted depreciation......................   8.9  10.8   10.4   8.4   8.3
   Adjusted amortization of intangible
    assets(a).................................   3.4   6.0    6.2   4.7   4.7
   Contract termination costs (recovery)......   --    --     7.8   7.8  (1.4)
   Merger, restructuring and other non-
    recurring charges.........................   6.2  56.9    --    --    --
   Corporate reorganization expenses..........   --    --     --    --    4.4
                                               ----- -----  ----- ----- -----
   Adjusted EBITDA............................ $38.9 $70.3  $95.8 $71.3 $80.7
                                               ===== =====  ===== ===== =====

--------
(a) Fiscal 1998 adjusted amortization of intangible assets excludes $5.1 million, which was recorded in conjunction with certain restructuring actions and is therefore included with restructuring charges in this table.

Acquisitions and Divestitures

   We completed a number of acquisitions over the past five years that have expanded and diversified our product lines, capabilities and global reach. During this time, we also divested several businesses and product lines that we no longer considered integral to our business strategy. The following table summarizes the significant acquisitions and divestitures that were completed during the last five years:

                                                                 Approximate
                            Segment              Date          Annual Sales(1)
                            -------              ----          ---------------
                                                                (in millions)
Acquisitions:
Nielsen Sessions and Air
 Cargo..................... Engineered Solutions July 1998          $ 29

Del City Wire.............. Tools & Supplies     February 1998        16

Ancor Products............. Tools & Supplies     January 1998          7

Versa/Tek.................. Engineered Solutions October 1997         75

CalTerm.................... Tools & Supplies     May 1996             17

Divestitures:
Barry Controls............. Engineered Solutions June 2000          $120

Air Cargo.................. Engineered Solutions May 2000             22

Moxness.................... Engineered Solutions March 1998            6

APITECH Mobile Equipment... Engineered Solutions January 1996         10

--------
(1) At time of transaction. Sales figures exclude sales from business units acquired in these transactions that now operate in the Electronics Business.

   The comparability of our operating results from period to period is impacted by these acquisitions and divestitures. See Note D--"Merger, Acquisitions and Divestitures" in Notes to Consolidated Financial Statements.

Restructuring, Merger Costs and Debt Realignment

   Over the past five years, we have undergone restructuring and have implemented a number of actions to improve business focus, reduce our cost structure and leverage existing capabilities and infrastructure. These actions included the consolidation of headquarter, manufacturing and warehouse facilities, as well as personnel reductions, outsourcing of certain operations, significant reductions in the number of SKUs and the sale or exit of low-profit margin or unprofitable product lines.

   Within the Tools & Supplies segment, the Enerpac business underwent significant changes, including the centralization of engineering, administration and distribution functions into regional hubs and a material reduction in the number of SKUs. Concurrently, GB rationalized a number of acquired businesses by consolidating most sales and marketing responsibilities into a central location. Over 5,000 duplicate and under-performing SKUs within GB were eliminated. Additionally, most of the manufacturing and warehousing functions for certain acquired businesses were consolidated into existing facilities. The North American Enerpac and GB organizations were also consolidated and support functions such as finance, human resources and marketing were combined.

   The Engineered Solutions segment also underwent restructuring actions aimed at enhancing profitability. Certain unprofitable product lines were discontinued, while others were shifted to lower cost plants within Applied Power or outsourced completely. Certain support functions were consolidated into regional centers, resulting in personnel reductions and severance.

   We initiated certain restructuring actions starting in fiscal 1996 and continued them in fiscal 1997 and 1998, with the elimination of SKUs in the Tools & Supplies segment and the downsizing of our business infrastructure (personnel and facilities) in Europe. We incurred approximately $6.2 million of restructuring costs in fiscal 1997 in the Tools & Supplies segment in connection with severance paid to terminated employees, as well as the write-off of excess and obsolete inventory resulting from our SKU reduction program. Our fiscal 1997 restructuring costs were recorded in the consolidated statement of earnings as $3.3 million in cost of products sold and $2.9 million in engineering, selling and administration expenses.

   A substantial portion of the restructuring during the periods presented took place in fiscal 1999. We recorded a charge to the consolidated statement of earnings in the fourth quarter of fiscal 1998 to accrue for the costs of the 1999 restructuring. In addition to a $54.9 million pre-tax charge for merger, restructuring and other non-recurring charges recorded in the fourth quarter of fiscal 1998, we incurred $2.0 million of restructuring charges in Tools & Supplies earlier in the year for severance payments to terminated employees and costs incurred to consolidate two operations. In fiscal 1998, we also wrote-down goodwill by $5.1 million in accordance with SFAS No. 121, "Accounting for Impairment of Long-lived Assets to be Disposed of."

   In connection with the merger with ZERO in 1998 (see Note D--"Merger, Acquisitions and Divestitures" in Notes to Consolidated Financial Statements), we recorded transaction costs related to legal, accounting and financial advisory services which were expensed as required under the pooling of interests method of accounting. In addition, we incurred costs associated with the organization realignment, closure of ZERO headquarters, a change in estimate of a receivable valuation and the write-off of obsolete inventory due to conforming product lines. Together, these items totaled approximately $20.1 million. While most of ZERO's business is reported in the Electronics Business segment (which is included as a discontinued operation in the Consolidated Financial Statements), this $20.1 million of expenses was recorded at the corporate level and in accordance with generally accepted accounting principles was not allocated to the Electronics Business.

   We recorded the majority of the restructuring expenses in fiscal 1998, along with all of the $20.1 million of ZERO merger and organization realignment costs. The combined merger, restructuring and other non-recurring items reported in our fiscal 1998 consolidated statement of earnings totaled $56.9 on a pre-tax basis and were reported in the consolidated statement of earnings as follows:

Description                                                          Amount
-----------                                                       -------------
                                                                  (in millions)
Cost of products sold............................................     $15.7
Engineering, selling and administrative expenses.................       9.0
Amortization of intangible assets................................       5.1
Restructuring charges............................................      11.4
Merger related expenses..........................................       9.3
Estimated loss on sale of subsidiary(1)..........................       4.5
                                                                      -----
  Merger, restructuring and non-recurring items recorded in the
   fourth quarter of fiscal 1998.................................      54.9
Other fiscal 1998 restructuring charges recorded in cost of
 products sold...................................................       2.0
                                                                      -----
  Total fiscal 1998 merger, restructuring and non-recurring
   items.........................................................     $56.9
                                                                      =====

--------
(1) Asset impairment charge recorded to reduce the carrying value of an Industrial Business unit to estimated realizable value. The subsidiary was subsequently divested in November 1999.

   Of the total fiscal 1998 charges, approximately $13.6 million was recorded for severance payments to approximately 400 employees, the majority of which was paid in fiscal 1999. We completed the planned restructuring programs that were accrued in fiscal 1998 during fiscal 1999.

   The comparability of our operating results in fiscal 1998 and 1999 is impacted by these merger, restructuring and other non-recurring charges. As a direct result of these restructuring initiatives, including some of the early programs started in fiscal 1996, our financial results improved significantly from fiscal 1997 to 1999 and through the comparative interim periods.

Net Sales

   The following table summarizes our net sales for the past three fiscal years and comparative nine-month interim periods:

                                     Year Ended August     Nine Months Ended
                                            31,                 May 31,
                                    ---------------------  -----------------
                                     1997   1998    1999     1999     2000
                                    ------ ------  ------  -------- --------
                                                (in millions)
Net Sales by Segment:
Tools & Supplies................... $292.5 $305.7  $309.3  $  234.6 $  230.2
Less: Non-continuing T&S
 Business(1).......................    4.2    3.1     --        --       --
                                    ------ ------  ------  -------- --------
  Adjusted Tools & Supplies........ $288.3 $302.6  $309.3  $  234.6 $  230.2
                                    ====== ======  ======  ======== ========
Engineered Solutions............... $229.9 $331.8  $386.4  $  289.8 $  305.5
Less: Non-continuing ES
 Businesses(2).....................  136.4  152.3   168.2     126.0    129.6
                                    ------ ------  ------  -------- --------
  Adjusted Engineered Solutions.... $ 93.5 $179.5  $218.2  $  163.7 $  175.9
                                    ====== ======  ======  ======== ========
Total net sales.................... $522.4 $637.5  $695.7  $  524.4 $  535.7
Less: Non-continuing
 Businesses(3).....................  140.6  155.4   168.2     126.0    129.6
                                    ------ ------  ------  -------- --------
  Total adjusted net sales......... $381.8 $482.1  $527.5  $  398.3 $  406.1
                                    ====== ======  ======  ======== ========
Net Sales Growth by Segment:
Tools & Supplies...................           4.5%    1.2%              (1.9)%
Adjusted Tools & Supplies..........           5.0     2.2               (1.9)
Engineered Solutions...............          44.3    16.5                5.4
Adjusted Engineered Solutions......          92.0    21.6                7.4
Total net sales growth.............          22.0     9.1                2.2
Total adjusted net sales growth....          26.3     9.4                1.9

--------
(1) The "Non-continuing T&S Business" is GB Everest, a product line that was subsequently transferred to the Electronics Business.
(2) The "Non-continuing ES Businesses" are Barry Controls, Air Cargo, Samuel Groves, Moxness and Magnets.
(3) The "Non-continuing Businesses" are the combination of the Non-continuing T&S Business and the Non-continuing ES Businesses.

 Nine Months Ended May 31, 2000 Compared to Nine Months Ended May 31, 1999

   Total net sales increased by $11.3 million, or 2.2%, from $524.4 million for the nine months ended May 31, 1999 to $535.7 million for the nine months ended May 31, 2000. Excluding the negative translation effect of the stronger U.S. dollar, total net sales increased by 4.8%. Excluding the Non-continuing Businesses, adjusted net sales increased by 1.9%, due to continued growth in RV, convertible top and truck product sales. Excluding currency translation, adjusted net sales increased by 5.0%.

   Net sales for Tools & Supplies declined by $4.4 million, or 1.9% from $234.6 million for the nine months ended May 31, 1999 to $230.2 million for the nine months ended May 31, 2000. Excluding currency translation, Tools & Supplies net sales declined 0.3% year-to-date. The modest reduction resulted primarily from the elimination of certain low profit margin or unprofitable product lines and SKUs.

   Net sales for Engineered Solutions increased by $15.7 million, or 5.4%, from $289.8 million for the nine months ended May 31, 1999 to $305.5 million for the nine months ended May 31, 2000. Excluding the Non-continuing Businesses, adjusted Engineered Solutions net sales increased by $12.1 million, or 7.4%, from $163.7 million for the nine months ended May 31, 1999 to $175.9 million for the nine months ended May 31, 2000. Excluding currency translation, adjusted Engineered Solutions net sales increased by $20.9 million, or 12.7%, for the nine-month period. Increased year-to-date sales are primarily attributable to continued growth in the RV, convertible top and truck product sales.

 Fiscal 1999 Compared to Fiscal 1998

   Total net sales increased by $58.2 million, or 9.1%, from $637.5 million in fiscal 1998 to $695.7 million in fiscal 1999, due to a combination of organic growth and acquisitions. Excluding the Non-continuing Businesses, total adjusted net sales increased by $45.4 million, or 9.4%, from $482.1 million to $527.5 million, also attributable to organic growth and acquisitions.

   Net sales for Tools & Supplies increased by $3.6 million, or 1.2%, from $305.7 million in fiscal 1998 to $309.3 million in fiscal 1999. This increase was the result of both organic growth and acquisitions and was net of a $3.1 million sales decline following the transfer in fiscal 1998 of a small product line to the Electronics Business. The full year impact of the 1998 acquisitions of Del City, Ancor and Nylo-Flex added approximately $9.0 million of net sales in fiscal 1999. Net sales growth was partially offset by Asia-related weakness at Enerpac, which we estimate adversely impacted Enerpac sales by $4.3 million; the elimination of over 2,500 SKUs in late fiscal 1998, which also reduced net sales; and the cancellation of a pneumatic tool distribution agreement, which resulted in a $2.0 million decrease in net sales. Excluding the Non-continuing T&S Business, and adjusting for the items described above, adjusted Tools & Supplies net sales increased by approximately $4.0 million, or 1.3%.

   Net sales for Engineered Solutions increased by $54.6 million, or 16.5%, from $331.8 million in fiscal 1998 to $386.4 million in fiscal 1999, as a result of acquisitions and organic growth. Excluding net sales from the Non-continuing ES Businesses, adjusted Engineered Solutions net sales increased by $38.7 million, or 21.6%, from $179.5 million to $218.2 million. Approximately $7.0 million of this increase was due to the inclusion of a full year of results for Versa/Tek, which was acquired in the first quarter of fiscal 1998. The balance of the increase resulted from additional product shipments to RV, convertible top and medical markets. Excluding the impact of the Versa/Tek acquisition, and excluding the Non-continuing ES Businesses, adjusted Engineered Solutions net sales increased by $31.7 million, or 17.7%.

 Fiscal 1998 Compared to Fiscal 1997

   Total net sales increased by $115.1 million, or 22.0%, from $522.4 million in fiscal 1997 to $637.5 million in fiscal 1998. The majority of this increase resulted from acquisitions in both segments in fiscal 1998 coupled with organic growth in both segments. Excluding net sales from the Non-continuing Businesses, total adjusted net sales increased by $100.3 million, or 26.3%, from $381.8 million to $482.1 million, also primarily the result of acquisitions and organic growth.

   Net sales for Tools & Supplies increased by $13.2 million, or 4.5%, from $292.5 million in fiscal 1997 to $305.7 million in fiscal 1998. This increase was due to organic growth and the acquisitions of Del City, Ancor and Nylo-Flex, which contributed $17.7 million of net sales in fiscal 1998. Net sales declined $7.7 million due to the currency translation effect of a stronger U.S. dollar and $14.0 million due to the economic downturn in Asia. Excluding the impact of these items and the Non-continuing T&S Business, adjusted Tools & Supplies net sales increased by $18.3 million, or 6.3%.

   Net sales for Engineered Solutions increased by $101.9 million, or 44.3%, from $229.9 million in fiscal 1997 to $331.8 million in fiscal 1998. Excluding the Non-continuing ES Businesses, adjusted Engineered Solutions net sales increased $86.0 million, or 92.0%, from $93.5 million to $179.5 million. The majority of the increase in both cases was due to the acquisition of Versa/Tek in the first quarter of fiscal 1998, which added $79.5 million of net sales in fiscal 1998. In addition, Power-Packer's cab-tilt and convertible top net sales increased in fiscal 1998. Currency translation reduced net sales by $7.7 million in fiscal 1998. Excluding currency translation, the Versa/Tek acquisition and the Non-continuing ES Businesses, adjusted Engineered Solutions net sales increased by $14.2 million, or 15.2%.

Gross Profit

   Our gross profit increased during the periods presented as a result of additional sales volume and the benefits of restructuring. Gross profit margin also improved as a result of favorable product sales mix and leveraging increased sales (and the corresponding production volumes) over fixed manufacturing and warehousing costs. The favorable product sales mix resulted from (i) the elimination of numerous low-profit margin and unprofitable SKUs in the Tools & Supplies segment as well as low-profit margin product lines from both segments and (ii) the mix of sales from lower margin businesses with those of higher margin businesses.

   The comparability of gross profit and gross profit margins during fiscal 1997, 1998 and 1999 was impacted by restructuring costs and the benefits derived from such actions. For further information, see "--Restructuring, Merger Costs and Debt Realignment." In addition to such restructuring actions, we improved our cost structure and gross profit margins by expanding our World Class Performance (WCP) Program to substantially all manufacturing and distribution locations. The WCP Program was introduced in fiscal 1996 at selected sites, and is focused on achieving operational improvements through a variety of methods. Through this program, we strive to continuously improve our cost structure by reducing production cycle times, scrap and waste, inventory levels, defects, production floor space and product cost. The WCP Program also focuses on improving asset utilization, productivity, quality and employee safety. As part of this program, we make use of Kaizen events, lean manufacturing and Kanban methodologies. We believe that the operational improvements attained as a result of the WCP Program have been a key factor in our improved gross profit margins since the program was launched. See "Business--Manufacturing and Operations" for more information about the methodologies we use in our WCP Program.

   The following table sets forth gross profit and gross profit margins for the past three fiscal years and comparative nine-month interim periods:

                                     Year Ended August      Nine Months Ended
                                            31,                  May 31,
                                    ----------------------  ------------------
                                     1997    1998    1999     1999      2000
                                    ------  ------  ------  --------  --------
                                                (in millions)
Gross Profit by Segment:
Tools & Supplies(1)(2)............  $109.8  $ 98.9  $124.6  $   95.1  $   94.2
Less: Non-continuing T&S
 Business.........................     1.4     1.0     --        --        --
                                    ------  ------  ------  --------  --------
  Adjusted Tools &
   Supplies(1)(2).................  $108.4  $ 97.9  $124.6  $   95.1  $   94.2
                                    ======  ======  ======  ========  ========
Engineered Solutions(2)...........  $ 70.7  $102.0  $128.1  $   95.2  $   99.6
Less: Non-continuing ES
 Businesses.......................    46.8    48.9    63.2      46.4      46.2
                                    ------  ------  ------  --------  --------
  Adjusted Engineered
   Solutions(2)...................  $ 23.9  $ 53.1  $ 64.9  $   48.8  $   53.4
                                    ======  ======  ======  ========  ========
Total gross profit(1)(2)..........  $180.5  $200.9  $252.7  $  190.3  $  193.8
Less: Non-continuing Businesses...    48.2    49.9    63.2      46.4      46.2
                                    ------  ------  ------  --------  --------
  Total adjusted gross
   profit(1)(2)...................  $132.3  $151.0  $189.5  $  143.9  $  147.7
                                    ======  ======  ======  ========  ========

Gross Profit Margins by Segment:
Tools & Supplies(1)(2)............    37.5%   32.4%   40.3%     40.5%     40.9%
Adjusted Tools & Supplies(1)(2)...    37.6    32.4    40.3      40.5      40.9
Engineered Solutions(2)...........    30.8    30.7    33.2      32.8      32.6
Adjusted Engineered Solutions(2)..    25.5    29.6    29.7      29.8      30.4
Total gross profit margin(1)(2)...    34.6    31.5    36.3      36.3      36.2
Total adjusted gross profit
 margin(1)(2).....................    34.6    31.3    35.9      36.1      36.4

--------
(1) Fiscal 1997 reflects $3.3 million of restructuring costs related to the consolidation of facilities, the elimination of SKUs and the corresponding write-off of excess or obsolete inventory. For further information, see
    Note 2 to "Selected Consolidated Financial Data" and "--Restructuring, Merger Costs and Debt Realignment."
(2) Fiscal 1998 reflects $17.7 million of restructuring costs related to consolidating facilities, personnel reductions, eliminating SKUs and the corresponding write-off of excess or obsolete inventory. All but $2.3 million of this amount was recorded in the Tools & Supplies segment. For further information, see Note H--"Merger, Restructuring and Other Non-recurring Items" in Notes to Consolidated Financial Statements, Note 2 to "Selected Consolidated Financial Data" and "--Restructuring, Merger Costs and Debt Realignment."

 Nine Months Ended May 31, 2000 Compared to Nine Months Ended May 31, 1999

   Total gross profit increased by $3.6 million, or 1.9%, from $190.3 million for the nine months ended May 31, 1999 to $193.8 million for the nine months ended May 31, 2000. This increase was due to the incremental net sales realized over the same period. Total gross profit margin declined slightly from 36.3% to 36.2% primarily as a result of sales mix changes in the Non-continuing Businesses. Excluding the Non-continuing Businesses, adjusted gross profit increased by $3.8 million from $143.9 million to $147.7 million. Total adjusted gross profit margin increased from 36.1% to 36.4% primarily as a result of modest cost reductions in the nine months ended May 31, 2000.

   Gross profit for Tools & Supplies decreased by $0.8 million from $95.1 million for the nine months ended May 31, 1999 to $94.2 million for the nine months ended May 31, 2000, reflecting lower sales over the corresponding period. Gross profit margins for Tools & Supplies increased from 40.5% to 40.9% for the nine-month periods ended May 31, 1999 and 2000, respectively. This increase was primarily attributable to the elimination of low-profit margin and unprofitable SKUs and savings from closing one manufacturing operation and two small warehouses.

   Gross profit for Engineered Solutions increased by $4.4 million from $95.2 million for the nine months ended May 31, 1999 to $99.6 million for the nine months ended May 31, 2000. The increase was due to net sales growth over the corresponding period. Excluding the Non-continuing Businesses, adjusted Engineered Solutions gross profit increased by $4.6 million from $48.8 million to $53.4 million. Adjusted Engineered Solutions gross profit margin increased from 29.8% to 30.4%, reflecting leveraging of fixed manufacturing costs and favorable product mix.

 Fiscal 1999 Compared to Fiscal 1998

   Total gross profit increased by $51.8 million from $200.9 million in fiscal 1998 to $252.7 million in fiscal 1999. Total gross profit margin increased from 31.5% to 36.3%. Fiscal 1998 total gross profit included $17.7 million of restructuring costs. In addition to the restructuring in fiscal 1998, gross profit increased in fiscal 1999 as a result of substantial cost savings from the restructuring actions and the gross profit dollars generated on the net sales growth in fiscal 1999. Excluding the Non-continuing Businesses and the 1998 restructuring charge, total adjusted gross profit margin increased from 35.0% to 35.9%, due primarily to cost savings resulting from restructuring initiatives.

   Gross profit for Tools & Supplies increased by $25.7 million from $98.9 million in fiscal 1998 to $124.6 million in fiscal 1999. Tools & Supplies gross profit margin increased from 32.4% to 40.3%. These increases resulted from $15.4 million of restructuring charges attributable to Tools & Supplies recorded in fiscal 1998. Excluding the restructuring charges, Tools & Supplies gross profit margin increased from 37.4% to 40.3%. This improvement was due to emphasis on more profitable product lines through the reduction of certain SKUs as well as significant savings from restructuring initiatives. Within the GB business, profitability improved as a result of the savings associated with (a) the closure of five small Del City warehouses early in the first half of fiscal 1998, (b) the closure of the Jetline plant in mid-1998, (c) the benefit of eliminating low-profit margin and unprofitable SKUs from the product line, (d) the introduction of new, higher profit margin products in the GB Instruments product line, (e) improvements in packaging operations and (f) product cost savings resulting from new supply sources and contracts. Enerpac profitability improved as a result of (a) the elimination of the approximately $1.0 million of gross profit loss incurred in the prior year from an unprofitable distribution contract, (b) the closure of the Designed Fluid Air Systems operation, (c) the elimination of low-profit margin and unprofitable products through the SKU reduction program and (d) improved manufacturing efficiencies resulting from our WCP Program.

   Gross profit for Engineered Solutions increased by $26.1 million from $102.0 million in fiscal 1998 to $128.1 million in fiscal 1999. Engineered Solutions gross profit margin increased from 30.7% to 33.2%. Excluding $2.3 million of restructuring charges attributable to Engineered Solutions recorded in fiscal 1998, Engineered Solutions gross profit margin increased from 31.4% to 33.2% as a result of restructuring benefits and the impact of leveraging incremental sales over fixed manufacturing infrastructure costs. Excluding the Non-continuing ES Businesses, adjusted Engineered Solutions gross profit increased by $11.8 million due primarily to net sales growth in fiscal 1999 and the restructuring charge in the prior year. Excluding this restructuring charge, adjusted Engineered Solutions gross profit margin decreased from 30.9% to 29.7%, reflecting an unfavorable shift in product mix.

 Fiscal 1998 Compared to Fiscal 1997

   Total gross profit increased by $20.4 million from $180.5 million in fiscal 1997 to $200.9 million in fiscal 1998, primarily due to the Versa/Tek acquisition, partially offset by restructuring charges. Total gross profit margin decreased from 34.6% to 31.5% due to $17.7 million of restructuring charges in fiscal 1998. Excluding restructuring charges, total gross profit margin decreased slightly from 35.2% to 34.3%. The decline in total gross profit margin was due to a higher proportion of sales being generated by the Engineered Solutions segment, which earns lower gross profit margins than Tools & Supplies.

   Gross profit for Tools & Supplies decreased by $10.9 million from $109.8 million in fiscal 1997 to $98.9 million in fiscal 1998 due to $15.4 million of restructuring charges attributable to Tools & Supplies in 1998. Tools & Supplies gross profit margin, excluding restructuring, decreased slightly from 37.5% to 37.4%.

   Gross profit for Engineered Solutions increased by $31.3 million from $70.7 million in fiscal 1997 to $102.0 million in fiscal 1998, due primarily to the Versa/Tek acquisition. Excluding $2.3 million of restructuring charges attributable to Engineered Solutions in fiscal 1998, gross profit margin for Engineered Solutions increased from 30.8% to 31.4%. The improvement in gross profit margin reflects higher average gross profit margins in the Versa/Tek businesses. Excluding the Non-continuing ES Businesses, adjusted Engineered Solutions gross profit increased $29.2 million from $23.9 million to $53.1 million. Approximately $26.2 million of this increase came from the Versa/Tek acquisition. Excluding the Non-continuing ES Businesses and the restructuring charge in fiscal 1998, adjusted Engineered Solutions gross profit margin increased from 25.5% to 30.9%, reflecting higher average gross profit margins in the Versa/Tek businesses than in the remainder of Engineered Solutions. Excluding the Non-continuing ES Businesses, the restructuring charge recorded in fiscal 1998 and the acquisition of the Versa/Tek business, adjusted Engineered Solutions gross profit margin increased from 25.5% to 29.2% due to gross profit margin expansion at Power-Packer.

Operating Expenses

   The following table sets forth operating expenses for the past three fiscal years and comparative nine-month interim periods:

                                         Year Ended August   Nine Months Ended
                                                31,               May 31,
                                        -------------------- -----------------
                                         1997   1998   1999    1999     2000
                                        ------ ------ ------ -------- --------
                                                    (in millions)
Operating Expenses:
Engineering, selling and
 administrative expenses..............  $139.8 $153.9 $136.7 $  105.6 $  103.3
Contract termination costs
 (recovery)(1)........................     --     --     7.8      7.8     (1.4)
Corporate reorganization expenses(2)..     --     --     --       --       4.4
Restructuring charges(3)..............     --    11.4    --       --       --
Merger related expenses(3)............     --     9.3    --       --       --
Provision for loss on sale of
 subsidiary(3)........................     --     4.5    --       --       --
                                        ------ ------ ------ -------- --------
    Total operating expenses..........  $139.8 $179.1 $144.5 $  113.4 $  106.3
                                        ====== ====== ====== ======== ========

--------
(1) Operating expenses in fiscal 1999 and the nine months ended May 31, 1999 include a $7.8 million charge relating to the cancellation of a contract. For the nine months ended May 31, 2000, we recorded a $1.4 million gain when we recovered costs in excess of what we anticipated when the loss was initially recorded. See Note H--"Merger, Restructuring and Other Non-recurring Items" in Notes to Consolidated Financial Statements.
(2) Operating expenses for the nine months ended May 31, 2000 include a $4.4 million pre-tax charge for investment banking, legal, accounting and other fees associated with the Distribution. See Note H--"Merger, Restructuring and Other Non-recurring Items" in Notes to Consolidated Financial Statements.
(3) Operating results for fiscal 1998 include merger related expenses, restructuring charges and a provision for the loss on the sale of a subsidiary. For additional information, see Note H--"Merger, Restructuring and Other Non-recurring Items" in Notes to Consolidated Financial Statements.

   Operating expenses for items other than engineering, selling and administrative expenses ("SAE expenses"), including certain of the restructuring and non-recurring costs, have been recorded at the corporate level and are not allocated to the business segments. The following table summarizes our SAE expenses for the past three fiscal years and comparative nine-month interim periods:

                                                                   Nine Months
                                              Year Ended August       Ended
                                                     31,             May 31,
                                             -------------------- -------------
                                              1997   1998   1999   1999   2000
                                             ------ ------ ------ ------ ------
                                                       (in millions)
   SAE Expenses by Segment:
   Tools & Supplies......................... $ 77.6 $ 79.6 $ 69.1 $ 53.9 $ 50.2
   Less: Non-continuing T&S Business........    0.4    0.5    --     --     --
                                             ------ ------ ------ ------ ------
     Adjusted Tools & Supplies.............. $ 77.2 $ 79.1 $ 69.1 $ 53.9 $ 50.2
                                             ====== ====== ====== ====== ======
   Engineered Solutions..................... $ 47.0 $ 56.8 $ 55.5 $ 42.6 $ 42.5
   Less: Non-continuing ES Businesses.......   30.9   35.1   32.7   24.6   28.0
                                             ------ ------ ------ ------ ------
     Adjusted Engineered Solutions.......... $ 16.1 $ 21.6 $ 22.8 $ 18.0 $ 14.5
                                             ====== ====== ====== ====== ======
   Combined segment SAE expenses............ $124.6 $136.4 $124.6 $ 96.5 $ 92.7
   General corporate expenses(1)............   15.2   17.5   12.1    9.1    9.2
   Group expenses(2)........................    --     --     --     --     1.4
                                             ------ ------ ------ ------ ------
   Total SAE expenses.......................  139.8  153.9  136.7  105.6  103.3
   Less: Non-continuing Businesses..........   31.3   35.6   32.7   24.6   28.0
                                             ------ ------ ------ ------ ------
     Total adjusted SAE expenses............ $108.5 $118.3 $104.0 $ 81.0 $ 75.3
                                             ====== ====== ====== ====== ======

--------
(1) General corporate expenses include all of Applied Power's general corporate expenses, including expenditures on resources and services that also supported the Electronics Business.
(2) Group expenses include general Industrial Business management expenses which were not allocated to either the Tools & Supplies or Engineered Solutions segments in fiscal 2000. In prior periods, such expenses were either allocated into or directly recorded in one of the two reported segments.

 General Corporate Expenses

   All of the general corporate expenses incurred by Applied Power Inc. (including the historical general corporate expenses of ZERO prior to its merger into Applied Power in fiscal 1998) are included in our SAE expenses. No portion of such expenses has been allocated to the Electronics Business's financial results, which are included in discontinued operations in the Consolidated Financial Statements. Management does not believe this level of expenses is reflective of those required to support Actuant had it been operating independently for the fiscal periods presented. We estimate that Actuant would have incurred approximately $4.7 million of general corporate expenses in fiscal 1999 had the Distribution taken place on August 31, 1998.

 SAE Expenses

   Our strategy is to continuously improve operating profitability through employment of our WCP Program and cost reduction programs. Since fiscal 1997, we have consistently improved operating margins. Our combined segment SAE expenses, as a percent of net sales, have decreased from 23.9% in fiscal 1997 to 17.9% in fiscal 1999. For our continuing businesses, our SAE expenses, as a percent of net sales, have decreased from 28.4% in fiscal 1997 to 19.7% in fiscal 1999.

 Nine Months Ended May 31, 2000 Compared to Nine Months Ended May 31, 1999

   Total SAE expenses decreased by $2.2 million, or 2.2%, from $105.6 million for the nine months ended May 31, 1999 to $103.3 million for the nine months ended May 31, 2000. Total SAE expenses were negatively impacted by increases recorded in the Non-continuing Businesses due to the acquisition of the Magnets business with Rubicon in October 1999. Excluding the Non-continuing Businesses, adjusted SAE expenses decreased by $5.6 million, or 7.0% from $81.0 million to $75.3 million. As a percent of sales, adjusted SAE expenses decreased from 20.3% for the nine months ended May 31, 1999 to 18.5% for the nine months ended May 31, 2000, reflecting the cost reduction initiatives discussed below.

   SAE expenses for Tools & Supplies decreased by $3.6 million, or 6.8%, from $53.9 million for the nine months ended May 31, 1999 to $50.2 million for the nine months ended May 31, 2000. As a percentage of net sales, Tools & Supplies SAE expenses decreased from 23.0% to 21.8%. This improvement reflects the continuing benefits of earlier restructuring initiatives, including the combination of Enerpac's and GB's Wisconsin-based sales and administrative offices, and approximately $0.9 million due to currency translation effect.

   SAE expenses for Engineered Solutions decreased by $0.1 million, or 0.3%, from $42.6 million for the nine months ended May 31, 1999 to $42.5 million for the nine months ended May 31, 2000. Excluding the Non-continuing Businesses, adjusted SAE expenses for Engineered Solutions decreased by $3.5 million, or 19.6%, from $18.0 million for the nine months ended May 31, 1999 to $14.5 million for the nine months ended May 31, 2000. As a percentage of net sales, adjusted SAE expenses for Engineered Solutions decreased from 11.0% to 8.2% due primarily to the benefits obtained from cost reduction initiatives, including significant headcount reductions at our domestic automotive unit, and approximately $0.7 million due to currency translation effect.

 Fiscal 1999 Compared to Fiscal 1998

   Total SAE expenses in fiscal 1999 decreased by $17.2 million, or 11.2%, from $153.9 million in fiscal 1998 to $136.7 million in fiscal 1999. This reduction was due to the inclusion of $18.2 million of restructuring charges in fiscal 1998, as well as cost savings realized as a result of such restructuring. Incremental SAE expenses resulting from the full-year impact of 1998 acquisitions totaled $3.1 million. Excluding the Non-continuing Businesses, adjusted total SAE expenses declined by $14.3 million, or 12.1%, from $118.3 million to $104.0 million.

   SAE expenses for Tools & Supplies declined by $10.5 million, or 13.2%, from $79.6 million in fiscal 1998 to $69.1 million in fiscal 1999. This reduction reflects $9.6 million of restructuring and other non-recurring costs reported in fiscal 1998. Further, SAE expenses declined due to the success of the restructuring initiatives undertaken in fiscal 1998, including the consolidation of (a) European sales office support functions, (b) CalTerm and Vision sales functions, and (c) the San Diego administration functions into Tools & Supplies' headquarters in Milwaukee. In addition, we realized cost savings from combining Enerpac and Gardner Bender support functions into a single location in early fiscal 1999. Partially offsetting these savings were incremental SAE expenses of $1.0 million reflecting full-year impact of acquisitions completed in the prior year.

   SAE expenses for Engineered Solutions decreased by $1.3 million, or 2.3%, from $56.8 million in fiscal 1998 to $55.5 million in fiscal 1999. This reduction primarily resulted from the inclusion of restructuring costs of $4.3 million in fiscal 1998 SAE expenses. Partially offsetting this was an incremental $2.1 million of SAE expenses resulting from the full-year impact of the Versa/Tek acquisition.

 Fiscal 1998 Compared to Fiscal 1997

   Total SAE expenses increased by $14.1 million, or 10.1%, from $139.8 million in fiscal 1997 to $153.9 million in fiscal 1998, primarily due to $15.3 million of incremental restructuring costs in fiscal 1998 SAE expenses. The acquisition of Versa/Tek, Ancor and Del City in fiscal 1998, added approximately $9.5 million to SAE expenses. Personnel reductions and other restructuring savings at Enerpac and general corporate expense reductions were realized. Excluding the Non-continuing Businesses, total adjusted SAE expenses increased by $9.8 million, or 9.0%, from $108.5 million to $118.3 million, also due to the Versa/Tek acquisition restructuring charges.

   SAE expenses for Tools & Supplies increased by $2.0 million, or 2.6%, from $77.6 million in fiscal 1997 to $79.6 million in fiscal 1998 due to restructuring costs.

   SAE expenses for Engineered Solutions increased by $9.8 million, or 20.9%, from $47.0 million in fiscal 1997 to $56.8 million in fiscal 1998. Excluding the Non-continuing ES Businesses, adjusted Engineered Solutions SAE expenses increased $5.5 million, or 34.2%, from $16.1 million to $21.6 million. The majority of these increases were the result of $7.6 million of incremental SAE expenses from the newly acquired Versa/Tek business.

Amortization of Intangible Assets

   The following table sets forth amortization of intangible assets ("amortization expense") for the past three fiscal years and comparative nine-month interim periods:

                                                                        Nine
                                                                       Months
                                                        Year Ended      Ended
                                                        August 31,     May 31,
                                                      --------------- ---------
                                                      1997 1998  1999 1999 2000
                                                      ---- ----- ---- ---- ----
                                                            (in millions)
Amortization Expense by Segment:
Tools & Supplies..................................... $3.3 $ 5.5 $3.9 $2.9 $2.8
Less: Non-continuing T&S Business....................  --    --   --   --   --
                                                      ---- ----- ---- ---- ----
  Adjusted Tools & Supplies.......................... $3.3 $ 5.5 $3.9 $2.9 $2.8
                                                      ==== ===== ==== ==== ====
Engineered Solutions................................. $1.7 $ 7.1 $4.8 $3.7 $3.1
Less: Non-continuing ES Businesses...................  1.6   1.5  2.5  1.9  1.2
                                                      ---- ----- ---- ---- ----
  Adjusted Engineered Solutions...................... $0.1 $ 5.6 $2.3 $1.8 $1.9
                                                      ==== ===== ==== ==== ====
Total combined segment amortization expense.......... $5.0 $12.6 $8.7 $6.7 $5.9
Less: Non-continuing Businesses......................  1.6   1.5  2.5  1.9  1.2
                                                      ---- ----- ---- ---- ----
  Total adjusted amortization expense................ $3.4 $11.1 $6.2 $4.7 $4.7
                                                      ==== ===== ==== ==== ====

   Total amortization expense for the nine months ended May 31, 2000 was lower than that recorded in the comparable prior year period as a result of lower amortization expense recorded for certain non-compete agreements which became fully amortized in fiscal 1999. Fiscal 1999 amortization expense was lower than fiscal 1998 because the fiscal 1998 amount includes a non-recurring $5.1 million write-off of goodwill. For further information, see Note H--"Merger, Restructuring and Non-recurring Items" in Notes to Consolidated Financial Statements. Amortization increased from fiscal 1997 to 1998 as a result of the amortization expense recognized on the intangible assets arising from the acquisition of Versa/Tek.

Operating Earnings

   The following table sets forth our operating earnings for the past three fiscal years and comparative nine-month interim periods:

                                                                  Nine Months
                                           Year Ended August       Ended May
                                                  31,                 31,
                                          ----------------------  ------------
                                           1997    1998    1999   1999   2000
                                          ------  ------  ------  -----  -----
                                                   (in millions)
   Operating Earnings:
   Tools & Supplies.....................  $ 28.9  $ 13.7  $ 51.7  $38.3  $41.2
   Less: Non-continuing T&S Business....     1.0     0.5     --     --     --
                                          ------  ------  ------  -----  -----
     Adjusted Tools & Supplies..........  $ 27.9  $ 13.2  $ 51.7  $38.3  $41.2
                                          ======  ======  ======  =====  =====
   Engineered Solutions.................  $ 22.0  $ 38.2  $ 59.8  $41.0  $55.4
   Less: Non-continuing ES Businesses...    14.3    12.2    27.9   19.8   16.9
                                          ------  ------  ------  -----  -----
     Adjusted Engineered Solutions......  $  7.7  $ 26.0  $ 31.9  $21.2  $38.5
                                          ======  ======  ======  =====  =====
   Combined segment operating earnings..  $ 50.9  $ 52.0  $111.6  $79.3  $96.6
   Corporate expense....................   (15.2)  (17.5)  (12.1)  (9.1)  (9.2)
   Group expense(1).....................     --      --      --     --    (1.4)
   Restructuring charges................     --    (11.4)    --     --     --
   Merger related expenses..............     --     (9.3)    --     --     --
   Provision for loss on sale of
    subsidiary..........................     --     (4.5)    --     --     --
   Corporate reorganization costs.......     --      --      --     --    (4.4)
                                          ------  ------  ------  -----  -----
   Total operating earnings.............    35.8     9.3    99.4   70.2   81.6
   Less: Non-continuing Businesses......    15.4    12.7    27.9   19.8   16.9
                                          ------  ------  ------  -----  -----
     Total adjusted operating earnings..  $ 20.3  $ (3.5) $ 71.5  $50.4  $64.7
                                          ======  ======  ======  =====  =====

 Nine Months Ended May 31, 2000 Compared to Nine Months Ended May 31, 1999

   Total operating earnings increased by $11.4 million from $70.2 million for the nine months ended May 31, 1999 to $81.6 million for the nine months ended May 31, 2000. Excluding the Non-continuing Businesses, adjusted operating earnings improved from $50.4 million for the nine months ended May 31, 1999 to $64.7 million for the nine months ended May 31, 2000. This 28.4% improvement results from the combination of a 1.9% increase in adjusted net sales, a 7.0% decrease in adjusted SAE expenses and modest adjusted gross profit margin improvement.

 Fiscal 1999 Compared to Fiscal 1998

   Total operating earnings increased by $90.1 million from $9.3 million in fiscal 1998 to $99.4 million in fiscal 1999. The improvement reflects the inclusion of $56.9 million of restructuring, merger and non-recurring items in fiscal 1998, benefits derived from such restructuring actions and incremental sales volume. Excluding the Non-continuing Businesses, adjusted operating earnings improved from a loss of $3.5 million in fiscal 1998 to earnings of $71.5 million in fiscal 1999, due to the same factors.

 Fiscal 1998 Compared to Fiscal 1997

   Total operating earnings declined by $26.5 million from $35.8 million in fiscal 1997 to $9.3 million in fiscal 1998. Excluding the Non-continuing Businesses, adjusted operating earnings declined by $23.8 million from $20.3 million to a loss of $3.5 million. The decline in operating earnings, in both cases, is attributable to restructuring and other non-recurring costs in fiscal 1998, partially offset by earnings from the Versa/Tek businesses which we acquired in the first quarter of fiscal 1998.

Net Financing Costs

   The increase in our net financing costs over the periods presented is due primarily to our increasing levels of indebtedness. The increase in indebtedness results from the acquisitions of business units for the Electronics Business during the last three years. See Note D--"Merger, Acquisitions and Divestitures" in Notes to Consolidated Financial Statements for a description of acquisition activity.

   Our capitalization will change as a result of the Distribution, and our historical financing costs are not representative of what should be expected following the Distribution. We expect our financing costs after the Distribution to be higher than what we have historically incurred as a result of higher interest rates on our debt. See "--Debt Realignment" and "Unaudited Pro Forma Consolidated Financial Statements."

Income Tax Expense

   Our income tax expense is impacted by a number of factors, including the amount of taxable earnings derived in foreign jurisdictions with tax rates that are higher or lower than the federal statutory rate, our ability to utilize various tax credits, the amount of non-deductible expenses and other items. For example, our effective tax rate in fiscal 1998 was higher than in prior periods presented as a result of a high level of non-deductible expenses and goodwill amortization and a relatively low level of pre-tax earnings. For more information regarding the variations in our effective tax rates for the periods presented, see the effective tax rate reconciliation table in Note M--"Income Taxes" in Notes to Consolidated Financial Statements.

Liquidity and Capital Resources

   We generated cash from operating activities of continuing operations in fiscal 1997, 1998 and 1999 of $52.2 million, $61.3 million and $30.9 million, respectively, through a combination of earnings and changes in operating assets and liabilities. Cash from operating activities in fiscal 1999 was lower than prior years as a result of an increase in inventory and cash used in restructuring activities. Our cash from operating activities includes the net operating cash flow of the Non-continuing Businesses. See the consolidated statements of cash flows in the Consolidated Financial Statements for additional information regarding our operating cash flow.

   During each of the last three fiscal years, we used the majority of our net cash generated from both continuing and discontinued operations, along with proceeds from borrowings, to acquire businesses. The majority of the acquisitions were for businesses included in the Electronics Business. The investing and financing activities of Applied Power for the last three fiscal years were primarily driven by the Electronics Business' expansion strategy. This strategy, as it relates to Actuant, is expected to change after the Distribution. We do not intend to use a significant amount of cash for acquisitions in the first few fiscal years after the Distribution. Because of our leverage following the Distribution, we anticipate initially using a large portion of our cash flow from operations to reduce indebtedness.

Debt Realignment

   We realigned our debt concurrent with the Distribution. We retired our existing credit facilities and lines, our accounts receivable financing facility and all of the 1999 Notes as part of this debt realignment with proceeds from new borrowings, proceeds from the sale of Barry Controls and funding from APW. Our new borrowings consist of the Actuant Credit Facility, the Notes as described in this prospectus and international working capital facilities. We borrowed approximately $252.6 million under the Actuant Credit Facility concurrent with the Distribution. As of August 1, 2000, we had approximately $87.4 million of availability under this facility, subject to covenant compliance, and $450.0 million of total indebtedness outstanding. As part of the debt realignment, APW made borrowings under its new credit facility it arranged in connection with the Distribution, and transferred approximately $257.1 million of proceeds to Applied Power to fund the debt realignment. Such borrowings under APW credit facilities remain the obligation of APW following the Distribution. See "Use of Proceeds" and "Capitalization" in this prospectus for more information regarding the debt realignment.

   The Actuant Credit Facility consists of a $100.0 million revolving credit facility (the "Revolver") with a six-year maturity, a $115.0 million term loan with a six-year maturity (the "Tranche A Term Loan") and a $125.0 million term loan with an eight-year maturity (the "Tranche B Term Loan"). The Actuant Credit Facility is secured by substantially all of the assets of Actuant Corporation and its domestic subsidiaries and 65% of the capital stock of its foreign subsidiaries. Obligations under the Actuant Credit Facility have been guaranteed by certain of Actuant Corporation's domestic subsidiaries who also guaranteed the Notes. Interest on borrowings under the Revolver and the Tranche A Term Loan will be initially incurred at floating rates of LIBOR plus 2.75% annually, with adjustments based on our debt-to-EBITDA ratio. Interest on the Tranche B Term Loan will initially be incurred at a floating rate of LIBOR plus 3.75%, with adjustments based on our debt-to-EBITDA ratio. Interest payments are due quarterly. Borrowings under the Revolver will be available on a revolving basis through the sixth anniversary of the Distribution, with limits based on our debt-to-EBITDA ratio.

   As of August 1, 2000, we had approximately $87.4 million of availability under the Revolver, subject to compliance with covenants. The Actuant Credit Facility contains customary restrictions concerning investments, capital expenditures, liens on assets, sales of assets, maximum levels of debt and minimum levels of both interest and fixed charge coverages. The Actuant Credit Facility is subject to annual principal maturities (payable quarterly) as follows: 2001--$11.2 million; 2002--$16.2 million; 2003--$21.2 million; 2004--
$21.2 million; 2005--$26.2 million, with the balance due in years beyond 2005. For further information about the Actuant Credit Facility, see "Description of the Actuant Credit Facility."

   The Notes mature on May 1, 2009 and bear interest payable semi-annually. There are no scheduled principal payments on the Notes prior to their maturity. Redemption of the Notes is subject to certain restrictions and premiums. For a detailed description of the Notes, see "Description of the Notes."

Seasonality, Working Capital and Cyclicality

   We have historically met our working capital needs and capital expenditure requirements through a combination of operating cash flow and availability under revolving credit facilities. Although there are modest seasonal factors within certain of our businesses, on a consolidated basis, we do not experience material changes in seasonal working capital or capital resource requirements.

   We believe that based on current financial performance and forecasted results, cash flow from operations, together with the availability under the Revolver, will be adequate to make required principal and interest payments on our indebtedness, and to fund anticipated capital expenditures and working capital requirements.

   Our receivables are derived from a diverse customer base that operates in a number of industries. Our largest single customer generated approximately 6.1% of pro forma fiscal 1999 net sales. As described in Note E--"Accounts Receivable Financing" in Notes to Consolidated Financial Statements, we have historically sold trade accounts receivables to a subsidiary that sold participation interests in such receivables to financial institutions. Such "sold" receivables were excluded from the consolidated balance sheets. We did not enter into a similar accounts receivable financing arrangement immediately after the Distribution and we terminated the existing facility concurrent with the Distribution. As a result, our trade accounts receivable balance will increase relative to what has historically been reported. See "Unaudited Pro Forma Consolidated Financial Statements."

Capital Expenditures

   The majority of our manufacturing operations consist of the assembly of components that we source from a variety of vendors. We believe our capital expenditure requirements are not as extensive as many other industrial companies given the assembly nature of our operations. Historical capital expenditures were as follows:

                                                                        Nine
                                                                       Months
                                                   Year Ended August   Ended
                                                          31,         May 31,
                                                   ----------------- ----------
                                                   1997  1998  1999  1999  2000
                                                   ----- ----- ----- ----- ----
                                                          (in millions)
Total capital expenditures........................ $15.7 $25.2 $22.9 $21.3 $9.2
Less: Non-continuing Businesses...................   5.5   9.8   9.2   8.9  3.2
                                                   ----- ----- ----- ----- ----
Adjusted capital expenditures..................... $10.2 $15.4 $13.7 $12.4 $6.0
                                                   ===== ===== ===== ===== ====

   Capital expenditures have historically been funded by operating cash flows, and are anticipated to continue to be so in the future. For each of the past three fiscal years, capital expenditures were invested primarily in machinery and equipment, replacements, upgrades and computer systems. There are no significant capital programs planned in the near future that would require expenditures in excess of the recent historical capital expenditure levels.

Dividends

   Our dividend policy will be established by the board of directors from time to time based on the results of operations, financial condition and other business considerations that the board of directors deems relevant. The Actuant Credit Facility contains restrictions as to the payment of dividends. Accordingly, we do not plan to pay a dividend in the near future; instead we plan to use cash flow from operations to reduce debt.

Raw Material Costs and Inflation

   No meaningful measures of inflation are available because we have significant operations in countries with diverse rates of inflation and currency rate movements. However, we believe that the rate of inflation in recent years has been relatively low and has not had a significant effect on our results of operations. We source a wide variety of materials and components from a network of global suppliers. While such materials are typically available from numerous suppliers, commodity raw materials are subject to price fluctuations.

New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that we recognize derivative instruments, including certain derivative instruments embedded in other contracts, as either assets or liabilities and measure those instruments at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. In July 1999, the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133," which delays the effective date of SFAS No. 133 by one year. As a result, SFAS No. 133 will be effective for Actuant's 2001 fiscal year. Adoption of SFAS No. 133 is not expected to have a material effect on Actuant based on Applied Power's current derivative and hedging activities.

   In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." This bulletin summarizes certain views of the SEC staff on applying generally accepted accounting principles to revenue recognition in financial statements. The SEC staff expressed its view that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectability is reasonably assured. The Company expects that SAB 101 will not have a material effect on its financial statements.

Year 2000 Considerations

   In prior years, Applied Power had executed an action plan to ensure that its computer systems were capable of processing the periods for the Year 2000 and beyond. This action plan was completed in late calendar year 1999. As a result of those planning and implementation efforts, Applied Power experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. While no disruption has developed as of the date of this filing, Year 2000 problems may still surface through calendar year 2000. We will continue to monitor mission critical computer applications and those of our suppliers and vendors throughout calendar year 2000 to ensure that any latent Year 2000 matters that arise are addressed promptly.

European Economic Monetary Union

   On January 1, 1999, eleven European Union countries (including a number of the countries where Actuant locations operate) adopted the euro as their common currency, resulting in fixed conversion rates between their existing currencies ("legacy currencies") and the euro. The euro presently trades on currency exchanges and is available for non-cash transactions. Following the introduction of the euro, the legacy currencies remain legal tender in the participating countries during the transition through January 1, 2002. Beginning on January 1, 2002, the European Central Bank will issue euro-denominated bills and coins for use in cash transactions. On or before July 1, 2002, the participating countries will withdraw all legacy bills and currencies and use the euro as their legal currency.

   Some of our operating units located in Europe, which are affected by the euro conversion, intend to maintain their books in their respective legacy currency through a portion of the three-year introductory period. At this time, we do not expect the consequences of the ongoing euro conversion to have material adverse effects on our operations, business or financial condition.

Environmental Compliance

   Our operations, like those of similar businesses, are subject to federal, state, local and foreign laws and regulations relating to protection of the environment, including those regulating discharges of hazardous materials into the air and water, the storage and disposal of such materials, and clean-up of soil and groundwater contamination. Pursuant to certain environmental laws, a current or prior owner or operator of a site may be liable for the cost of investigation and remediation of contamination, and persons who arrange for disposal or treatment of hazardous materials may be liable for such costs at a disposal or treatment site, whether or not the person owned or operated it. These laws impose strict, and under certain circumstances joint and several, liability.

   We have facilities in a number of geographic locations that are subject to a range of environmental laws and regulations. Compliance with these laws has and will require expenditures on an ongoing basis. We and our subsidiaries have been identified by regulators as potentially responsible parties regarding remediation of several multi-party waste sites. Based on our investigations, we believe we are at most a de minimis participant. We are also a party to several state and local environmental matters, including a consent order requiring installation of air pollution control equipment at a facility in Massachusetts, and we provided environmental indemnities in connection with the Divestitures, so we retain responsibility for certain of their actual or potential environmental liabilities.

   Environmental expenditures over the last three years have not been material. Although the level of future expenditures for environmental remediation is impossible to determine with any degree of certainty, in our opinion these costs are not likely to have a material adverse effect on our financial position, results of operations, or cash flows. Environmental accruals of $1.9 million and $1.3 million were included in our August 31, 1998 and 1999 balance sheet, respectively.

Quantitative and Qualitative Disclosures about Market Risk

   We are exposed to market risk from changes in foreign exchange and interest rates and, to a lesser extent, commodities. To reduce such risks, we selectively use financial instruments. All hedging transactions are authorized and executed pursuant to clearly defined policies and procedures, which strictly prohibit the use of financial instruments for trading purposes.

   A discussion of Applied Power's accounting policies for derivative financial instruments is included in Note A--"Summary of Significant Accounting Policies" in Notes to Consolidated Financial Statements. In addition, quantitative disclosure relating to financial instruments is included in Note I--"Debt" in Notes to Consolidated Financial Statements.

   We have significant international operations. In certain instances, our products are produced at manufacturing facilities located near the customer. As a result, significant volumes of products are manufactured in countries for sale into those markets. For goods purchased from affiliates, we denominate the transaction in the functional currency of the producing operation.

   We have adopted the following guidelines to manage foreign exchange exposures:

     (i) increase the predictability of costs associated with goods whose purchase price is not denominated in the functional currency of the buyer;

     (ii) minimize the cost of hedging through the use of naturally offsetting positions (borrowing in local currency if available), netting, pooling; and

     (iii) where possible, sell product in the functional currency of the producing operation.

   Our identifiable foreign exchange exposures result primarily from the anticipated purchase of product from affiliates and third-party suppliers along with the repayment of inter-company loans with foreign subsidiaries denominated in foreign currencies. We periodically identify naturally occurring offsetting positions and then purchase hedging instruments to protect against anticipated exposures. Our financial position is not materially sensitive to fluctuations in exchange rates as any gains or losses on foreign currency exposures are generally offset by gains and losses on underlying payables, receivables and net investments in foreign subsidiaries.

   We expect that from time to time, we may enter into interest rate swaps to stabilize financing costs by minimizing the effect of potential interest rate increases on floating-rate debt in a rising interest environment. Under these agreements, we will contract with a counter-party to exchange the difference between a fixed rate and a floating rate applied to notional amount of the swap. The difference to be paid or received on interest rate swap agreements is accrued as interest rates change and is recognized in net income as an adjustment to interest expense. Gains relating to termination of qualifying hedges are deferred and recognized in net income at the same time as the underlying hedged transactions.

Recent Developments

   We recently completed the sale of Norelem, S.A., a non-hydraulic product line in the Enerpac business which makes and distributes mechanical workholding products. Norelem, S.A. had sales of less than $10.0 million in fiscal 1999. The proceeds from this sale will be used to reduce outstanding debt.

                                THE TRANSACTIONS

   Before the Distribution, Applied Power and APW entered into a series of related agreements to establish the terms of the Distribution, to facilitate the separation of the Industrial Business from the Electronics Business and to govern various aspects of the post-Distribution relationship between Actuant and APW. Because these agreements were negotiated while APW Ltd. was a wholly-owned subsidiary of Applied Power Inc., they are not the result of negotiations between independent parties, although Actuant and APW have set pricing terms for interim services at rates they believed to be comparable to what could have been achieved through arm's-length negotiations. Additional or modified agreements, arrangements and transactions may be entered into in the future, and such agreements and transactions will be determined through arm's-length negotiations.

Manner of Distribution

   On July 7, 2000, the Board of Directors of Applied Power Inc. formally declared the dividend necessary to effect the Distribution, set the record date for determination of those shareholders of Applied Power Inc. entitled to participate in the Distribution (July 21, 2000) and established the date on which the Distribution would occur (July 31, 2000). An information statement regarding the Distribution was mailed to shareholders on or about July 11, 2000. On the Distribution date, those same shareholders of Applied Power Inc. each received one common share of APW Ltd. for each share of Applied Power Inc. common stock they owned as of the record date.

Corporate Restructuring Transactions

   In connection with the Distribution, Applied Power effected various corporate restructuring transactions designed to restructure its existing businesses so that, in general, (1) the assets, liabilities and operations of the Electronics Business are now owned and operated by APW, and (2) the assets, liabilities and operations of the Industrial Business are now owned and operated by Actuant.

   Since completion of these corporate restructuring transactions and the Distribution, Actuant's assets generally consist of the Industrial Business, which is more fully described under "Business" below, and all other assets of Applied Power not expressly transferred to APW. Actuant's liabilities include:

  . the obligations associated with past and future operation of those assets;

  . any liabilities associated with businesses that have been sold (including Barry Controls and Air Cargo); and

  . pursuant to the debt realignment described below, an amount of debt equal to approximately four times EBITDA of Actuant pro forma for the Transactions for the four fiscal quarters preceding the date of the Distribution and reflected in an agreement between APW Ltd. and Actuant Corporation (approximately $450.0 million as of August 1, 2000).

   APW's assets since completion of these corporate restructuring transactions generally consist of the Electronics Business. Its liabilities include:

  . the obligations associated with past and future operation of the Electronics Business;

  . any tax liabilities associated with the Distribution and the related corporate restructuring transactions; and

  . debt equal to the amount by which Applied Power's total debt at the time of the Distribution exceeded the amount to be retained by Actuant.

Debt Realignment

   In connection with the Distribution, Applied Power repaid substantially all of its existing debt. Applied Power consummated the Tender Offer, consisting of an offer to purchase all of its then outstanding 1999 Notes for cash and a concurrent consent solicitation designed to remove the restrictions on Applied Power's operations currently included in the related indenture. The Tender Offer was commenced on June 30, 2000, and was completed the same date as the consummation of the Distribution. In the Tender Offer, Applied Power purchased 100% of the 1999 Notes at a premium over their face amount plus accrued and unpaid interest to the date of payment.

   To finance the Tender Offer and other cash payments, we issued $200.0 million aggregate principal amount of Original Notes pursuant to a private offering and we entered into the Actuant Credit Facility. In addition, APW entered into a separate $550.0 million unsecured multicurrency revolving credit facility, a portion of which was used to fund the debt realignment. Actuant does not have any accounts receivable financing program immediately following the consummation of the Distribution. The following table illustrates the estimated sources and uses of funds in the Transactions, other than the sale of Air Cargo and Barry Controls (in millions):

Sources
-------
Initial borrowings under the
 Actuant Credit
 Facility(1).................. $252.6
The Notes (net of offering
 discount)....................  197.4
APW new credit facility(2)....  257.1
                               ------
    Total sources............. $707.1
                               ======

Uses
----
Repayment of existing debt(3)...  $659.1
Payment of estimated fees and
 expenses(4)                        48.0
                                  ------
    Total uses..................  $707.1
                                  ======

--------
(1) The Actuant Credit Facility consists of $240.0 million in term loans which were borrowed upon the consummation of the Distribution and a $100.0 million revolving credit facility, approximately $12.6 million of which will be drawn upon consummation of the Distribution. See "Description of the Actuant Credit Facility."
(2) This credit facility is not be an obligation of Actuant.
(3) Includes $209.1 million of debt allocated to the Electronics Business and $450.0 million of debt allocated to the Industrial Business, of which $200.0 million is comprised of the 1999 Notes that were purchased in the Tender Offer. Actuant does not currently have an accounts receivable financing program.
(4) Consists of estimated investment banking, legal, accounting and other fees and expenses to be incurred by Actuant and APW, and includes the premium paid on the 1999 Notes in the Tender Offer.

Transactions and Agreements between Applied Power and APW

   In order to effect the Distribution, Applied Power and APW entered into the following principal agreements:

 Contribution Agreement

   Pursuant to the Contribution Agreement, Plan and Agreement of Reorganization and Distribution, immediately prior to the Distribution, substantially all of the assets and liabilities of the Electronics Business were transferred by Applied Power to APW in the corporate restructuring transactions described above. Under this agreement, Actuant and APW realigned their debt as described above.

 Assignment and Assumption Agreement

   Pursuant to the General Assignment and Assumption Agreement regarding Litigation, Claims and Other Liabilities, APW assumed, and agreed to indemnify Actuant against, substantially all liabilities, litigation and claims arising out of the Electronics Business, including all environmental liabilities. Actuant retained, and will indemnify APW against, substantially all liabilities, litigation and claims arising out of its Industrial Business and other items not transferred to APW. The indemnification obligations will not entitle the indemnified party to recover to the extent that such liabilities are covered by proceeds received from a third party insurer. In circumstances in which the potential liability of Actuant and APW is joint, the parties will share responsibility for such liability on a mutually agreed basis consistent with the allocation of the businesses.

 Transitional Trademark Use and License Agreement

   Pursuant to the Transitional Trademark Use and License Agreement, Actuant granted to APW certain rights to continue to use, for a limited period of time and under certain defined circumstances, certain Actuant trademarks and trade dress already inscribed upon APW's existing inventory of labels, promotional materials, product materials and other materials relating to APW's existing inventory of products. Also, each party granted to the other party a royalty-free, nontransferable, nonexclusive license to use certain Actuant and APW trademarks and certain products for nine months after the Distribution.

 Patent Assignment

   In connection with the Distribution, Actuant assigned to APW all rights and title to numerous patents related to the Electronics Business.

 Insurance Matters

   An Insurance Matters Agreement governs the rights and obligations of Actuant and APW with respect to various pre-existing contracts insuring Applied Power and covering risks associated with, or arising out of, the Electronics Business. The types of policies covered by the Insurance Matters Agreement include, without limitation, automobile liability, comprehensive and general liability. This agreement also establishes certain procedures for dealing with pending litigation, new litigation and the resolution of disputes between the parties concerning this agreement.

 Employee Benefits and Compensation Matters

   An Employee Benefits and Compensation Agreement governs the rights and obligations of Actuant and APW with respect to various matters and obligations concerning employee benefits of the former Applied Power employees who became employees of APW as of the date of the Distribution. The Benefits Agreement covers APW's assumption of certain compensation and benefit obligations relative to APW's employees. The Benefits Agreement also transfers assets and liabilities under Applied Power's 401(k) plan for certain employees to APW's 401(k) plan. Pursuant to the Benefits Agreement, APW has assumed responsibility for certain benefits previously offered by Applied Power to its employees prior to the Distribution who became employed by APW and received funds from Applied Power for disbursement to such employees for compensation and certain employee benefits earned prior to the Distribution.

 Tax Indemnification Agreement

   The Tax Sharing and Indemnification Agreement governs the allocation of certain tax responsibilities between Actuant and APW. Except as otherwise provided below, Actuant assumes and will pay, and will indemnify and hold harmless APW from and against, all income taxes based upon income required to be shown in Actuant consolidated income tax returns for the taxable year in which the Distribution occurred and all prior taxable years. However, in the event of an audit of Actuant's consolidated income tax returns for the taxable year in which the Distribution occurred or any prior taxable year, APW assumes and will indemnify and hold Actuant harmless from all income taxes in excess of $1.0 million resulting from a final determination of tax liability based upon adjustments to the separate taxable income of APW. APW also assumes and will pay, and will indemnify and hold harmless Actuant from and against, all corporate taxes in connection with (a) the corporate restructuring transactions, (b) the transactions that made APW Ltd. a Bermuda corporation and
(c) the Distribution.

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

 Confidentiality Agreement

   As of the Distribution Date, APW and Actuant entered into a Confidentiality and Nondisclosure Agreement whereby, subject to certain exceptions, each party agrees to treat as confidential and not disclose certain proprietary and other confidential information belonging to the other party.

 Interim Administrative Services Agreement

   As of the Distribution Date, Actuant and APW (through a U.S. subsidiary of APW Ltd.) entered into an Interim Administrative Services Agreement. This agreement governs the administrative and financial services that Actuant will continue to provide to APW on an interim basis and those that APW will provide to Actuant. In general, APW will provide certain tax preparation and compliance and certain insurance and risk management services to Actuant for a period of six months to one year. Actuant will provide certain financial support, technical support, and staff support services and certain information system services to APW for a period of six months to one year. Each party will compensate the other party at negotiated amounts that, we believe, will be comparable to rates each could have achieved through arm's-length negotiations.

Relationship between Actuant and APW after the Distribution

   As a result of the Distribution, Actuant and APW are now independent public companies with no direct relationships between them other than (i) pursuant to the agreements described above, (ii) during a transition period, that is not expected to exceed two years, Mr. Richard G. Sim, the President and Chief Executive Officer of APW Ltd., will be chairman of the board of both companies,
(iii) Mr. Gustav H.P. Boel, an officer of APW Ltd., will be a director of Actuant Corporation and (iv) Anthony W. Asmuth III, Esq. will be Secretary of Actuant Corporation and APW Ltd.

The Divestitures

   Applied Power recently completed the divestitures of its Air Cargo business on May 26, 2000, and its Barry Controls business on June 30, 2000. Air Cargo is a manufacturer and marketer of air cargo containers, in-plane loading systems, barrier nets, panels and hardware. Barry Controls specializes in vibration isolation products serving aerospace, industrial and defense markets. Aggregate cash proceeds from these divestitures were $169.5 million.

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

                                    BUSINESS

Overview

   We are a leading global manufacturer and marketer of a broad range of industrial products and systems, organized into two business segments, Tools & Supplies and Engineered Solutions. Tools & Supplies sells branded, specialized electrical and industrial tools to hydraulic and electrical wholesale distributors, to catalog houses and through various retail distribution channels. Engineered Solutions designs and markets customized motion control systems for OEMs in diversified niche markets. Based on internal estimates, we believe that approximately 65% of our pro forma net sales for fiscal 1999 were derived from products holding number one market positions. We believe that our strength in each product category is the result of a combination of our brand recognition, proprietary engineering and design competencies, dedicated service philosophy and global manufacturing and distribution capabilities. For the twelve months ended May 31, 2000, we generated pro forma net sales and pro forma EBITDA of $538.2 million and $112.4 million, respectively. Our pro forma EBITDA margin for this period was 20.9%.

Our Competitive Strengths

  . Market Leadership. We believe that the strength of our established brands and our leading market positions provide us with a significant competitive advantage. Based on internal estimates, we believe that approximately 65% of our pro forma net sales are from products holding number one market positions. The following table sets forth our major product categories that we believe hold leading market positions:

     Product Category                                Region     Market Position
     ----------------                                ------     ---------------
     High-force hydraulic industrial tools......  Global               #1
     Electrical tools and supplies to the retail
      DIY channel...............................  North America        #1
     Hydraulic cab-tilt systems for heavy-duty
      trucks....................................  Global               #1
     RV slide-out and leveling systems..........  North America        #1
     Electro-hydraulic convertible top actuation
      systems...................................  Global               #1

  . Leading Design and Engineering Capabilities. We design innovative, highly-engineered products that reinforce and strengthen our product leadership positions, and have earned a reputation for design and engineering leadership in key technologies such as hydraulic and mechanical positioning and electronic closed-loop systems. Through our proprietary processes and over 500 patents, we leverage these competencies to provide innovative solutions to satisfy specific customer needs and strive to create products that make jobs easier for our customers. Recent examples include GB's patented Stud Seeker(TM) for construction remodeling and Enerpac's new line of hydraulic torque wrenches for various maintenance and repair applications.

  . Diverse and Stable Customer Base. We have more than 20,000 customers in a wide array of industries, including many with whom we have developed long-standing and close relationships. We have sales relationships with leading distributors, home centers and mass merchandisers, including Ace Hardware, The Home Depot, Lowe's, Snap-on, TruServe and W.W. Grainger. We also have long-standing relationships with leading OEMs in our key Engineered Solutions markets, many of which we have served for over 20 years. These close customer relationships help us to provide innovative and customized solutions, which we believe differentiate us from our competitors. Our largest customer accounted for approximately 6.1% of our pro forma net sales for fiscal 1999. We believe our customer and end-market diversity help mitigate the effect of regional or industry downturns.

  . Strong Established Global Infrastructure. We have operated on a global basis for over 30 years. We have developed an internationally-focused operating culture with the people and logistical capabilities to do business around the world and have established a powerful network to source and distribute products and components effectively on a global basis. We have major distribution warehouses located in North America, Europe and Asia, serving over 5,000 industrial and electrical distributor

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

     locations. We believe that our global infrastructure provides us with a competitive advantage and serves as a foundation to facilitate further global expansion initiatives.

  . Demonstrated Operational Improvements. We have dramatically improved our cost structure, operating performance and EBITDA margins over recent years. Over the past few years we have eliminated over 5,000 SKUs, and have also improved our inventory turns, as adjusted to exclude the Non-continuing Businesses, from 2.8x in fiscal 1997 to 5.2x in fiscal 1999. These achievements are the direct result of our cumulative manufacturing experience and our WCP Program. This program focuses on return on assets and operational improvement initiatives, including the implementation of Kanban, lean manufacturing and Kaizen philosophies. Our continuous improvement culture provides a framework for additional cost improvements.

Our Business Strategy

  . Pursue Internal Growth Opportunities. We plan to leverage the strength of our brands and our long-standing relationships with key customers to build upon our leading market positions. We believe that the Enerpac, Gardner Bender, CalTerm and Ancor brands in our Tools & Supplies segment are widely recognized in their respective market niches and present opportunities for new product introductions, line extensions and cross-selling. In addition, our long-standing relationships with key DIY customers provide us with opportunities to grow with them both domestically and internationally. In our Engineered Solutions segment, we have cultivated long-standing relationships with leading global OEMs who have selected us as a vendor based on our proprietary designs, engineering expertise and ability to support them in multiple locations around the world. We believe that these strong relationships provide us with opportunities to increase our component and system content on OEM platforms.

  . Capitalize on Design and Engineering Expertise. We design highly-engineered products, and we believe we have earned a reputation for engineering excellence in key technologies such as hydraulic and mechanical positioning and electronic closed-loop systems. We update our product portfolios, which are designed in close coordination with our customers, with high value-added products. We also seek patent and other protections to reinforce and strengthen our product leadership positions and strive to leverage our existing competencies in new areas. For example, we successfully applied our hydraulic cab-tilt system technology in our electro-hydraulic convertible top actuation systems. We are now applying the same technology in the marine market.

  . Leverage Global Scale. We have operated on a global basis for over 30 years and we have the infrastructure in place to market additional products through our global physical distribution and sales network. For example, while substantially all sales within the GB and Power Gear businesses currently are generated in North America, we intend to use our existing global infrastructure to expand those businesses internationally. Our long-standing relationships with OEMs and our ability to support them in multiple locations around the world have positioned us to grow with them as they expand into new geographic markets. In addition, we intend to expand our global sourcing operations to broaden our product portfolio and seek to further reduce costs.

  . Continuously Improve our Operations. Through our WCP Program, we target operational excellence through continuous cost reduction and asset efficiency initiatives. Broad initiatives to adopt Kanban, lean manufacturing and Kaizen philosophies have generated significant cost reductions and asset efficiency improvements. Kanban is a visual system for inventory replenishment based on actual demand for an item. A Kaizen event is one of the key tools employed to assist team members to identify and effect improvements in the way they work. These events generally result in reductions in waste and working capital and improve floor-space utilization. With numerous successful Kaizen events completed to date and over 100 scheduled for the next 12 months, we have firmly embedded the philosophy of continuous improvement into our operating practices and believe that opportunities exist to further improve operations. All of our manufacturing and distribution locations execute these continuous improvement programs.

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

  . Grow through Selected Acquisitions. Part of our growth strategy has been, and will continue to be, to make small, "bolt-on" acquisitions that complement our existing businesses. Our strategy is to acquire new product lines that can be sold through existing distribution channels and to acquire companies with leading market positions in niche market channels that we do not serve. For example, our acquisition of Ancor in 1998 provided GB with a leading share in the marine electrical market serving OEMs, marine distributors and retail marine specialty stores. We successfully introduced Gardner Bender electrical test instruments to the marine electrical market and Ancor electrical products for harsh environments to GB customers in the retail DIY and automotive aftermarket channels.

  . Cultivate Performance-Based Culture. Our culture is based on the belief that people are the key ingredients in the successful execution of business strategies and the drivers of financial performance. Our decentralized and entrepreneurial approach to management is based on high quality, team-oriented people who share a strong sense of responsibility and accountability. This foundation enables us to remain flexible and effective in the integration of acquisitions and enhances our ability to respond to rapidly changing industry dynamics.

    To align our employees' interests with those of our shareholders, we use stock based incentives. Substantially all U.S. based employees participate in a structured incentive compensation system based on achievement of both definitive business unit performance targets and overall company results. Executive compensation is heavily weighted toward stock ownership, thereby aligning management's interests with investors' interests in achieving our strategic goals. Management, director and employee stock ownership (including outstanding stock options) represents more than 10% of diluted common shares outstanding immediately after the Transactions.

Principal Products

   We operate in two business segments, Tools & Supplies and Engineered Solutions. The following pie charts show the pro forma net sales and pro forma EBITDA contribution by our business segments:

                            Pro Forma Twelve Months
                               Ended May 31, 2000


                             [NET SALES PIE CHART]
                               [EBITDA PIE CHART]
--------
(1) EBITDA of $112 million includes estimated stand-alone corporate and group expenses of approximately $6.1 million, which are not allocated to individual segments.

   Tools & Supplies. Through our Tools & Supplies segment, we sell a wide array of branded, specialized electrical and industrial tools and supplies to hydraulic and electrical wholesale tool distributors, to catalog houses and through various retail distribution channels. Our products include high-force hydraulic tools, electrical tools and consumables, which are sold to end-user markets including general industrial, construction, production automation, retail DIY, retail marine and retail automotive aftermarket. Tools & Supplies provides

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

over 14,000 SKUs, most of which are designed and manufactured by us in North America. In addition, we manage a global sourcing operation which supplements our manufactured product offerings. Major customers include Ace Hardware, The Home Depot, Lowe's, Snap-on, TruServe and W.W. Grainger, and we also sell to over 10,000 small OEM customers and over 4,200 wholesale electrical, marine and automotive aftermarket distributors. For the twelve months ended May 31, 2000, Tools & Supplies generated pro forma net sales and pro forma EBITDA of $304.9 million and $64.3 million, respectively.

   Tools & Supplies includes our Enerpac and GB operations. These two businesses share core competencies in global sourcing, managing the logistics of SKU-intensive product lines, and managing investment in inventory. Enerpac is a leading global supplier of specialized high-force hydraulic systems and components for the general industrial, construction and production automation markets. For fiscal 1999, Enerpac generated approximately half of Tools & Supplies' pro forma net sales.

   The following is a summary of each of Enerpac's four major product lines:

     Industrial Tools. We believe Enerpac is the leading global supplier of high-force hydraulic industrial tools. Our industrial tool line consists of over 2,000 products that are generally sold by industrial distributors to customers in the construction, mining, steel mill, cement, railway and general maintenance industries. Enerpac's products allow users to apply controlled force and motion to increase productivity, reduce labor costs and make work safer and easier to perform. Prices in the industrial tool product line range from a $140 hand pump to a $40,000 synchronous lift system. Enerpac-branded products in this segment include hydraulic cylinders, hydraulic pumps, hydraulic presses, torque wrenches, synchronous lift systems, strand lift systems, hydraulic and mechanical pullers and system components.

     Workholding. We believe Enerpac is one of the leading global suppliers of workholding tools. Our products are marketed through distributors to the production automation market. Workholding products hold parts in position in metal cutting machine tools during the machining process. Our hydraulic workholding products provide superior accuracy and cycle times compared to traditional clamping methods. Enerpac's clamping devices are the main component of our workholding systems, and are combined with power sources, valves and control systems to provide integrated workholding solutions. Prices range from $100 to $13,000. Growth drivers in this market include productivity and quality improvements, increased production flexibility and operator safety.

     OEM. Enerpac's OEM product line consists of customized hydraulic products that are sold directly to OEM customers including Caterpillar, Hale Products (a subsidiary of IDEX), Lincoln Automotive (a subsidiary of Pentair), Parker-Hannifin and Snap-on. Enerpac's product development staff works closely with our OEM customers to develop hydraulic solutions for specific applications, such as a highly customized coaxial piston pump used in Hale Products' "Jaws of Life" rescue product.

     Toolholding. We believe Enerpac is a leading global supplier of toolholding equipment. We manufacture a broad range of toolholding products for the production automation market, including quick mold and die change systems and mechanical and hydraulic quick clamping systems that are used extensively in the plastic injection molding and metal forming industries. We believe Enerpac is recognized as having the broadest product line in the toolholding industry and can design, deliver and install a total system for the largest range of press sizes. Growth in this market is driven by increased automation in most industrialized markets due to high labor costs, higher safety regulations and demand for increased flexibility to produce smaller lots. Our toolholding product portfolio includes mono- and multi-couplers, mechanical and hydraulic quick clamping systems, ejector couplers, die-lifters, die-rollers, hydraulic pump units and control packages, mold and die change systems, inspection units and storage systems.

   We believe GB is a leading supplier of electrical tools and consumables to the retail DIY, retail marine and retail automotive aftermarket and wholesale electrical markets, supplying over 11,000 SKUs through a variety of distribution channels. We believe we are a leading supplier of electrical tools and consumables to the high growth North American retail DIY channel and maintain excellent relationships with such leading retailers as

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

The Home Depot, Kmart, Lowe's, Menards and Wal-Mart. For fiscal 1999, GB accounted for approximately half of Tools & Supplies' pro forma net sales.

   GB's main product lines are summarized below:

     Cable Ties, Staples, Fasteners and Wire Management. GB markets a wide range of wire management products, including what we believe are the strongest cable ties in the industry. We also offer a large array of other versatile fasteners, such as staples, flexible tubing, tape, knockout seals, reducing washers, straps and other solutions for electrical and non-electrical markets to protect and manage wire products.

     Wire Connectors, Solderless Terminals and Lugs. GB markets a broad range of twist-on wire connectors, solderless terminals and lugs. We manufacture approximately 700 million wire connectors each year and source solderless terminals and lugs from a variety of domestic and Asian suppliers.

     Conduit Bending and Conduit Fishing. GB's conduit bending line is a leader in breadth and innovation, and includes manual, electric and hydraulic benders. We also manufacture a comprehensive portfolio of wire fishing products, including manual fish tapes, electric blowers, vacuums and CO\\2\\ guns that are used to push and pull wire through conduit.

     Handtools. GB's line of handtools includes wire strippers, pliers, screwdrivers, cable cutters, punches, insulated tools and tool kits.

     Electrical Testers and Meters. GB designs and distributes a complete line of Underwriters' Laboratories (UL), Canadian Underwriters'
  Laboratories (CUL) and Canadian Standards Association (CSA) approved test instruments, including non-contact voltage testers, branch circuit analyzers, and analog and digital multimeters.

     Electric Wire and Cable. GB offers a broad array of wire and cable, including general purpose primary, duplex, triplex, welding, battery, speaker, trailer, computer, marine and telephone cables and wire in spooled-to-order quantities.

     Plugs, Sockets and Other Automotive Products. GB provides a wide variety of plugs, sockets, trailer wiring harnesses, battery cables and booster cables to the automotive industry under the CalTerm brand.

     Other. GB offers a broad range of specialty toggle, rocker and push and pull switches to customers through all of its distribution channels. In addition, we offer a wide array of other products including fuses, circuit breakers and terminal blocks.

   Engineered Solutions. We believe that our Engineered Solutions segment is a leading global designer and manufacturer of customized motion control systems for OEMs in a variety of niche industrial markets. We work with our customers to provide customized solutions in the RV, truck, automotive, medical, housewares and other markets. Products include RV slide-out and leveling systems, hydraulic cab-tilt systems for heavy-duty trucks primarily sold in Europe and Asia, electro-hydraulic automotive convertible top actuation systems and extruded and molded silicone products for the medical and housewares markets. As a result of our design and engineering quality, we have earned numerous customer awards within the past five years, including the Circle of Excellence vendor award from Fleetwood. We have also received quality and performance certifications from such OEM customers as Ford, Freightliner, Oshkosh Truck and Peterbilt. We believe that the segment's principal brands, Power-Packer, Power Gear, Mox-Med, Milwaukee Cylinder and Nielsen Sessions, are recognized for their engineering quality, integrated custom design and geographic reach. Engineered Solutions' customers include leading multinational corporations such as DAF/Leyland, Fiat, Fleetwood, Mercedes-Benz, Renault, Scania and Volvo. We believe that Engineered Solutions' reputation for excellent engineering capabilities, global capabilities and established customer relationships with leading OEMs are the driving forces behind our leadership positions in several markets. For the twelve months ended May 31, 2000, Engineered Solutions generated pro forma net sales and pro forma EBITDA of $233.4 million and $54.2 million, respectively.

   Engineered Solutions main product lines are summarized below:

     Power-Packer. Under this brand we manufacture hydraulic and electro-hydraulic motion control systems for OEM applications in the truck, automotive, medical and off-highway markets. Products

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

  manufactured under the Power-Packer brand include hydraulic cab-tilt systems for heavy-duty cab-over-engine trucks, cab suspension systems, electro-hydraulic automotive convertible top actuation systems and self-contained hydraulic actuators for medical patient lifting and positioning applications. Our cab-tilt systems and convertible top actuation systems are marketed primarily to the European market. These systems are comprised of sensors, electronic controls, hydraulic cylinders, electronic motors and a hydraulic pump. We have recently developed and started marketing a smaller, low-cost hydraulic cab-tilt system called the "Hy-Cab" that replaces the torsion bars that have historically been used for cab-tilt applications on medium sized trucks. Our patient positioning systems are incorporated into hospital beds, stretchers, examination chairs, surgery tables and transfer lifts.

     Power Gear. Under this brand we design, manufacture and market electric-powered slide-out systems, hydraulic leveling systems and landing gears for the North American RV and truck markets. Slide-out systems allow RV manufacturers to increase a room's size by telescoping a section of the room's wall outward. These slide-out systems are fully integrated electrical systems that provide automatic slide-out capability and are driven by a 12-volt DC electric motor with a patented rack and gear design. Our leveling systems typically consist of four hydraulic cylinders, a 12-volt DC hydraulic motor pump and an electronic control system and are capable of leveling motor homes to within three degrees of fully horizontal. Our landing gear generally consists of two adjustable legs used to support the front end of a semi-trailer in a level position when disconnected from the towing vehicle.

     Mox-Med. Under this brand we supply a variety of molded and extruded silicone products for the medical devices and housewares markets. Our silicone products are used in a wide range of applications, including drug delivery systems, enteral feeding systems, valves and diaphragms for diagnostic equipment, wound care, shunts and drains and various ophthalmic applications. Our products are produced in a clean room environment using proprietary formulations and processes either through extrusion, liquid injection molding or injection molding technology. Our products generally require FDA approval and, once selected, tend to last for the life of the application.

     Other Products. We also supply other niche markets with hydraulic positioning products and industrial case hardware. Under the Milwaukee Cylinder brand, we produce a broad range of tie-rod construction cylinders for a wide variety of applications including automated production lines, machine tools, machinery, boat drives and material handling. We also design and manufacture highly specialized cylinders such as servo-actuators used in vibration and fatigue testing. We offer a comprehensive line of case, container and industrial hardware marketed under the Nielsen Sessions brand. Products include a variety of hinges, latches, handles, caster plates and accessories.

International Business

   Actuant is a global business. For fiscal 1999, we derived approximately 62% of our pro forma net sales from the United States, 29% from Europe, 5% from Asia, 2% from South and Latin America and 2% from Canada. Our international sales are influenced by fluctuations in exchange rates of foreign currencies, foreign economic conditions and other factors associated with foreign trade. We serve a global customer base and have implemented a global infrastructure for the manufacturing, sourcing, distribution and sales of our products. Our global scale and infrastructure enable us to meet the needs of customers with global operations, which supports our strong relationships with many leading global OEMs and other global customers.

Distribution and Marketing

   Tools & Supplies. Tools & Supplies' products are distributed and marketed differently within the Enerpac and GB businesses.

   Enerpac sells its products through a combination of distributors, direct sales personnel and manufacturers representatives. Enerpac's distributor network is one of its key competitive strengths and accounted for approximately 75% of its pro forma net sales for fiscal 1999. Enerpac employs approximately 110 territory

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

managers that make joint sales calls to large end-users with distributor sales personnel, train end-user and distributor personnel on products and provide product application expertise. Stocking distributors provide customers with local product availability by maintaining their own inventories of Enerpac products. An additional 20% of Enerpac's pro forma net sales for fiscal 1999 were generated through direct sales personnel who sell primarily to the OEM markets. Enerpac's distributors, direct sales personnel and manufacturer sales representatives use Enerpac's industrial products catalog, which is available in more than 13 languages and enables them to reach our global customer base.

   GB markets its electrical tools and supplies through an extensive distribution network, and has established strong positions in each of its major sales channels, including retail, distribution and direct sales.

     Retail. GB utilizes a combination of internal account managers and independent manufacturers representatives to serve its retail customers, including home centers, specialty marine and automotive retailers, mass merchandisers and hardware cooperatives. We believe we have developed strong relationships with personnel in buying offices of our major retail customers. GB's sales and marketing personnel provide significant marketing support, including promotional planning, retail point-of-purchase materials and displays, effective product packaging and strong merchandising.

     Distribution. GB also sells its products to over 2,500 distributors through internal sales managers dedicated to the distributor channel and independent sales representatives. Due to the distributor channel's high level of fragmentation, GB relies on independent manufacturers representatives to provide ongoing customer sales and service support.

     Direct. GB currently focuses the majority of its direct marketing efforts on small manufacturing companies. Sales to this channel require no internal field sales personnel or independent sales representatives, and are made through a combination of catalogs, telemarketers and the Internet.

     Engineered Solutions. Engineered Solutions' products are marketed directly to OEMs through a direct technical sales organization. Most product lines also have dedicated market managers as well as a technical support organization. Engineered Solutions has an experienced sales force, organized by end-market, that typically resides in the manufacturing facilities and report to market sales leaders that are based in the primary engineering facilities for their respective market areas. Engineered Solutions sales personnel are highly trained and coordinate closely with our design engineers in targeting OEM customers. Due to the products' high degree of engineering content, sales efforts focus more on product functionality than on price. Engineered Solutions' proven engineering capabilities and established customer relationships are key competitive advantages in winning new contracts.

Product Development and Engineering

   We have earned a reputation for design and engineering expertise and for the creation of highly engineered innovative products. We maintain engineering staffs at several locations that design new products and make improvements to existing product lines. Expenditures for research and development at our continuing businesses were $4.2 million, $6.8 million and $3.8 million in fiscal 1999, 1998 and 1997, respectively. We have developed several proprietary technologies and hold over 500 patents.

Competition

   We have numerous competitors in each of our markets, but we believe that we are well positioned to compete successfully. Competition in each of our niches is primarily composed of small, regional competitors who often lack the infrastructure and financial resources to support global OEMs. We believe that our global scale and infrastructure help us to build and maintain strong relationships with major OEMs and provide a significant competitive advantage.

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Manufacturing and Operations

   We manufacture the majority of our products but strategically outsource components and finished goods from an established global network of qualified suppliers as an important component of our strategy. Our manufacturing operations consist primarily of light assembly operations. We also have silicone and plastic injection molding and silicone extruding capabilities, and automated welding and painting lines. We have implemented the single piece flow methodology in our manufacturing plants, which reduces inventory levels, lowers "re-work" costs and shortens lead time to customers. Components are purchased from a variety of suppliers. We have built strong relationships with our key suppliers over many years, and while we single source many of our components, we believe that in most cases we have several qualified alternative sources.

   Our commitment to high quality standards and sound management practices and policies is demonstrated by our successful participation in the International Standards Organization/Quality Standards certification process. Enerpac locations in Columbus, Wisconsin, Glendale, Wisconsin and Veenendaal, The Netherlands are each ISO 9000 certified. GB Canada is ISO 9002 certified. Power-Packer's Westfield, Wisconsin plant is certified by many large suppliers such as Ford, Oshkosh Truck, Freightliner and Peterbilt and also is ISO 9001 certified. Power-Packer's Oldenzaal, The Netherlands plant is ISO and QS 9000 certified.

   In 1996 we implemented the WCP Program based on the continuous improvement principles of the Toyota Production System at some of our locations, and introduced this program to all remaining locations during fiscal 1998 and 1999. This program utilizes many different methods to improve operations, including the adoption of one piece flow manufacturing methodologies, Kanban material replenishment systems, standardizing operating procedures and rationalizing both product lines and suppliers. We have adopted Kanban methodology because we believe it is a more efficient way to manage inventory that results in improved visibility of on-hand quantities as well as lower overall inventory levels.

   One of the methods we use most frequently to make improvements is a "Kaizen event." Kaizen is a Japanese term for continuous improvement. Cross-functional teams are assembled to participate in a Kaizen event, usually for a few days to a week, to focus on a particular process. The Kaizen team will typically focus on specific measurement standards, such as quality, cycle time, staffing, floor-space and inventory quantities, with the goal of improving on the standards. We have employees at each major location dedicated to leading Kaizen events. In fiscal 1999 we conducted over 100 Kaizen events throughout our locations, realizing significant improvements in fill rates, just-in-time deliveries, total preventive maintenance, machine set-up time and inventory replenishment cycles for the participating teams. Typical results from the Kaizen events have included labor savings, inventory reduction, and floor space reductions of at least 10%, with improvements after some individual events of 50% or more. We have nearly 150 Kaizen events scheduled in fiscal 2000, and our future plans include the performance of at least one Kaizen event per month at most manufacturing and distribution locations.

   These initiatives, in conjunction with our other efforts to streamline costs, including rationalizing low profit margin and unprofitable SKUs, product lines and customers, have resulted in substantial cost reductions, improvements in asset utilization and EBITDA margins, greater manufacturing efficiencies and improved quality. This is illustrated by our reduction in primary working capital as a percentage of net sales, as adjusted to exclude the Non-continuing Businesses, from 41.9% for fiscal 1997 to 26.2% for fiscal 1999.

Employees

   As of May 31, 2000, we employed approximately 2,440 people, as adjusted to exclude the Non-continuing Businesses. Our employees are not subject to collective bargaining agreements with the exception of approximately 80 Milwaukee Cylinder production employees and employees covered by government-mandated collective labor agreements in some international locations. We believe that we enjoy good working relationships with our employees.

Region                       Employees
------                       ---------
United States and Canada....   1,392
Europe......................     673
Latin and South America.....     229
Asia-Pacific................     146
                               -----
    Total...................   2,440
                               =====

Function                       Employees
--------                       ---------
Manufacturing................    1,756
Sales and Marketing..........      380
Corporate/Administrative.....      179
Engineering and Development..      125
                                 -----
    Total....................    2,440
                                 =====

Facilities

   We generally lease rather than own facilities. The majority of our leases are short-term, and are renewable at our option.

 Tools & Supplies

   Tools & Supplies maintains 12 manufacturing facilities throughout the United States, Mexico, Europe and Asia-Pacific and 19 distribution facilities and sales offices worldwide.

                                                      Square         Approximate
Facility                                               feet   Status  Employees
--------                                              ------- ------ -----------
Manufacturing
Glendale, Wisconsin.................................. 313,000 Leased     405
Columbus, Wisconsin.................................. 130,000 Leased     180
Veenendaal, The Netherlands..........................  97,000 Leased      55
Pachuca, Mexico(1)...................................  73,000 Leased       5
San Diego, California................................  69,000 Leased      70
Oklahoma City, Oklahoma..............................  56,000 Leased      50
Tecate, Mexico.......................................  54,000 Leased     125
Troyes, France.......................................  42,000 Leased      50
Alexandria, Minnesota................................  25,000  Owned      60
Cotati, California...................................  20,000 Leased      35
Taipei, Taiwan.......................................  19,000 Leased      60
Shanghai Waigaogiao, China...........................   9,000 Leased      20
Distribution and Sales
Reno, Nevada.........................................  55,000  Owned      20
Tokyo, Japan(1)......................................  39,000 Leased      25
Charlotte, North Carolina............................  36,000 Leased      25
Sydney, Australia....................................  23,000 Leased      20
Corsico (Milano), Italy..............................  18,000  Owned      20
Seoul, South Korea(1)................................  18,000 Leased      10
Mississauga, Ontario, Canada.........................  18,000 Leased      15
Lancaster, Pennsylvania..............................  16,000 Leased      15
Dusseldorf, Germany..................................  15,000 Leased      20
Singapore............................................  15,000 Leased      25
Scranton, Pennsylvania...............................  13,000 Leased       5
Atlanta, Georgia.....................................  13,000 Leased       5
Ontario, California..................................  12,000 Leased       5
Massey (Paris), France(1)............................   9,000 Leased      20
Redditch, Worcester, UK..............................   6,000 Leased      15
Vashi, New Mumbai (Bombay), India....................   6,000  Owned       8
Shanghai, China......................................   3,000 Leased      15
Hong Kong............................................   1,000 Leased       2
Madrid, Spain........................................   1,000 Leased       5

--------
(1) Shared between Tools & Supplies and Engineered Solutions.

   Tools & Supplies also leases a 37,000 square foot manufacturing facility in Mobile, Alabama and a 68,000 square foot office building in Butler, Wisconsin that are vacant and currently listed for sublease.

 Engineered Solutions

   Engineered Solutions maintains ten manufacturing facilities throughout North America, Europe and Asia-Pacific and four distribution and sales facilities.

                                                      Square         Approximate
Facility                                               feet   Status  Employees
--------                                              ------- ------ -----------
Manufacturing
Oldenzaal, The Netherlands........................... 126,000 Leased     400
Pachuca, Mexico(1)...................................  73,000 Leased      30
Cudahy, Wisconsin....................................  73,000  Owned     115
Hartford, Connecticut................................  65,000  Owned     115
Portage, Wisconsin...................................  56,000  Owned     150
Westfield, Wisconsin.................................  40,000  Owned      50
Beaver Dam, Wisconsin................................  38,000  Owned      60
Akishar, Turkey......................................  25,000  Owned      40
Seoul, South Korea(1)................................  18,000 Leased      13
Salem, Oregon........................................  16,000 Leased      12
Distribution and Sales
Tokyo, Japan(1)......................................  39,000 Leased      40
Massey (Paris), France(1)............................   9,000 Leased       5
Chino, California....................................   7,000 Leased       1
Torrijos, Toledo, Spain..............................   1,000 Leased       2

--------
(1) Shared between Tools & Supplies and Engineered Solutions.

   Engineered Solutions also leases a 38,000 square foot building in Butler, Wisconsin, which is currently sublet.

Legal Proceedings

   Applied Power is party to various legal proceedings that have arisen in the normal course of business. These legal proceedings typically include product liability, environmental, labor and patent claims. APW has assumed liability with respect to, and will indemnify Actuant against, those proceedings involving the Electronics Business, while Actuant retains liability with respect to, and will indemnify APW against, those proceedings involving the Industrial Business.

   We self-insure a portion of our product liability by maintaining a retention provision under our insurance program. We have recorded reserves for estimated losses based on the specific circumstances of each case. Such reserves are recorded when it is probable that a loss has been incurred as of the balance sheet date and the amount of the loss can be reasonably estimated. In our opinion, the resolution of these contingencies is not likely to have a material adverse effect on our financial condition, results of operation or cash flows.

Environmental Matters

   Our operations, like those of similar businesses, are subject to federal, state, local and foreign laws and regulations relating to protection of the environment, including those regulating discharges of hazardous materials into the air and water, the storage and disposal of such materials, and clean-up of soil and groundwater contamination. Pursuant to certain environmental laws, a current or prior owner or operator of a site may be liable for the cost of investigation and remediation of contamination, and persons who arrange for disposal or treatment of hazardous materials may be liable for such costs at a disposal or treatment site, whether or not the person owned or operated it. These laws impose strict, and under certain circumstances, joint and several liability.

   We believe we are in compliance with applicable environmental laws. Compliance with these laws has and will require expenditures on an ongoing basis. We and our subsidiaries have been identified by regulators as potentially responsible parties regarding remediation of several multi-party waste sites. Based on our investigations, we believe that we are at most a de minimis participant in those sites. In addition, soil and groundwater contamination has been identified at a few facilities which we operate or formerly owned or operated. We are also a party to several state and local environmental matters, including a consent order requiring installation of air pollution control equipment at a facility in Massachusetts, and we provided environmental indemnities in connection with the Divestitures, so we retain responsibility for certain of their actual or potential environmental liabilities.

   Environmental expenditures over the last three years have not been material, and we believe that the costs for known environmental matters are not likely to have a material adverse effect on our financial position, results of operations or cash flows. Nevertheless, more stringent environmental laws, unanticipated, burdensome remedy requirements as more vigorous enforcement policies, or discovery of previously unknown conditions, could have a material adverse effect upon our financial condition and results of operations.

                     MANAGEMENT AND PRINCIPAL SHAREHOLDERS

Directors

   Richard G. Sim, Chairman. Mr. Sim was elected President and Chief Operating Officer of Applied Power Inc. in 1985, Chief Executive Officer in 1986 and Chairman of the Board in 1988. He served in those positions until the Distribution occurred and still serves as Chairman of the Board. From 1982 through 1985, Mr. Sim was a General Manager in the General Electric Medical Systems Business Group. He is also a director of IPSCO Inc. and Oshkosh Truck Corporation. Mr. Sim was employed by Applied Power from 1985 through the date of the Distribution, which was July 31, 2000.

   Robert C. Arzbaecher, Director. Following the Distribution, Mr. Arzbaecher became President and Chief Executive Officer of Actuant. Prior to the Distribution Mr. Arzbaecher was Senior Vice President of Applied Power Inc. Previously Mr. Arzbaecher was Vice President and Chief Financial Officer of Applied Power Inc. from 1997 to 1998.

   Gustav H.P. Boel, Director. Mr. Boel served as Senior Vice President of Applied Power Inc., acting as leader of APW's Asian and European Electronics Business, until the Distribution occurred. Prior to this role, he held the position of Leader of the Industrial Business since May 1999. Prior thereto, he held a number of leadership positions with Applied Power covering a span of 25 years. Mr. Boel became a director of Actuant as of the date of the Distribution.

   Bruce Chelberg, Director. Mr. Chelberg has been Chairman and Chief Executive Officer of Whitman Corporation since 1992 and became a director of Actuant as of the date of the Distribution.

   Richard Crowther, Director. Mr. Crowther is the retired Vice Chairman of Illinois Tool Works Inc., a manufacturer of engineered components and systems. He has been a director of Applied Power Inc. since 1995.

   Richard Kashnow, Director. Mr. Kashnow is an Executive Vice President of Tyco International Ltd., a diversified industrial company. Previously, he served as Chief Executive Officer of Raychem Corporation. He has been a director of Applied Power Inc. since 1993.

   Bill Sovey, Director. Mr. Sovey is Chairman of Newell Rubbermaid Inc., a multinational manufacturer and marketer of branded consumer products and became a director of Actuant as of the date of the Distribution.

Executive Officers

   The following individuals became executive officers of Actuant as of the date of the Distribution:

   Robert C. Arzbaecher, Chief Executive Officer. Mr. Arzbaecher was named Vice President and Chief Financial Officer of Applied Power in 1994 and Senior Vice President in 1998. He served as Vice President, Finance of Tools and Supplies from 1993 to 1994. He joined Applied Power Inc. in 1992 as Corporate Controller. From 1988 through 1991, Mr. Arzbaecher was employed by Grabill Aerospace Industries LTD, where he last held the position of Chief Financial Officer.

   Andrew G. Lampereur, Chief Financial Officer. Mr. Lampereur joined Applied Power Inc. in 1993 as Corporate Controller, a position he held until 1996 when he was appointed Vice President of Finance for GB. In 1998, Mr. Lampereur was appointed Vice President, General Manager for GB. In 1999, he served as the business development and special projects leader for Applied Power. Prior to joining Applied Power Inc., Mr. Lampereur was the Corporate Controller of Fruehauf Trailer Corporation and held a number of financial management positions at Terex Corporation.

   Terry M. Braatz, Treasurer. Mr. Braatz joined Applied Power Inc. in this position in 2000. Prior to joining Applied Power Inc., he held various financial management positions at Johnson Controls, Inc. from 1979 to 2000, including Manager, Internal Treasury and Manager, Corporate Finance.

   Dawn M. Doering, Corporate Controller. Ms. Doering joined Applied Power Inc. as Manager of Corporate Accounting in 1995, a position she held until 1998. From 1998 until 1999, Ms. Doering held the position of Financial Controller for the Tools and Supplies--Americas division. Recently, Ms. Doering has held the position of Financial Planning and Analysis for the Industrial Business. Prior to joining Applied Power Inc., she worked for the public accounting firm of Deloitte & Touche LLP.

   Todd Hicks, Leader of Enerpac. Mr. Hicks has held a variety of marketing and sales positions with Enerpac prior to being promoted to his current position in 1999. He previously worked for General Electric in a number of marketing positions prior to joining Applied Power.

   Joe Kampschroer, Leader of GB. Mr. Kampschroer joined GB in 1982 prior to its acquisition by Applied Power, and has been involved in the development and growth of its retail channel. Prior to being appointed to his current position in 1999, he served as Vice President of Sales and Marketing--GB.

   Ralph Keller, Global Operations Leader. Mr. Keller joined our Industrial Business in 1999 in his present position. Prior to joining Applied Power Inc. he held senior operating positions in multinational organizations with international operations, most recently with Whitecap, Inc., a subsidiary of Schmalbach Lubeca AG.

   Arthur Kerk, Leader of Engineered Solutions--Europe and Asia. Mr. Kerk joined our Industrial Business in 1995 as Commercial Director of Power-Packer Europe. A resident of The Netherlands, he was promoted to Managing Director of Power-Packer Europe in 1996, and subsequently was appointed as Leader of Engineered Solutions--Europe in 1997. Prior to joining our Industrial Business he worked in sales management at Conex Union and as Managing Director of McKechnie in The Netherlands.

   Brian Kobylinski, Distribution and OEM Business Leader. Mr. Kobylinski was recently appointed leader of the distribution and OEM channels of GB. Prior thereto, he served as leader of GB's Del City operation, GB's Vice President of Marketing and Director of OEM sales. Prior to joining Applied Power Inc. in 1992, Mr. Kobylinski held various sales positions in the insurance industry.

   Joe O'Connor, Jr., Global Human Resources Leader. Mr. O'Connor joined Applied Power Inc. in 1999 in his present position. Prior to joining Applied Power Inc., he held similar human resource roles in a number of multinational organizations, including subsidiaries of Pfizer and Monsanto.

   Jerry Peiffer, Leader of Engineered Solutions--Americas. Mr. Peiffer joined our Industrial Business in 1997 when Applied Power acquired Versa Technologies. Mr. Peiffer worked at Versa Technologies since 1994, serving as the leader of its Power Gear business. He worked in a number of positions including sales engineering, operations and general management for three companies over a 23 year span prior to joining Versa Technologies, including Generac, McQuay-Perfex, Inc. and Hein Werner Corporation.

   Anthony W. Asmuth III, Secretary. Mr. Asmuth is a partner in the law firm of Quarles & Brady LLP, Milwaukee, Wisconsin, having joined that firm in 1989. Quarles & Brady performs legal services for Applied Power and certain of its subsidiaries, including APW Ltd. Mr. Asmuth had previously served as Secretary of Applied Power from 1986 to 1993 and from 1994 to present.

Stock Ownership

   The following table sets forth, as of August 10, 2000 unless otherwise indicated, certain information with respect to the beneficial ownership of Actuant common stock by each director, by each executive officer of Actuant after the Distribution named in the Summary Compensation Table below and by Actuant's executive officers and directors as a group. To our knowledge, there are no beneficial owners of more than 5% of our common stock. The following table includes all options held by such persons currently exercisable within 60 days. In connection with the Distribution, the options held by Mr. Sim and Mr. Boel were converted into APW Ltd. options. The Distribution also gave rise to an adjustment for the Applied Power Inc. options retained by its continuing employees and directors to prevent dilution or enlargement of rights as a result of the Distribution by both increasing the number of options and decreasing the exercise price per share. The following table gives effect to those adjustments for the Distribution.

                                                Amount and Nature of   Percent
      Beneficial Owner                         Beneficial Ownership(1) of Class
      ----------------                         ----------------------- --------
      Richard G. Sim..........................          614,157(2)       1.6%
      Robert C. Arzbaecher....................        1,112,704(3)       2.8
      Gustav H.P. Boel........................           10,597(4)         *
      Bruce Chelberg..........................           10,000          --
      Richard Crowther........................          107,000(5)         *
      Richard Kashnow.........................          159,000(6)         *
      Bill Sovey..............................                0          --
      Andrew G. Lampereur.....................          299,551(7)         *
      Joseph Kampschroer......................          223,546(8)         *
      Arthur Kerk.............................          110,163(9)         *
      Jerry Peiffer...........................           63,473(10)        *
      All executive officers and directors as
       a group
       (18 persons)...........................        3,343,814(11)      8.3%

--------
*   Less than 1%.
 (1) Unless otherwise noted, the specified persons have sole voting power and/or dispositive power over the shares shown as beneficially owned.
 (2) Includes 5,030 shares allocated to Mr. Sim's Applied Power 401(k) Savings Plan ("Savings Plan") account and 18,710 shares held by a custodian for Mr. Sim's children (with respect to which Mr. Sim disclaims beneficial ownership). Excludes deferred shares received upon exercise of options in 1998, 1999 and 2000 pursuant to Applied Power Inc.'s option deferral program which represent the right to receive an equivalent number of shares of our common stock at the end of the deferral period which APW Ltd. assumed.
 (3) Includes options to purchase 757,000 shares exercisable currently or within 60 days, 4,080 shares allocated to Mr. Arzbaecher's Savings Plan account, 3,000 shares owned by Mr. Arzbaecher's spouse and 2,750 shares held by a custodian for Mr. Arzbaecher's minor children (with respect to which Mr. Arzbaecher disclaims beneficial ownership).
 (4) Includes 2,317 shares allocated to Mr. Boel's Savings Plan account.
 (5) Includes options to purchase 104,000 shares exercisable currently or within 60 days.
 (6) Includes options to purchase 156,000 shares exercisable currently or within 60 days.
 (7) Includes options to purchase 194,350 shares exercisable currently or within 60 days and 4,294 shares allocated to Mr. Lampereur's Savings Plan account.
 (8) Includes options to purchase 169,650 shares exercisable currently or within 60 days and 2,989 shares allocated to Mr. Kampschroer's Savings Plan account.
 (9) Includes options to purchase 58,500 shares exercisable currently or within 60 days.
(10) Includes options to purchase 13,000 shares exercisable currently or within 60 days and 211 shares allocated to Mr. Peiffer's Savings Plan account.
(11) Includes options to purchase 1,483,050 shares exercisable currently or within 60 days, 23,358 shares allocated to executive officers' Savings Plan accounts, 239,452 shares held by certain trusts with respect to which certain officers have voting and dispositive power and 18,710 shares owned by family members of the directors and executive officers (beneficial ownership of which is, in certain instances, disclaimed).

   The beneficial ownership information set forth above is based on information furnished by the specified persons or known to us and is determined in accordance with Rule 13d-3 under the Securities Exchange Act. It is not necessarily to be construed as an admission of beneficial ownership for other purposes.

Summary Compensation Table

   The following table sets forth compensation awarded to, earned by or paid to Applied Power Inc.'s current and former Chief Executive Officer and each of Applied Power Inc.'s other four most highly compensated executive officers or former officers for services rendered to Applied Power ("named executive officers"). Also included in the table is comparable compensation information for those individuals for fiscal 1998 and 1997.

                        Management Prior to Distribution

                                                                                 Long-Term
                                      Annual Compensation                   Compensation Awards
                               ----------------------------------------- -------------------------
                                                                          Securities
                                                                          Underlying   All Other
   Name and Principal                                     Other Annual   Options/SARs Compensation
        Position          Year  Salary       Bonus       Compensation(1)    (#)(2)       ($)(3)
   ------------------     ---- --------     --------     --------------- ------------ ------------
Richard G. Sim
 Chairman, President and
 Chief Executive
 Officer................  1999 $662,977     $120,000             -0-       100,000      $18,640
 Chairman, President and
 Chief Executive
 Officer................  1998  491,724      611,250             -0-        50,000       17,840
 Chairman, President and
 Chief Executive
 Officer................  1997  433,000      372,000             -0-        72,000       18,190

William J. Albrecht
 Senior Vice President--
 Electronics(4).........  1999 $290,964     $ 75,600         $ 5,796        90,000      $17,720
 Senior Vice President
 of Engineered
 Solutions..............  1998  227,692      229,200(5)          -0-        14,800       16,920
 Senior Vice President
 of Engineered
 Solutions..............  1997  218,330      219,120             -0-        25,600       17,271

Robert C. Arzbaecher
 Senior Vice President
 and Chief Financial
 Officer(6).............  1999 $263,073(7)  $ 30,000(7)      $ 7,498        30,000      $11,761
 Vice President and
 Chief Financial
 Officer................  1998  189,231(7)   163,000(7)        3,787        13,200       10,961
 Vice President and
 Chief Financial
 Officer................  1997  175,834(7)   120,000(7)          389        18,200       11,311

Gustav H.P. Boel
 Senior Vice President--
 Industrial(8)..........  1999 $243,078     $155,000             -0-        64,000      $20,581
 Vice President;
 President of Enerpac...  1998  191,442      180,000             -0-        13,200       19,781
 Vice President;
 President of Enerpac...  1997  193,334       24,000             -0-        20,000       14,275

Philip T. Burkart(9)
 Senior Vice President;
 Co-President of
 Enclosure Products and
 Systems................  1999 $252,305(10) $144,073(10)     $12,737        26,000      $27,700
 Senior Vice President;
 President of Technical
 Environments and
 Enclosures.............  1998  228,462(10)   39,120(10)       8,095        24,800       13,224
 Vice President;
 President of Wright
 Line Inc...............  1997  173,000(10)  122,275(10)         814        20,000       13,574

--------
 (1) Consists entirely of interest paid on the Applied Power Inc. Deferred Compensation Plan (the "Deferred Plan").
 (2) Consists entirely of stock options.
 (3) The 1999 amounts represent: (a) Applied Power Inc.'s Savings Plan matching contributions as follows: Mr. Sim--$2,625, Mr. Albrecht--$2,625, Mr. Arzbaecher--$2,625, Mr. Boel--$2,625 and Mr. Burkart--$0; (b) Applied Power Inc. allocations under the Savings Plan as follows: Mr. Sim--$4,800, Mr. Albrecht--$4,800, Mr. Arzbaecher--$4,800, Mr. Boel--$4,800 and Mr. Burkart--$0; and (c) premiums paid by Applied Power Inc. for split-dollar life insurance as follows: Mr. Sim--$11,215, Mr. Albrecht--$10,295, Mr. Arzbaecher--$4,336, Mr. Boel--$13,156 and Mr. Burkart--$6,599. In addition, Mr. Burkart's 1999 amount includes $10,769 of severance payments related to his resignation in August 1999, and $10,332 of moving expenses paid for by Applied Power Inc.
 (4) Effective November 3, 1998, Mr. Albrecht's title was changed to Senior Vice President and in May 1999, Mr. Albrecht became Senior Vice President--Electronics.
 (5) 1998 includes $114,708 of bonus, payment of which has been deferred pursuant to the Deferred Plan.
 (6) Effective November 3, 1998, Mr. Arzbaecher was promoted to the office of Senior Vice President and Chief Financial Officer.
 (7) 1999 includes $26,307 of salary and $7,500 of bonus, payment of which has been deferred pursuant to the Deferred Plan.
    1998 includes $18,923 of salary and $40,750 of bonus, payment of which has been deferred pursuant to the Deferred Plan.
    1997 includes $15,600 of salary and $30,000 of bonus, payment of which has been deferred pursuant to the Deferred Plan.
 (8) Effective November 3, 1998, Mr. Boel's title was changed to Vice President and in May 1999, Mr. Boel became Senior Vice President--Industrial.
 (9) Mr. Burkart resigned in August 1999.
(10) 1999 includes $54,461 of salary, payment of which has been deferred pursuant to the Deferred Plan.
    1998 includes $45,692 of salary and $19,580 of bonus, payment of which has been deferred pursuant to the Deferred Plan.
    1997 includes $32,954 of salary and $61,137 of bonus, payment of which has been deferred pursuant to the Deferred Plan.

   The following table sets forth compensation awarded to, earned by or paid to Applied Power Inc.'s anticipated Chief Executive Officer and each of Applied Power Inc.'s other four most highly compensated executive officers for services rendered to Applied Power ("named executive officers") assuming the Distribution. Also included in the table is comparable compensation information for those individuals for fiscal 1998 and 1997.

                         Management After Distribution

                                                                              Long-Term
                                     Annual Compensation                 Compensation Awards
                              --------------------------------------- -------------------------
                                                                       Securities
                                                                       Underlying   All Other
Name and Principal                                     Other Annual   Options/SARs Compensation
Position                 Year  Salary      Bonus      Compensation(1)    (#)(2)       ($)(3)
------------------       ---- --------    --------    --------------- ------------ ------------
Robert C. Arzbaecher.... 1999 $263,073(5) $ 30,000(5)     $7,498         30,000      $11,761
 Senior Vice President   1998  189,231(5)  163,000(5)      3,787         13,200       10,961
  and
 Chief Financial Officer 1997  175,834(5)  120,000(5)        389         18,200       11,311
 (President andChief
 Executive Officer
 effective on the
 Distribution Date)(4)

Andrew G. Lampereur..... 1999 $146,346    $ 55,031(6)     $2,912          4,000      $13,711
 Chief Financial Officer 1998  122,692(6)   50,148           443          2,500       10,085
                         1997  112,715      10,000           -0-          4,600        6,000

Joseph Kampschroer...... 1999 $125,923    $ 45,056           -0-          3,000      $12,062
 Leader of Gardner
  Bender                 1998  122,615      27,573           -0-          2,000       10,157
                         1997  118,000         -0-           -0-          3,700        5,026

Arthur Kerk............. 1999 $120,300    $ 42,100           -0-          6,000      $20,740
 Leader of Engineered    1998  114,000      34,200           -0-          3,000       16,055
 Solutions--Europe and   1997  107,900      16,180           -0-          4,600       17,470
  Asia

Jerry Peiffer........... 1999 $130,000    $ 69,387           -0-          5,000      $17,773
 Leader of Engineered    1998  100,650      43,576           -0-          2,000        9,150
 Solutions--Americas(7)

--------
(1) Consists entirely of interest paid on the Deferred Plan.
(2) Consists entirely of stock options.
(3) The 1999 amounts represent: (a) Applied Power Inc.'s Savings Plan matching contributions as follows: Mr. Arzbaecher--$2,625; Mr. Lampereur--$2,625; Mr. Kampschroer--$2,463; and Mr. Peiffer--$2,625; (b) Applied Power Inc. allocations under the Savings Plan as follows: Mr. Arzbaecher--$4,800;
    Mr. Lampereur--$4,800; Mr. Kampschroer--$4,604; and Mr. Peiffer--$4,800;
    (c) premiums paid by Applied Power Inc. for split-dollar life insurance for Mr. Arzbaecher--$4,336; (d) auto allowance Mr. Lampereur--$6,286;
    Mr. Kampschroer--$4,995; Mr. Kerk--$2,700; and Mr. Peiffer--$10,348 and (e) pension and disability plan Mr. Kerk--$18,040.
(4) Effective November 3, 1998, Mr. Arzbaecher was promoted to the office of Senior Vice President and Chief Financial Officer and effective on the Distribution Date he will become President and Chief Executive Officer.
(5) Amounts for 1999 include $26,307 of salary and $7,500 of bonus, payment of which has been deferred pursuant to the Deferred Plan.
  Amounts for 1998 include $18,923 of salary and $40,750 of bonus, payment of which has been deferred pursuant to the Deferred Plan.
  Amounts for 1997 include $15,600 of salary and $30,000 of bonus, payment of which has been deferred pursuant to the Deferred Plan.
(6) Amounts for 1999 include $55,031 of bonus, payment of which has been deferred pursuant to the Deferred Plan. Amounts for 1998 include $45,000 of salary, payment of which has been deferred pursuant to the Deferred Plan.
(7) In conjunction with the acquisition of Versa/Tek, began employment in 1998.

Option/SAR Grants in Last Fiscal Year

   The following table sets forth information concerning stock option grants during the last fiscal year to the named executive officers. No stock appreciation rights ("SAR") were granted in fiscal 1999.

                                                                Potential Realizable Value at
                                                                   Assumed Annual Rates of
                                                                 Stock Price Appreciation for
                                   Individual Grants                    Option Term(3)
                         ------------------------------------- -------------------------------------
                                       Percent of
                                         Total
                          Number of   Options/SARs
                          Securities   Granted to
                          Underlying  Employees in  Exercise
                         Options/SARs    Fiscal      or Base   Expiration
Name                      Granted(#)    Year(1)    Price($/Sh)  Date(2)       5%($)         10%($)
----                     ------------ ------------ ----------- ----------   ----------    ----------
Richard G. Sim..........   100,000        15.5%     $27.719     11/03/08    $1,743,200    $4,417,600
William J. Albrecht.....    30,000         4.6%      27.719     11/03/08       522,960     1,325,280
                            60,000         9.3%      24.6875    06/01/09       931,550     2,360,731
Robert C. Arzbaecher....    30,000         4.6%      27.719     11/03/08       522,960     1,325,280
Gustav H.P. Boel........    24,000         3.7%      27.719     11/03/08       418,376     1,060,247
                            40,000         6.2%      24.6875    06/01/09       621,033     1,573,821
Philip T. Burkart(4)....    26,000         4.0%      27.719          -- (4)        -- (4)        -- (4)

                        Management Prior to Distribution

--------
(1) Based on stock option grants for an aggregate of 646,230 shares made to all employees of Applied Power during fiscal 1999.
(2) Unless earlier terminated, options expire ten years from the date of grant and generally become exercisable as to half of the shares granted two years after the date of grant and fully exercisable five years after the date of grant. In the event of a change-in-control of Applied Power Inc., the Compensation Committee may either provide for equivalent substitute options to be granted to the optionees or a cash-out of the options based on the highest fair market value per share of Applied Power Inc. common stock during the 60-day period immediately preceding the change-in-control. Optionees who earn more than $100,000 per year may elect to defer receipt of option shares upon exercise of an option. Throughout the deferral period, the deferred shares are credited with "deemed dividends" at the same rate as dividends paid on Applied Power Inc. common stock. At the end of the deferral period, such accumulated cash dividend equivalent amounts are converted into shares of common stock and distributed with the shares of common stock issued to settle the optionee's deferred share account.
(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the SEC and are not intended to forecast possible future appreciation, if any, of the common stock price.
(4) Mr. Burkart resigned in August 1999, and as a result, this unvested stock option grant was canceled.

   The following table sets forth information concerning stock option grants during the last fiscal year to the named executive officers. The footnotes include data adjusted for the Distribution. No stock appreciation rights ("SARs") were granted in fiscal 1999.

                         Management After Distribution

                                                   Individual Grants
                         ----------------------------------------------------------------------
                                                                             Value at Assumed
                                      Percent of Total                        Annual Rates of
                          Number of     Options/SARs                            Stock Price
                          Securities     Granted to    Exercise              Appreciation for
                          Underlying     Employees      or Base               Option Term(5)
                         Options/SARs    in Fiscal       Price   Expiration -------------------
Name                      Granted(1)      Year(2)      ($/Sh)(3)  Date(4)    5%($)     10%($)
----                     ------------ ---------------- --------- ----------  -----   ----------
Robert C. Arzbaecher....    30,000          4.6%        $27.719   11/03/08  $522,960 $1,325,280
Andrew G. Lampereur.....     4,000           .6%         27.719   11/03/08    69,729    176,708
Joseph Kampschroer......     3,000           .5%         27.719   11/03/08    52,297    132,531
Arthur Kerk.............     6,000           .9%         27.719   11/03/08   104,594    265,062
Jerry Peiffer...........     5,000           .8%         27.719   11/03/08    87,162    220,885

                                                         Footnotes on next page.

Footnotes from previous page.

--------
(1) The option terms provide for adjustments under various circumstances, and adjustments were required in connection with the Distribution to decrease the option exercise price and to increase the number of shares underlying the options. For employees of Actuant, the relative share prices of APW and Actuant as of the date of the Distribution resulted in an adjustment to permit the purchase of 13 shares of Actuant common stock for each share of Applied Power Inc. stock covered by an outstanding option on the date of the Distribution. Accordingly, after the adjustment resulting from the Distribution, the numbers of securities underlying the option grants to Messrs. Arzbaecher, Lanpereur, Kampschroer, Kerk and Peiffer were 390,000 shares, 52,000 shares, 39,000 shares, 78,000 shares and 65,000 shares, respectively.
(2) Based on stock option grants for an aggregate of 646,230 shares of Applied Power Inc. stock (prior to adjustments in the Distribution) made to all employees of Applied Power during fiscal 1999.
(3) After the adjustment resulting from the Distribution, the exercise price per share of Actuant common stock is $2.1322 for all of the options listed.
(4) Unless earlier terminated, options expire ten years from the date of grant and generally become exercisable as to half of the shares granted two years after the date of grant and fully exercisable five years after the date of grant. In the event of a change in control of Applied Power Inc., the Compensation Committee of the board of directors may either provide for equivalent substitute options to be granted to the optionees or a cash-out of the options based on the highest fair market value per share of our common stock during the 60-day period immediately preceding the change in control. Optionees who earn more than $100,000 per year may elect to defer receipt of option shares upon exercise of an option. Throughout the deferral period, the deferred shares are credited with "deemed dividends" at the same rate as dividends paid on our common stock. At the end of the deferral period, such accumulated cash dividend equivalent amounts are converted into shares of common stock and distributed with the shares of common stock issued to settle the optionee's deferred share account.
(5) The dollar amounts under these columns are the result of calculations at the 5% and 10% appreciation rates set by the SEC and are not intended to forecast possible future appreciation, if any, of the common stock price. These assumed values are not affected by the adjustments resulting from the Distribution.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

   The following table sets forth information for each of the named executive officers concerning options exercised during fiscal 1999 and the number and value of stock options outstanding at the end of the fiscal year. No SARs are outstanding.

                        Management Prior to Distribution

                                                      Number of Securities         Value of Unexercised
                                                     Underlying Unexercised            In-the-Money
                           Shares                       Options/SARs at              Options/SARs at
                          Acquired                     Fiscal Year-End(#)         Fiscal Year-End($)(2)
                             on          Value    ---------------------------- ----------------------------
Name                     Exercise(#)  Realized($) Exercisable Unexercisable(1) Exercisable Unexercisable(1)
----                     -----------  ----------- ----------- ---------------- ----------- ----------------
Richard G. Sim..........   68,000(3)  $1,498,122    875,342       239,100      $18,426,193    $1,603,700
William J. Albrecht.....   12,000(4)     256,124    166,750       132,400        3,433,166       845,030
Robert C. Arzbaecher....   10,000(5)     188,427     49,400        71,600          913,025       538,768
Gustav H.P. Boel........      --             --      34,500        97,700          595,906       593,213
Philip T. Burkart.......      --             --      28,150           -- (6)       462,111           -- (6)

--------
(1) Represents unvested options at the end of fiscal 1999.
(2) Based on the August 31, 1999, $30.625 closing price of the common stock on the NYSE at the end of the fiscal year.
(3) Options exercised for 68,000 shares under Applied Power Inc.'s option deferral program. In connection therewith, Mr. Sim attested to the ownership of 20,755 shares of common stock in lieu of delivering such shares in payment of the option exercise price and has been allocated
    47,245 deferred shares of common stock.
                                               Footnotes continued on next page.

Footnotes continued from previous page.
(4) Options exercised for 12,000 shares under Applied Power Inc.'s option deferral program. In connection therewith, Mr. Albrecht attested to the ownership of 3,964 shares of common stock in lieu of delivering such shares in payment of the option exercise price and has been allocated 8,036 deferred shares of common stock.
(5) In connection with the exercise of 10,000 option shares, Mr. Arzbaecher attested to the ownership of 2,956 shares of Applied Power Inc. common stock in lieu of delivering such shares in payment of the option exercise price and received 7,044 shares of Applied Power Inc. common stock.
(6) Mr. Burkart resigned in August 1999 and 75,800 unvested options were canceled.

   The following table sets forth information for each of the named executive officers, assuming the Distribution, concerning options exercised during fiscal 1999 and the number and value of stock options outstanding at the end of the fiscal year. No SARs are outstanding.

                         Management After Distribution

                                                      Number of Securities         Value of Unexercised
                                                     Underlying Unexercised            In-the-Money
                                                        Options/SARs at              Options/SARs at
                           Shares                      Fiscal Year-End(#)         Fiscal Year-End($)(2)
                         Acquired on     Value    ---------------------------- ----------------------------
Name                     Exercise(#)  Realized($) Exercisable Unexercisable(1) Exercisable Unexercisable(1)
----                     -----------  ----------- ----------- ---------------- ----------- ----------------
Robert C. Arzbaecher....   10,000(3)   $188,427     49,400         71,600       $913,025       $538,768
Andrew G. Lampereur.....      --            --      10,500         12,000        180,500         92,437
Joseph Kampschroer......      --            --      13,050          8,850        248,119         64,537
Arthur Kerk.............      --            --       2,300         12,000         29,613         58,249
Jerry Peiffer...........      --            --         --           7,000            --          14,530

--------
(1) The number of unexercisable options represents unvested options at the end of fiscal 1999. After the adjustment resulting from the Distribution, the numbers of shares of Actuant common stock underlying the exercisable options held by Messrs. Arzbaecher, Lanpereur, Kampschroer, Kerk and Peiffer were 642,200 shares, 136,500 shares, 169,650 shares, 29,900 shares and 0 shares, respectively. After the same adjustment the numbers of shares of Actuant common stock underlying the unexercisable options were 930,800 shares, 156,000 shares, 115,050 shares, 156,000 shares and 91,000 shares, respectively.
(2) Based on the August 31, 1999, $30.625 closing price of the common stock on the NYSE at the end of the fiscal year.
(3) In connection with the exercise of 10,000 option shares, Mr. Arzbaecher attested to the ownership of 2,956 shares of common stock in lieu of delivering such shares in payment of the option exercise price and received 7,044 shares of common stock.

                   DESCRIPTION OF THE ACTUANT CREDIT FACILITY

General

   In connection with the Distribution, we entered into the $340.0 million Actuant Credit Facility with a group of lenders, including Credit Suisse First Boston, New York branch, an affiliate of Credit Suisse First Boston Corporation, as lead arranger, administrative agent and collateral agent. The following is a summary of the principal terms of the Actuant Credit Facility.

   The Actuant Credit Facility consists of:

  . the $115.0 million Tranche A Term Loan, which will mature six years after the Distribution,

  . the $125.0 million Tranche B Term Loan, which will mature eight years after the Distribution, and

  . a revolving credit facility of up to $100.0 million (previously defined as the Revolver), which will mature six years after the Distribution, $12.6 million of which was drawn at the Distribution.

   We requested that the dollar equivalent of $30.0 million of the Tranche A Term Loan be made in euros, so a portion of our repayment obligation (as described below) is also denominated in euros. In addition, we may request an additional term loan of up to $50.0 million, but only if pro forma for such issuance our senior leverage ratio (which is described below under "Mandatory Prepayments and Amortization") is less than 2.5:1.0 and then only if a lender or lenders have committed to make such a loan. Any such additional loan would have conditions no more favorable to the lender or lenders thereof than those applicable to the Tranche B Term Loans.

   Availability under the Revolver will be reduced by the aggregate amount of all obligations of Actuant for the reimbursement of any obligor on any letter of credit, whether drawn or undrawn, and all amounts outstanding under Actuant's international working capital facilities. Up to $17.0 million of the Revolver will be available for letters of credit.

   We made initial borrowings under the Actuant Credit Facility substantially contemporaneously with the Distribution. The proceeds of the loans were used to fund a portion of the debt realignment and to pay fees and expenses relating to the Distribution. Following the Distribution, the Revolver is available to fund general corporate purposes and permitted acquisitions.

Mandatory Prepayments and Amortization

   The Actuant Credit Facility requires us to prepay the term loans with:

  . 100% of the proceeds of debt issuances (other than the additional term loan and amounts outstanding under international working capital facilities) if our senior leverage ratio is greater than or equal to 2.0:1.0; 50% of the proceeds of any permitted senior subordinated securities issued after the Distribution if our senior leverage ratio is less than 2.0:1.0; and in any event 100% of the proceeds of any accounts receivable financing facility;

  . 100% of the net proceeds of asset sales excluding an aggregate of $10.0 million in proceeds of asset sales and if, pro forma for any scheduled asset sale, our senior leverage ratio is less than 2.0:1.0, an additional $20.0 million in proceeds of such scheduled asset sales;

  . 50% of our excess cash flow (as defined in the Actuant Credit Facility) if our debt-to-EBITDA ratio is greater than 3.0:1.0; and

  .  100% of insurance proceeds, less specified exceptions.

   We must repay the Tranche A Term Loan in 24 consecutive quarterly installments, beginning September 30, 2000. The aggregate amounts of these installments will increase from approximately $2.5 million to approximately $6.25 million.

   We must repay the Tranche B term loan in 32 consecutive quarterly installments, beginning September 30, 2000. The aggregate amounts of these installments will increase from $0.3 million to $18.7 million.

   Our "senior leverage ratio" is the ratio of our consolidated indebtedness that is not contractually subordinated to any other indebtedness to our Consolidated EBITDA (as defined in the Actuant Credit Facility).

Security and Guarantees

   All of our obligations under the Actuant Credit Facility have been or will be unconditionally guaranteed by certain of our existing and subsequently acquired or organized domestic subsidiaries to the full extent permitted by law. The Actuant Credit Facility is secured to the full extent permitted by law by a perfected first priority security interest in substantially all of our tangible and intangible assets and each of our existing and future domestic subsidiaries having revenues or assets equal to or greater than $5.0 million, including all of the capital stock of each of our existing and future domestic subsidiaries and 65% of the capital stock of each of our existing and future foreign subsidiaries.

Covenants

   Financial Covenants. The Actuant Credit Facility contains covenants requiring us not to exceed a maximum leverage ratio, to maintain a minimum ratio of our EBITDA to interest expense and to maintain a minimum ratio of our EBITDA to our fixed charges (as defined in the Actuant Credit Facility), and our capital expenditures will be limited to specified amounts for each fiscal year.

   Negative Covenants. The Actuant Credit Facility contains limitations on dividends on, and redemptions and repurchases of, capital stock; limitations on prepayments, redemptions or repurchases of debt; limitations on liens and sale-leaseback transactions; limitations on loans and investments; limitations on debt issuances (including convertible indebtedness and preferred stock of subsidiaries); limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on dividend and other restrictions affecting subsidiaries; limitations on issuance of subsidiary capital stock; limitations on changes in business; and limitations on amendment of debt and other material agreements. However, these limitations are subject to a number of significant exceptions, including for permitted debt and acquisitions.

Interest

   The borrowings under the Actuant Credit Facility bear interest at a floating rate and may be maintained as alternate base rate loans or as eurocurrency rate loans. Alternate base rate loans will bear interest at the alternate base rate, which is the greater of (1) the applicable prime lending rate of the administrative agent or (2) the Federal Funds Effective Rate plus one-half of 1%, plus, in each case, the applicable margin as described below. Eurocurrency rate loans will bear interest at the eurocurrency rate, which will be, for all loans denominated in dollars, a rate determined by the administrative agent based on interest on dollar deposits offered by major banks in the London interbank (LIBOR) market and, for any of the Tranche A term loan denominated in euros, a rate determined by the administrative agent based on published quotations for deposits in euros, plus, in each case, the applicable margin as described below.

   The applicable margin will vary from time to time in accordance with a pricing grid based on our debt-to-EBITDA ratio. The applicable margin with respect to the Tranche A Term Loan and the Revolver will range from 3.0% to 1.5% for eurocurrency rate loans and 2.0% to 0.5% for alternate base rate loans, and the applicable margin with respect to Tranche B Term Loans will range from 4.0% to 3.5% for eurocurrency rate loans and 3.0% to 2.5% for alternate base rate loans.

                            DESCRIPTION OF THE NOTES

General

   Applied Power Inc. issued the Original Notes and will issue the Exchange Notes under an Indenture, dated as of August 1, 2000 (the "Indenture"), between itself and Bank One Trust Company, N.A., as Trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the "Trust Indenture Act").

   You can find definitions of certain capitalized terms used in this description under "--Certain Definitions." For purposes of this section, the "Company" or "we" means only Applied Power Inc. (to be renamed Actuant Corporation) and not any of its Subsidiaries.

   The following description is only a summary of certain provisions of the Indenture and the Notes, a copy of which Indenture and the form of Notes is available upon request to the Company at the address set forth under "Where You Can Find More Information."

Brief Description of the Notes and the Subsidiary Guarantees

 The Notes

  .  are unsecured senior subordinated obligations of the Company;

  . are unconditionally guaranteed on a senior subordinated basis by each of the Subsidiary Guarantors;

  . are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

  . are senior in right of payment to all existing and future Subordinated Obligations of the Company; and

  . in the case of the Original Notes, entitle you to the benefits of the Registration Rights Agreement.

 Subsidiary Guarantees

  . are general unsecured senior subordinated obligations of each Subsidiary Guarantor;

  . are subordinated in right of payment to all existing and future Senior Indebtedness of each Subsidiary Guarantor; and

  . are senior in right of payment to all existing and future Subordinated Obligations of each Subsidiary Guarantor.

Principal, Maturity and Interest

   The Original Notes were and the Exchange Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

   The Notes are unsecured senior subordinated obligations of the Company, initially issued in the aggregate principal amount of $200.0 million, and will mature on May 1, 2009. The Notes will bear interest at the rate per annum shown on the cover page hereof from August 1, 2000 or from the most recent date to which interest has been paid or provided for, payable semiannually to Holders of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date on May 1 and November 1 of each year, commencing November 1, 2000. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest on the Notes will be paid on the basis of a 360-day year comprised of twelve 30-day months.

   The interest rate on the Original Notes is subject to increase in certain circumstances if the Company does not file a registration statement relating to the Registered Exchange Offer or if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied, all as further described under "--Registered Exchange Offer; Registration Rights." The Exchange Offer is intended to satisfy those obligations, which means that the Original Notes will no longer be entitled to increased interest.

Optional Redemption

   Except as set forth below, the Notes will not be redeemable at the option of the Company prior to May 1, 2007. Thereafter, the Notes will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 1 of the years set forth below:

                                                                      Redemption
                                  Period                                Price
                                  ------                              ----------
      2007...........................................................  102.170%
      2008 and thereafter............................................  100.000%

   In addition, at any time and from time to time prior to May 1, 2003, the Company may redeem in the aggregate up to $70 million of Notes (35% of the aggregate principal amount of the Original Notes issued in the private offering of those Notes) with the proceeds of one or more Public Equity Offerings, at a redemption price (expressed as a percentage of principal amount) of 113%, plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

     (1) at least $130 million of Notes (65% of the aggregate principal amount of Notes originally issued) remains outstanding immediately after the occurrence of each such redemption; and

     (2) each such redemption occurs within 75 days after the date of the related Public Equity Offering.

Selection and Notice of Redemption

   If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

   We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

   If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. We will issue a new Note in principal amount equal to the unredeemed portion of the original Note in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Subsidiary Guarantees

   The obligations of the Company pursuant to the Notes, including the repurchase obligation resulting from a Change of Control, are unconditionally guaranteed, on an unsecured senior subordinated basis, by the Subsidiary Guarantors.

   The Subsidiary Guarantors have agreed to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee and the Holders in enforcing any rights under the Subsidiary Guarantees with respect to the Subsidiary Guarantors.

   Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable Subsidiary Guarantor, after giving effect to all of its other contingent and fixed liabilities (including, without limitation, any guarantees under the Credit Facility) without rendering the Subsidiary Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. If any Subsidiary Guarantee were to be rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the relevant Subsidiary Guarantor, and, depending on the amount of such indebtedness, the Subsidiary Guarantor's liability on its Subsidiary Guarantee could be reduced to zero.

   Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "--Certain Covenants-- Merger and Consolidation"; provided, however, that if such other Person is not the Company or another Subsidiary Guarantor, the Subsidiary Guarantor's obligations under its Subsidiary Guarantee must be expressly assumed by such other Person. However, upon (a) the designation of a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the Indenture or (b) the sale or other disposition (including by way of consolidation or merger) of the Capital Stock of a Subsidiary Guarantor so that it no longer constitutes a Subsidiary, or the sale or disposition of all or substantially all the assets, of a Subsidiary Guarantor (in each case other than to the Company or an Affiliate of the Company) in accordance with the Indenture, any such Subsidiary Guarantor will be released and relieved from all its obligations under the Indenture and such Subsidiary Guarantee shall terminate; provided, however, that if the lenders under the Credit Facility release the guarantee of any guarantor under the Credit Facility that is also a Subsidiary Guarantor, such Subsidiary Guarantor will be automatically released and relieved of all of its obligations under the Indenture and its Subsidiary Guarantee and such Subsidiary Guarantee will terminate; provided, further, however, if at any time after such release such Subsidiary Guarantor again becomes a guarantor under the Credit Facility, the Company shall cause such Subsidiary Guarantor to unconditionally guarantee on a senior subordinated basis all of the Company's obligations under the Notes and the Indenture to the same extent as it guarantees the Company's obligations under the Credit Facility.

Ranking

   The Indebtedness evidenced by the Notes and the Subsidiary Guarantees constitutes senior subordinated obligations of the Company and the Subsidiary Guarantors, as the case may be. The payment of the principal of, premium, if any, and interest on the Notes will be subordinate in right of payment to the prior payment in full in cash of all Senior Indebtedness of the Company and the Subsidiary Guarantors, including Applied Power's obligations under the Credit Facility.

   As of August 1, 2000, after giving effect to the Transactions, including initial funding under the Credit Facility, the Company's consolidated Senior Indebtedness was approximately $252.6 million and it had approximately $87.4 million of available revolving credit loans under the Credit Facility, subject to compliance with covenants. Although the Indenture contains limitations on the amount of additional Indebtedness that the Company may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants-- Limitation on Indebtedness."

   The obligations of a Subsidiary Guarantor under its Subsidiary Guarantee will be subordinate in right of payment to the prior payment in full in cash of all Senior Indebtedness of such Subsidiary Guarantor, including its guaranty of obligations under the Credit Facility. The terms of the subordination provisions described herein with respect to the Company's obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee. Notwithstanding anything contained herein to the contrary, neither the Trustee nor the holders of Notes may receive or accept payments under a Subsidiary Guarantee at a time when they are not entitled to receive payment under the Notes.


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

   Only Indebtedness of the Company or the Subsidiary Guarantors that is Senior Indebtedness will rank senior to the Notes and the relevant Subsidiary Guarantee in accordance with the provisions of the Indenture. The Notes and the Subsidiary Guarantees will in all respects have the same rank as all other Senior Subordinated Indebtedness of the Company and the Subsidiary Guarantors, respectively, and will rank senior to all other Subordinated Obligations of the Company and the Subsidiary Guarantors, respectively.

   We have agreed in the Indenture that we will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. The Indenture does not treat unsecured Indebtedness as subordinated or junior to Senior Indebtedness merely because it is unsecured.

   We are not permitted to pay principal of, premium, if any, or interest on the Notes or make any deposit pursuant to the provisions described under "-- Defeasance" below and may not repurchase, redeem or otherwise retire any Notes (collectively, "pay the Notes") if:

     (1) any Designated Senior Indebtedness is not paid in cash when due; or

     (2) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the Notes if we and the Trustee receive written notice approving such payment from Representatives of the respective Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) above has occurred and is continuing.

   During the continuance of any default (other than a default described in clause (1) or (2) above) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or after the expiration of any applicable grace periods, we are not permitted to make a payment on the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of the holders of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

     (1) by written notice to the Trustee and to us from the Person or Persons who gave such Blockage Notice;

     (2) because the default giving rise to such Blockage Notice is cured, waived or no longer continuing; or

     (3) because such Designated Senior Indebtedness has been discharged or paid in full in cash.

   Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period and no known default (other than a payment default) that existed upon the commencement of a Payment Blockage Period (whether or not such event of default is on the same issue of Designated Senior Indebtedness) shall be made the basis for the commencement of any other Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.

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   Upon any payment or distribution of the assets of either the Company or any
Subsidiary Guarantor or its property upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to either the Company or any Subsidiary Guarantor or its property:

     (1) the holders of Senior Indebtedness will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment;

     (2) until the Senior Indebtedness is paid in full in cash, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear; and

     (3) if a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

   If payment or distribution of the Notes is accelerated because of an Event of Default, we or the Trustee shall promptly notify the holders of Designated Senior Indebtedness or the Representative of such holders of the acceleration. If any Designated Senior Indebtedness is outstanding at the time of such acceleration, neither the Company nor any Subsidiary Guarantor may pay the Notes until five Business Days after the Representatives of all the issues of Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

   No provision contained in the Indenture or the Notes will affect our obligation, which is absolute and unconditional, to pay the Notes when due. The subordination provisions of the Indenture and the Notes will not prevent the occurrence of any Default or Event of Default under the Indenture or limit the rights of the Trustee or any holder to pursue any other rights or remedies with respect to the Notes.

   By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor may recover more, ratably, than the holders of the Notes, and creditors of the Company or a Subsidiary Guarantor who are not holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

   The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "--Defeasance."

Book-Entry, Delivery and Form

   We initially issued the Original Notes, and we will initially issue the Exchange Notes, in the form of one or more global notes (the "Global Note"). The Global Note will be deposited with or on behalf of, the Trustee as custodian for DTC and registered in the name of a nominee of DTC. The Global Note with respect to the Original Notes (and any Original Notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and will bear the legend regarding such restrictions set forth under "Transfer Restrictions." Except as set forth below, the Global Note may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Note directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC.

   DTC has advised us as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby

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

eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

   We expect that pursuant to procedures established by DTC, upon the deposit of the Global Note with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of Notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the initial purchaser. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

   So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole legal owner and holder of any related Notes represented by such Global Note for all purposes under the Indenture and the Notes. In addition, as a beneficial owner of an interest in a Global Note, you will not be able to transfer that interest except in accordance with the applicable procedures of DTC and, if applicable, Morgan Guaranty Trust Company of New York, as operator of the Euroclear system ("Euroclear") (in addition to those under the Indenture referred to herein, see "Transfer Restrictions"). Except as set forth below, as an owner of a beneficial interest in the Global Note, you will not be entitled to have the Notes represented by the Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered to be the owner or holder of any Notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of the Global Note, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

   We will make payments of principal of, premium, if any, and interest on the Notes represented by the Global Note registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Note. Neither we, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

   Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear will be effected in the ordinary way in accordance with its rules and operating procedures.

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

   DTC has advised us that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the Global Note for Certificated Notes which it will distribute to its participants and which will be legended as set forth under the heading "Transfer Restrictions."

   Although DTC and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility or liability for the performance by DTC, Euroclear or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

Certificated Notes

   Subject to certain conditions, the Notes represented by the Global Note are exchangeable for certificated Notes of the same series in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if:

     (1) DTC notifies us that it is unwilling or unable to continue as depository for the Global Note or DTC ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

     (2) we in our discretion at any time determine not to have all the Notes of a series represented by a Global Note; or

     (3) a default entitling the holders of the Notes of that series to accelerate that maturity thereof has occurred and is continuing.

   Any Note that is exchangeable as above is exchangeable for certificated Notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for Global Notes of the same aggregate denomination to be registered in the name of DTC or its nominee. In addition, such certificates will bear the legend referred to under "Transfer Restrictions" (unless we determine otherwise in accordance with applicable law), subject, with respect to such certificated Notes, to provisions of such legend.

Same-Day Payment

   The Indenture requires us to make payments in respect of the Notes (including principal, premium and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the U.S. specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

Registered Exchange Offer; Registration Rights

   We and the Subsidiary Guarantors agreed pursuant to the Registration Rights Agreement that we and the Subsidiary Guarantors would, at our cost:

     (1) within 90 days after the Issue Date, file a registration statement (the "Exchange Offer Registration Statement") with the SEC with respect to a registered offer (the "Registered Exchange Offer") to exchange the Original Notes for new notes (the "Exchange Notes") having terms substantially identical in all material respects to the Original Notes and guaranteed by each of the Subsidiary Guarantors except that the Exchange Notes will not contain terms with respect to transfer restrictions;

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     (2) use our reasonable best efforts to cause the Exchange Offer
  Registration Statement to be declared effective under the Securities Act within 180 days after Issue Date;

     (3) as soon as practicable after the effectiveness of the Exchange Offer Registration Statement (the "Registration Effectiveness Date"), offer the Exchange Notes in exchange for surrender of the Original Notes; and

     (4) keep the Registered Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the holders of the Original Notes.

   The registration statement of which this prospectus forms a part is the Exchange Offer Registration Statement. For each Original Note surrendered to us pursuant to the Registered Exchange Offer, we will issue to the holder of such Original Note an Exchange Note having a principal amount equal to that of the surrendered Original Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Original Note surrendered in exchange thereof or, if no interest has been paid on such Original Note, from the date interest begins to accrue on such Original Note.

   Under existing SEC interpretations, the Exchange Notes will be freely transferable by holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the holder of the Exchange Notes represents to us in the Registered Exchange Offer that it is acquiring the Exchange Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and that it is not an affiliate of ours, as such terms are interpreted by the SEC; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Exchange Notes (other than a resale of an unsold allotment from the original sale of the Notes) with the prospectus contained in the Exchange Offer Registration Statement.

   Under the Registration Rights Agreement, we are required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

   A holder of Original Notes (other than specified holders) that wishes to exchange such Original Notes for Exchange Notes in the Registered Exchange Offer will be required to represent that any Exchange Notes to be received by it will be acquired in the ordinary course of business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes and that it is not an "affiliate" of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus and delivery requirements of the Securities Act to the extent applicable.

   In the event that applicable interpretations of the staff of the SEC do not permit us to effect the Registered Exchange Offer, or if for any other reason we do not consummate the Registered Exchange Offer within 210 days of the date of the Registration Rights Agreement, or if an initial purchaser shall notify us following consummation of the Registered Exchange Offer that Original Notes held by it are not eligible to be exchanged for Exchange Notes in the Registered Exchange Offer, or if any Holder of Original Notes shall notify us that:

     (1) such Holder is prohibited by law or SEC policy from participating in the Registered Exchange Offer;

     (2) such Holder may not resell the Exchange Notes acquired by it in the Registered Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales by such holder; or

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

     (3) such Holder is a broker-dealer and holds Original Notes that are part of an unsold allotment from the original sale of the Original Notes,

then, we and the Subsidiary Guarantors will, at our cost,

     (1) as promptly as practicable, file a shelf registration statement (the "Shelf Registration Statement") with the SEC covering resales of the Notes or the Exchange Notes, as the case may be;

     (2) cause the Shelf Registration Statement to be declared effective under the Securities Act; and

     (3) keep the Shelf Registration Statement effective until the earliest of (a) the time when the Notes covered by the Shelf Registration Statement can be sold pursuant to Rule 144 without any limitations under clauses (c),
  (e), (f) and (h) of Rule 144, (b) two years from the Issue Date and (c) the date on which all Notes registered thereunder are disposed of in accordance therewith.

   We will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Original Notes or the Exchange Notes, as the case may be. A Holder selling such Original Notes or Exchange Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

   Under the Registration Rights Agreement, we are required to pay additional cash interest on the applicable Original Notes and Exchange Notes, subject to certain exceptions,

     (1) if the Company fails to file an Exchange Offer Registration Statement with the SEC on or prior to the 90th day after the Issue Date,

     (2) if the Exchange Offer Registration Statement is not declared effective by the SEC on or prior to the 180th day after the Issue Date,

     (3) if the Exchange Offer is not consummated on or before the 40th day after the Exchange Offer Registration Statement is declared effective,

     (4) if obligated to file the Shelf Registration Statement, the Company fails to file the Shelf Registration Statement with the SEC on or prior to the 30th day after such filing obligation arises,

     (5) if obligated to file the Shelf Registration Statement, the Shelf Registration Statement is not declared effective on or prior to the 180th day after the obligation to file the Shelf Registration Statement arises, or

     (6) after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions);

(each such event referred to in clauses (1) through (6) above, a "Registration Default") from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. The conditions referred to in clause (1) has now been satisfied.

   The rate of additional interest will be at the rate of 0.50% per annum for the first 90-day period immediately following the occurrence of such Registration Default regardless of the number of such Registration Defaults (and such rate will increase by an additional 0.50% per annum with respect to each subsequent 90-day period), until all Registration Defaults have been cured, up to a maximum additional interest rate of 2.00% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the Original Notes and the Exchange Notes.

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   All references in the Indenture, in any context, to any payment of principal, purchase prices in connection with a purchase of Notes, and interest or any other amount payable on or with respect to any of the Notes shall be deemed to include payment of any additional cash interest pursuant to the Registration Rights Agreement.

   The Registration Rights Agreement provides that if we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 30 days after the commencement thereof provided that we have accepted all Original Notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

Excess Cash Flow Repurchase Offer

   (a) If the Company has Excess Cash Flow for any fiscal year (commencing with fiscal 2001), the Company shall apply an amount equal to 50% of the Excess Cash Flow in such fiscal year:

     (1) first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase (and permanently reduce the commitments thereunder) Senior Indebtedness with such percentage of Excess Cash Flow;

     (2) second, to the extent of the balance of such percentage of Excess Cash Flow after application in accordance with clause (1), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness) pursuant to and subject to the conditions contained in the Indenture (an "Excess Cash Flow Offer"); and

     (3) third, to the extent of the balance of such percentage of Excess Cash Flow after application in accordance with clause (1) or (2) above, to any other application or use not prohibited by the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (1) above, the Company shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased; and provided, further, that no Excess Cash Flow Offer shall be required to be made if the Leverage Ratio is less than 3.0 to 1.0 on the last day of such fiscal year.

   Notwithstanding the foregoing, the amount of Excess Cash Flow included in any Excess Cash Flow Offer shall be reduced by the aggregate amount of any optional prepayments of Senior Indebtedness during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such Senior Indebtedness.

   (b) In the event of an Excess Cash Flow Offer, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (and other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes (and any other Senior Subordinated Indebtedness) tendered pursuant to such offer is less than the Excess Cash Flow allotted to the purchase thereof, the Company will be required to apply the remaining Excess Cash Flow in accordance with clause (a)(3) above. The Company shall not be required to make an Excess Cash Flow Offer to purchase Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Excess Cash Flow available therefor is less than $1.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Excess Cash Flow in any subsequent fiscal year).

   (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

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Change of Control

   Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

     (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company (for the purpose of this clause (1) a Person shall be deemed to beneficially own the Voting Stock of a corporation that is beneficially owned (as defined above) by another corporation (a "parent corporation") if such Person beneficially owns (as defined above) at least 50% of the aggregate voting power of all classes of Voting Stock of such parent corporation);

     (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

     (3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

     (4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company to another Person, and, in the case of any such merger or consolidation, the securities of the Company that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the Voting Stock of the Company are changed into or exchanged for cash, securities or property, unless pursuant to such transaction such securities are changed into or exchanged for, in addition to any other consideration, securities of the surviving corporation that represent immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving corporation.

   Within 30 days following any Change of Control, the Company shall mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

     (1) that a Change of Control has occurred and that such Holder has the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest on the relevant interest payment date);

     (2) the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

     (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

     (4) the instructions determined by the Company, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

   We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

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   We will comply, to the extent applicable, with the requirements of Section
14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

   The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to incur additional Indebtedness are contained in the covenant described under "--Certain Covenants--Limitation on Indebtedness." Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

   Future indebtedness of the Company may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders of the Notes following the occurrence of a Change of Control may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions under the Indenture relating to the Company's obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Certain Covenants

   The Indenture contains covenants including, among others, the following:

   Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors may Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis no Default or Event of Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.25 to 1.0.

   (b) Notwithstanding the foregoing paragraph (a), so long as no Default or Event of Default has occurred and is continuing, the Company and the Restricted Subsidiaries may Incur any or all of the following Indebtedness:

     (1) Indebtedness of the Company and any borrower under the Credit Facility incurred pursuant to the Credit Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed (a) in the case of the term loan facilities, $240.0 million at any one time outstanding, less the sum of all permanent repayments or reductions in commitments (so long as and to the extent that any required payments in connection therewith are actually made) theretofore made with respect to such Indebtedness, and (b) in the case of the revolving loan facility, the greater of (i) $100.0 million at any one time outstanding and (ii) the sum of (a) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries and
  (b) 85% of the book value of the accounts receivable of the Company and its Restricted Subsidiaries;

     (2) Indebtedness owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that: (A) any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, and (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes;

     (3) the Notes and the Exchange Notes and the Subsidiary Guarantees;

     (4) Indebtedness of the Company of any of its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness described in clause
  (1), (2) or (3) of this covenant) other than Indebtedness to be repaid from the proceeds of the sale of the Notes and the Credit Facility as described in this prospectus;

     (5) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Restricted Subsidiary was acquired by the Company or another Restricted Subsidiary (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or other Restricted Subsidiary); provided, however, that on the date of such acquisition, and after giving effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to clause (a);

     (6) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (3), (4) or (5) or this clause (6); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (5), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

     (7) Indebtedness consisting of Permitted Interest Rate or Currency Price Agreements;

     (8) Indebtedness consisting of guarantees provided by the Company of Indebtedness of current employees incurred to purchase Capital Stock of the Company pursuant to the Company's employee stock purchase plan in an amount not to exceed $6.0 million at any one time outstanding;

     (9) Indebtedness of Foreign Restricted Subsidiaries in an aggregate principal amount which, together with all other Indebtedness of such Foreign Restricted Subsidiaries outstanding on the date of such Incurrence does not exceed $15.0 million; provided, that the Indebtedness outstanding under this clause (9) when added to any Indebtedness outstanding pursuant to clause (10) below does not exceed $20.0 million; and

     (10) Indebtedness of the Company in an aggregate principal amount which, together with all other Indebtedness of the Company outstanding on the date of such Incurrence (other than Indebtedness permitted by clauses (1) through (9) above or paragraph (a)) does not exceed $15.0 million; provided, that the Indebtedness outstanding under this clause (10) when added to any Indebtedness outstanding pursuant to clause (9) above does not exceed $20.0 million.

   (c) Notwithstanding the foregoing, none of the Company or any Subsidiary Guarantor shall Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Guarantee to at least the same extent as such Subordinated Obligations.

   (d) For purposes of determining compliance with the foregoing covenant, (1) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness described above.

   (e) For purposes of determining compliance with any U.S. dollar denominated restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent determined on the date of the Incurrence of such Indebtedness, provided, however, that if any such Indebtedness denominated in a different currency is subject to a Permitted Interest Rate or Currency Agreement with respect to U.S. dollar covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollar will be as provided in such Permitted Interest Rate or Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (i) such U.S. Dollar Equivalent was determined based on a Permitted Interest Rate or Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence, and (ii) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

   Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

     (1) a Default shall have occurred and be continuing (or would result therefrom);

     (2) the Company is not able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or

     (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

       (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment for which the financial statements have either been included in a report filed with the SEC or filed with the Trustee (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit);

       (B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees);

       (C) 100% of the aggregate Net Cash Proceeds received by the Company from the issue, sale or exercise of its Capital Stock (other than Disqualified Stock) to or by an employee stock ownership plan subsequent to the Issue Date; provided, however, that if such employee stock ownership plan Incurs any Indebtedness to finance the purchase or exercise of such Capital Stock, such Net Cash Proceeds shall be included only to the extent that any such proceeds are equal to any increase in the Consolidated Net Worth resulting from principal repayments made by such employee stock ownership plan with respect to Indebtedness Incurred by it to finance the purchase or exercise of such Capital Stock;

       (D) the amount by which Indebtedness of the Company or its Restricted Subsidiaries (other than Indebtedness owed to the Company or a Restricted Subsidiary) is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company or its Restricted Subsidiary convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); and

       (E) an amount equal to the sum of (1) the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, and (2) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary.

   (b) The provisions of the foregoing paragraph (a) shall not prohibit:

     (1) any acquisition of any Capital Stock or Subordinated Obligation of the Company made out of the proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (A) such acquisition of Capital Stock shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

     (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Indebtedness of the Company which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

     (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant, provided, however, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); provided, further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

     (4) the acquisition by the Company of shares of common stock of the Company to be contributed by the Company on behalf of its employees to employee benefit programs; provided that in each such case the amount to be purchased shall not exceed 5% of the compensation of such employee in any fiscal year; provided, further, however, that such acquisitions shall be excluded in the calculation of the amount of Restricted Payments; or

     (5) the Company or any Restricted Subsidiary of the Company from making Restricted Payments, in addition to Restricted Payments permitted by clause
  (1) through (4) above, not in excess of $5.0 million in the aggregate after the date of the Indenture.

   Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except:

     (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date, including the Credit Facility;

     (2) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

     (3) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

     (4) any such encumbrance or restriction consisting of customary non-assignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased hereunder;

     (5) in the case of clause (c) above, restrictions contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages; and

     (6) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition.

   Limitation on Sales of Assets and Subsidiary Stock. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

     (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition and at least 85% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents and

     (2) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

       (A) first, to either (x) the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase (and permanently reduce the commitments thereunder) Senior Indebtedness within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash or (y) to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; provided that, with respect to any Net Available Cash from an Asset Disposition of accounts receivable in conjunction with an Accounts Receivable Facility, the Company shall be required to apply such Net Available Cash first to prepay, repay, redeem or repurchase (and permanently reduce the commitments thereunder) Senior Indebtedness consisting of term loans under the Credit Facility and then otherwise as provided elsewhere herein (including clause (y) of this paragraph (A));

       (B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness) pursuant to and subject to the conditions contained in the Indenture; and

       (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) or (B) above, to any other application or use not prohibited by the Indenture.

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

   Notwithstanding the foregoing provisions of this paragraph, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this section except to the extent that the aggregate Net Available Cash from all Asset Dispositions which are not applied in accordance with this section exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Permitted Investments.

   For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

     (1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, and

     (2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

   (b) In the event of an Asset Disposition that requires the purchase of the Notes (and other Senior Subordinated Indebtedness) pursuant to clause (a)(2)(B) above, the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (and other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (without premium) plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of Notes (and any other Senior Subordinated Indebtedness) tendered pursuant to such offer is less than the Net Available Cash allotted to the purchase thereof, the Company will be required to apply the remaining Net Available Cash in accordance with clause (a)(2)(C) above. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

   (c) The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this clause by virtue thereof.

   Limitation on Affiliate Transactions. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless the terms thereof

     (1) are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate;

     (2) if such Affiliate Transaction involves an amount in excess of $2.0 million (x) are set forth in writing and (y) have been approved by a majority of the members of the Board of Directors having no personal stake in such Affiliate Transaction; and

     (3) if such Affiliate Transaction involves an amount in excess of $10.0 million have been determined by a nationally recognized investment banking firm to be fair, from a financial standpoint, to the Company and its Restricted Subsidiaries.

   (b) The provisions of the foregoing paragraph (a) shall not prohibit:

     (1) any Restricted Payment permitted to be paid pursuant to the covenant described under "--Limitation on Restricted Payments";

     (2) any employment agreement or employee benefit arrangement with any officer or director entered into in the ordinary course of business and consistent with past practice;

     (3) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

     (4) any Affiliate Transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries;

     (5) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

     (6) reasonable and customary indemnification of officers and directors of the Company or any Restricted Subsidiary pursuant to bylaws, statutory provisions or indemnification agreements;

     (7) purchases and sales of goods and services in the ordinary course of business on terms customary in the industry;

     (8) any transaction pursuant to agreements in effect on the Issue Date;
  and

     (9) written agreements entered into or assumed in connection with acquisitions of other businesses with persons who were not Affiliates prior to such transactions.

   Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries. The Company shall not sell or otherwise dispose of any Capital Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell or otherwise dispose of any of its Capital Stock except:

     (1) to the Company or a Wholly Owned Subsidiary;

     (2) directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary;

     (3) if, immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

     (4) if, immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any investment in such Person remaining after giving effect thereto would have been permitted to be made under the covenant described under "--Limitation on Restricted Payments" if made on the date of such issuance sale or other disposition.

   Merger and Consolidation. The Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, another Person or Persons, unless:

     (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

     (2) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

     (3) immediately after giving effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness";

     (4) immediately after giving effect to such transaction, the Successor Company shall have Consolidated Net Worth in an amount that is not less than the Consolidated Net Worth of the Company immediately prior to such transaction;

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     (5) the Company shall have delivered to the Trustee an Officers'
  Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture; and

     (6) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such transaction and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such transaction had not occurred.

   The Successor Company shall be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, but the predecessor Company in the case of a conveyance, transfer or lease shall not be released from the obligation to pay the principal of and interest on the Notes.

   Notwithstanding the foregoing, any Restricted Subsidiary may merge into or transfer all or part of its properties and assets to the Company.

   The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer, lease, in one transaction or a series of transactions, all or substantially all of its assets to, any Person (other than to the Company or another Subsidiary Guarantor) unless:

     (1) the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which the Subsidiary Guarantor was organized or under the laws of the United States of America, any State thereof or the District of Columbia, and such Person (if not the Subsidiary Guarantor) shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in a form satisfactory to the Trustee, all the obligations of the Subsidiary Guarantor, if any, under its Subsidiary Guarantee;

     (2) immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

     (3) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

   The provisions of clauses (1) and (2) shall not apply to any transactions that constitute an Asset Disposition if the Company complied with the applicable provisions of the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock" above.

   Future Guarantors. If the Company or any of its Restricted Subsidiaries transfers or causes to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that provides a guarantee under the Credit Facility and that is not a Subsidiary Guarantor, or if the Company or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Restricted Subsidiary that provides a guarantee under the Credit Facility, then such transferee or acquired or other Restricted Subsidiary will (1) by a supplemental indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, unconditionally guarantee on a senior basis all of the Company's obligations under the Notes and the Indenture; and (2) deliver to the Trustee an officer's certificate and an opinion of counsel each stating that such supplemental indenture complies with the Indenture. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

   Limitation on Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Liens of any kind against or upon any of their respective property or

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assets, or any proceeds, income or profit therefrom which secure Senior
Subordinated Indebtedness or Subordinated Obligations, unless:

     (1) in the case of Liens securing Subordinated Obligations, the Notes are secured by a Lien on such property, assets, proceeds, income or profit that is senior in priority to such Liens at least to the same extent that the Notes are subordinated to Senior Indebtedness; and

     (2) in the case of Liens securing Senior Subordinated Indebtedness, the Notes are equally and ratably secured by a Lien on such property, assets, proceeds, income or profit.

   Prohibition on Incurrence of Senior Subordinated Debt. Neither the Company nor any Subsidiary Guarantor will incur or suffer to exist Indebtedness that is senior in right of payment to the Notes or such Subsidiary Guarantor's Subsidiary Guarantee and subordinate in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor, as the case may be.

   Limitation on Sale/Leaseback Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries, to enter into any Sale/Leaseback Transaction with respect to any property unless:

     (1) the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under "--Limitation on Indebtedness" and (B) create a Lien on such property securing such Attributable Debt without equally and ratably securing the Notes pursuant to the covenant under "--Limitation on Liens";

     (2) the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the fair value (as determined by the Board of Directors) of such property; and

     (3) the Company, applies the proceeds of such transaction in compliance with the covenant described under "--Limitation on Sale of Assets and Subsidiary Stock."

   Limitation of Guarantees by Restricted Subsidiaries. The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of the pledge of any intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness of the Company (other than Indebtedness under Permitted Interest Rate or Currency Agreements) unless, in any such case:

     (1) such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture, providing a guarantee of payment of the Notes by such Restricted Subsidiary, and

     (2) (a) if any such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Senior Indebtedness, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such Senior Indebtedness may be superior to such guarantee of the Notes pursuant to subordination provisions no less favorable to the Holders of the Notes than those contained in the Indenture and (b) if such assumption, guarantee or other liability of such Restricted Subsidiary is provided in respect of Indebtedness that is expressly subordinated to the Notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness shall be subordinated to such guarantee at least to the same extent that the Notes are subordinated to Senior Indebtedness.

   Notwithstanding the foregoing, any such Subsidiary Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

     (1) the unconditional release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such Subsidiary Guarantee was executed and delivered pursuant to the preceding paragraph;

     (2) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided that (a) such sale or disposition of such Capital Stock or

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

  assets is otherwise in compliance with the terms of the Indenture and (b) such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness of the Company so guaranteed;

     (3) the legal defeasance of the Notes as described under "Defeasance";
  and

     (4) such Restricted Subsidiary being designated as an Unrestricted Subsidiary as described under the definition of "Unrestricted Subsidiary."

   Payments for Consent. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

   SEC Reports. Whether or not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the SEC (unless such filing is not permitted under the Exchange Act) within the time periods specified in the SEC's rules and regulations and provide the Trustee and the holders of the Notes, within 15 days thereafter, with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections.

   In addition, for so long as any Notes remain outstanding, the Company shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, and, to any beneficial owner of Notes, if not obtainable from the SEC, information of the type that would be filed with the SEC pursuant to the foregoing provisions, upon the request of any such holder.

Defaults

   Each of the following is an Event of Default:

     (1) a default in the payment of interest on the Notes when due, continued for 30 days,

     (2) a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon acceleration or otherwise,

     (3) the failure by the Company or any Subsidiary Guarantor to comply with its obligations under "--Certain Covenants--Merger and Consolidation" above,

     (4) the failure by the Company to comply for 30 days after written notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes) or under "-- Certain Covenants" under "--Limitation on Indebtedness," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase the Notes), "--Limitation on Affiliate Transactions," "--Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries" or "--SEC Reports,"

     (5) the failure by the Company to comply for 60 days after written notice with its other agreements contained in the Indenture,

     (6) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary (other than Indebtedness owed to the Company or its Restricted Subsidiaries) is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $7.5 million (the "cross-acceleration provision"),

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

     (7) certain events of bankruptcy, insolvency or reorganization of the Company, any Subsidiary Guarantor or any Significant Subsidiary (the "bankruptcy provisions"),

     (8) any judgment or decree for the payment of money in excess of $7.5 million (excluding judgments to the extent covered by insurance by one or more reputable insurers and as to which such insurers have acknowledged coverage for) is entered against the Company, any Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 days following entry of such judgment and is not discharged, bonded, waived or stayed within 30 days after written notice (the "judgment default provision"), or

     (9) a Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or is declared to be null and void and unenforceable or the Subsidiary Guarantee of a Significant Subsidiary is found to be invalid or a Subsidiary Guarantor that is a Significant Subsidiary denies its liability under its Subsidiary Guarantee (other than by reason of release of the Subsidiary Guarantor in accordance with the terms of the Indenture, provided, however, that an Event of Default will also be deemed to occur with respect to Subsidiaries that are not Significant Subsidiaries ("Insignificant Subsidiaries") if the Subsidiary Guarantees of such Insignificant Subsidiaries cease to be in full force and effect or are declared null and void and unenforceable or such Insignificant Subsidiaries deny their liability under their Subsidiary Guarantees, if when aggregated and taken as a whole the Insignificant Subsidiaries subject to this clause
  (9) would meet the definition of a Significant Subsidiary.

   However, a default under clause (4), (5) or (8) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company in writing of the default and the Company does not cure such default within the time specified after receipt of such notice.

   If an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately provided, however, that if upon such declaration there are any amounts outstanding under the Credit Facility and the amounts thereunder have not been accelerated, such principal and interest shall be due and payable upon the earlier of the time such amounts are accelerated or five (5) Business Days after receipt by the Company and the Representative under the Credit Facility of such declaration. If an Event of Default resulting from certain events of bankruptcy, insolvency or organization occurs and is continuing with respect to the Company, the principal of and interest on all the Notes will by such event itself become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and their consequences. In the event of any Event of Default specified in clause (6) above, such Event of Default and all consequences thereof (including, without limitation, any acceleration or resulting payment default) shall be annulled, waived or rescinded, automatically and without any action by the Trustee or the Holders of the Notes, if within 20 days after such Event of Default arose (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged in a manner that does not violate the terms of the Indenture or
(y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default.

   Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless

     (1) such Holder has previously given the Trustee notice that an Event of Default is continuing,

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

     (2) Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy,

     (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

     (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity and

     (5) the Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

   Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

   The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

   Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, no amendment may, among other things,

     (1) reduce the amount of Notes whose Holders must consent to an amendment,

     (2) reduce the rate of or change the time for payment of interest on any Note,

     (3) reduce the principal of or change the Stated Maturity of any Note,

     (4) reduce the amount payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption,"

     (5) make any Note payable in money other than that stated in the Note,

     (6) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Notes,

     (7) affect the ranking of the Notes in any material respect,

     (8) release any Subsidiary Guarantor that is a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or the Indenture other than in accordance with the terms of the Indenture, or

     (9) make any change in the amendment provisions which require each holder's consent or in the waiver provisions.

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

   Without the consent of any Holder, the Company and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a Successor Company of the obligations of the Company and/or the Subsidiary Guarantors under the Indenture in accordance with "-- Certain Covenants--Merger and Consolidation," to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code), to add guarantees with respect to the Notes, to secure the Notes, to release a Subsidiary Guaranty when permitted by the Indenture, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

   The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

   After an amendment under the Indenture becomes effective, the Company is required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

   The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. The Company may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Defeasance

   The Company at any time may terminate all its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under "Change of Control" and under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under "-- Defaults" above and the limitations contained in clauses (3) and (4) under "-- Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

   The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Subsidiary Guarantors or Significant Subsidiaries) or (8) under "--Defaults" above or because of the failure of the Company to comply with clause (3) or (4) under "--Certain Covenants--Merger and Consolidation" above.

   In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and

                                      114
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defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

   Bank One Trust Company, N.A. is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

   The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

   The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that if an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

Certain Definitions

   "Accounts Receivable Facility" means any credit facility or conditional sale contract or similar arrangement providing financing secured directly or indirectly only by the accounts receivable of the Company or its Subsidiaries.

   "Acquired Indebtedness" of any particular Person means Indebtedness of any other Person existing at the time such other Person merged with or into or became a Restricted Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other person, and not incurred by such other person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Restricted Subsidiary of such particular Person or such acquisition.

   "Additional Assets" means

     (1) any property or assets (other than Indebtedness and Capital Stock) in a Related Business,

     (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or a Restricted Subsidiary; or

     (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary; provided, however, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Related Business.

   "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "--Certain Covenants--Limitation on Restricted Payments," "--Certain Covenants--Limitation on Affiliate Transactions" and "--Certain Covenants--Limitation on Sales of Assets and

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

Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 5% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to Purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

   "Asset Disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of

     (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary),

     (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary or

     (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary

(other than, in the case of (1), (2) and (3) above, (x) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (y) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments" and (z) disposition of assets with a fair market value of less than $1.0 million).

   "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

   "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (x) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by (y) the sum of all such payments.

   "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

   "Business Day" means each day which is not a Legal Holiday.

   "Capital Lease Obligations" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

   "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

   "Code" means the Internal Revenue Code of 1986, as amended.

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   "Consolidated Coverage Ratio" as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that

     (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

     (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary has not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

     (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

     (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period and

     (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

   For purposes of this definition, whenever pro forma effect is to be given to any disposition or acquisition of assets, the pro forma calculations of any expense or cost reductions or other operating improvements shall be determined in accordance with Regulation S-X promulgated under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be

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calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

   "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication,

     (1) interest expense attributable to capital leases,

     (2) amortization of debt discount and debt issuance cost,

     (3) capitalized interest,

     (4) non-cash interest expenses,

     (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing,

     (6) net costs associated with Hedging Obligations (including amortization of fees),

     (7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Wholly Owned Subsidiary,

     (8) interest incurred in connection with Investments in discontinued operations,

     (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary and

     (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

   "Consolidated Net Income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

     (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

       (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause
    (3) below); and

       (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

     (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

     (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

       (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

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       (B) the Company's equity in a net loss of any such Restricted
    Subsidiary for such period shall be included in determining such Consolidated Net Income;

     (4) any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Capital Stock of any Person;

     (5) extraordinary gains or losses;

     (6) the cumulative effect of a change in accounting principles; and

     (7) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued).

   Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants --Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(E) thereof.

   "Consolidated Net Worth" means the total of the amounts shown on the balance sheet of the Company and its consolidated Subsidiaries, determined on a consolidated basis in accordance with GAAP, as of the end of the most recent fiscal quarter of the Company ending at least 45 days prior to the taking of any action for the purpose of which the determination is being made, as:

     (1) the par or stated value of all outstanding Capital Stock of the Company plus;

     (2) paid-in capital or capital surplus relating to such Capital Stock plus;

     (3) any retained earnings or earned surplus less (x) any accumulated deficit and (y) any amounts attributable to Disqualified Stock.

   "Credit Facility" means the Credit Agreement (including all documents entered into by the Company and any subsidiary of the Company in connection therewith), to be dated on or about the Effective Date among the Company, Credit Suisse First Boston and the other agents and lenders named therein, and any other bank credit agreement or similar facility entered into in the future by the Company or any Restricted Subsidiary, as any of the same, in whole or in part, may be amended, renewed, extended, increased (but only so long as such increase is permitted under the terms of the Indenture), substituted, refinanced, restructured or replaced (including, without limitation, any successive renewals, extensions, increases, substitutions, refinancings, restructurings, replacements, supplements or other modifications of the foregoing).

   "Currency Agreement" means in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

   "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

   "Designated Senior Indebtedness" means

     (1) the Indebtedness under the Credit Facility; and

     (2) any other Senior Indebtedness of the Company which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

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   "Disqualified Stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event

     (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

     (ii) is convertible or exchangeable for Indebtedness or Disqualified
  Stock or

     (iii) is redeemable or must be purchased, upon the occurrence of certain events or otherwise, by such Person at the option of the holder thereof, in whole or in part,

   in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock, upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

     (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "-- Certain Covenants--Change of Control"; and

     (2) any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

   "Distribution" means the spin-off of Applied Power Inc.'s integrated electronics enclosures business as a separate publicly traded company.

   "DTC" means The Depository Trust Company, its nominees and their respective successors.

   "EBITDA" for any period means the sum of Consolidated Net Income, plus Consolidated Interest Expense plus the following to the extent deducted in calculating such Consolidated Net Income:

     (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries,

     (2) depreciation expense of the Company and its consolidated Restricted Subsidiaries,

     (3) amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period),

     (4) non-recurring financing, legal and accounting charges of not more than $30.0 million relating to the Transactions,

     (5) contract termination recoveries of $1.4 million received prior to the Issue Date,

     (6) in the case of any determination that includes one or more fiscal quarters ending prior to the Issue Date, an amount equal to the excess of actual general corporate expenses for such fiscal quarters over the product of $1.25 million times the number of such fiscal quarters included in such determination, and

     (7) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period), in each case for such period.

   Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

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   "Effective Date" means the effective date of the Distribution.

   "Excess Cash Flow" means, for any fiscal year of the Company, the excess of
(a) EBITDA for such fiscal year over (b) the sum, without duplication, of (i) the amount of any cash income taxes payable by the Company and its consolidated Restricted Subsidiaries with respect to such fiscal year, (ii) scheduled cash interest paid (net of cash interest received) by the Company and its consolidated Restricted Subsidiaries during such fiscal year, (iii) capital expenditures (as determined in accordance with GAAP) made in cash by the Company and its consolidated Restricted Subsidiaries during such fiscal year, except to the extent financed with the proceeds of Indebtedness, net insurance proceeds or net condemnation awards, (iv) scheduled permanent repayments of Indebtedness made by the Company and its consolidated Restricted Subsidiaries during such fiscal year, and (v) mandatory prepayments of the principal of revolving loans under the Credit Facility during such fiscal year, but only to the extent that such prepayments by their terms cannot be reborrowed or redrawn and do not occur in connection with a refinancing of all or any portion of such revolving loans; provided that, to the extent otherwise included therein, the Net Available Cash from Asset Dispositions and dispositions resulting in net insurance proceeds or net condemnation awards shall be excluded from the calculation of Excess Cash Flow.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

   "Foreign Restricted Subsidiary" means a Restricted Subsidiary that is organized and existing under the laws of a jurisdiction other than the United States, any state thereof or the District of Columbia.

   "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in

     (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

     (2) statements and pronouncements of the Financial Accounting Standards Board,

     (3) such other statements by such other entity as approved by a significant segment of the accounting profession, and

     (4) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

   "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person

     (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise), or

     (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning. The term "guarantor" shall mean any Person guaranteeing any obligation.

   "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

   "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

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   "Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. The accretion of principal of a non-interest bearing or other discount security shall not be deemed the Incurrence of Indebtedness.

   "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

     (1) the principal in respect of

       (A) indebtedness of such Person for money borrowed and

       (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

     (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

     (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

     (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

     (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, the liquidation preference with respect to, any Preferred Stock (but excluding, in each case, any accrued dividends);

     (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

     (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; and

     (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

   "Interest Rate Agreement" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

   "Investment" by any Person in any other Person means, with respect to any Person, any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or

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acquisition of Capital Stock, Indebtedness or other similar instruments issued by such other Person. For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments",

     (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

     (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

   "Issue Date" means the date on which the Notes are originally issued.

   "Leverage Ratio" means, at any date of determination, the ratio of consolidated Indebtedness of the Company and its consolidated Restricted Subsidiaries on such date to EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended as of such date; provided, however, that

     (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Leverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Indebtedness for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period,

     (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Leverage Ratio, EBITDA and Indebtedness for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness,

     (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, and Indebtedness for such period shall be reduced by an amount equal to the Indebtedness directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Indebtedness for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale),

     (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or

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  substantially all of an operating unit of a business, EBITDA and
  Indebtedness for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period, and

     (5) if since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Indebtedness for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day such period.

   For purposes of this definition, whenever pro forma effect is to be given to any disposition or acquisition of assets, the pro forma calculations of any expense or cost reductions or other operating improvements shall be determined in accordance with Regulation S-X promulgated under the Securities Act. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

   "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

   "Net Available Cash," from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition,

     (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition,

     (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition, and

     (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

   The amounts in clauses (1) through (4) above, to the extent estimates are necessary, shall be estimated reasonably and in good faith by the Company.

   "Net Cash Proceeds," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters', or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale net of taxes paid or payable as a result thereof.

   "Permitted Interest Rate or Currency Agreement" of any Person means any Interest Rate or Currency Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to

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Indebtedness Incurred and which shall have a notional amount no greater than the payments due with respect to the Indebtedness being hedged thereby, or in the case of currency protection agreements, against currency exchange rate fluctuations in the ordinary course of business relating to then existing financial obligations or then existing or sold production and not for purposes of speculation.

   "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in

     (1) the Company, a Subsidiary Guarantor, a Wholly Owned Subsidiary or a Person that will, upon the making of such Investment, become a Wholly Owned Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

     (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company, a Subsidiary Guarantor or a Wholly Owned Subsidiary; provided, however, that such Person's primary business is a Related Business;

     (3) Temporary Cash Investments;

     (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

     (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

     (6) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

     (7) any consolidation or merger of a Wholly Owned Subsidiary of the Company to the extent otherwise permitted under the Indenture;

     (8) any investment made as a result of the receipt of non-cash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Limitation on Sales of Assets and Subsidiary Stock";

     (9) Investments in Permitted Interest Rate or Currency Agreements;

     (10) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) since the date of the Indenture, not to exceed $5.0 million.

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

   "Preferred Stock," as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

   "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

   "Public Equity Offering" means an underwritten primary public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

   "Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

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

   "Refinancing Indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided however, that

     (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced,

     (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced, and

     (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

   provided, further, however, that Refinancing Indebtedness shall not include
(x) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or
(y) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

   "Related Business" means any business related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

   "Representative" means any trustee, agent or representative (if any) for an issue of Senior Indebtedness of the Company.

   "Restricted Payment" with respect to any Person means

     (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation)),

     (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock),

     (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition), or

     (4) the making of any Investment in any Person (other than a Permitted Investment).

   "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

   "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

   "SEC" means the Securities and Exchange Commission.

   "Senior Indebtedness" of a Person means

     (1) indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred, and

     (2) accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person to the extent post-filing interest is allowed in such proceeding) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable unless, in the case of (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinate in right of payment to the Notes;

   provided, however, that Senior Indebtedness shall not include

     (1) any obligation of such Person to any Subsidiary,

     (2) any liability for Federal, state, local or other taxes owed or owing by such Person,

     (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

     (4) any Indebtedness of such Person (and any accrued and unpaid interest in respect thereof) which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person, or

     (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

   "Senior Subordinated Indebtedness" means (i) with respect to the Company, the Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to have the same rank as the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness and (ii) with respect to any Subsidiary Guarantor, the Subsidiary Guarantees and any other Indebtedness of such Subsidiary Guarantor that specifically provides that such Indebtedness is to have the same rank as the Subsidiary Guarantees in right of payment and is not subordinated by its term in right or payment to any Indebtedness or other obligation of such Subsidiary Guarantor which is not Senior Indebtedness.

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

   "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement to that effect.

   "Subsidiary" means, in respect of any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by

     (1) such Person,

     (2) such Person and one or more Subsidiaries of such Person, or

     (3) one or more Subsidiaries of such Person.

   "Subsidiary Guarantee" means a guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

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

   "Subsidiary Guarantors" means (1) each of the Company's Restricted Subsidiaries providing guarantees under the Credit Facility on the Issue Date and (2) any Person that becomes a Restricted Subsidiary of the Company and provides a guarantee under the Credit Facility that pursuant to the covenant described under "Future Guarantors" or otherwise in the future executes a supplemental indenture in which such Restricted Subsidiary unconditionally guarantees on a senior subordinated basis the Company's obligations under the Notes and the Indenture; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its respective Subsidiary Guarantee is released in accordance with the terms of the Indenture.

   "Temporary Cash Investments" means any of the following:

     (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof,

     (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor,

     (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above,

     (4) investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group, and

     (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

   "Unrestricted Subsidiary" means

     (1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below, and

     (2) any Subsidiary of an Unrestricted Subsidiary.

   The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments."

   The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--

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Limitation on Indebtedness" and (y) no Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers Certificate certifying that such designation complied with the foregoing provisions.

   "U.S. Dollar Equivalent" means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the "Exchange Rates" column under the heading "Currency Trading" on the date two Business Days prior to such determination.

   Except as described under "Certain Covenants--Limitations on Indebtedness," whenever it is necessary to determine whether the Company has complied with any covenant in the Indenture or a Default has occurred and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

   "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

   "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

   "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

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

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

   The following discussion is a summary of certain material federal income tax consequences of the ownership and disposition of the Notes. This summary applies only to a beneficial owner of a Note who acquires a Note at the initial offering and for the original offering price thereof. This discussion is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, retroactively or prospectively.

   This discussion is for general information only and may not apply to certain categories of investors subject to special treatment under the Internal Revenue Code of 1986, as amended (the "Code"), such as certain financial institutions, insurance companies, dealers in securities, persons that are passthrough entities or investors in passthrough entities and persons who have acquired Notes as part of a straddle, hedge, conversion transaction or other integrated investment. Moreover, this discussion summarizes only federal income tax consequences and does not address any other federal tax consequences or any state, local or other tax consequences. ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE NOTES TO THEM, INCLUDING ANY FEDERAL, STATE, LOCAL OR OTHER TAX CONSEQUENCES (INCLUDING ANY TAX RETURN FILING OR OTHER TAX REPORTING REQUIREMENTS) OF THE OWNERSHIP AND DISPOSITION OF THE NOTES.

   As used herein the term "United States Holder" means a beneficial owner of a Note that is, for United States federal income tax purposes, (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, and (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source. The term "Non-U.S. Holder" means a beneficial owner of a Note that is not a United States Holder.

United States Taxation of United States Holders

 Payments of Interest

   Stated interest payable on the Notes generally will be included in the gross income of a United States Holder as ordinary interest income at the time accrued or received, in accordance with such United States Holder's method of accounting for United States federal income tax purposes.

   We are obligated to pay additional cash interest on the Notes under certain circumstances described under "Description of the Notes--Registered Exchange Offer; Registration Rights." If additional interest is paid, although not free from doubt, such payment should be taxable as ordinary income at the time it accrues or is received in accordance with the United States Holder's regular method of tax accounting. It is possible, however, that the IRS may take a different position, in which case the timing and amount of income inclusion may be different. Holders should consult their own tax advisors about additional interest.

 Disposition of the Notes

   Upon the sale, exchange or other disposition of a Note, a United States Holder generally will recognize capital gain or loss equal to the difference between the amount realized by the holder (except to the extent such amount is attributable to accrued but unpaid interest, which will be treated as ordinary interest income to the extent not previously included in income) and the holder's adjusted tax basis in the Note. United States Holders are advised to consult their tax advisors regarding the taxation of capital gains and losses.

   The exchange of an Original Note for an Exchange Note pursuant to the exchange offer described in "Description of the Notes--Registered Exchange Offer; Registration Rights" should not constitute a "significant modification" of the Note for United States federal income tax purposes and, accordingly, the Exchange Note received should be treated as a continuation of the Original Note in the hands of such holder. As a result, there will be no United States federal income tax consequences to a United States Holder who exchanges an Original Note for an Exchange Note pursuant to the exchange offer.

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

United States Taxation of Non-U.S. Holders

 Payments of Interest

   Interest paid to a Non-U.S. Holder will not be subject to United States federal withholding tax, provided that such interest is not effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder and (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively though stock ownership, and (iii) the beneficial owner of the Note, under penalties of perjury, either directly or through a financial institution which holds the Note on behalf of the Non-U.S. Holder and holds customers' securities in the ordinary course of its trade or business, provides us or our agent with the beneficial owner's name and address and certifies, under penalties of perjury, that it is not a United States Holder. Payments of interest not exempt from United States federal withholding tax as described above may be subject to withholding tax at the rate of 30% (or any lower applicable treaty rate). To assure that we or our agents will not withhold tax on a payment, the Non-U.S. Holder should provide the appropriate statement prior to the payment.

 Disposition of the Notes

   A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gains realized on the disposition of a Note, unless
(i) the gain is effectively connected with a United States trade or business conducted by the Non-U.S. Holder or (ii) the Non-U.S. Holder is an individual who is present in the United States for 183 or more days during the taxable year of the disposition and certain other requirements are satisfied. In addition, an exchange of a Note for an Exchange Note pursuant to the exchange offer described in "Description of the Notes--Exchange Offer; Registration Rights" should not constitute a taxable exchange of the Note for Non-U.S. Holders. See "United States Taxation of United States Holders--Disposition of the Notes."

 Effectively Connected Income

   If interest and other payments received by a Non-U.S. Holder with respect to the Notes (including proceeds from the disposition of the Notes) are effectively connected with a conduct by the Non-U.S. Holder of a trade or business within the United States (or the Non-U.S. Holder is otherwise subject to United States federal income taxation on a net basis with respect to such holder's ownership of the Notes), such Non-U.S. Holder will generally be subject to the rules described above under "United States Taxation of United States Holders" (subject to any modification provided under an applicable income tax treaty). Such Non-U.S. Holder may also be subject to the "branch profits tax" if such holder is a corporation.

Backup Withholding and Information Reporting

   We will, where required, report to the holders of Notes and the Internal Revenue Service the amount of any interest payments on, and the proceeds of the disposition of, the Notes and the amounts of tax withheld, if any, with respect to such payments.

   Certain non-corporate United States Holders may be subject to backup withholding at a rate of 31% on payments of principal, premium and interest on, and the proceeds of the disposition of, the Notes unless the United States Holder complies with certain identification requirements.

   In the case of payments of interest to Non-U.S. Holders, the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which the certification described under "United States Taxation of Non-U.S. Holders--Payments of Interest" has been received or an exemption has otherwise been established. These information reporting and backup withholding requirements will apply, however, to the proceeds paid to a Non-U.S. Holder on a disposition of the Notes by or through a United States office of a broker unless the Non-U.S. Holder certifies it is a Non-U.S. Holder under penalties of perjury or otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a United States broker or a foreign broker with any of certain types of relationships to the United States unless such broker has documentary evidence in its files that the holder of the Notes is not a U.S. Person, and the broker has no actual knowledge to the contrary, or the holder otherwise establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Notes by or through a foreign office of a foreign broker not subject to the preceding sentence.

   The amount of any backup withholding imposed on a payment to a holder of a Note will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

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                              PLAN OF DISTRIBUTION

   Based on interpretations by SEC staff set forth in no-action letters issued to third parties, including the Exxon Capital and Morgan Stanley letters and similar letters, Actuant believes that the Exchange Notes to be issued pursuant to the Exchange Offer in exchange for Original Notes may be offered for resale, resold, and otherwise transferred by any holder thereof (other than any holder which is an "affiliate" of Actuant within the meaning of Rule 405 under Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holder's business and the holder has no arrangement with any person to participate in the distribution of the Exchange Notes . Accordingly, any holder using the Exchange Offer to participate in a distribution of the Exchange Notes will not be able to rely on these no-action letters. Notwithstanding the foregoing, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where those Original Notes were acquired as a result of market-making activities or other trading activities. Actuant has agreed that, for a period of up to 180 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with resales.

   Actuant will not receive any proceeds from any sales of the Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer and/or the purchasers of any Exchange Notes. Any broker-dealer that resells the Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of the Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of up to 180 days after the Expiration Date, Actuant will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the Letter of Transmittal. Actuant has agreed to pay certain expenses incident to the Exchange Offer, other than commissions or concession of any brokers or dealers, and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

   By acceptance of this Exchange Offer, each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer agrees that, upon receipt of notice from Actuant of the happening of any event which makes any statement in this prospectus untrue in any material respect or which requires the making of any changes in this prospectus in order to make the statements herein not misleading (which notice Actuant agrees to deliver promptly to such broker-dealer), such broker-dealer will suspend use of this prospectus until Actuant has amended or supplemented this prospectus to correct such misstatement or omissions and has furnished copies of the amended or supplemented prospectus to such broker-dealer. If Actuant gives any notice to suspend the use of the prospectus, it will extend the period referred to above by the number of days during the period from and including the date of the giving of the notice to and including the date when broker-dealers shall have received copies of the supplemented or amended prospectus necessary to permit resales of the Exchange Notes.

   This prospectus has been prepared to permit its use by the initial purchasers in connection with offers and sales of the Notes, in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. The initial purchasers may act as principal or agent in such transactions. The initial purchasers have advised Actuant that they currently intend to make a market in the Notes, but they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given that an active trading market will develop for, or as to the liquidity of, the Notes.

                                 LEGAL MATTERS

   The validity of the Notes offered hereby will be passed upon for Actuant by Quarles & Brady LLP, Milwaukee, Wisconsin, counsel to Actuant. Anthony W. Asmuth III, the Corporate Secretary of Actuant, is a partner in Quarles & Brady LLP. As of July 31, 2000, Mr. Asmuth owned 38,680 shares of common stock and served as trustee or co-trustee with sole or shared voting and dispositive powers over trusts that held an aggregate of 218,752 shares of common stock.

                                    EXPERTS

   The consolidated financial statements of Applied Power Inc. as of August 31, 1998 and 1999 and for each of the two years in the period ended August 31, 1999, included in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

   The consolidated financial statements and the related consolidated financial statement schedule of Applied Power Inc. for the year ended August 31, 1997, included and incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                 INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
                          FINANCIAL STATEMENT SCHEDULE

INDEX TO CONSOLIDATED
FINANCIAL STATEMENTS       Page
---------------------      ----
Report of Independent
 Accountants.............   F-2

Report of Independent
 Auditors................   F-3

Consolidated Statements
 of Earnings
  For the years ended
   August 31, 1997, 1998
   and 1999; and the nine
   months
   ended May 31, 1999
   (unaudited) and May
   31, 2000 (unaudited)..   F-4

Consolidated Balance
 Sheets
  As of August 31, 1998
   and 1999; and May 31,
   2000 (unaudited)......   F-5

Consolidated Statements
 of Shareholders' Equity
 and Comprehensive Income
  For the years ended
   August 31, 1997, 1998
   and 1999; and the nine
   months
   ended May 31, 1999
   (unaudited) and May
   31, 2000 (unaudited)..   F-6

Consolidated Statements
 of Cash Flows
  For the years ended
   August 31, 1997, 1998
   and 1999; and the nine
   months
   ended May 31, 1999
   (unaudited) and May
   31, 2000 (unaudited)..   F-8

Notes to Consolidated
 Financial Statements....   F-9

INDEX TO FINANCIAL
STATEMENT SCHEDULE
------------------
Report of Independent
 Accountants on Financial
 Statement Schedule......  F-46

Schedule II--Valuation
 and Qualifying
 Accounts................  F-47

   All other schedules are omitted because they are not applicable, not required or because the required information is included in the consolidated financial statements or notes thereto.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Directors of Applied Power Inc.:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows present fairly, in all material respects, the financial position of Applied Power Inc. (the Company) at August 31, 1998 and 1999, and the results of their operations and their cash flows for each of the two years in the period ended August 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Milwaukee, Wisconsin
September 29, 1999, except for information in Note B, for which the date is July 7, 2000

                         REPORT OF INDEPENDENT AUDITORS

To the Shareholders and Directors of Applied Power Inc.:

   We have audited the accompanying consolidated statements of earnings, shareholders' equity and comprehensive income, and cash flows of Applied Power Inc. and subsidiaries for the year ended August 31, 1997. Our audit also included the consolidated financial statement schedule for the year ended August 31, 1997 listed in the Index. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audit.

   We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements of Applied Power Inc. and subsidiaries present fairly, in all material respects, the results of their operations and their cash flows for the year ended August 31, 1997 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
September 25, 1997
(November 24, 1999 as to the
 restatement for the 1998 pooling
 of interests described in Notes
 A and B)
(July 7, 2000 as to the
 reclassification for the
 discontinued operations as
 described in Note B)

                               APPLIED POWER INC.

                      CONSOLIDATED STATEMENTS OF EARNINGS
                    (in thousands, except per share amounts)

                                                          Nine Months Ended
                             Years Ended August 31,            May 31,
                           ---------------------------- ----------------------
                             1997      1998      1999      1999        2000
                           --------  --------  -------- ----------- ----------
                                                        (Unaudited) (Unaudited)
Net sales................  $522,440  $637,479  $695,704  $524,356    $535,655
Cost of products sold....   341,906   436,594   443,020   334,104     341,816
                           --------  --------  --------  --------    --------
 Gross profit............   180,534   200,885   252,684   190,252     193,839

Engineering, selling and
 administrative
 expenses................   139,782   153,892   136,671   105,558     103,329
Amortization of
 intangible assets.......     4,971    12,582     8,748     6,656       5,902
Contract termination
 costs (recovery)........        --        --     7,824     7,824      (1,446)
Corporate reorganization
 expenses................        --        --        --        --       4,449
Restructuring charges....        --    11,367        --        --          --
Merger related expenses..        --     9,276        --        --          --
Provision for loss on
 sale of subsidiary......        --     4,500        --        --          --
                           --------  --------  --------  --------    --------
 Operating earnings......    35,781     9,268    99,441    70,214      81,605

Other expense (income):
 Net financing costs.....     5,067    12,535    41,181    30,638      27,892
 Gain on life insurance
  policy.................        --    (1,709)       --        --          --
 Gain on sale of
  building...............        --    (9,815)       --        --          --
 Other (income) expense-
  net....................    (2,381)     (872)      850       179        (823)
                           --------  --------  --------  --------    --------
Earnings from continuing
 operations before income
 tax expense.............    33,095     9,129    57,410    39,397      54,536
Income tax expense.......    10,463     9,076    22,830    14,663      19,584
                           --------  --------  --------  --------    --------
Earnings from continuing
 operations..............    22,632        53    34,580    24,734      34,952
Discontinued operations
 (Note B):
 Earnings from operations
  of discontinued
  Electronics segment
  (less applicable income
  taxes of $20,836,
  $21,622, $24,524,
  $11,604 and $14,691,
  respectively)..........    35,293    26,634    44,817    31,481      34,232
                           --------  --------  --------  --------    --------
Earnings before
 extraordinary item......    57,925    26,687    79,397    56,215      69,184
 Extraordinary loss on
  sale of subsidiary, net
  of income tax benefit
  of $1,700..............       --        --        --        --      (12,186)
                           --------  --------  --------  --------    --------
Net earnings.............  $ 57,925  $ 26,687  $ 79,397  $ 56,215    $ 56,998
                           ========  ========  ========  ========    ========
Basic Earnings Per Share:
 Earnings from continuing
  operations per share...  $   0.60  $   0.00  $   0.89  $   0.64    $   0.89
 Earnings from
  discontinued operations
  per share..............      0.93      0.70      1.15      0.81        0.88
                           --------  --------  --------  --------    --------
 Earnings per share
  before extraordinary
  item...................      1.53      0.70      2.04      1.45        1.77
 Extraordinary loss per
  share..................       --        --        --        --        (0.31)
                           --------  --------  --------  --------    --------
 Net earnings per share..  $   1.53  $   0.70  $   2.04  $   1.45    $   1.46
                           ========  ========  ========  ========    ========
 Weighted average common
  shares outstanding.....    37,880    38,380    38,825    38,783      39,045
                           ========  ========  ========  ========    ========
Diluted Earnings Per
 Share:
 Earnings from continuing
  operations per share...  $   0.57  $   0.00  $   0.86  $   0.62    $   0.87
 Earnings from
  discontinued operations
  per share..............      0.90      0.66      1.12      0.78        0.85
                           --------  --------  --------  --------    --------
 Earnings per share
  before extraordinary
  item...................      1.47      0.66      1.98      1.40        1.72
 Extraordinary loss per
  share..................       --        --        --        --        (0.30)
                           --------  --------  --------  --------    --------
 Net earnings per share..  $   1.47  $   0.66  $   1.98  $   1.40    $   1.42
                           ========  ========  ========  ========    ========
 Weighted average common
  and equivalent shares
  outstanding............    39,307    40,174    40,200    40,204      40,302
                           ========  ========  ========  ========    ========


   The accompanying notes are an integral part of these financial statements.

                               APPLIED POWER INC.

                          CONSOLIDATED BALANCE SHEETS
               (in thousands, except share and per share amounts)

                                                  August 31,
                                              --------------------    May 31,
                                                1998       1999        2000
                                              --------  ----------  -----------
                                                                    (Unaudited)
                   ASSETS
Current assets
  Cash and cash equivalents.................. $  5,069  $    7,256  $    6,808
  Accounts receivable, net...................   57,796      63,502      79,732
  Inventories, net...........................   85,797     100,724      93,276
  Prepaid expenses...........................   12,286       8,769       7,122
  Deferred income taxes......................   17,558       7,564       8,599
                                              --------  ----------  ----------
    Total current assets.....................  178,506     187,815     195,537


Net property, plant and equipment............   77,281      78,998      70,679


Goodwill, net................................  163,448     158,448     140,696
Other intangibles, net.......................   30,544      30,987      28,750
Net assets of discontinued operations........  249,696     598,458     597,489
Other assets.................................   12,051       5,166       2,385
                                              --------  ----------  ----------
    Total assets............................. $711,526  $1,059,872  $1,035,536
                                              ========  ==========  ==========


           LIABILITIES AND EQUITY
Current liabilities
  Short-term borrowings...................... $     91  $      230  $      --
  Trade accounts payable.....................   49,573      52,361      55,730
  Accrued compensation and benefits..........   25,609      20,340      16,448
  Other current liabilities..................   36,724      23,591      19,582
                                              --------  ----------  ----------
    Total current liabilities................  111,997      96,522      91,760


Long-term debt...............................  225,135     521,016     456,907
Deferred income taxes........................   16,049       7,720       8,485
Other deferred liabilities...................   16,463      16,785      15,620


Shareholders' equity
  Class A common stock, $0.20 par value per
   share, authorized 80,000,000 shares,
   issued and outstanding 38,626,068,
   38,978,340 and 39,084,661 shares,
   respectively..............................    7,725       7,796       7,822
  Additional paid-in capital.................    5,817      12,388      14,255
  Retained earnings..........................  335,805     412,863     468,104
  Accumulated other comprehensive income.....   (7,465)    (15,218)    (27,417)
                                              --------  ----------  ----------
    Total shareholders' equity...............  341,882     417,829     462,764
                                              --------  ----------  ----------
    Total liabilities and shareholders'
     equity.................................. $711,526  $1,059,872  $1,035,536
                                              ========  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                               APPLIED POWER INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                                 (in thousands)

                               Years Ended August 31, 1997, 1998 and 1999
                         -------------------------------------------------------
                         Class                        Accumulated
                           A    Additional               Other         Total
                         Common  Paid-in   Retained  Comprehensive Shareholders'
                         Stock   Capital   Earnings     Income        Equity
                         ------ ---------- --------  ------------- -------------
Balance at September 1,
 1996................... $2,893  $(4,890)  $250,576    $  4,707      $253,286
  Net earnings for the
   year.................     --       --     57,925          --        57,925
  Currency translation
   adjustments..........     --       --         --      (8,394)       (8,394)
                                                                     --------
    Total comprehensive
     income.............                                               49,531
  Cash dividends
   declared.............     --       --     (3,114)         --        (3,114)
  Exercise of stock
   options and issuance
   of treasury stock....     34    5,656       (861)         --         4,829
  Tax benefit of stock
   option exercises.....     --    1,052         --          --         1,052
  Stock repurchase and
   other................     --     (223)        --          --          (223)
                         ------  -------   --------    --------      --------
Balance at August 31,
 1997...................  2,927    1,595    304,526      (3,687)      305,361
  Net earnings for the
   year.................     --       --     26,687          --        26,687
  Currency translation
   adjustments..........     --       --         --      (3,744)       (3,744)
                                                                     --------
    Total comprehensive
     income.............                                               22,943
  Cash dividends
   declared.............     --       --     (2,564)         --        (2,564)
  Exercise of stock
   options..............     72    7,686         --          --         7,758
  Tax benefit of stock
   option exercises.....     --      929         --          --           929
  Issuance of common
   stock in 2-for-1
   stock split..........  2,778   (2,778)        --          --            --
  Effect of ZERO
   excluded period (Note
   A)...................  1,948   (1,615)     7,156         (34)        7,455
                         ------  -------   --------    --------      --------
Balance at August 31,
 1998...................  7,725    5,817    335,805      (7,465)      341,882
  Net earnings for the
   year.................     --       --     79,397          --        79,397
  Currency translation
   adjustments..........     --       --         --      (7,753)       (7,753)
                                                                     --------
    Total comprehensive
     income.............                                               71,644
  Cash dividends
   declared.............     --       --     (2,339)         --        (2,339)
  Exercise of stock
   options..............     71    4,641         --          --         4,712
  Tax benefit of stock
   option exercises.....     --    1,930         --          --         1,930
                         ------  -------   --------    --------      --------
Balance at August 31,
 1999................... $7,796  $12,388   $412,863    $(15,218)     $417,829
                         ======  =======   ========    ========      ========

   The accompanying notes are an integral part of these financial statements.

                               APPLIED POWER INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                                 (in thousands)

                               Nine Months Ended May 31, 1999 (unaudited)
                         -------------------------------------------------------
                         Class                        Accumulated
                           A    Additional               Other         Total
                         Common  Paid-in   Retained  Comprehensive Shareholders'
                         Stock   Capital   Earnings     Income        Equity
                         ------ ---------- --------  ------------- -------------
Balance at September 1,
 1998................... $7,725  $ 5,817   $335,805    $ (7,465)     $341,882
  Net earnings for the
   nine month period....     --       --     56,215          --        56,215
  Currency translation
   adjustments..........     --       --         --      (5,712)       (5,712)
                                                                     --------
    Total comprehensive
     income.............                                               50,503
  Cash dividends
   declared.............     --       --     (1,755)         --        (1,755)
  Exercise of stock
   options..............     63    3,308         --          --         3,371
                         ------  -------   --------    --------      --------
Balance at May 31,
 1999................... $7,788  $ 9,125   $390,265    $(13,177)     $394,001
                         ======  =======   ========    ========      ========

                               Nine Months Ended May 31, 2000 (unaudited)
                         -------------------------------------------------------
                         Class                        Accumulated
                           A    Additional               Other         Total
                         Common  Paid-in   Retained  Comprehensive Shareholders'
                         Stock   Capital   Earnings     Income        Equity
                         ------ ---------- --------  ------------- -------------
Balance at September 1,
 1999................... $7,796  $12,388   $412,863    $(15,218)     $417,829
  Net earnings for the
   nine month period....     --       --     56,998          --        56,998
  Currency translation
   adjustments..........     --       --         --     (12,199)      (12,199)
                                                                     --------
    Total comprehensive
     income.............                                               44,799
  Cash dividends
   declared.............     --       --     (1,757)         --        (1,757)
  Exercise of stock
   options..............     26    1,867         --          --         1,893
                         ------  -------   --------    --------      --------
Balance at May 31,
 2000................... $7,822  $14,255   $468,104    $(27,417)     $462,764
                         ======  =======   ========    ========      ========


   The accompanying notes are an integral part of these financial statements.

                               APPLIED POWER INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                 Nine Months
                             Years Ended August 31,             Ended May 31,
                          -------------------------------  -----------------------
                            1997       1998       1999        1999        2000
                          ---------  ---------  ---------  ----------- -----------
                                                           (Unaudited) (Unaudited)
Operating activities
  Earnings from
   continuing
   operations...........  $  22,632  $      53  $  34,580   $  24,734    $22,766
  Adjustments to
   reconcile earnings
   from continuing
   operations to cash
   provided by operating
   activities of
   continuing
   operations:
   Depreciation and
    amortization........     19,790     24,563     26,056      20,457     18,224
   Gain from sale of
    assets..............         --     (9,899)      (323)       (124)        --
   Extraordinary loss on
    sale of subsidiary..         --         --         --          --     13,886
   Provision for
    deferred income
    taxes...............     (1,716)    (4,508)     1,804          --         --
   Restructuring and
    other non-recurring
    items, net of income
    tax benefit.........         --     41,741      4,694          --         --
  Changes in operating
   assets and
   liabilities,
   excluding the effects
   of business
   acquisitions and
   disposals:
   Accounts receivable..         27     (1,834)     3,371       3,926    (14,849)
   Inventories..........     13,520     13,318    (17,664)     (7,740)    (4,971)
   Prepaid expenses and
    other assets........     (5,890)     6,478     (5,207)      2,338      2,402
   Trade accounts
    payable.............      3,356      7,564     (2,236)     (4,627)     7,268
   Other liabilities....        436    (16,160)   (14,169)     (2,280)    (7,890)
                          ---------  ---------  ---------   ---------    -------
Cash provided by (used
 in) operating
 activities of
 continuing operations..     52,155     61,316     30,906      36,684     36,836
Cash provided by
 operating activities of
 discontinued
 operations.............     31,879     68,351    119,483      47,458     17,704
                          ---------  ---------  ---------   ---------    -------
Total cash provided by
 operating activities...     84,034    129,667    150,389      84,142     54,540
Investing activities
  Proceeds on sale of
   property, plant and
   equipment............      3,591     16,908      4,884       4,760        703
  Additions to property,
   plant and equipment..    (15,734)   (25,214)   (22,885)    (21,262)    (9,170)
  Business acquisitions,
   net of cash
   acquired.............         --   (135,727)    (7,320)     (3,500)        --
  Product line
   dispositions and
   other................        902      6,061         --          --     15,233
  Net investing
   activities of
   discontinued
   operations...........    (93,103)  (313,999)  (435,337)   (409,078)   (42,206)
                          ---------  ---------  ---------   ---------    -------
Cash used in investing
 activities.............   (104,344)  (451,971)  (460,658)   (429,080)   (35,440)
Financing activities
  Net principal
   borrowings (payments)
   on long-term debt....    (30,565)   102,591    403,349     (27,130)   (36,514)
  (Decreases in)
   additions to
   receivables financing
   facility.............     (7,191)    25,399      1,634       1,950     (9,656)
  Proceeds from
   sale/leaseback
   transactions.........         --         --      6,293          --         --
  Dividends paid on
   common stock.........     (3,114)    (2,564)    (2,339)     (1,171)    (1,757)
  Stock option exercises
   and other............      4,863      6,855      4,552       3,332      1,893
  Net financing
   activities of
   discontinued
   operations...........     71,767    165,348    (86,790)    377,053     11,657
                          ---------  ---------  ---------   ---------    -------
Cash provided by (used
 in) financing
 activities.............     35,760    297,629    326,699     354,034    (34,377)

Effect of exchange rate
 changes on cash........     (1,422)      (882)      (521)         47       (173)
                          ---------  ---------  ---------   ---------    -------
Net increase (decrease)
 in cash and cash
 equivalents............     14,028    (25,557)    15,909       9,143    (15,450)
Effect of change in cash
 of discontinued
 operations.............     (7,190)     7,769    (13,722)      1,280     15,002
Cash and cash
 equivalents--beginning
 of year................      6,160     12,998      5,069       5,069      7,256
Effect of ZERO excluded
 period (Note A)........         --      9,859         --          --         --
                          ---------  ---------  ---------   ---------    -------
Cash and cash
 equivalents--end of
 year...................  $  12,998  $   5,069  $   7,256   $  15,492    $ 6,808
                          =========  =========  =========   =========    =======



   The accompanying notes are an integral part of these financial statements.

                               APPLIED POWER INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   Unaudited Interim Financial Statements: The accompanying Consolidated Statements of Earnings and Cash Flows for the nine months ended May 31, 1999 and May 31, 2000, the Consolidated Statement of Shareholders' Equity and Comprehensive Income for the nine months ended May 31, 2000, the Consolidated Balance Sheet as of May 31, 2000 and the related notes, have not been audited.

Note A--Summary of Significant Accounting Policies

   Principles of Consolidation: The consolidated financial statements include the accounts of Applied Power Inc. and its subsidiaries, doing business as Actuant Corporation ("Applied Power," "Actuant," or the "Company"). Applied Power consolidates companies in which it owns or controls more than fifty percent of the voting shares. The results of companies acquired or disposed of during the fiscal year are included in the consolidated financial statements from the effective date of acquisition or until the date of disposal except in the case of pooling of interests (see "Basis of Presentation" below). All significant intercompany balances, transactions and profits have been eliminated in consolidation.

   Basis of Presentation: The consolidated financial statements have been prepared in United States Dollars in accordance with generally accepted accounting principles in the United States. As described more fully in Note D-- "Merger, Acquisitions and Divestitures," on July 31, 1998, ZERO Corporation, a Delaware corporation ("ZERO"), became a wholly-owned subsidiary of Applied Power through the merger of STB Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Applied Power ("STB"), with and into ZERO (the "Merger") pursuant to an Agreement and Plan of Merger by and among Applied Power, ZERO and STB dated as of April 6, 1998 (the "Merger Agreement"). The consolidated financial statements have been prepared following the pooling of interests method of accounting for the Merger and therefore reflect the combined financial position, operating results and cash flows of ZERO as if they had been combined for all periods presented. Prior to the Merger, ZERO had a March 31 fiscal year end. The Consolidated Balance Sheet and Statements of Earnings, Shareholders' Equity and Comprehensive Income, and Cash Flows as of and for the year ended August 31, 1998 reflect the combination of an August 31 year end consolidated financial position, results of operations and cash flows for ZERO. The Consolidated Statements of Earnings, Shareholders' Equity and Comprehensive Income, and Cash Flows for the year ended August 31, 1997 reflect the combination of the results of operations and cash flows of ZERO for the year ended March 31, 1997 and the results of operations and cash flows of Applied Power Inc. for the fiscal year ended August 31, 1997. The results of operations and cash flows for ZERO from April 1, 1997 to August 31, 1997, which have been excluded from these consolidated financial statements, are reflected as a fiscal 1998 adjustment to the Consolidated Statements of Shareholders' Equity and Comprehensive Income and Cash Flows. Net sales and net income for ZERO for the excluded period from April 1, 1997 to August 31, 1997 were $107.2 million and $7.9 million, respectively. The majority of the ZERO businesses are part of the Electronics segment and are part of discontinued operations as described more fully in Note B--"Discontinued Operations."

   Unaudited Interim Financial Statements: The accompanying Consolidated Statements of Earnings and Cash Flows for the nine months ended May 31, 1999 and May 31, 2000, the Consolidated Statement of Shareholders' Equity and Comprehensive Income for the nine months ended May 31, 2000, the Consolidated Balance Sheet as of May 31, 2000 and the related notes, have not been audited. However, they have been prepared in conformity with the accounting principles stated in the audited consolidated financial statements for the years ended August 31, 1997, 1998, and 1999. In the opinion of management, all adjustments have been made, including normal recurring adjustments, that are necessary to present fairly the unaudited interim consolidated financial statements. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

   Cash Equivalents: The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

   Inventories: Inventories are comprised of material, direct labor and manufacturing overhead, and are stated at the lower of cost or market. Inventory cost is determined using the last-in, first-out ("LIFO") method for a portion of U.S. owned inventory (approximately 63% and 62% of total inventories in 1998 and 1999, respectively). The first-in, first-out or average cost methods are used for all other inventories. If the LIFO method was not used, inventory balances would be higher than the amounts in the Consolidated Balance Sheets by approximately $8.6 million and $8.4 million at August 31, 1998 and 1999, respectively.

   Property, Plant and Equipment: Property, plant and equipment are stated at cost. Plant and equipment are depreciated over the estimated useful lives of the assets, ranging from two to thirty years, under the straight-line method for financial reporting purposes and either the straight-line or regulatory methods for income tax purposes. Capital leases and leasehold improvements are amortized over the life of the related asset or the life of the lease, whichever is shorter. Expenditures for maintenance and repairs not expected to extend the useful life of an asset beyond its normal useful life are expensed as incurred.

   Goodwill and Other Intangible Assets: Goodwill is amortized on a straight-line basis over periods of fifteen to forty years. Other intangible assets, consisting primarily of purchased patents, trademarks and noncompete agreements, are amortized over periods from two to forty years. The Company periodically evaluates the carrying value of goodwill and other intangible assets. Impairment of goodwill, if any, is measured on the basis of whether anticipated undiscounted operating cash flows generated by the underlying assets exceeds the recorded goodwill. For the year ended August 31, 1998, the Company recorded an impairment of goodwill of $5.6 million. For further information, see Note H--"Merger, Restructuring and Other Non-recurring Items." Based on the Company's evaluation, no impairment of goodwill was realized for any other periods presented.

   Revenue Recognition: Revenues and costs of products sold are recognized as the related products are shipped.

   Research and Development Costs: Research and development costs are expensed as incurred. Such costs incurred in the development of new products or significant improvements to existing products totaled approximately $9.5 million, $11.2 million and $7.6 million in fiscal 1997, 1998 and 1999, respectively.

   Financing Costs: Net financing costs represent interest expense, financing fees, amortization of debt financing costs and accounts receivable financing costs, net of interest and investment income earned, which were insignificant for all periods presented.

   Income Taxes: The Company uses the liability method to record deferred income tax assets and liabilities relating to the expected future income tax consequences of transactions that have been recognized in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the temporary differences between financial statement carrying amounts and income tax bases of assets and liabilities using tax rates in effect in the years in which temporary differences are expected to reverse. For further information, see Note M--"Income Taxes."

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

   Earnings Per Share: The following table sets forth the computation of basic and diluted earnings per share (fiscal 1998 and 1999 results include restructuring charges and other one-time items--see Note H--"Merger, Restructuring and Other Non-recurring Items"):

                                                              Nine Months
                                Years Ended August 31,       Ended May 31,
                                ----------------------- -----------------------
                                 1997    1998    1999      1999        2000
                                ------- ------- ------- ----------- -----------
                                                        (unaudited) (unaudited)
Numerator (in thousands):
  Earnings from continuing
   operations.................. $22,632 $    53 $34,580   $24,734     $34,952
  Earnings from discontinued
   operations..................  35,293  26,634  44,817    31,481      34,232
  Extraordinary loss on sale of
   subsidiary..................     --      --      --        --      (12,186)
                                ------- ------- -------   -------     -------
    Net earnings............... $57,925 $26,687 $79,397   $56,215     $56,998
                                ======= ======= =======   =======     =======
Denominator (in thousands):
  Weighted average common
   shares outstanding for basic
   earnings per share..........  37,880  38,380  38,825    38,783      39,045
  Net effect of dilutive stock
   options based on the
   treasury stock method using
   average market price........   1,427   1,794   1,375     1,421       1,257
                                ------- ------- -------   -------     -------
    Weighted average common and
     potentially issuable
     shares outstanding for
     diluted earnings per
     share.....................  39,307  40,174  40,200    40,204      40,302
                                ======= ======= =======   =======     =======
Basic Earnings Per Share:
  Earnings from continuing
   operations per share........ $  0.60 $  0.00 $  0.89   $  0.64     $  0.89
  Earnings from discontinued
   operations per share........    0.93    0.70    1.15      0.81        0.88
  Extraordinary loss per
   share.......................     --      --      --        --        (0.31)
                                ------- ------- -------   -------     -------
    Net earnings per share..... $  1.53 $  0.70 $  2.04   $  1.45     $  1.46
                                ======= ======= =======   =======     =======
Diluted Earnings Per Share:
  Earnings from continuing
   operations per share........ $  0.57 $  0.00 $  0.86   $  0.62     $  0.87
  Earnings from discontinued
   operations per share........    0.90    0.66    1.12      0.78        0.85
  Extraordinary loss per
   share.......................     --      --      --        --        (0.30)
                                ------- ------- -------   -------     -------
    Net earnings per share..... $  1.47 $  0.66 $  1.98   $  1.40     $  1.42
                                ======= ======= =======   =======     =======

   Stock options to purchase approximately 0.4 million shares of common stock were outstanding during 1999 but were not included in the above computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares. Less than 0.1 million stock options were anti-dilutive for fiscal years 1997 and 1998.

   Foreign Currency Translation: A significant portion of the Company's sales, income and cash flow is derived from its international operations. The financial position and the results of operations of Actuant's foreign operations are measured using the local or regional currency of the countries in which they operate and are translated into U.S. Dollars. Revenues and expenses of foreign subsidiaries are translated into U.S. Dollars at the average exchange rate effective during the period. Although the effects of foreign currency fluctuations are mitigated by the fact that expenses of foreign subsidiaries are generally incurred in the same currencies in which the sales are generated, the reported results of operations of Actuant's foreign subsidiaries are affected

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.
by changes in foreign currency exchange rates and, as compared to prior periods, will be higher or lower depending on the weakening or strengthening of the U.S. Dollar. In addition, a portion of Actuant's net assets is based in its foreign subsidiaries and translated into U.S. Dollars at the foreign currency rate in effect at the end of each period. Accordingly, Actuant's consolidated shareholders' equity will fluctuate depending upon the strengthening or weakening of the U.S. Dollar versus other currencies. Such currency translation amounts constitute the balance of accumulated other comprehensive income in the accompanying Consolidated Balance Sheets. Net gains (losses) resulting from foreign currency transactions, included in "Other (income) expense--net" in the Consolidated Statements of Earnings, amounted to $1.0 million, $(0.1) million and $(0.7) million for the years ended August 31, 1997, 1998 and 1999, respectively.

   Foreign Currency Hedging and Derivative Financial Instruments: Borrowings under long-term foreign currency loans are used to partially hedge against declines in the value of net investments in certain foreign subsidiaries. The Company also periodically enters into foreign currency contracts to hedge certain exposures related to selected transactions. Applied Power had no foreign currency contracts in place at August 31, 1999.

   Derivative financial instruments are primarily utilized by the Company to manage risks associated with interest rate market volatility and foreign exchange exposures. The Company does not hold or issue derivative financial instruments for trading purposes. For interest rate swap agreements, the differential to be paid or received is accrued monthly as an adjustment to interest expense. The Company also utilizes foreign currency forward contracts to hedge existing foreign exchange exposures. Gains and losses resulting from these instruments are recognized in the same period as the underlying transaction. Gains relating to terminations of qualifying hedges are deferred and recognized in income at the same time as the underlying hedged transactions.

   Fair Value of Financial Instruments: The fair value of the Company's cash and cash equivalents, accounts receivable, accounts payable, short-term borrowings and long-term debt approximated book value as of August 31, 1998 and 1999 due to their short-term nature and the fact that the interest rates approximated year-end market rates of interest. The fair value of debt instruments is calculated by discounting the cash flow of such obligations using the market interest rates for similar instruments.

   Use of Estimates: The consolidated financial statements have been prepared in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses for the periods presented. They also affect the disclosure of contingencies. Actual results could differ from those estimates and assumptions.

   New Accounting Pronouncements: In June 1998, Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued and was effective for all fiscal years beginning after June 15, 1999. SFAS No. 133 was subsequently amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of SFAS No. 133," and will now be effective for fiscal years beginning after June 15, 2000, with early adoption permitted. SFAS No. 133, as amended, requires the Company to recognize all derivatives as either assets or liabilities and measure those instruments at fair value. Upon adoption, the Company will be required to report derivative and hedging instruments at fair value in the balance sheet and recognize changes in the fair value of derivatives in net earnings or other comprehensive income, as appropriate. SFAS No. 133, as amended, will be effective for the Company's fiscal year 2001 first quarter financial statements and restatement of prior years will not be permitted. Given Applied Power's current derivative and hedging activities, the pronouncement is not expected to have a material effect on the Company's financial position or results of operations.

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.
   In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements." This bulletin summarizes certain views of the SEC staff on applying generally accepted accounting principles to revenue recognition in financial statements. The SEC staff expressed its view that revenue is realized or realizable and earned when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the seller's price to the buyer is fixed or determinable; and collectability is reasonably assured. The Company expects that SAB 101 will not have a material effect on its financial statements.

   Reclassifications: Certain prior year amounts have been reclassified to conform to the fiscal 1999 presentation.

Note B--Discontinued Operations

   On January 27, 2000, Applied Power's board of directors authorized various actions intended to enable Applied Power to distribute its Electronics segment ("APW Ltd.") to its shareholders (the "Distribution"). In the Distribution, Applied Power shareholders will receive, in the form of a special dividend, one share of APW Ltd. common stock for each Applied Power common share. As a result, APW Ltd. will become a separately traded, publicly held company. The Distribution was approved by the board of directors on July 7, 2000 and shares of APW Ltd. will be distributed to Applied Power shareholders effective July 31, 2000 to shareholders of record at July 21, 2000.

   Accordingly, the consolidated financial statements and related notes have been reclassified to reflect the Company's Electronics segment as a discontinued operation. Thus, the revenues, costs and expenses, assets and liabilities, and cash flows of the Electronics segment have been excluded from the respective captions in the accompanying consolidated financial statements. The net operating results of the Electronics segment have been reported, net of applicable taxes, as "Earnings from operations of discontinued Electronics segment." The net operating results of the discontinued operations include financing costs related to the debt of the Electronics segment. The net assets of the Electronics segment have been reported in the Consolidated Balance Sheets as "Net assets of discontinued operations."

   For purposes of this presentation, the amount of debt allocated to continuing and discontinued operations was determined based on preliminary estimates of the amount of debt expected to be retained by Actuant and allocated to APW Ltd. in the Distribution. The allocation of interest to continuing and discontinued operations was based on relative debt levels assigned. In conjunction with the Distribution, the majority of the Company's existing credit facilities and Notes are anticipated to be replaced with new facilities and notes. There were no general corporate expenses allocated to discontinued operations during the periods presented.

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

   The following selected financial data for the Electronics business segment is presented for informational purposes only and does not necessarily reflect what the results of operations and financial position would have been had the segment operated as a stand-alone entity (in thousands).

                                                            Nine months
                          Fiscal year ended August 31,     ended May 31,
                          ---------------------------- ----------------------
                            1997     1998      1999       1999        2000
                          -------- -------- ---------- ----------- ----------
                                                       (unaudited) (unaudited)
Net sales................ $375,318 $593,210 $1,055,338  $773,763   $  886,014
                          ======== ======== ==========  ========   ==========
Earnings before income
 tax expense............. $ 56,129 $ 48,256 $   69,341  $ 50,317   $   59,105
Income tax expense.......   20,836   21,622     24,524    18,836       22,790
Extraordinary loss, net
 of taxes                       --       --         --        --       (2,083)
                          -------- -------- ----------  --------   ----------
Earnings from operations
 of discontinued
  Electronics segment,
   net of taxes.......... $ 35,293 $ 26,634 $   44,817  $ 31,481   $   34,232
                          ======== ======== ==========  ========   ==========
Current assets...........          $188,935 $  222,025             $  257,338
                                   ======== ==========             ==========
Total assets.............          $715,769 $1,164,236             $1,170,102
                                   ======== ==========             ==========
Current liabilities......          $182,392 $  231,154             $  237,364
                                   ======== ==========             ==========
Total liabilities........          $466,073 $  565,778             $  572,613
                                   ======== ==========             ==========
Net assets of
 discontinued
 operations..............          $249,696 $  598,458             $  597,489
                                   ======== ==========             ==========

   In order to effect the Distribution, Applied Power and the Electronics business segment will enter into the following agreements:

  . Contribution Agreement, Plan and Agreement of Reorganization and
    Distribution

  . General Assignment, Assumption and Agreement regarding Litigation,
    Claims, and other Liabilities

  . Transitional Trademark Use and License Agreement

  . Insurance Matters Agreement

  . Bill of Sale and Assumption of Liabilities

  . Employee Benefits and Compensation Agreement

  . Tax Sharing and Indemnification Agreement

  . Interim Administrative Services Agreement

  . Confidentiality and Non Disclosure Agreement

  . Assumption of Applied Power Inc. Debt Obligation

   These Agreements define the ongoing relationship between the parties after the Distribution. Applied Power and the Electronics business segment have established pricing terms for services to be effective after the Distribution believed to be comparable to what could be achieved through arm's-length negotiations. Following the Distribution, additional or modified agreements, arrangements and transactions may be entered into and such agreements and transactions will be negotiated on an arm's-length basis.

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

Note C--Extraordinary Item

   In May 2000, the Company recorded an extraordinary $13.9 million charge ($12.2 million net of $1.7 million tax benefit) related to the loss on the sale of Air Cargo Corporation and related other assets. Applied Power Inc had acquired Air Cargo Equipment Corporation as part of the ZERO pooling of interests on July 1, 1998. It is presented as an extraordinary item due to meeting the following criteria; (i) the divestiture occurred within two years of the pooling of interest, (ii) the divestiture was not planned at that time of the pooling of interest and (iii) operations divested are material based on the relative criteria. See note D--"Merger, Acquisitions and Divestitures" for additional information.

Note D--Merger, Acquisitions and Divestitures

Nine Months Ended May 31, 2000 (unaudited)--

 Acquisition--

   On January 28, 2000, Applied Power, through a wholly owned subsidiary, acquired all of the outstanding stock of Metalade of Pennsylvania, Inc. ("Metalade"). Metalade specializes in metal fabrication relating to electronic enclosures. The purchase price of this acquisition totaled $8.7 million, including fees and expenses, plus future consideration not to exceed $5.0 million based on future achieved sales levels. The acquisition was funded by borrowings under Applied Power credit facilities. The acquisition has been accounted for using the purchase method. Metalade is included in discontinued operations in the Consolidated Statements of Earnings from the acquisition date. Preliminary allocations of the purchase price resulted in approximately $6.7 million of goodwill.

 Divestiture--
   The company completed the sale of Air Cargo Corporation, a business unit in the Engineered Solutions segment, to Teleflex Incorporated on May 26, 2000. The total consideration from the transaction, which was structured as both a sale of stock of the Air Cargo Equipment Corporation and the sale of other assets, was $12.0 million, resulting in an extraordinary loss of $13.9 million, $12.2 million after-tax.

   On November 23, 1999, a wholly-owned subsidiary of the Company completed the sale of the assets of Samuel Groves & Co. Ltd., a business unit in the Engineered Solutions segment. Total consideration from the transaction was approximately $3.0 million, which approximated the book value of such assets.

Fiscal 1999--

 Acquisitions

   On September 29, 1998, Applied Power, through its wholly-owned subsidiary, APW Enclosure Systems Limited, accepted for payment all shares of Rubicon Group plc ("Rubicon") common stock which had been tendered pursuant to the APW Enclosure Systems Limited tender offer (with a guaranteed loan note alternative) for all outstanding shares of common stock at 2.35 pounds sterling per share and all outstanding cumulative preference shares at 0.50 pounds sterling per share. The tendered common shares accepted for payment exceeded 90% of the outstanding common shares on October 8, 1998, and APW Enclosure Systems Limited invoked Section 429 of the UK Companies Act of 1985, as amended, to acquire the remaining outstanding common shares of Rubicon. APW Enclosure Systems Limited now owns all of the common shares of Rubicon. Rubicon is a leading provider of electronic manufacturing services and engineered magnetic solutions to major OEMs in the information technology and telecommunication industries. Cash paid for Rubicon totaled $371.5

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.
million, with the purchase price allocation resulting in $340.6 million of goodwill. Funds for the acquisition were provided through Applied Power's credit facilities. The acquisition was accounted for using the purchase method of accounting. The operating results of Rubicon subsequent to September 29, 1998 are included in discontinued operations in the Consolidated Statements of Earnings.

   In June 1999, Applied Power, through a wholly owned subsidiary, acquired all of the outstanding stock of Innovative Metal Fabrication, Inc. ("Innovative"). Innovative designs and manufactures technical environments used in electronic assembly operations, as well as electronic gaming enclosures, in Grass Valley, CA and Austin, TX. In May 1999, Applied Power also acquired certain assets of Connector Technology, Inc. ("CTI") of Anaheim, CA. CTI manufactures custom backplanes and was integrated with Applied Power's Electronic Solutions business unit. Also, in the fourth quarter of fiscal 1999, a wholly-owned subsidiary of the Company purchased shares of Ergun Kriko San Ticaret ("Ergun"), an Akhisar, Turkey based company specializing in the manufacture of hydraulic cab-tilting systems and hydraulic bottle jacks for the Turkish truck market. The total purchase price of the combined Innovative, CTI and Ergun acquisitions totaled approximately $17.0 million, including fees and expenses, and was funded by borrowings under Applied Power credit facilities. Allocations of the purchase price resulted in approximately $10.9 million of goodwill. All three acquisitions have been accounted for using the purchase method. The results of operations of Ergun are included in earnings from continuing operations in the Consolidated Statements of Earnings from its acquisition date, while the results of operations of Innovative and CTI are included in discontinued operations.

Fiscal 1998--

 Merger

   On July 31, 1998, shareholders of Applied Power voted to approve the merger of a newly created subsidiary of Applied Power into ZERO Corporation ("ZERO"). The Merger was completed after the approval of the shareholders of Applied Power and ZERO at their respective special shareholder meetings. Under the terms of the Merger Agreement, ZERO stockholders received 0.85 of a share of Applied Power's Common Stock for each share of ZERO Common Stock. Applied Power issued approximately 10.6 million shares of its common stock in exchange for all outstanding common stock of ZERO Corporation and assumed outstanding stock options to purchase ZERO common stock that were converted into stock options to purchase approximately 0.6 million shares of Applied Power's common stock pursuant to the terms of the Merger. This equates to a purchase price of approximately $386 million based on the July 30, 1998 closing stock price of Applied Power. ZERO's primary business is protecting electronics. ZERO's system packaging, thermal management and engineered cases serve the telecommunication, instrumentation and data-processing markets. ZERO also produces the ZERO Halliburton(R) line of cases for consumers worldwide and cargo containers and proprietary loading systems to the airline industry. The Merger has been accounted for using the pooling of interests method of accounting, and therefore, the consolidated financial statements reflect the consolidated financial position, operating results and cash flows of Applied Power and ZERO as if they had been consolidated for all periods presented. The majority of the ZERO businesses are included in discontinued operations in the Consolidated Statements of Earnings as described more fully in Note B--"Discontinued Operations."

   All fees and expenses related to the ZERO merger and to the integration of the combined companies have been expensed as required under the pooling of interests method of accounting. Such fees and expenses amounted to $20.1 million in 1998. This total includes transaction costs of approximately $9.3 million related to legal, accounting and financial advisory services. The remaining $10.8 million reflects costs associated with organizational realignment, closure of ZERO headquarters, facility consolidation and the conforming of

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.
accounting policies. Substantially all of such amounts were considered general corporate expense and therefore, included in continuing operations.

 Acquisitions

   On June 5, 1998, Applied Power Limited, a United Kingdom subsidiary of Applied Power, accepted for payment all of the VERO Group plc ("VERO") stock tendered, which totaled over 72% of the outstanding VERO shares, pursuant to Applied Power Limited's tender offer to acquire the entire issued share capital of VERO at a price of 192 pence per VERO share (the "Offer"). Applied Power Limited had previously acquired approximately 10% of VERO's shares, so that after accepting the shares tendered, Applied Power Limited owned or had accepted over 82% of VERO's shares. On June 19, 1998, Applied Power Limited announced that additional shares tendered brought the total of the shares it owned or had accepted for payment to over 90% of VERO's issued share capital and that it would invoke Section 429 of the U.K. Companies Act of 1985, as amended, to acquire the remaining outstanding shares of VERO stock. After the required procedures were completed, Applied Power Limited owned all of the issued share capital of VERO. Total purchase price for the transaction amounted to approximately $191.7 million. Allocations of the purchase price resulted in approximately $183.8 million of goodwill. VERO is a United Kingdom based company that manufactures electronic enclosures, racks, backplanes and power supplies. The acquisition has been accounted for using the purchase method of accounting. The operating results of VERO subsequent to June 5, 1998 are included in discontinued operations in the Consolidated Statements of Earnings.

   On October 6, 1997, the Company, through a wholly-owned subsidiary, accepted for payment all shares of Versa Technologies, Inc. ("Versa/Tek") common stock which were tendered pursuant to the Company's tender offer to purchase all outstanding shares at a cash price of $24.625 net per share. The balance of the outstanding shares was acquired for the same per share cash price in a follow-up merger on October 9, 1997. Cash paid for the transaction totaled approximately $141.0 million. Allocations of the purchase price resulted in approximately $104.5 million of goodwill. Funds for the acquisition were primarily provided through Applied Power's credit facilities. Versa/Tek, operating out of several locations in Wisconsin, is a value-added manufacturer of custom-engineered components and systems for diverse industrial markets. The acquisition has been accounted for using the purchase method of accounting. The operating results of Versa/Tek subsequent to October 6, 1997 are included in earnings from continuing operations in the Consolidated Statement of Earnings.

   In addition to the VERO and Versa/Tek acquisitions discussed above, in fiscal 1998 the Company acquired nine other companies, primarily in its discontinued Electronics business segment, for an aggregate purchase price of approximately $134.4 million, including $127.7 million in cash and the assumption of approximately $6.7 million in debt. The cash portion of the acquisitions was funded by borrowings under Applied Power credit facilities. Each of these acquisitions was accounted for using the purchase method of accounting and the results of operations of the acquired companies are included in earnings from continuing operations in the Consolidated Statements of Earnings from their respective acquisition dates, with the Electronics segment acquisitions reported in discontinued operations. As a result of the acquisitions, the Company recorded approximately $105.4 million of goodwill.

   The following unaudited pro forma data summarize the results of operations for the periods presented as if the acquisition of Versa/Tek had been completed on September 1, 1996, the beginning of the Company's 1997 fiscal year. The pro forma data give effect to actual operating results prior to the respective acquisitions and adjustments to interest expense, goodwill amortization and income tax expense. These pro forma amounts do not purport to be indicative of the results that would have actually been obtained if the acquisition had occurred

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.
on September 1, 1996 or that may be obtained in the future. The pro forma effects of all other fiscal 1997, 1998, 1999 and nine months ended May 31, 2000 acquisitions are not included in the below data as they are included in discontinued operations in the Consolidated Statements of Earnings from the acquisition date or are not significant to the net sales, net earnings and earnings per share amounts reported in the accompanying financial statements.

                                                  Fiscal Year Ended August 31,
                                                  -----------------------------
                                                       1997           1998
                                                  -------------- --------------
                                                      (in thousands, except
                                                       per share amounts)
      Net Sales.................................  $      624,299 $      646,809
      Earnings from continuing operations.......  $       20,629 $          130
      Basic Earnings Per Share from continuing
       operations...............................  $         0.55 $         0.00
      Shares Used in Computation................          37,880         38,380
      Diluted Earnings Per Share from continuing
       operations...............................  $         0.53 $         0.00
      Shares Used in Computation................          39,307         40,174

 Divestiture

   On March 31, 1998, the Company completed the sale of the assets of Moxness Industrial Products, a division of Versa/Tek. Total consideration from the transaction was $6.0 million, which approximated book value of the assets.

Fiscal 1997--

 Acquisitions

   On September 26, 1996, the Company acquired the net assets of Everest Electronic Equipment, Inc. ("Everest") for cash consideration of $52.0 million, which was funded through borrowings under then existing Applied Power credit facilities. Approximately $43.0 million of the purchase price was assigned to goodwill. Everest is a manufacturer of custom and standard electronic enclosures used by the computer, telecommunication, datacom and other industries and is headquartered in Anaheim, California. The acquisition has been accounted for using the purchase method of accounting. The results of Everest subsequent to the acquisition date are included in the Electronics segment and are therefore included in discontinued operations in the Consolidated Statements of Earnings.

   In addition to the acquisition of Everest discussed above, in fiscal 1997 the Company acquired three other companies for an aggregate of approximately $22.8 million in cash plus $5.8 million in subsequent earn-out payments. The cash portion of the purchase price was funded by borrowings under then existing Applied Power credit facilities. Each of these acquisitions was accounted for as a purchase and the results of operations of the acquired companies, all in the Electronics segment, are included in discontinued operations in the Consolidated Statements of Earnings from their respective acquisition dates. As a result of the acquisitions, the Company recorded approximately $17.0 million in goodwill.

Note E--Accounts Receivable Financing

   On November 20, 1997, the Company replaced its former $50.0 million accounts receivable financing facility with a new facility that provided up to $80.0 million of multi-currency accounts receivable financing. This new agreement expires in November 2000. On August 28, 1998, the Company amended the facility by

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.
increasing the amount of multi-currency accounts receivable financing to $90.0 million. On December 18, 1998, the facility was increased to $150.0 million of multi-currency accounts receivable financing. All other substantive terms of the amended agreements remained the same.

   Applied Power and certain subsidiaries (collectively, "Originators") sell trade accounts receivable to Applied Power Credit Corporation ("APCC"), a wholly owned limited purpose subsidiary of Applied Power. APCC is a separate corporate entity that sells participating interests in its pool of accounts receivable to financial institutions ("Purchasers"). The Purchasers, in turn, receive an ownership and security interest in the pool of receivables. Participation interests in new receivables generated by the Originators are purchased by APCC and resold to the Purchasers as collections reduce previously sold participation interests. APCC has the risk of credit loss on such receivables up to a maximum recourse amount of 16% of sold receivables. Applied Power retains collection and administrative responsibilities on the participation interests sold as servicer for APCC and the Purchasers.

   At August 31, 1998, August 31, 1999 and May 31, 2000, accounts receivable were reduced by $51.3 million, $52.9 million and $43.8 million, respectively, representing receivable interests sold under this program. Sales of trade receivables are reflected as a reduction of accounts receivable in the accompanying Consolidated Balance Sheets and the proceeds received, which are used to reduce debt, are included in cash flows from financing activities in the accompanying Consolidated Statements of Cash Flows.

   Accounts receivable financing costs totaling $1.8 million, $2.6 million and $3.2 million for the years ended August 31, 1997, 1998 and 1999, respectively, are included in net financing costs in the accompanying Consolidated Statements of Earnings.

   Immediately after the Distribution, the Company does not anticipate continuing the accounts receivable financing program.

Note F--Net Inventories

   The nature of the Company's products is such that they generally have a very short production cycle. Consequently, the amount of work-in-process at any point in time is minimal. In addition, many parts or components are ultimately either sold individually or assembled with other parts making a distinction between raw materials and finished goods impractical to determine. Several other locations maintain and manage their inventories using a job cost system where the distinction of categories of inventory by state of completion is also not available.

   As a result of these factors, it is neither practical nor cost effective to segregate the amounts of raw materials, work-in-process or finished goods inventories at the respective balance sheet dates, as segregation would only be possible as the result of physical inventories which are taken at dates different from the balance sheet dates.

Note G--Shareholders' Equity

   The authorized capital stock of the Company as of August 31, 1999 consists of 80,000,000 shares of Class A Common Stock, $0.20 par value, of which 38,978,340 shares were issued and outstanding; 7,500,000 shares of Class B Common Stock, $0.20 par value, none of which were issued and outstanding; and 800,000 shares of Cumulative Preferred Stock, $1.00 par value ("Preferred Stock"), none of which have been issued. Holders of both classes of the Company's Common Stock are entitled to such dividends as the Company's

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.
board of directors may declare out of funds legally available, subject to any contractual restrictions on the payment of dividends or other distributions on the Common Stock. If the Company were to issue any of its Preferred Stock, no dividends could be paid or set apart for payment on shares of Common Stock, unless paid in Common Stock, until dividends on all of the issued and outstanding shares of Preferred Stock had been paid or set apart for payment and provision had been made for any mandatory sinking fund payments. In the event of dissolution or liquidation of the Company, the holders of both classes of Common Stock are entitled to share ratably all assets of the Company remaining after payment of the Company's liabilities and satisfaction of the rights of any series of Preferred Stock, which may be outstanding. There are no redemption or sinking fund provisions with respect to the Common Stock.

   On January 8, 1998, the board of directors authorized a two-for-one stock split effected in the form of a 100 percent stock dividend to shareholders of record on January 22, 1998. To effect the stock split, a total of 13,891,578 shares of the Company's Class A Common Stock was issued on February 3, 1998. All references in the consolidated financial statements to the average number of common shares and related per share amounts have been restated to reflect the stock split.

   At the Annual Meeting of Shareholders on January 9, 1998, the shareholders voted to increase the number of authorized shares of Class A Common Stock from 40,000,000 to 80,000,000.

Note H--Merger, Restructuring and Other Non-recurring Items

Nine Months Ended May 31, 2000 (unaudited)--

   In fiscal 2000, Applied Power recorded $4.4 million of fees and expenses associated with the Distribution transaction and incorporating APW Ltd. Such legal, accounting, tax and investment banking fees and expenses are reported under the caption "Corporate Reorganization Expenses" in the Consolidated Statement of Earnings for the nine months ended May 31, 2000.

   In the first quarter of fiscal 2000, Applied Power recovered certain costs associated with the cancellation of a contract within its Industrial business segment for which a loss was recorded in a prior period. See fiscal 1999 below. The gain of $1.4 million represents a reduction in the estimated loss originally recorded in fiscal 1999.

Fiscal 1999--

   In the first quarter of fiscal 1999, the Company incurred a $7.8 million non-recurring charge due to the cancellation of a contract within the Industrial business segment. The majority of these costs were incurred prior to fiscal 1999.

Fiscal 1998--

   In the fourth quarter of fiscal 1998, the Company recorded merger, restructuring and other one-time charges of $50.4 million, $37.2 million net of tax, or $0.93 per diluted share. The charge included $30.3 million relating to action programs to eliminate less productive products and product lines, consolidate Gardner Bender and Enerpac headquarters and combine certain facilities. Also included were costs relating primarily to the write-off of obsolete inventory to net realizable value, employee severance, facility closures, operating lease obligations, and, in two cases, the write-down of goodwill. The Company completed its planned restructuring programs during fiscal 1999.

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

   In connection with the Merger with ZERO consummated in fiscal 1998 (Note D-- "Merger, Acquisitions and Divestitures"), the Company recorded transaction costs related to legal, accounting and financial advisory services which were expensed as required under the pooling of interests method of accounting. In addition, the Company incurred costs associated with organizational realignment, closure of ZERO headquarters, a change in estimate of a receivable valuation and the write-off of obsolete inventory due to conforming of product lines. Together these totaled approximately $20.1 million and were part of the $50.4 million charge discussed above.

   The following table summarizes the manner in which merger, restructuring and other non-recurring items were recorded in the 1998 Consolidated Statement of Earnings (in thousands):

Cost of products sold.................................................. $15,660
Engineering, selling and administrative expenses.......................   9,019
Amortization of intangible assets......................................   5,062
Restructuring charges..................................................  11,367
Merger related expenses................................................   9,276
                                                                        -------
  Subtotal.............................................................  50,384
Less: Income tax benefit...............................................  13,143
                                                                        -------
  Total................................................................ $37,241
                                                                        =======

   Additionally, fiscal 1998 results included a pretax $4.5 million asset impairment charge recorded to reduce the carrying amount of a European subsidiary in the Industrial segment to estimated realizable value. This charge is reported in the "Provision for loss on sale of subsidiary" caption in the Consolidated Statement of Earnings. The assets of this European subsidiary were sold in the first quarter of fiscal 2000. See Note D--"Mergers, Acquisitions and Divestitures" for further discussion regarding the sale.

Note I--Debt

   The Company's indebtedness was as follows (in thousands):

                                                     August 31,
                                                  -----------------   May 31,
                                                    1998     1999      2000
                                                  -------- -------- -----------
                                                                    (unaudited)
Borrowings under:
  Multi-currency revolving credit agreement...... $360,672 $407,287  $423,914
  Senior subordinated notes, due 2009............       --  200,000   200,000
  Commercial paper...............................   42,930  108,691    78,862
  Senior promissory notes, due March 8, 2011.....   50,000   50,000        --
  Floating rate unsecured loan notes, due 2003...   27,386   30,681    25,927
  Pound Sterling multi-currency revolving credit
   agreement.....................................   26,218    5,623     5,592
  Other..........................................    5,351    6,156    10,034
                                                  -------- --------  --------
Total long-term debt.............................  512,557  808,438   744,329
  Less: Amounts attributable to discontinued
   operations....................................  287,422  287,422   287,422
                                                  -------- --------  --------
Long-term debt attributable to continuing
 operations...................................... $225,135 $521,016  $456,907
                                                  ======== ========  ========

   On April 1, 1999, the Company issued $200.0 million of 8.75% Senior Subordinated Notes due 2009 (the "1999 Notes"). Net proceeds from the 1999 Notes offering approximated $194.6 million after deducting underwriting discounts and other offering expenses. Proceeds from the 1999 Notes were used to repay a portion

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.
of the borrowings outstanding under New Facility discussed below, thereby restoring the Company's borrowing capacity under that agreement. Interest on the 1999 Notes is payable semi-annually, and the Company has the option to redeem all or a portion of the 1999 Notes at certain specified redemption prices on or after April 1, 2004. The 1999 Notes are subordinate in right of payment to the prior payment in full of all senior debt as defined in the indenture.

   To provide the necessary funds for the acquisition of Rubicon Group plc ("Rubicon") by the Company's Electronics segment, the Company and Enerpac B.V., a Netherlands subsidiary of the Company, as Borrowers, entered into a Multi-currency Credit Agreement, dated as of October 14, 1998, providing for an $850.0 million, five-year revolving credit facility (the "New Facility"). In conjunction with the closing of the New Facility, the Company terminated its prior $700.0 million, five-year revolving credit facility (the "Facility") and used certain funds received under the New Facility to repay borrowings under the Facility.

   At August 31, 1999, direct outstanding borrowings under the New Facility were $407.3 million and commercial paper borrowings and the floating rate unsecured loan notes, considered a utilization of the New Facility, were $108.7 million and $30.7 million, respectively. At August 31, 1999, the Company had borrowings under the New Facility of $235.0 million, $13.7 million and $158.6 million denominated in the U.S. Dollar, the Japanese Yen and the Euro, respectively. Under the New Facility, the Company can borrow at a floating rate of LIBOR plus 0.275% to 1.375% annually, depending on the Company's debt-to-EBITDA ratio. Currently, the Company incurs interest at 1% above 30-day LIBOR, determined by the underlying currency of the debt, which the Company is borrowing. A non-use fee, currently computed at a rate of 0.275% annually, is payable quarterly on the average unused credit line. The unused credit line of the New Facility at August 31, 1999 was approximately $303.3 million.

   The New Facility contains customary restrictions concerning investments, liens on assets, sales of assets, maximum levels of debt and minimum levels of shareholders' equity. In addition, the agreement requires the Company to maintain certain financial ratios. As of August 31, 1999, the Company was in compliance with all debt covenants.

   Commercial paper outstanding at August 31, 1999 totaled $108.7 million, net of discount, and carried an average interest rate of 5.4%. The Company has the ability and intent to maintain these commercial paper obligations, classified as long term, for more than one year. Amounts outstanding as commercial paper reduce the amount available for borrowings under the New Facility.

   The $50.0 million senior promissory notes due March 8, 2011 bear interest at 7.13%, and are payable in 11 annual installments of $4.5 million beginning March 8, 2001. The proceeds from the notes were used solely for the repurchase of ZERO's common stock in a Dutch Auction Tender Offer in fiscal 1996 and for payment of related expenses. In January 2000, the Company paid off the $50.0 million senior promissory notes in anticipation of the Distribution. In connection with this early retirement of debt, the Company paid a $3.3 million make-whole premium, $2.1 million net of the tax benefits. This premium has been included in discontinued operations in the Consolidated Statement of Earnings for the nine-month period ended May 31, 2000.

   The floating rate unsecured loan notes were entered into by the Company as a result of its acquisitions of VERO and Rubicon. The notes were exchanged with individual shareholders of VERO and Rubicon, at their option, in lieu of receiving cash payment for their tendered shares. The notes carry an interest rate of LIBOR minus 0.50% and can be redeemed at the option of the note holder on various dates through 2003.

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

   The Pound Sterling multi-currency revolving credit agreement was entered into by the Company's VERO subsidiary in April 1998, prior to the acquisition of VERO by the Company. The facility provides up to 27.5 million Pounds Sterling of multi-currency borrowings and expires in 2003. Any borrowings under this agreement carry an interest rate of LIBOR plus 0.65%, determined by the underlying currency of the debt, which the Company is borrowing. At August 31, 1999, the facility had outstanding borrowings denominated in Pounds Sterling, German Marks, French Francs, U.S. Dollars, Danish Krone and Italian Lira. The agreement has certain covenants regarding tangible net worth and debt-to-net worth, neither of which was deemed restrictive at August 31, 1999. The total unused line of credit available under this agreement at August 31, 1999 was approximately $38.4 million.

   "Other" long-term debt primarily consists of various foreign lines-of-credit.

   Debt allocated to discontinued operations was determined based on the amount of debt expected to be assumed by APW Ltd. in the Distribution. Prior to the Distribution, most debt instruments were held centrally, and as such, debt from these specific instruments was not historically allocated. The allocation of interest to continuing and discontinued operations was based on the Company's average interest rate costs and relative debt levels assigned. In conjunction with the Distribution, the majority of the Company's existing credit facilities and the 1999 Notes are anticipated to be replaced with new facilities and notes.

   Short-term Debt: Certain of the Company's foreign subsidiaries had other short-term borrowings under unsecured non-committed lines of credit with banks at August 31, 1998 and 1999. Interest rates vary depending on the currency being borrowed. The weighted-average interest rates on the short-term borrowings were 5.24% and 5.45% at August 31, 1998 and 1999, respectively.

   Derivative Financial Instruments: As part of its interest rate management program, the Company periodically enters into interest rate swap agreements with respect to portions of its outstanding debt. The purpose of these swaps is to protect the Company from the effect of an increase in interest rates. The interest rate swap agreements in place at August 31, 1999 effectively converted $436.8 million of the Company's variable rate debt to a weighted-average fixed rate of 5.03%. The swap agreements expire on varying dates through 2006. During the nine-month period ended May 31, 2000, the Company recorded a gain related to the unwinding of interest rate swap agreements, which totaled $6.5 million, in conjunction with final debt payments. The interest rate swap agreements were unwound in anticipation of the spin-off of the Electronics segment and the corresponding gain was included in discontinued operations in the Consolidated Statement of Earnings for the nine-month period ended May 31, 2000.

   The purpose of the Company's foreign currency hedging activities is to protect the Company from the risk that the eventual U.S. Dollar cash flows resulting from the sale and purchase of products in foreign currencies will be adversely affected by changes in exchange rates. In addition, the Company seeks to manage the impact of foreign currency fluctuations related to the repayment of intercompany borrowings and, to a lessor degree, the impact of foreign currency fluctuations on the net assets of foreign subsidiaries. Fluctuations in the value of hedging instruments are offset by fluctuations in the value of the underlying exposures being hedged. The Company uses from time to time forward exchange contracts to hedge certain firm purchase and sales commitments and the related receivables and payables including other third party or intercompany foreign currency transactions. Cross-currency swaps are used to hedge foreign currency denominated payments related to intercompany loan agreements. Hedged transactions are denominated primarily in European currencies. The net realized and unrealized gains or losses on forward contracts deferred at August 31, 1999 were negligible. The Company also uses borrowings under long-term foreign currency loans to partially hedge against declines in the value of net investments in certain foreign subsidiaries.

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

   The counterparties to these financial instruments consist of major financial institutions with investment grade or better credit ratings. The Company does not expect any losses from nonperformance by these counterparties.

   Fair Values of Financial Instruments: The fair value of the Notes is estimated based on quoted market prices. At August 31, 1999, the fair value of the Notes was estimated to be approximately $189.0 million. At August 31, 1999, the fair value of the Senior Promissory Notes was $50.7 million based on current market interest rates of similar debt instruments.

   The accompanying Consolidated Balance Sheets do not reflect a value for the interest rate swap agreements. If the Company were to terminate its interest rate swap agreements, the Company would have received $3.5 million at August 31, 1999, and would have had to pay $4.2 million at August 31, 1998. The Company had no foreign currency contracts in place at August 31, 1999.

   Adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," in fiscal 2001 will require the Company to record all derivative instruments at their fair values. See Note A--"Summary of Significant Accounting Policies--New Accounting Pronouncements."

   Aggregate Maturities: Long-term debt outstanding at August 31, 1999 is payable as follows: none in fiscal 2000; $11.8 million in fiscal 2001; none in fiscal 2002; $24.3 million in fiscal 2003; $522.3 million in fiscal 2004 and $250.0 million thereafter. These principal payments are expected to change after the Distribution as the majority of the existing debt agreements and facilities will be replaced concurrent with the Distribution.

   The Company paid $15.5 million, $24.8 million and $61.5 million for financing costs in fiscal 1997, 1998 and 1999, respectively, which included both continuing and discontinued operations.

Note J--Leases

   The Company leases certain facilities, computers, equipment and vehicles under various lease agreements generally over periods of one to twenty years. Under most arrangements, the Company pays the property taxes, insurance, maintenance and expenses related to the leased property. Many of the leases include provisions that enable the Company to renew the lease based upon fair value rental rates on the date of expiration of the initial lease.

   Future obligations under non-cancelable operating leases for both continuing and discontinued business units in effect at August 31, 1999 are: $28.9 million in fiscal 2000; $25.1 million in fiscal 2001; $29.9 million in fiscal 2002; $20.2 million in fiscal 2003; $16.3 million in fiscal 2004 and $131.9 million thereafter. It is expected that upon Distribution, the Electronics segment leases will be assigned to APW Ltd. Future obligations related to the continuing businesses in effect at August 31, 1999 are: $11.0 million in fiscal 2000; $9.5 million in fiscal 2001; $8.7 million in fiscal 2002; $7.6 million in fiscal 2003; $6.7 million in fiscal 2004 and $17.5 million thereafter.

   Total rental expense under operating leases related to the continuing businesses was $11.1 million, $11.0 million and $11.5 million in fiscal 1997, 1998 and 1999, respectively.

Note K--Stock Option Plans

   At August 31, 1999, a total of 8,715,638 shares of Class A Common Stock were authorized for issuance under the Company's employee and director stock option plans (including the assumed ZERO stock options described below), of which a total of 3,633,879 have been issued through exercises of option grants. At August 31, 1999, 5,081,759 shares were reserved for issuance under the plans, consisting of 2,548,290 shares subject to outstanding options and 2,533,469 shares available for further grants.

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.
   Employee Plans: On January 8, 1997, shareholders of the Company approved the adoption of the Applied Power Inc. 1996 Stock Plan (the "1996 Plan"). Previously, the Company had three nonqualified stock option plans for employees--the 1985, 1987 and 1990 plans. No further options may be granted under the 1985, 1987 or 1990 plans, although options previously issued and outstanding under these plans remain exercisable pursuant to the provisions of the plans. Under the terms of the 1996 Plan, stock options may be granted to officers and key employees. Options generally have a maximum term of ten years and an exercise price equal to 100% of the fair market value of a share of the Company's common stock at the date of grant. Options generally vest 50% after two years and 100% after five years.

   In connection with the Merger (see Note D--"Merger, Acquisitions and Divestitures"), all of the options outstanding under the former ZERO stock option plans were assumed by the Company and converted into options to purchase shares of the Company's Class A Common Stock on terms adjusted to reflect the merger exchange ratio. Options to acquire a total of 735,767 ZERO shares were converted into options to acquire a total of 625,402 Company shares. These options, as so adjusted, retain all of the rights, terms and conditions of the respective plans under which they were originally granted.

   ZERO's plans provided for the granting of options to purchase shares of ZERO common stock to directors, officers and other key employees at a price not less than the fair market value on the date of grant. Options were granted for terms of five to eight years and become exercisable in annual installments (generally one-third of the total grant) commencing one year from the date of grant, on a cumulative basis.

   A summary of stock option activity under the employee plans is as follows:

                                                     Number of  Weighted Average
                                                      Shares     Exercise Price
                                                     ---------  ----------------
   Outstanding at August 31, 1996................... 3,198,520       $11.37
     Granted........................................   642,865        19.61
     Exercised......................................  (502,379)       11.16
     Cancelled......................................   (87,396)       14.51
                                                     ---------
   Outstanding at August 31, 1997................... 3,251,610        12.91
   Effect of ZERO excluded period (Note A)..........   (84,797)          --
     Granted........................................   467,644        32.27
     Exercised......................................  (721,160)       13.01
     Cancelled......................................  (133,591)       18.85
                                                     ---------
   Outstanding at August 31, 1998................... 2,779,706        15.72
     Granted........................................   646,230        27.45
     Exercised......................................  (539,138)       14.82
     Cancelled......................................  (401,508)       26.57
                                                     ---------
   Outstanding at August 31,1999.................... 2,485,290        17.27
                                                     ---------
   Exercisable at August 31, 1999................... 1,499,045        11.74
                                                     =========

                              APPLIED POWER INC.

  Information presented as of and for the nine months ended May 31, 1999 and
                          2000 has not been audited.

   The following table summarizes information concerning currently outstanding and exercisable options:

                          Options Outstanding              Options Exercisable
                   -------------------------------------  -----------------------
                                  Weighted
                                   Average     Weighted                 Weighted
     Range of      August 31,     Remaining    Average    August 31,    Average
     Exercise      1999 Number   Contractual   Exercise   1999 Number   Exercise
      Prices       Outstanding      Life        Price     Exercisable    Price
     --------      -----------   -----------   --------   -----------   --------
   $ 6.75-$ 8.38      550,288        2.5        $ 8.04       550,288     $ 8.04
   $ 8.56-$10.69      534,932        2.5          9.75       534,932       9.75
   $11.13-$17.75      529,309        6.1         15.93       283,659      15.85
   $18.09-$27.72      569,215        8.1         26.31        90,211      23.29
   $31.63-$37.66      301,546        7.9         32.78        39,955      34.27
                    ---------                              ---------
   $ 6.75-$37.66    2,485,290        5.2         17.27     1,499,045      11.74
                    =========                              =========

   The Company applies Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock option plans. Accordingly, no compensation expense has been recognized for its stock-based compensation plans other than for the outside director plan discussed below. If the Company had accounted for these stock options issued to employees in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's earnings from continuing operations and related earnings per share would have been changed to the pro forma amounts indicated below in thousands, except per share amounts:

                                                          Fiscal year ended
                                                             August 31,
                                                       ------------------------
                                                        1997    1998     1999
                                                       ------- -------  -------
   Earnings from continuing operations -- as
    reported.........................................  $22,632 $    53  $34,580
   Earnings (loss) from continuing operations -- pro
    forma............................................  $21,653 $(1,042) $33,164

   Basic Earnings from continuing operations per
    share -- as reported.............................  $  0.60 $  0.00  $  0.89
   Basic Earnings (loss) from continuing operations
    per share -- pro forma...........................  $  0.57 $ (0.03) $  0.85

   Diluted Earnings from continuing operations per
    share -- as reported.............................  $  0.57 $  0.00  $  0.86
   Diluted Earnings (loss) from continuing operations
    per share -- pro forma...........................  $  0.55 $ (0.03) $  0.82

   The pro forma effects of applying SFAS No. 123 have not been allocated to discontinued operations and may not be representative of the effects on reported net income and earnings per share for future years since options vest over several years and additional awards are made each year.

   The fair value of Applied Power stock options used to compute pro forma net earnings and pro forma earnings per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model. The weighted average fair values per share of options granted in fiscal 1997, 1998 and 1999 are $4.90, $11.54 and $10.37, respectively. The following weighted-average assumptions were used in completing the model:

                                                   Fiscal year ended August 31,
                                                   -----------------------------
                                                     1997      1998      1999
                                                   --------- --------- ---------
Dividend yield....................................     0.33%     0.24%     0.20%
Expected volatility...............................    19.00%    23.50%    31.90%
Risk-free rate of return..........................     6.30%     5.50%     6.40%
Expected life..................................... 5.0 years 5.6 years 4.7 years

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.
   It is anticipated that APW Ltd. will adopt its own stock option plan and the existing outstanding stock options under the Applied Power stock option plan will be converted into options to purchase an equivalent value of APW Ltd. common shares based on the fair market value of APW Ltd. common shares at the time of the Distribution. Options totaling 1,704,350, 1,657,673 and 1,966,394 shares were held by Electronics segment employees as of August 31, 1997, 1998 and 1999, respectively. At August 31, 1999, 1,224,988 of these options were exercisable.

   Outside Director Plan: Annually, each outside director is granted stock options to purchase 3,000 shares of common stock at a price equal to the market price of the underlying stock on the date of grant. The number of shares granted was increased in 1997, from 2,000 shares, by an amendment to the plan adopted on October 31, 1996. As required by SFAS No. 123, these options resulted in compensation expense in the accompanying Consolidated Statement of Earnings. Total compensation expense related to Director stock options was not material in each of the periods presented. Options for a maximum of 120,000 shares may be issued under this plan. Director stock options completely vest 11 months after date of grant.

   A summary of option activity under the Director's stock option plan is as follows:

                                                      Number of Weighted Average
                                                       Shares    Exercise Price
                                                      --------- ----------------
   Outstanding at August 31, 1996....................   50,000       $10.77
     Granted.........................................   15,000        19.44
     Cancelled.......................................   (4,000)        8.42
                                                       -------
   Outstanding at August 31, 1997....................   61,000        13.03
     Granted.........................................   15,000        34.50
     Exercised.......................................  (14,000)       10.09
                                                       -------
   Outstanding at August 31, 1998....................   62,000        18.88
     Granted.........................................   15,000        37.06
     Exercised.......................................  (14,000)       10.09
                                                       -------
   Outstanding at August 31, 1999....................   63,000        25.17
                                                       -------
   Exercisable at August 31, 1999....................   48,000        21.45
                                                       =======

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

Note L -- Employee Benefit Plans

 Defined Benefit Pension and Other Postretirement Benefit Plans

   The Company provides defined benefit pension and other postretirement benefits to certain employees of businesses acquired by Applied Power who were entitled to those benefits prior to acquisition. The following tables provide a reconciliation of benefit obligations, plan assets, funded status and net periodic benefit cost for those plans (in thousands):

                                               Versa/Tek
                                             Pension Plan
                                            ----------------
                                              Fiscal year          Other
                                             ended August     Postretirement
                                                  31,            Benefits
                                            ----------------  ----------------
                                             1998     1999     1998     1999
                                            -------  -------  -------  -------
   Reconciliation of benefit obligations
   Benefit obligation at beginning of
    year..................................  $    --  $11,416  $ 4,661  $ 5,224
   Service cost...........................      409       81       18       19
   Interest cost..........................      786      787      363      354
   Amendments.............................   (1,890)      --       --       --
   Curtailment gain.......................     (554)      --      (34)      --
   Acquisition of business................   11,605       --      230       --
   Actuarial (gain)/loss..................    1,523     (213)     324      639
   Benefits paid..........................     (463)    (974)    (338)    (364)
                                            -------  -------  -------  -------
   Benefit obligation at end of year......  $11,416  $11,097  $ 5,224  $ 5,872
                                            =======  =======  =======  =======
   Reconciliation of plan assets
   Fair value of plan assets at beginning
    of year...............................  $    --  $12,086  $    --  $    --
   Actual return on plan assets...........       38    1,006       --       --
   Acquisition of business................   12,099       --       --       --
   Company contributions..................      342      129       --       --
   Employee contributions.................       --       --       --       --
   Benefits paid from plan assets.........     (393)    (897)      --       --
                                            -------  -------  -------  -------
   Fair value of plan assets at end of
    year..................................  $12,086  $12,324  $    --  $    --
                                            =======  =======  =======  =======
   Funded (Unfunded) status of the plans..  $   670  $ 1,227  $(5,224) $(5,872)
   Unrecognized net loss/(gain)...........      567      411   (4,445)  (2,828)
                                            -------  -------  -------  -------
   Prepaid (accrued) benefit cost.........  $ 1,237  $ 1,638  $(9,669) $(8,700)
                                            =======  =======  =======  =======
   Weighted-average assumptions as of
    August 31
   Discount rate..........................     7.00%    7.75%    7.00%    7.75%
   Expected return on plan assets.........     8.50%    8.50%
   Rate of compensation increase..........     5.00%  Frozen

                                        Versa/Tek
                                     Pension Benefits
                                    -------------------        Other
                                    Fiscal year ended     Postretirement
                                        August 31,           Benefits
                                    -------------------  -------------------
                                    1997 1998    1999    1997   1998   1999
                                    ---- -----  -------  -----  -----  -----
   Components of net periodic
    benefit cost
   Service cost.................... $ -- $ 409  $    81  $   5  $  18  $  19
   Employee contributions..........   --    --       --     --     --     --
   Interest cost...................   --   786      787    353    363    354
   Expected return on assets.......   --  (972)  (1,064)    --     --     --
   Amortization of actuarial
    (gain)/loss....................   --    --        1   (305)  (331)  (294)
                                    ---- -----  -------  -----  -----  -----
   Benefit cost (credit)........... $ -- $ 223  $  (195) $  53  $  50  $  79
                                    ==== =====  =======  =====  =====  =====

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

   At August 31, 1999, the Versa/Tek pension benefits consisted of three plans covering certain legacy Versa/Tek employees and executives. On March 31, 1999, the Versa/Tek Hourly Plan was merged into the Versa/Tek Salaried Plan, resulting in no change to the aggregate funding status of the two plans. In fiscal 1998, the Company amended the plans to freeze the accumulation of benefits. This change resulted in a decrease of approximately $1.9 million in the projected benefit obligation of Versa/Tek. In March 1998, a $0.6 million curtailment gain was realized associated with the sale of the Moxness operation. The Company makes actuarially determined contributions to a trust fund of the funded plans, which represents the maximum allowable for deduction in determination of Federal taxable income. Trust assets consist primarily of participating units in common stock and bond funds. The Company assumed the prepaid benefit cost via acquisition of Versa/Tek in October 1997.

   Certain former employees of acquired businesses who retired before February 1, 1994 (and their dependents) have the option of being covered by one of several medical plans. Deferred vested employees who terminated employment before February 1, 1994 are also eligible for this postretirement benefit. In addition, retiree life insurance is available to all employees hired before 1988. The postretirement benefit liability related to these plans is unfunded. Most individuals receiving postretirement health care and life insurance benefits under the above programs are required to make monthly contributions to defray a portion of the cost. Retiree contributions are adjusted annually. Retirees currently do not contribute toward the cost of life insurance. The accounting for retiree health care benefits assumes retirees will continue to contribute toward the cost of such benefits.

   The health care cost trend rate used in the actuarial calculations was 9.4%, trending downward to 6.5% by the year 2009, and remaining level thereafter. A one percentage-point increase or decrease in the assumed health care cost trend rate would increase or decrease the postretirement benefit obligation by approximately $0.4 million and would not have a material effect on aggregate service and interest cost components.

 Defined Contribution Benefit Plans

   Effective January 1, 1998, the Company merged its former Employee Savings Plan with the Applied Power Inc. Employee Stock Ownership Plan to create a single retirement program for eligible U.S. employees -- the APW 401(k) Plan (the "401(k) Plan"). Substantially all of the Company's full-time U.S. employees are eligible to participate in the 401(k) Plan. Under the provisions of the 401(k) Plan, the plan administrator acquires shares of Class A Common Stock on the open market and allocates such shares to accounts set aside for Company employees' retirements. Company core contributions generally equal 3% of each employee's annual cash compensation, subject to IRS limitations. Additionally, employees generally may contribute up to 15% of their base compensation. The Company also matches approximately 25% of each employee's contribution up to the participant's first 6% earnings.

   In addition to the APW 401(k) Plan, the Company maintains the ZERO Corporation Retirement Savings Plan which covers substantially all full-time U.S. employees at former ZERO Corporation business units who have completed one full year of service. Under the provisions of this plan, the Company makes core contributions to employees' retirement accounts based upon percentages of eligible employees' compensation, eligible employees may contribute a percentage of their pre-tax compensation, subject to certain limitations, and the Company matches a portion of the employee contributions up to 5% of the participant's compensation for the period.

   During the years ended August 31, 1997, 1998 and 1999, company contributions to defined contribution benefit plans relating to continuing operations were approximately $3.0 million, $2.6 million and $3.3 million, respectively.

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

   Non-U.S. Benefit Plans--The Company contributes to a number of retirement programs for employees outside the U.S. Pension expense under these programs amounted to approximately $1.3 million, $1.4 million and $1.1 million in fiscal 1997, 1998 and 1999, respectively. As these plans are not significant, Applied Power does not determine the actuarial value of accumulated plan benefits or net assets available for benefits.

Note M--Income Taxes

   Income tax expense of continuing operations consists of the following (in thousands):

                                                         Fiscal year ended
                                                            August 31,
                                                      -------------------------
                                                       1997     1998     1999
                                                      -------  -------  -------
   Currently payable:
     Federal......................................... $ 6,446  $ 3,347  $12,096
     Foreign.........................................   5,068    8,436    6,348
     State...........................................     665    1,801    2,583
                                                      -------  -------  -------
   Subtotals.........................................  12,179   13,584   21,027
                                                      -------  -------  -------
   Deferred:
     Federal.........................................  (1,585)  (3,672)     607
     Foreign.........................................      87     (951)   1,823
     State...........................................    (218)     115     (627)
                                                      -------  -------  -------
   Subtotals.........................................  (1,716)  (4,508)   1,803
                                                      -------  -------  -------
   Totals:........................................... $10,463  $ 9,076  $22,830
                                                      =======  =======  =======

   Income tax expense differs from the amounts computed by applying the Federal income tax rate to earnings before income tax expense. A reconciliation of income taxes at the U.S. statutory rate to the effective tax rate for continuing operations follows:

                                                                Fiscal year
                                                                   ended
                                                                August 31,
                                                              -----------------
   % of Pre-tax Earnings                                      1997  1998   1999
   ---------------------                                      ----  -----  ----
   Federal statutory rate.................................... 35.0%  35.0% 35.0%
   State income taxes, net of Federal effect.................  0.9   13.6   2.2
   Non-deductible amortization and other expenses............  2.1   33.0   2.9
   Net effects of foreign tax rates and credits.............. (5.7)  29.7  (1.5)
   Other items............................................... (0.7) (11.9)  1.2
                                                              ----  -----  ----
   Effective tax rate........................................ 31.6%  99.4% 39.8%
                                                              ====  =====  ====

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

   Temporary differences and carryforwards that gave rise to the deferred tax assets and liabilities for continuing operations included the following items (in thousands):

                                                                August 31,
                                                              ----------------
                                                               1998     1999
                                                              -------  -------
   Deferred income tax assets:
     Operating loss and state tax credit carry forwards...... $ 5,074  $ 5,674
     Compensation and other employee benefits................   5,092    5,436
     Inventory items.........................................  13,341    4,889
     Restructuring expenses..................................     663    4,528
     Deferred income.........................................     295       --
     Book reserves and other items...........................   3,140    2,627
                                                              -------  -------
       Total deferred income tax assets......................  27,605   23,154
     Valuation allowance.....................................  (5,074)  (5,674)
                                                              -------  -------
       Net deferred income tax assets........................  22,531   17,480
   Deferred income tax liabilities:
     Depreciation and amortization...........................  13,696   11,526
     Inventory items.........................................   2,900    2,678
     Other items.............................................   4,426    3,432
                                                              -------  -------
       Deferred income tax liabilities.......................  21,022   17,636
                                                              -------  -------
   Net deferred income tax................................... $ 1,509  $  (156)
                                                              =======  =======

   The valuation allowance represents a reserve for foreign and domestic operating loss and state tax credit carryforwards for which utilization is uncertain. The increase in the valuation allowance represents the current year increase in such loss carryforwards. The majority of the foreign losses may be carried forward indefinitely. The state loss carryforwards expire in various years through 2014.

   Income taxes paid during fiscal 1997, 1998 and 1999 were $32.4 million, $49.7 million and $37.2 million, respectively, which pertained to both continuing and discontinued operations.

   The Company's policy is to remit earnings from foreign subsidiaries only to the extent any resultant foreign income taxes are creditable in the U.S. Accordingly, the Company does not currently provide for the additional U.S. and foreign income taxes which would become payable upon remission of undistributed earnings of foreign subsidiaries. Undistributed earnings from continuing operations on which additional income taxes have not been provided amounted to approximately $87.0 million at August 31, 1999. If all such undistributed earnings were remitted, an additional provision for income taxes of approximately $5.1 million would have been necessary as of August 31, 1999.

   Earnings from continuing operations before income taxes from non-U.S. operations were $8.6 million, $7.5 million and $24.1 million for 1997, 1998 and 1999, respectively.

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

Note N--Supplemental Balance Sheet Information

                                                                 August 31,
                                                              -----------------
                                                                1998     1999
                                                              -------- --------
                                                               (in thousands)
   Accounts receivable
     Accounts receivable..................................... $ 58,709 $ 67,572
     Less allowances.........................................    4,259    4,070
                                                              -------- --------
     Accounts receivable, net................................ $ 54,450 $ 63,502
                                                              ======== ========
   Property, plant and equipment
     Property................................................ $  3,184 $  1,826
     Plant...................................................   27,091   48,916
     Machinery and equipment.................................  157,614  140,977
                                                              -------- --------
       Total.................................................  187,889  191,719
     Less accumulated depreciation...........................  110,608  112,721
                                                              -------- --------
       Property, plant and equipment, net.................... $ 77,281 $ 78,998
                                                              ======== ========
   Goodwill
     Goodwill................................................ $192,966 $190,840
     Less accumulated amortization...........................   29,518   32,392
                                                              -------- --------
     Goodwill, net........................................... $163,448 $158,448
                                                              ======== ========
   Other Intangibles
     Other intangibles....................................... $ 44,342 $ 49,036
     Less accumulated amortization...........................   13,798   18,049
                                                              -------- --------
     Other intangibles, net.................................. $ 30,544 $ 30,987
                                                              ======== ========

Note O--Business Segment, Geographic and Customer Information

   The Company had been reporting two business segments. The Electronics segment is now included, in its entirety, in discontinued operations. Subsequent to the Distribution, the Company will be split into two reportable segments with separate and distinct operating management and strategies. Tools & Supplies is primarily involved in the design, manufacture and distribution of tools and supplies to the construction, electrical wholesale, retail do-it-yourself, retail automotive, industrial and production automation markets. Engineered Solutions focuses on developing and marketing value-added, customized solutions for original equipment manufacturers in the recreational vehicle, automotive, truck, medical, aerospace, defense and industrial markets.

   The following table summarizes financial information by reportable segment. The information for Earnings before Income Tax Expense includes the effects of the merger, restructuring and other non-recurring items discussed in Note H-- "Merger, Restructuring and Other Non-recurring Items." Fiscal 2000 results include $4.4 million in fees and expenses associated with the spin-off and incorporating the Electronics business segment offshore with the entire amount being allocated to general corporate and other. Engineered Solutions results in fiscal 1999 include a $7.8 million pre-tax charge related to a contract termination, with a related recovery of $1.4 million recorded on this contract termination during the nine month period ended May 31, 2000. The $50.4 million restructuring and merger charge from fiscal 1998 was allocated by segment as follows: $24.6 million to Tools & Supplies, $10.0 million in Engineered Solutions and $15.8 million in general corporate and other. The $4.5 million asset impairment charge from fiscal 1998 was reported in the Engineered Solutions

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.
segment. Earnings before Income Tax Expense for each reportable segment and geographic region does not include general corporate expenses, interest expense or currency exchange adjustments.

                                                                 Nine Months
                                                                Ended May 31,
                               Years Ended August 31,      -----------------------
                               1997      1998      1999       1999        2000
                             --------  --------  --------  ----------- -----------
   (in thousands)                                          (Unaudited) (Unaudited)
   Net Sales:
     Tools & Supplies......  $292,492  $305,706  $309,276   $234,587    $230,166
     Engineered Solutions..   229,948   331,773   386,428    289,769     305,489
                             --------  --------  --------   --------    --------
      Totals...............  $522,440  $637,479  $695,704   $524,356    $535,655
                             ========  ========  ========   ========    ========
   Earnings (Loss) from
    Continuing Operations
    before Income Tax
    Expense:
     Tools & Supplies......  $ 22,346  $   (377) $ 31,210   $ 38,274    $ 41,248
     Engineered Solutions..    18,236    28,282    35,547     41,009      55,412
     General corporate and
      other................    (7,487)  (18,776)   (9,347)   (39,886)    (42,124)
                             --------  --------  --------   --------    --------
      Totals...............  $ 33,095  $  9,129  $ 57,410   $ 39,397    $ 54,536
                             ========  ========  ========   ========    ========
   Depreciation and
    Amortization:
     Tools & Supplies......  $  9,473  $ 11,590  $  9,718   $  7,573    $  7,511
     Engineered Solutions..     9,311    12,773    15,954     12,740      10,098
     General corporate and
      other................     1,006       200       384        144         615
                             --------  --------  --------   --------    --------
      Totals...............  $ 19,790  $ 24,563  $ 26,056   $ 20,457    $ 18,224
                             ========  ========  ========   ========    ========
   Capital Expenditures:
     Tools & Supplies......  $  8,078  $  6,992  $  9,127   $  6,355    $  4,525
     Engineered Solutions..     6,133    11,976     9,890      7,921       4,078
     General corporate and
      other................     1,523     6,246     3,868      6,986         567
                             --------  --------  --------   --------    --------
      Totals...............  $ 15,734  $ 25,214  $ 22,885   $ 21,262    $  9,170
                             ========  ========  ========   ========    ========

                                                    August 31,
                                                -------------------   May 31,
                                                  1998      1999       2000
                                                -------- ---------- -----------
                                                                    (Unaudited)
   Assets:
     Tools & Supplies.......................... $182,183 $  194,236 $  194,964
     Engineered Solutions......................  261,826    247,414    228,759
     Net assets of discontinued operations.....  249,696    598,458    597,489
     General corporate and other...............   17,821     19,764     14,324
                                                -------- ---------- ----------
      Totals................................... $711,526 $1,059,872 $1,035,536
                                                ======== ========== ==========

   The following table summarizes financial information by geographic region. The information for Operating Earnings includes the effects of the merger, restructuring and other non-recurring items discussed in Note H--"Merger, Restructuring and Other Non-recurring Items." Fiscal 2000 results include $4.4 million in fees and expenses associated with the spin-off and incorporating the Electronics business segment offshore with the entire amount being allocated to General corporate and other. North America results in fiscal 1999 include a $7.8 million pre-tax charge related to a contract termination, with a related recovery of $1.4 million recorded on this contract termination during the nine-month period ended May 31, 2000. Fiscal 1998 results include a $50.4 million restructuring and merger charge that was allocated by geographic region as follows: $21.6 million in North America, $6.9 million in Europe, $4.3 million in Japan and Asia Pacific, $1.8 million in Latin America and $15.8 million in General corporate and other. The $4.5 million asset impairment charge from fiscal 1998 was reported in the Europe region.

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

                                                               Nine Months
                            Years Ended August 31,            Ended May 31,
                         ------------------------------  -----------------------
(in thousands)             1997      1998       1999        1999        2000
                         --------  --------  ----------  ----------- -----------
                                                         (Unaudited) (Unaudited)
Net sales:
  North America......... $318,943  $434,357  $  468,023   $349,515   $  364,265
  Europe................  146,123   159,534     190,473    146,992      141,164
  Japan and Asia
   Pacific..............   46,795    31,331      27,003     20,133       22,524
  Latin America.........   10,579    12,257      10,205      7,716        7,702
                         --------  --------  ----------   --------   ----------
    Totals.............. $522,440  $637,479  $  695,704   $524,356   $  535,655
                         ========  ========  ==========   ========   ==========
Earnings (Loss) from
 Continuing Operations
 before Income Tax
 Expense:
  North America......... $ 35,244  $ 20,397  $   41,029   $ 51,525   $   70,608
  Europe................   11,269    11,132      24,053     24,028       22,636
  Japan and Asia
   Pacific..............   (4,017)   (1,941)       (203)     3,357        2,936
  Latin America.........   (1,914)   (1,683)      1,878        373          480
  General corporate and
   other................   (7,487)  (18,776)     (9,347)   (39,886)     (42,124)
                         --------  --------  ----------   --------   ----------
    Totals.............. $ 33,095  $  9,129  $   57,410   $ 39,397   $   54,536
                         ========  ========  ==========   ========   ==========


                                       August 31,
                                   --------------------                May 31,
                                     1998       1999                    2000
                                   --------  ----------              -----------
                                                                     (Unaudited)
Assets:
  North America.........           $339,683  $  321,461              $  302,665
  Europe................             75,587      95,019                  93,006
  Japan and Asia
   Pacific..............             21,401      18,404                  20,941
  Latin America.........              7,338       6,766                   7,111
  Net assets of
   discontinued
   operations...........            249,696     598,458                 597,489
  General corporate and
   other................             17,821      19,764                  14,324
                                   --------  ----------              ----------
    Totals..............           $711,526  $1,059,872              $1,035,536
                                   ========  ==========              ==========

   Corporate assets, which are not allocated, represent principally cash and deferred income taxes.

   No single customer accounted for more than 10% of total net sales in 1997, 1998 or 1999. Export sales from domestic operations were less than 3% of total net sales in each of the periods presented.

Note P--Contingencies and Litigation

   The Company had outstanding letters of credit totaling $6.6 million and $1.9 million at August 31, 1998 and 1999, respectively. The letters of credit generally serve as collateral for liabilities included in the Consolidated Balance Sheet.

   The Company is a party to various legal proceedings that have arisen in the normal course of its business. These legal proceedings typically include product liability, environmental, labor, patent claims and commission disputes. The Company has recorded reserves for loss contingencies based on the specific circumstances of each case. Such reserves are recorded when it is probable that a loss has been incurred as of the balance sheet date and such loss can be reasonably estimated. In the opinion of management, the resolution of these contingencies will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

   The Company has facilities in numerous geographic locations that are subject to a range of environmental laws and regulations. Environmental costs are expensed or capitalized depending on their future economic benefits. Expenditures that have no future economic value are expensed. Liabilities are recorded when environmental remediation is probable and the costs can be reasonably estimated. Environmental expenditures over the last three years have not been material. Although the level of future expenditures for environmental remediation is impossible to determine with any degree of certainty, it is management's opinion that such costs will not have a material adverse effect on the Company's financial position, results of operations or cash flows. Environmental remediation accruals related to the continuing businesses of $1.9 million and $1.3 million were included in the Consolidated Balance Sheets at August 31, 1998 and 1999, respectively.

Note Q--Subsequent Events

   On June 30, 2000, Applied Power Inc. completed the sale of all outstanding capital stock of Barry Wright Corporation, a wholly owned subsidiary of Applied Power Inc. Barry Wright Corporation, comprised of the Barry Controls Aerospace and Barry Controls Defense and Industrial divisions, and its UK subsidiary Barry Controls Ltd., were sold to Hutchinson S.A., a subsidiary of the TotalFinaElf Group, a French based multi-national corporation. The net of tax cash proceeds were approximately $157.5 million.

   On July 7, 2000, Applied Power Inc.'s Board of Directors approved the distribution of its Electronics business. On July 31, 2000, shareholders of Applied Power Inc. common stock received one share of APW Ltd. common stock for every Applied Power Inc. share owned on the July 21, 2000 record date. APW Ltd. now trades separately on the New York Stock Exchange (NYSE) as "APW" and Applied Power Inc. continues to trade on the NYSE, but has changed its ticker symbol to "ATU" and will subsequently change its name to Actuant Corporation during fiscal year 2001.

   On August 9, 2000, Applied Power Inc.'s board of directors approved an executive stock purchase plan pursuant to which the company contributes toward the interest expense and guarantees repayment of bank loans made to executives to purchase Applied Power Inc. stock. Although the executives are fully liable for repayment of their individual loans (the guarantees apply only in the event of a default), if the purchased shares are sold four years or longer after their purchase, the company promises to reimburse 50% of any loss on the sale.

   On August 9, 2000, Applied Power's board of directors also adopted a new stock option plan, subject to shareholder approval at the next annual meeting. Also on that date the Compensation Committee granted options to company executives for an aggregate of 738,333 shares under the company's current stock option plan and 295,000 shares under the new stock option plan. The grants under the new stock option plan are conditioned upon shareholder approval of the plan at the next annual meeting.

   On August 11, 2000, Actuant announced that it had completed the sale of Norelem, S.A., a non-hydraulic product line in the Enerpac business which makes and distributes mechanical workholding products. Norelem, S.A. had sales of less than $10.0 million in fiscal 1999. The proceeds from this sale will be used to reduce outstanding debt.

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

Note R--Quarterly Financial Data (Unaudited)
(in millions, except per share amounts)

                                                       Fiscal 1998
                                            ----------------------------------
                                            First(1) Second Third(2) Fourth(3)
                                            -------- ------ -------- ---------
   Net sales...............................  $150.8  $153.9  $164.7   $168.1
   Gross profit............................    51.0    52.0    58.1     39.8
   Earnings from continuing operations.....     9.9     8.2    14.2    (32.3)
   Earnings from discontinued operations...     9.1     8.3     8.2      1.0
                                             ------  ------  ------   ------
   Net earnings............................  $ 19.1  $ 16.5  $ 22.4   $(31.3)
                                             ======  ======  ======   ======
   Earnings from continuing operations per
    share
     Basic.................................  $ 0.26  $ 0.21  $ 0.37   $(0.84)
     Diluted...............................  $ 0.25  $ 0.20  $ 0.35   $(0.80)
   Earnings from discontinued operations
    per share
     Basic.................................  $ 0.23  $ 0.22  $ 0.21   $ 0.04
     Diluted...............................  $ 0.23  $ 0.21  $ 0.20   $ 0.02
   Net earnings per share
     Basic.................................  $ 0.49  $ 0.43  $ 0.58   $(0.80)
     Diluted...............................  $ 0.48  $ 0.41  $ 0.55   $(0.78)

                                                           Fiscal 1999
                                                  -----------------------------
                                                  First(4) Second Third  Fourth
                                                  -------- ------ ------ ------
   Net sales....................................   $172.5  $171.9 $180.0 $171.3
   Gross profit.................................     61.6    62.5   66.2   62.4
   Earnings from continuing operations..........      3.4    11.0   10.1   10.1
   Earnings from discontinued operations........     13.0     8.3   10.4   13.1
                                                   ------  ------ ------ ------
   Net earnings.................................   $ 16.4  $ 19.3 $ 20.5 $ 23.2
                                                   ======  ====== ====== ======
   Earnings from continuing operations per share
     Basic......................................   $ 0.09  $ 0.28 $ 0.26 $ 0.26
     Diluted....................................   $ 0.08  $ 0.27 $ 0.25 $ 0.26
   Earnings from discontinued operations per
    share
     Basic......................................   $ 0.33  $ 0.22 $ 0.27 $ 0.33
     Diluted....................................   $ 0.33  $ 0.21 $ 0.26 $ 0.32
   Net earnings per share
     Basic......................................   $ 0.42  $ 0.50 $ 0.53 $ 0.59
     Diluted....................................   $ 0.41  $ 0.48 $ 0.51 $ 0.58

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

                                                            Fiscal 2000
                                                    ---------------------------
                                                    First(5) Second(6) Third(7)
                                                    -------- --------- --------
   Net sales......................................   $173.0   $184.1    $178.5
   Gross profit...................................     62.1     65.7      66.0
   Earnings from continuing operations............     12.4      8.3      11.6
   Earnings from discontinued operations..........     11.3     12.2      13.4
   Extraordinary loss on sale of subsidiary, net
    of tax........................................      --       --      (12.2)
                                                     ------   ------    ------
   Net earnings...................................   $ 23.7   $ 20.5    $ 12.8
                                                     ======   ======    ======
   Earnings from continuing operations per share
     Basic........................................   $ 0.32   $ 0.21    $ 0.30
     Diluted......................................   $ 0.31   $ 0.21    $ 0.29
   Earnings from discontinued operations per share
     Basic........................................   $ 0.29   $ 0.31    $ 0.34
     Diluted......................................   $ 0.28   $ 0.30    $ 0.33
   Extraordinary loss per share
     Basic........................................   $  --    $  --     $(0.31)
     Diluted......................................   $  --    $  --     $(0.30)
   Net earnings per share
     Basic........................................   $ 0.61   $ 0.52    $ 0.33
     Diluted......................................   $ 0.59   $ 0.51    $ 0.32

--------
(1) Includes a $1.7 million gain, with no tax impact, on life insurance proceeds, or $0.04 per diluted share.
(2) Includes a $2.9 million net gain, after tax on the sale of a facility and the write-down of a European subsidiary to its estimated realizable value, or a net impact of $0.08 per diluted share.
(3) Earnings from continuing operations includes restructuring and other one-time charges of $50.4 million ($37.2 million, after tax), or $0.93 per diluted share. An additional $19.1 million ($12.3 million after tax) was included within discontinued operations related to similar restructuring costs associated with the Electronics segment.
(4) Includes a $7.8 million ($4.7 million after tax) loss as a result of a contract termination, or $0.12 per diluted share.
(5) Includes a $1.4 million ($0.9 million after tax) recovery of costs related to the contract termination recorded in the first quarter of fiscal 1999.
(6) Includes a charge of $3.5 million ($2.2 million, net of tax benefit) for fees and expenses associated with the Distribution and the incorporation of APW Ltd.
(7) Includes a charge of $1.0 million ($0.6 million, net of tax benefit) for fees and expenses associated with the Distribution and the incorporation of APW Ltd.


Note S--Guarantor Condensed Financial Statements

   In connection with the Distribution, Actuant intends to issue new senior subordinated debt (the "New Notes") (see Note I--"Debt"). Certain of the Company's U.S. subsidiaries (the "Guarantors") will become guarantors of the New Notes. The following tables present the results of operations, financial position and cash flows of Applied Power Inc. and its subsidiaries, the Guarantors and non-guarantor entities, and the eliminations necessary to arrive at the information for the Company on a condensed consolidated basis.

   General corporate expenses have not been allocated to subsidiaries, and are all included under the Applied Power Inc. heading. As a matter of course, the Company retains certain assets and liabilities at the corporate level (Applied Power Inc. column in the following tables) which are not allocated to subsidiaries including, but not limited to, certain employee benefit, insurance and tax liabilities. Income tax provisions for domestic

                               APPLIED POWER INC.

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.
subsidiaries are typically recorded using an estimate and finalized in total with an adjustment recorded at the corporate level. Additionally, substantially all of the indebtedness of the Company has been historically incurred at the corporate level and is therefore included in the Applied Power Inc. column in the following tables. However, the Company and certain of its subsidiaries are party to the accounts receivable financing facility (see Note E--"Accounts Receivable Financing"). To the extent a given subsidiary had receivables sold under the facility at the balance sheet date, its respective receivable balance has been adjusted to reflect such sales. Intercompany balances include receivables/payables incurred in the normal course of business in addition to investments and loans transacted between subsidiaries of the Company or with Applied Power Inc.

                 CONDENSED CONSOLIDATING STATEMENT OF EARNINGS
                                 (in thousands)

                                          Year Ended August 31, 1997
                          ----------------------------------------------------------
                           Applied                 Non
                          Power Inc. Guarantors Guarantors Eliminations Consolidated
                          ---------- ---------- ---------- ------------ ------------
Net sales...............   $83,394    $120,373   $318,673    $    --      $522,440
Cost of products sold...    55,654      76,761    209,491         --       341,906
                           -------    --------   --------    -------      --------
  Gross profit..........    27,740      43,612    109,182         --       180,534


Engineering, selling and
 administrative
 expenses...............    36,678      24,660     78,444         --       139,782
Amortization of
 intangible assets......        48       3,125      1,798         --         4,971
                           -------    --------   --------    -------      --------
  Operating (loss)
   earnings.............    (8,986)     15,827     28,940         --        35,781


Other expense (income):
  Intercompany activity,
   net..................       128      (6,114)     3,104      2,882            --
  Net financing costs...     1,553       1,272      2,242         --         5,067
  Other (income)
   expense--net.........    (2,323)          3        (61)        --        (2,381)
                           -------    --------   --------    -------      --------
(Loss) Earnings from
 continuing operations
 before income tax
 (benefit) expense......    (8,344)     20,666     23,655     (2,882)       33,095
Income tax (benefit)
 expense................    (2,149)      8,192     13,490     (9,070)       10,463
                           -------    --------   --------    -------      --------




Earnings from
 discontinued
 operations.............        --          --     35,293         --        35,293
                           -------    --------   --------    -------      --------
(Loss) Earnings from
 continuing operations..    (6,195)     12,474     10,165      6,188        22,632


Net (loss) earnings.....   $(6,195)   $ 12,474   $ 45,458    $ 6,188      $ 57,925
                           =======    ========   ========    =======      ========

                 CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS
                                 (in thousands)

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

                                          Year Ended August 31, 1998
                          ----------------------------------------------------------
                           Applied                 Non
                          Power Inc. Guarantors Guarantors Eliminations Consolidated
                          ---------- ---------- ---------- ------------ ------------
Net sales...............   $ 90,447   $213,958   $333,074    $    --      $637,479
Cost of products sold...     61,200    139,017    236,377         --       436,594
                           --------   --------   --------    -------      --------
  Gross profit..........     29,247     74,941     96,697         --       200,885

Engineering, selling and
 administrative
 expenses...............     60,306     36,859     81,870         --       179,035
Amortization of
 intangible assets......         53      9,127      3,402         --        12,582
                           --------   --------   --------    -------      --------
  Operating (loss)
   earnings.............    (31,112)    28,955     11,425         --         9,268

Other (income) expense:
  Intercompany activity,
   net..................       (509)    (4,241)     3,798        952            --
  Net financing costs...      7,073      2,904      2,558         --        12,535
  Gain on life insurance
   policy...............     (1,709)        --         --         --        (1,709)
  Gain on sale of
   building.............     (9,815)        --         --         --        (9,815)
  Other (income)
   expense--net.........     (2,107)        76      1,159         --          (872)
                           --------   --------   --------    -------      --------
(Loss) Earnings from
 continuing operations
 before income tax
 (benefit) expense......    (24,045)    30,216      3,910       (952)        9,129
Income tax (benefit)
 expense................     (7,536)    13,741     14,579     11,708         9,076
                           --------   --------   --------    -------      --------

Earnings from
 discontinued
 operations.............         --         --     26,634         --        26,634
                           --------   --------   --------    -------      --------
Net (loss) earnings.....   $(16,509)  $ 16,475   $ 15,965    $10,756      $ 26,687
                           ========   ========   ========    =======      ========
(Loss) Earnings from
 continuing operations..    (16,509)    16,475    (10,669)    10,756            53

                                          Year Ended August 31, 1999
                          ----------------------------------------------------------
                           Applied                 Non
                          Power Inc. Guarantors Guarantors Eliminations Consolidated
                          ---------- ---------- ---------- ------------ ------------
Net sales...............   $ 86,671   $253,799   $355,234    $     --     $695,704
Cost of products sold...     52,088    164,463    226,469          --      443,020
                           --------   --------   --------    --------     --------
  Gross profit..........     34,583     89,336    128,765          --      252,684

Engineering, selling and
 administrative
 expenses...............     39,709     39,504     65,282          --      144,495
Amortization of
 intangible assets......          9      7,028      1,711          --        8,748
                           --------   --------   --------    --------     --------
  Operating (loss)
   earnings.............     (5,135)    42,804     61,772          --       99,441

Other expense (income):
  Intercompany activity,
   net..................        415    (36,168)     4,256      31,497           --
  Net financing costs...     35,441      4,185      1,555          --       41,181
  Other (income)
   expense--net.........        (61)       (51)       962          --          850
                           --------   --------   --------    --------     --------
(Loss) Earnings from
 continuing operations
 before income tax
 (benefit) expense......    (40,930)    74,838     54,999     (31,497)      57,410
Income tax (benefit)
 expense................    (14,106)    29,459     16,267      (8,790)      22,830
                           --------   --------   --------    --------     --------
Earnings from
 discontinued
 operations.............         --         --     44,817          --       44,817
                           --------   --------   --------    --------     --------
Net (loss) earnings.....   $(26,824)  $ 45,379   $ 83,549    $(22,707)    $ 79,397
                           ========   ========   ========    ========     ========
(Loss) Earnings from
 continuing operations..    (26,824)    45,379     38,732     (22,707)      34,580

                 CONDENSED CONSOLIDATING STATEMENTS OF EARNINGS
                                 (in thousands)

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

                                  Nine Months Ended May 31, 1999 (unaudited)
                          ----------------------------------------------------------
                           Applied                 Non
                          Power Inc. Guarantors Guarantors Eliminations Consolidated
                          ---------- ---------- ---------- ------------ ------------
Net sales...............   $ 65,463   $187,670   $271,223    $     --     $524,356
Cost of products sold...     39,673    121,178    173,253          --      334,104
                           --------   --------   --------    --------     --------
  Gross profit..........     25,790     66,492     97,970          --      190,252


Engineering, selling and
 administrative
 expenses...............     32,350     29,911     51,121          --      113,382
Amortization of
 intangible assets......        807      4,581      1,268          --        6,656
                           --------   --------   --------    --------     --------
  Operating (loss)
   earnings.............     (7,367)    32,000     45,581          --       70,214


Other (income) expense:
  Intercompany activity,
   net..................       (864)   (26,751)     4,875      22,740           --
  Net financing costs...     26,511      2,912      1,215          --       30,638
  Other (income)
   expense--net.........       (756)       (87)     1,022          --          179
                           --------   --------   --------    --------     --------

(Loss) Earnings from
 continuing operations
 before income tax
 (benefit) expense......    (32,258)    55,926     38,469     (22,740)      39,397
Income tax (benefit)
 expense................    (11,048)    21,445     12,996      (8,730)      14,663
                           --------   --------   --------    --------     --------
(Loss) Earnings from
 continuing operations..    (21,210)    34,481     25,473     (14,010)      24,734


Earnings from
 discontinued
 operations.............         --         --     31,481          --       31,481
                           --------   --------   --------    --------     --------
Net (loss) earnings.....   $(21,210)  $ 34,481   $ 56,954    $(14,010)    $ 56,215
                           ========   ========   ========    ========     ========



                                  Nine Months Ended May 31, 2000 (unaudited)
                          ----------------------------------------------------------
                           Applied                 Non
                          Power Inc. Guarantors Guarantors Eliminations Consolidated
                          ---------- ---------- ---------- ------------ ------------
Net sales...............   $ 63,449   $199,740   $272,466    $     --     $535,655
Cost of products sold...     37,423    129,191    175,202          --      341,816
                           --------   --------   --------    --------     --------
  Gross profit..........     26,026     70,549     97,264          --      193,839


Engineering, selling and
 administrative
 expenses...............     26,120     28,751     51,461          --      106,332
Amortization of
 intangible assets......          7      4,409      1,486          --        5,902
                           --------   --------   --------    --------     --------
  Operating (loss)
   earnings.............       (101)    37,389     44,317          --       81,605


Other (income) expense:
  Intercompany activity,
   net..................        330    (26,979)     3,924      22,725           --
  Net financing costs...     23,228      3,500      1,164          --       27,892
  Other (income)
   expense--net.........       (846)       170       (147)         --         (823)
                           --------   --------   --------    --------     --------
(Loss) Earnings from
 continuing operations
 before income tax
 (benefit) expense......    (22,813)    60,698     39,376     (22,725)      54,536
Income tax (benefit)
 expense................     (8,176)    25,015     12,436      (9,691)      19,584
                           --------   --------   --------    --------     --------
(Loss) Earnings from
 continuing operations..    (14,637)    35,683     26,940     (13,034)      34,952


Earnings from
 discontinued
 operations.............         --         --     34,232          --       34,232
                           --------   --------   --------    --------     --------
Earnings before
 extraordinary item.....    (14,637)    35,683     61,172     (13,034)      69,184
Extraordinary loss......         --         --    (12,186)         --      (12,186)
                           --------   --------   --------    --------     --------
Net (loss) income.......   $(14,637)  $ 35,683   $ 48,986    $(13,034)    $ 56,998
                           ========   ========   ========    ========     ========

                     CONDENSED CONSOLIDATING BALANCE SHEET

                                 (in thousands)

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

                                               August 31, 1998
                          -----------------------------------------------------------
                           Applied                  Non
                          Power Inc.  Guarantors Guarantors Eliminations Consolidated
                          ----------  ---------- ---------- ------------ ------------
         ASSETS
Current assets
  Cash and cash
   equivalents
   (overdrafts).........  $   3,413    $     75   $  1,581    $     --     $  5,069
  Accounts receivable,
   net..................      3,875       4,393     49,528          --       57,796
  Inventories, net......      8,474      44,340     32,983          --       85,797
  Prepaid income taxes
   (taxes payable)......     26,617     (12,021)   (11,719)         --        2,877
  Prepaid expenses......      3,019         971      5,419          --        9,409
  Deferred income
   taxes................     14,725           4      2,829          --       17,558
                          ---------    --------   --------    --------     --------
    Total current
     assets.............     60,123      37,762     80,621                  178,506
Net property, plant and
 equipment..............      7,053      36,486     33,742          --       77,281


Goodwill, net...........        122     120,220     43,106          --      163,448
Other intangibles, net..         14      25,880      4,650          --       30,544
Net assets of
 discontinued
 operations.............         --          --    249,696          --      249,696
Other assets............      8,440         806      2,805          --       12,051
                          ---------    --------   --------    --------     --------
    Total assets........  $  75,752    $221,154   $414,620    $     --     $711,526
                          =========    ========   ========    ========     ========

 LIABILITIES AND EQUITY

Current liabilities
  Short-term borrowings
   (investments)........  $   6,738    $    259   $ (6,906)   $     --     $     91
  Trade accounts
   payable..............      6,527      17,915     25,131          --       49,573
  Accrued compensation
   and benefits.........      9,911       4,868     10,830          --       25,609
  Other current
   liabilities..........     16,000       7,864     12,860          --       36,724
                          ---------    --------   --------    --------     --------
    Total current
     liabilities........     39,176      30,906     41,915          --      111,997


Long-term debt..........    224,464          --        671          --      225,135
Deferred income taxes...      7,515        (643)     9,177          --       16,049
Other deferred
 liabilities............     11,943       2,817      1,703          --       16,463
Total shareholders'
 (deficit) equity.......   (207,691)    584,200    394,816    (429,443)     341,882
                          ---------    --------   --------    --------     --------
    Total liabilities
     and shareholders'
     equity.............  $  75,752    $221,154   $414,620    $     --     $711,526
                          =========    ========   ========    ========     ========
Intercompany balances,
 net....................        345    (396,126)   (33,662)    429,443           --

                     CONDENSED CONSOLIDATING BALANCE SHEET

                                 (in thousands)

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

                                               August 31, 1999
                          ----------------------------------------------------------
                           Applied                 Non
                          Power Inc. Guarantors Guarantors Eliminations Consolidated
                          ---------- ---------- ---------- ------------ ------------
         ASSETS
Current assets
  (Overdrafts) cash and
   cash equivalents.....   $   (734)  $   (591)  $  8,581    $     --    $    7,256
  Accounts receivable,
   net..................      6,310      6,268     50,924          --        63,502
  Inventories, net......     13,802     42,474     44,448          --       100,724
  Prepaid income taxes
   (taxes payable)......     25,861    (12,616)   (12,441)         --           804
  Prepaid expenses......      1,049        693      6,223          --         7,965
  Deferred income
   taxes................      4,228          7      3,329          --         7,564
                           --------   --------   --------    --------    ----------
    Total current
     assets.............     50,516     36,235    101,064          --       187,815


Net property, plant and
 equipment..............      6,135     36,987     35,876          --        78,998


Goodwill, net...........         --    114,698     43,750          --       158,448
Other intangibles, net..        253     25,524      5,210          --        30,987
Net assets of
 discontinued
 operations.............         --         --    598,458          --       598,458
Other assets............      2,902      1,038      1,226          --         5,166
                           --------   --------   --------    --------    ----------
    Total assets........   $ 59,806   $214,482   $785,584    $     --    $1,059,872
                           ========   ========   ========    ========    ==========

 LIABILITIES AND EQUITY
Current liabilities
  Short-term borrowings
   (investments)........   $  2,715   $    350   $ (2,835)   $     --    $      230
  Trade accounts
   payable..............      7,268     19,429     25,664          --        52,361
  Accrued compensation
   and benefits.........      7,769      4,765      7,806          --        20,340
  Other current
   liabilities..........      6,709      9,418      7,464          --        23,591
                           --------   --------   --------    --------    ----------
    Total current
     liabilities........     24,461     33,962     38,099          --        96,522


Long-term debt..........    519,810        650        556          --       521,016
Deferred income taxes...     (1,353)      (741)     9,814          --         7,720
Other deferred
 liabilities............     12,425      2,098      2,262          --        16,785
Total shareholders'
 (deficit) equity.......   (483,497)   799,229    800,396    (698,299)      417,829
                           --------   --------   --------    --------    ----------
    Total liabilities
     and shareholders'
     equity.............   $ 59,806   $214,482   $785,584    $     --    $1,059,872
                           ========   ========   ========    ========    ==========
Intercompany balances,
 net....................    (12,040)  (620,716)   (65,543)    698,299            --

                     CONDENSED CONSOLIDATING BALANCE SHEET

                                 (in thousands)

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

                                           May 31, 2000 (unaudited)
                          -----------------------------------------------------------
                           Applied                  Non
                          Power Inc.  Guarantors Guarantors Eliminations Consolidated
                          ----------  ---------- ---------- ------------ ------------
         ASSETS
Current assets
  (Overdrafts) cash and
   cash equivalents.....  $  (2,456)   $    (39)  $  9,303    $     --    $    6,808
  Accounts receivable,
   net..................      4,105       7,149     68,478          --        79,732
  Inventories, net......     10,966      42,706     39,604          --        93,276
  Prepaid expenses......      1,745         663      4,714          --         7,122
  Deferred income
   taxes................      5,704           5      2,890          --         8,599
                          ---------    --------   --------    --------    ----------
    Total current
     assets.............     20,064      50,484    124,989          --       195,537


Net property, plant and
 equipment..............      4,792      35,858     30,029          --        70,679


Goodwill, net...........         --     109,999     30,697          --       140,696
Other intangibles, net..        242      23,576      4,932          --        28,750
Net assets of
 discontinued
 operations.............         --          --    597,489          --       597,489
Other assets............      1,787         108        490          --         2,385
                          ---------    --------   --------    --------    ----------
    Total assets........  $  26,885    $220,025   $788,626    $     --    $1,035,536
                          =========    ========   ========    ========    ==========

 LIABILITIES AND EQUITY
Current liabilities
  Short-term borrowings
   (investments)........  $   3,535    $    360   $ (3,895)   $     --    $       --
  Trade accounts
   payable..............      5,034      24,768     25,928          --        55,730
  Accrued compensation
   and benefits.........      5,868       2,945      7,635          --        16,448
  (Prepaid) income taxes
   payable..............    (35,147)     23,970     12,295          --         1,118
  Other current
   liabilities..........      5,102       8,046      5,316          --        18,464
                          ---------    --------   --------    --------    ----------
    Total current
     liabilities........    (15,608)     60,089     47,279          --        91,760


Long-term debt..........    456,367         540         --          --       456,907
Deferred income taxes...       (200)       (741)     9,426          --         8,485
Other deferred
 liabilities............     14,158         (55)     1,517          --        15,620
Total shareholders'
 (deficit) equity.......   (405,556)    765,934    795,618    (693,232)      462,764
                          ---------    --------   --------    --------    ----------
    Total liabilities
     and shareholders'
     equity.............  $  26,885    $220,025   $788,626    $     --    $1,035,536
                          =========    ========   ========    ========    ==========
Intercompany balances,
 net....................    (22,276)   (605,742)   (65,214)    693,232            --

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                 (in thousands)

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

                                          Year Ended August 31, 1997
                          ----------------------------------------------------------
                           Applied                 Non
                          Power Inc. Guarantors Guarantors Eliminations Consolidated
                          ---------- ---------- ---------- ------------ ------------
Operating activities
 (Loss) Earnings from
  continuing
  operations............   $ (6,195)  $12,474    $ 10,165     $6,188     $  22,632
 Adjustments to
  reconcile (loss)
  earnings from
  continuing operations
  to cash provided by
  operating activities
  of continuing
  operations:
  Depreciation and
   amortization.........      2,430     6,182      11,178         --        19,790
  Provision for deferred
   income taxes.........     (1,487)       16        (245)        --        (1,716)
  Changes in operating
   assets and
   liabilities, net.....     13,989   (12,772)     16,420     (6,188)       11,449
                           --------   -------    --------     ------     ---------
Cash provided by
 operating activities of
 continuing operations..      8,737     5,900      37,518         --        52,155
Cash provided by
 operating activities of
 discontinued
 operations.............         --        --      31,879         --        31,879
                           --------   -------    --------     ------     ---------
Total cash provided by
 operating activities...      8,737     5,900      69,397         --        84,034
Investing activities
 Proceeds from sale of
  property, plant and
  equipment.............        111         3       3,477         --         3,591
 Additions to property,
  plant and equipment...     (2,241)   (4,872)     (8,621)        --       (15,734)
 Product line
  dispositions and
  other.................         --        --         902         --           902
 Net investing
  activities of
  discontinued
  operations............         --        --     (93,103)        --       (93,103)
                           --------   -------    --------     ------     ---------
Cash used in investing
 activities.............     (2,130)   (4,869)    (97,345)        --      (104,344)


Financing activities
 Net principal payments
  on long-term debt.....    (30,565)       --          --         --       (30,565)
 Decreases in
  receivables financing
  facility..............        (81)   (7,110)         --         --        (7,191)
 Dividends paid on
  common stock..........     (3,114)       --          --         --        (3,114)
 Stock option exercises
  and other.............      4,863        --          --         --         4,863
 Intercompany payables
  (receivables).........     29,833     6,067     (35,900)        --            --
 Net financing
  activities of
  discontinued
  operations............         --        --      71,767         --        71,767
                           --------   -------    --------     ------     ---------
Cash provided by
 financing activities...        936    (1,043)     35,867         --        35,760
Effect of exchange rate
 changes on cash........         --        --      (1,422)        --        (1,422)
                           --------   -------    --------     ------     ---------
Net increase (decrease)
 in cash and cash
 equivalents............      7,543       (12)      6,497         --        14,028
Effect of change in cash
 of discontinued
 operations.............         --        --      (7,190)        --        (7,190)
Cash and cash
 equivalents--beginning
 of year................     (1,140)     (112)      7,412         --         6,160
                           --------   -------    --------     ------     ---------
Cash and cash
equivalents--end of
year....................   $  6,403   $  (124)   $  6,719     $   --     $  12,998
                           ========   =======    ========     ======     =========

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                 (in thousands)

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

                                          Year Ended August 31, 1998
                          ------------------------------------------------------------
                           Applied                  Non
                          Power Inc.  Guarantors Guarantors  Eliminations Consolidated
                          ----------  ---------- ----------  ------------ ------------
Operating activities
 (Loss) Earnings from
  continuing
  operations............  $ (16,509)   $ 16,475  $ (10,669)    $ 10,756    $      53
 Adjustments to
  reconcile (loss)
  earnings from
  continuing operations
  to cash provided by
  operating activities
  of continuing
  operations:
  Depreciation and
   amortization.........      2,565      14,055      7,943           --       24,563
  Gain from sale of
   assets...............         --          --     (9,899)          --       (9,899)
  Provision for deferred
   income taxes.........       (120)       (478)    (3,910)          --       (4,508)
  Restructuring and
   other one-time
   charges, net of
   income tax benefit...      4,311       6,573     30,857           --       41,741
Changes in operating
 assets and liabilities,
 net....................     (6,043)     14,883     11,282      (10,756)       9,366
                          ---------    --------  ---------     --------    ---------
Cash (used in) provided
 by operating activities
 of continuing
 operations.............    (15,796)     51,508     25,604           --       61,316
Cash provided by
 operating activities of
 discontinued
 operations.............         --          --     68,351           --       68,351
                          ---------    --------  ---------     --------    ---------
Total cash (used in)
 provided by operating
 activities.............    (15,796)     51,508     93,955           --      129,667
Investing activities
 Proceeds from sale of
  property, plant and
  equipment.............         --          37     16,871           --       16,908
 Additions to property,
  plant and equipment...     (2,588)     (8,764)   (13,862)          --      (25,214)
 Business acquisitions,
  net of cash acquired..   (135,727)         --         --           --     (135,727)
 Product line
  dispositions and
  other.................         --          --      6,061           --        6,061
 Net investing
  activities of
  discontinued
  operations............         --          --   (313,999)          --     (313,999)
                          ---------    --------  ---------     --------    ---------
Cash used in investing
 activities.............   (138,315)     (8,727)  (304,929)          --     (451,971)


Financing activities
 Net principal
  borrowings on long-
  term debt.............    102,591          --         --           --      102,591
 Additions to
  receivables financing
  facility..............      3,917      21,482         --           --       25,399
 Dividends paid on
  common stock..........     (2,564)         --         --           --       (2,564)
 Stock option exercises
  and other.............      6,855          --         --           --        6,855
 Intercompany payables
  (receivables).........     40,322     (64,064)    23,722           --           --
 Net financing
  activities of
  discontinued
  operations............         --          --    165,348           --      165,348
                          ---------    --------  ---------     --------    ---------
Cash provided by (used
 in) financing
 activities.............    151,121     (42,582)   189,090           --      297,629
Effect of exchange rate
 changes on cash........         --          --       (882)          --         (882)
                          ---------    --------  ---------     --------    ---------
Net decrease in cash and
 cash equivalents.......     (2,990)        199    (22,766)          --      (25,557)
Effect of change in cash
 of discontinued
 operations.............         --          --      7,769           --        7,769
Cash and cash
 equivalents--beginning
 of year................      6,403        (124)     6,719           --       12,998
Effect of ZERO excluded
 period.................         --          --      9,859           --        9,859
                          ---------    --------  ---------     --------    ---------
Cash and cash
 equivalents--end of
 year...................  $   3,413    $     75  $   1,581     $     --    $   5,069
                          =========    ========  =========     ========    =========

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                 (in thousands)

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

                                          Year Ended August 31, 1999
                          ------------------------------------------------------------
                           Applied                  Non
                          Power Inc.  Guarantors Guarantors  Eliminations Consolidated
                          ----------  ---------- ----------  ------------ ------------
Operating activities
 (Loss) Earnings from
  continuing
  operations............  $ (26,824)   $ 45,379  $  38,732     $(22,707)   $  34,580
 Adjustments to
  reconcile (loss)
  earnings from
  continuing operations
  to cash provided by
  operating activities
  of continuing
  operations:
  Depreciation and
   amortization.........      2,133      12,431     11,492           --       26,056
  Gain on sale of
   assets...............         --          --       (323)          --         (323)
  Provision for deferred
   income taxes.........      1,629        (101)       276                     1,804
  Restructuring and
   other one-time
   charges, net of
   income tax benefit...      4,694          --         --           --        4,694
  Changes in operating
   assets and
   liabilities, net.....    (14,403)      2,878    (47,087)     (22,707)     (35,905)
                          ---------    --------  ---------     --------    ---------
Cash (used in) provided
 by operating activities
 of continuing
 operations.............    (32,771)     60,587      3,090           --       30,906
Cash provided by
 operating activities of
 discontinued
 operations.............         --          --    119,483           --      119,483
                          ---------    --------  ---------     --------    ---------
Total cash (used in)
 provided by operating
 activities.............    (32,771)     60,587    122,573           --      150,389
Investing activities
 Proceeds from sale of
  property, plant and
  equipment.............          3          --      4,881           --        4,884
 Additions to property,
  plant and equipment...     (2,682)     (6,528)   (13,675)          --      (22,885)
 Business acquisitions,
  net of cash acquired..     (7,320)         --         --           --       (7,320)
 Net investing
  activities of
  discontinued
  operations............         --          --   (435,337)          --     (435,337)
                          ---------    --------  ---------     --------    ---------
Cash used in investing
 activities.............     (9,999)     (6,528)  (444,131)          --     (460,658)


Financing activities
 Net principal
  borrowings on long-
  term debt.............    403,349          --         --           --      403,349
 (Decreases in)
  additions to
  receivables financing
  facility..............       (835)      2,469         --           --        1,634
 Proceeds from
  sale/leaseback
  transactions..........      6,293          --         --           --        6,293
 Dividends paid on
  common stock..........     (2,339)         --         --           --       (2,339)
 Stock option exercises
  and other.............      4,552          --         --           --        4,552
 Intercompany
  (receivables)
  payables..............   (372,397)    (57,194)   429,591           --           --
 Net financing
  activities of
  discontinued
  operations............         --          --    (86,790)          --      (86,790)
                          ---------    --------  ---------     --------    ---------
Cash provided by (used
 in) financing
 activities.............     38,623     (54,725)   342,801           --      326,699
Effect of exchange rate
 changes on cash........         --          --       (521)          --         (521)
                          ---------    --------  ---------     --------    ---------
Net (decrease) increase
 in cash and cash
 equivalents............     (4,147)       (666)    20,722           --       15,909
Effect of change in cash
 of discontinued
 operations.............         --          --    (13,722)          --      (13,722)
Cash and cash
 equivalents--beginning
 of year................      3,413          75      1,581           --        5,069
                          ---------    --------  ---------     --------    ---------
Cash and cash
 equivalents--end of
 year...................  $    (734)   $   (591) $   8,581     $     --    $   7,256
                          =========    ========  =========     ========    =========

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                 (in thousands)

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

                                  Nine Months Ended May 31, 1999 (unaudited)
                          -----------------------------------------------------------
                           Applied                 Non
                          Power Inc. Guarantors Guarantors  Eliminations Consolidated
                          ---------- ---------- ----------  ------------ ------------
Operating activities
 (Loss) Earnings from
  continuing
  operations............   $(21,210)  $ 34,481  $  25,473     $(14,010)   $  24,734
 Adjustments to
  reconcile (loss)
  earnings from
  continuing operations
  to cash provided by
  operating activities
  of continuing
  operations:
  Depreciation and
   amortization.........      2,738      8,841      8,878           --       20,457
  Gain from sale of
   assets...............         --         --       (124)          --         (124)
  Changes in operating
   assets and
   liabilities, net.....    (23,200)     5,418     (4,611)      14,010       (8,383)
                           --------   --------  ---------     --------    ---------
Cash (used in) provided
 by operating activities
 of continuing
 operations.............    (41,672)    48,740     29,616           --       36,684
Cash provided by
 operating activities of
 discontinued
 operations.............         --         --     47,458           --       47,458
                           --------   --------  ---------     --------    ---------
Total cash (used in)
 provided by operating
 activities.............    (41,672)    48,740     77,074           --       84,142
Investing activities
 Proceeds from sale of
  property, plant and
  equipment.............         --         --      4,760           --        4,760
 Additions to property,
  plant and equipment...     (2,432)    (5,572)   (13,258)          --      (21,262)
 Business acquisitions,
  net of cash acquired..     (3,500)        --         --           --       (3,500)
 Net investing
  activities of
  discontinued
  operations............         --         --   (409,078)          --     (409,078)
                           --------   --------  ---------     --------    ---------
Cash used in investing
 activities.............     (5,932)    (5,572)  (417,576)          --     (429,080)


Financing activities
 Net principal
  repayments on long-
  term debt.............    (27,130)        --         --           --      (27,130)
 (Decreases) Increases
  in receivables
  financing facility....       (216)     2,166         --           --        1,950
 Dividends paid on
  common stock..........     (1,171)        --         --           --       (1,171)
 Stock option exercises
  and other.............      3,332         --         --           --        3,332
 Intercompany payables
  (receivables).........     70,820    (45,483)   (25,337)          --           --
 Net financing
  activities of
  discontinued
  operations............         --         --    377,053           --      377,053
                           --------   --------  ---------     --------    ---------
Cash provided by (used
 in) financing
 activities.............     45,635    (43,317)   351,716           --      354,034
Effect of exchange rate
 changes on cash........         --         --         47           --           47
                           --------   --------  ---------     --------    ---------
Net (decrease) increase
 in cash and cash
 equivalents............     (1,969)      (149)    11,261           --        9,143
Effect of change in cash
 of discontinued
 operations.............         --         --      1,280           --        1,280
Cash and cash
 equivalents--beginning
 of year................      3,413         75      1,581           --        5,069
                           --------   --------  ---------     --------    ---------
Cash and cash
 equivalents--end of
 year...................   $  1,444   $    (74) $  14,122     $     --    $  15,492
                           ========   ========  =========     ========    =========

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                                 (in thousands)

Information presented as of and for the nine months ended May 31, 1999 and 2000 has not been audited.

                                  Nine Months Ended May 31, 2000 (unaudited)
                          ----------------------------------------------------------
                           Applied                 Non
                          Power Inc. Guarantors Guarantors Eliminations Consolidated
                          ---------- ---------- ---------- ------------ ------------
Operating activities
 (Loss) Earnings from
  continuing
  operations............   $(14,637)  $ 35,683   $ 14,754    $(13,034)    $ 22,766
 Adjustments to
  reconcile (loss)
  earnings from
  continuing operations
  to cash provided by
  operating activities
  of continuing
  operations:
  Depreciation and
   amortization.........      1,760      9,094      7,370          --       18,224
  Extraordinary loss or
   sale of subsidiary...         --         --     13,886          --       13,886
  Changes in operating
   assets and
   liabilities, net.....     (7,835)    11,195    (34,434)     13,034      (18,040)
                           --------   --------   --------    --------     --------
Cash (used in) provided
 by operating activities
 of continuing
 operations.............    (20,712)    55,972      1,576          --       36,836
Cash provided by
 operating activities of
 discontinued
 operations.............         --         --     17,704          --       17,704
                           --------   --------   --------    --------     --------
Total cash (used in)
 provided by operating
 activities.............    (20,712)    55,972     19,280          --       54,540
Investing activities
 Proceeds from sale of
  property, plant and
  equipment.............         14        123        566          --          703
 Additions to property,
  plant and equipment...       (610)    (4,119)    (4,441)         --       (9,170)
 Product line
  dispositions and
  other.................         --         --     15,233          --       15,233
 Net investing
  activities of
  discontinued
  operations............         --         --    (42,206)         --      (42,206)
                           --------   --------   --------    --------     --------
Cash used in investing
 activities.............       (596)    (3,996)   (30,848)         --      (35,440)


Financing activities
 Net principal payments
  on long-term debt.....    (36,514)        --         --          --      (36,514)
 Increases (Decreases)
  in receivables
  financing facility....        610    (10,266)        --          --       (9,656)
 Dividends paid on
  common stock..........     (1,757)        --         --          --       (1,757)
 Stock option exercises
  and other.............      1,893         --         --          --        1,893
 Intercompany payables
  (receivables).........     55,354    (41,158)   (14,196)         --           --
 Net financing
  activities of
  discontinued
  operations............         --         --     11,657          --       11,657
                           --------   --------   --------    --------     --------
Cash provided by (used
 in) financing
 activities.............     19,586    (51,424)    (2,539)         --      (34,377)
Effect of exchange rate
 changes on cash........         --         --       (173)         --         (173)
                           --------   --------   --------    --------     --------
Net decrease in cash and
 cash equivalents.......     (1,722)       552    (14,280)         --      (15,450)
Effect of change in cash
 of discontinued
 operations.............         --         --     15,002          --       15,002
Cash and cash
 equivalents--beginning
 of year................       (734)      (591)     8,581          --        7,256
                           --------   --------   --------    --------     --------
Cash and cash
equivalents--end of
year....................   $ (2,456)  $    (39)  $  9,303    $     --     $  6,808
                           ========   ========   ========    ========     ========

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

To the Shareholders and Directors of Applied Power Inc.:

   Our audits of the consolidated financial statements referred to in our report dated September 29, 1999, except for information in Note B, for which the date is July 7, 2000 on page F-2 also included an audit of the information as of and for the years ended August 31, 1998 and 1999, respectively, set forth in the Financial Statement Schedule included herein. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein as of and for the years ended August 31, 1998 and 1999, when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
September 29, 1999, except for information reclassified for the discontinued operations as described in Note B, for which the date is July 7, 2000

                      APPLIED POWER INC. AND SUBSIDIARIES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                                   Additions      Deductions
                                              ------------------- -----------
                                                                   Accounts
                         Balance at Effect of Charged to          Written Off            Balance
                         Beginning  Excluded  Costs and    Net       Less                At End
      Description        of Period  Activity   Expenses  Acquired Recoveries  Other (1) of Period
------------------------ ---------- --------- ---------- -------- ----------- --------- ---------

 Deducted from assets
  to which they apply:


Allowance for losses--
 trade accounts
 receivable

August 31, 1997.........  $ 4,178     $ --     $ 1,577     $ --     $ 1,407     $(309)   $ 4,039
                          =======     ====     =======     ====     =======     =====    =======
August 31, 1998.........  $ 4,039     $ 15     $ 1,723     $213     $ 1,252     $(479)   $ 4,259
                          =======     ====     =======     ====     =======     =====    =======
August 31, 1999.........  $ 4,259     $ --     $ 1,155     $ --     $ 1,407     $  63    $ 4,070
                          =======     ====     =======     ====     =======     =====    =======
Allowance for losses--
 inventory

August 31, 1997.........  $11,538     $ --     $ 6,628     $185     $ 5,979     $(444)   $11,928
                          =======     ====     =======     ====     =======     =====    =======
August 31, 1998.........  $11,928     $253     $23,514     $985     $ 8,177     $(422)   $28,081
                          =======     ====     =======     ====     =======     =====    =======
August 31, 1999.........  $28,081     $ --     $ 2,237     $250     $21,357     $  95    $ 9,306
                          =======     ====     =======     ====     =======     =====    =======

--------
(1) Represents the effect of exchange rate changes on asset balances over periods indicated.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   The Registrant is incorporated under the Wisconsin Business Corporation Law ("WBCL"). Under Section 180.0851(1) of the WBCL, the Registrant is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the Registrant. In all other cases, the Registrant is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the Registrant, unless it is determined that he or she breached or failed to perform a duty owed to the Registrant and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the Registrant or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the Registrant's articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.

   Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to
180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

   Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.

   Under Section 180.0833 of the WBCL, directors of the Registrant against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which they assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.

   Article VIII of the Registrant's Bylaws contains provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL. Directors and officers of the Registrant are also covered by directors' and officers' liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.

Item 21. Exhibits and Financial Statement Schedules.

   See the Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.

Item 22. Undertakings.

   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 20 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (8) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (9) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Butler, State of Wisconsin, on August 22, 2000.

                                          Applied Power Inc.
                                          (Registrant)

                                                /s/ Robert C. Arzbaecher
                                          By:__________________________________
                                                   Robert C. Arzbaecher
                                               President and Chief Executive
                                                          Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert C. Arzbaecher and Andrew G. Lampeurer, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities as of August 22, 2000.

                  Signature                                        Title
                  ---------                                        -----
            /s/ Richard G. Sim                 Chairman of the Board; Director
_____________________________________________
               Richard G. Sim

         /s/ Robert C. Arzbaecher              President and Chief Executive Officer;
_____________________________________________  Director
            Robert C. Arzbaecher

          /s/ Andrew G. Lampereur              Chief Financial Officer (Principal Financial
_____________________________________________  Officer)
             Andrew G. Lampereur

            /s/ Dawn M. Doering                Controller
_____________________________________________
               Dawn M. Doering

            /s/ Gustav H.P Boel                Director
_____________________________________________
              Gustav H. P. Boel

           /s/ Bruce S. Chelberg               Director
_____________________________________________
              Bruce S. Chelberg

          /s/ H. Richard Crowther              Director
_____________________________________________
             H. Richard Crowther

_____________________________________________  Director
             Richard A. Kashnow

           /s/ William P. Sovey                Director
_____________________________________________
              William P. Sovey

                                     * * *

   Pursuant to the requirements of the Securities Act of 1933, as amended, each of the following Guarantor Subsidiaries, as a Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Milwaukee, State of Wisconsin on August 22, 2000.

                                          Ancor Products, Inc.
                                          DCW Holding, Inc.
                                          DEL City Wire Co., Inc.

                                                   /s/ Gustav H.P Boel
                                          By:__________________________________
                                                    Gustav H. P. Boel,
                                            President of each of the foregoing
                                                  Guarantor Subsidiaries

                  Signature                                        Title
                  ---------                                        -----
            /s/ Gustav H.P Boel                Director and President (chief executive
_____________________________________________   officer) of each of the foregoing Guarantor
              Gustav H. P. Boel                 Subsidiaries

           /s/ Andrew G. Lampereur             Director and Treasurer (chief financial and
_____________________________________________   accounting officer) of each of the foregoing
             Andrew G. Lampereur                Guarantor
                                                Subsidiaries

          /s/ Anthony W. Asmuth III            Director of each of the foregoing Guarantor
_____________________________________________   Subsidiaries
            Anthony W. Asmuth III

                                     * * *

   Pursuant to the requirements of the Securities Act of 1933, as amended, each of the following Guarantor Subsidiaries, as a Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Milwaukee, State of Wisconsin on August 22, 2000.

                                          APW Tools and Supplies, Inc.
                                          Calterm Taiwan, Inc.

                                                    /s/ Gustav H.P Boel
                                          By: _________________________________
                                                    Gustav H. P. Boel,
                                            Chief Executive Officer of each of
                                                  the foregoing Guarantor
                                                       Subsidiaries

                  Signature                                        Title
                  ---------                                        -----
             /s/ Gustav H.P Boel               Director and Chief Executive Officer of each
_____________________________________________   of the foregoing Guarantor Subsidiaries
              Gustav H. P. Boel

             /s/ Richard G. Sim                Director of each of the foregoing Guarantor
_____________________________________________   Subsidiaries
               Richard G. Sim

          /s/ Anthony W. Asmuth III            Director of each of the foregoing Guarantor
_____________________________________________   Subsidiaries
            Anthony W. Asmuth III

           /s/ Andrew G. Lampereur             Chief financial and accounting officer of
_____________________________________________   each of the foregoing Guarantor Subsidiaries
             Andrew G. Lampereur

                                     * * *

   Pursuant to the requirements of the Securities Act of 1933, as amended, each of the following Guarantor Subsidiaries, as a Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Milwaukee, State of Wisconsin on August 22, 2000.

                                          Mox-med, Inc.
                                          Versa Technologies, Inc.

                                                    /s/ Richard G. Sim
                                          By: _________________________________
                                                      Richard G. Sim,
                                            President of each of the foregoing
                                                  Guarantor Subsidiaries

                  Signature                                        Title
                  ---------                                        -----
                                               Director and President (chief executive
             /s/ Richard G. Sim                 officer)
_____________________________________________   of each of the foregoing Guarantor
               Richard G. Sim                   Subsidiaries

          /s/ Robert C. Arzbaecher             Director of each of the foregoing Guarantor
_____________________________________________   Subsidiaries
            Robert C. Arzbaecher

          /s/ Anthony W. Asmuth III            Director of each of the foregoing Guarantor
_____________________________________________   Subsidiaries
            Anthony W. Asmuth III

                                               Treasurer (chief financial and accounting
           /s/ Richard D. Carroll               officer)
_____________________________________________   of each of the foregoing Guarantor
             Richard D. Carroll                 Subsidiaries

                                     * * *

   Pursuant to the requirements of the Securities Act of 1933, as amended, the following Guarantor Subsidiary, as a Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Milwaukee, State of Wisconsin on August 22, 2000.

                                          New England Controls, Inc.

                                                  /s/ William J. Albrecht
                                          By: _________________________________
                                                   William J. Albrecht,
                                                         President

                  Signature                                        Title
                  ---------                                        -----
           /s/ William J. Albrecht             President (chief executive officer)
_____________________________________________
             William J. Albrecht

             /s/ Terence Braatz                Director
_____________________________________________
               Terence Braatz

           /s/ Andrew G. Lampereur             Director
_____________________________________________
             Andrew G. Lampereur

          /s/ Robert C. Arzbaecher             Director
_____________________________________________
            Robert C. Arzbaecher

          /s/ Anthony W. Asmuth III            Director
_____________________________________________
            Anthony W. Asmuth III

           /s/ Richard D. Carroll              Treasurer (chief financial and accounting
_____________________________________________   officer)
             Richard D. Carroll

                                     * * *

   Pursuant to the requirements of the Securities Act of 1933, as amended, the following Guarantor Subsidiary, as a Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Milwaukee, State of Wisconsin on August 22, 2000.

                                          Nielsen Hardware Corporation

                                                 /s/ Robert C. Arzbaecher
                                          By:__________________________________
                                                   Robert C. Arzbaecher,
                                                         President

                  Signature                                        Title
                  ---------                                        -----
          /s/ Robert C. Arzbaecher             Director and President (chief executive
_____________________________________________   officer)
            Robert C. Arzbaecher

           /s/ William J. Albrecht             Director
_____________________________________________
             William J. Albrecht

          /s/ Anthony W. Asmuth III            Director
_____________________________________________
            Anthony W. Asmuth III

           /s/ Andrew G. Lampereur             Chief financial and accounting officer
_____________________________________________
             Andrew G. Lampereur

                                     * * *

   Pursuant to the requirements of the Securities Act of 1933, as amended, the following Guarantor Subsidiary, as a Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Milwaukee, State of Wisconsin on August 22, 2000.

                                          APW Investments, Inc.

                                                 /s/ Robert C. Arzbaecher
                                          By:  ________________________________
                                                   Robert C. Arzbaecher,
                                                         President

                  Signature                                        Title
                  ---------                                        -----
          /s/ Robert C. Arzbaecher             Director and President (chief executive
_____________________________________________   officer)
            Robert C. Arzbaecher

           /s/Andrew G. Lampereur              Director and Treasurer (chief financial and
_____________________________________________   accounting
             Andrew G. Lampereur                officer)

          /s/ Anthony W. Asmuth III            Director
_____________________________________________
            Anthony W. Asmuth III

                                     * * *

   Pursuant to the requirements of the Securities Act of 1933, as amended, the following Guarantor Subsidiary, as a Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Las Vegas, State of Nevada on August 22, 2000.

                                          Applied Power Investments II, Inc.

                                                    /s/ Patrick C. Dorn
                                          By: _________________________________
                                                     Patrick C. Dorn,
                                                         President

                  Signature                                        Title
                  ---------                                        -----
             /s/ Patrick C. Dorn               Director, President (chief executive officer)
_____________________________________________   and Treasurer (chief financial and
               Patrick C. Dorn                  accounting officer)

             /s/ Howard Lederman               Director
_____________________________________________
               Howard Lederman

          /s/ Anthony W. Asmuth III            Director
_____________________________________________
            Anthony W. Asmuth III

                                     * * *

   Pursuant to the requirements of the Securities Act of 1933, as amended, the following Guarantor Subsidiary, as a Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Milwaukee, State of Wisconsin on August 22, 2000.

                                          Columbus Manufacturing, LLC

                                                 /s/ Robert C. Arzbaecher
                                          By: _________________________________
                                                   Robert C. Arzbaecher,
                                              President of Applied Power Inc.

                  Signature                                        Title
                  ---------                                        -----
Applied Power Inc.

          /s/ Robert C. Arzbaecher             President, Manager
_____________________________________________
            Robert C. Arzbaecher

          /s/ Robert C. Arzbaecher             President and Chief Executive Officer of
_____________________________________________   Applied
            Robert C. Arzbaecher                Power Inc.

           /s/ Andrew G. Lampereur             Chief Financial Officer of Applied Power Inc.
_____________________________________________
             Andrew G. Lampereur

             /s/ Dawn M. Doering               Controller of Applied Power Inc.
_____________________________________________
               Dawn M. Doering

                               APPLIED POWER INC
                          ("API" or the "Registrant")
                         (Commission File No. 1-11288)

                                 EXHIBIT INDEX
                                       TO
                        FORM S-4 REGISTRATION STATEMENT

   The following exhibits are filed with or incorporated by reference in this Registration Statement:

                                               Incorporated Herein
 Exhibit            Description                  By Reference To           Filed Herewith
 ------- ---------------------------------  ------------------------   ---------------------
   3.1   Restated Articles of               Exhibit 4.1 to the
         Incorporation of API               Registrant's
                                            Registration Statement
                                            on Form S-8 (File No.
                                            333-46469)

   3.2   Amended and Restated Bylaws of     Exhibit 3.2 to the
         API (effective as of January 8,    Registrant's Form 10-K
         1997)                              for fiscal year ended
                                            August 31, 1997

   4.1   Restated Articles of               See Exhibits 3.1 and 3.2
         Incorporation and Amended and      above
         Restated Bylaws

   4.2   Credit Agreement dated as of July  Exhibit 10.8 to the
         31, 2000 among Applied Power Inc.  Registrant's Form 8-K
         (doing business as Actuant         dated as of July 31,
         Corporation), The Lenders Named    2000
         Herein and Credit Suisse First
         Boston, as Lead Arranger,
         Collateral Agent and
         Administrative Agent, First Union
         National Bank Syndication Agent
         and ING (U.S.) Capital LLC
         Documentation Agent

   4.3   Registration Rights Agreement,     Exhibit 10.11 to the
         dated August 1, 2000, relating to  Registrant's Form 8-K
         $200,000,000 Applied Power Inc.    dated as of July 31,
         13%                                2000
         Senior Subordinated Notes Due
         2009

   4.4   Indenture, dated as of August 1,   Exhibit 10.12 to the
         2000, among Applied Power Inc. as  Registrant's Form 8-K
         issuer and the Subsidiary          dated as of July 31,
         Guarantors and Bank One Trust      2000
         Company, N.A..

   4.5   Purchase Agreement, dated July     Exhibit 10.13 to the
         21, 2000, between Applied Power    Registrant's Form 8-K
         Inc. and the Initial Purchasers    dated as of July 31,
         named therein.                     2000

   5.1   Opinion of Quarles & Brady LLP as                                       X
         to the legality of the securities
         being registered

  12.1   Statements re computation of                                            X
         ratios.

  21.1   Subsidiaries of the Registrant                                          X

  23.1   Consent of Deloitte & Touche LLP                                        X

  23.2   Consent of Pricewaterhouse                                              X
         Coopers LLP

  23.3   Consent of Quarles & Brady LLP                                 Contained in Exhibit
                                                                                5.1

                                              Incorporated
                                                 Herein
 Exhibit            Description             By Reference To       Filed Herewith
 ------- ---------------------------------  ---------------   ---------------------
  24.1   Powers of Attorney                                     On Signatures page

  25.1   Statement of eligibility of                                    X
         Trustee, on Form T-1

  99.1   Form of Letter of Transmittal                                  X
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